Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266938

PROSPECTUS

23,648,889 SHARES OF COMMON STOCK

This prospectus relates to the offer and resale of up to 23,648,889 shares of our common stock, $0.0001 per share (the “common stock”), by B. Riley Principal Capital II, LLC (“B. Riley” or the “selling stockholder”). The shares included in this prospectus consist of shares of common stock that we have issued or that we may, in our discretion, elect to issue and sell to B. Riley, from time to time after the date of this prospectus, pursuant to a Common Stock Purchase Agreement we entered into with B. Riley on August 11, 2022 (the “Purchase Agreement”), in which B. Riley has committed to purchase from us, at our direction, up to $75,000,000 of our common stock, subject to terms and conditions specified in the Purchase Agreement. Concurrently with our execution of the Purchase Agreement on August 11, 2022, we issued 171,008 shares of common stock to B. Riley as consideration for its irrevocable commitment to purchase shares of our common stock at our election in our sole discretion, from time to time after the date of this prospectus, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. See the section titled “Committed Equity Financing” for a description of the Purchase Agreement and the section titled “Selling Stockholder” for additional information regarding the selling stockholder.

We are not selling any shares of common stock being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by B. Riley. However, we may receive up to $75,000,000 in aggregate gross proceeds from sales of our common stock to B. Riley that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement.

B. Riley may sell or otherwise dispose of the shares of common stock included in this prospectus in a number of different ways and at varying prices. See the section titled “Plan of Distribution (Conflict of Interest)” for more information about how B. Riley may sell or otherwise dispose of the common stock being offered in this prospectus. B. Riley is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

The common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “RGTI.” On September 13, 2022, the last reported sales price of the common stock as reported on Nasdaq was $2.41 per share.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 20 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 14, 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, B. Riley may, from time to time, sell the securities described in this prospectus. We will not receive any proceeds from the sale by B. Riley of the securities described in this prospectus.

Neither we nor B. Riley have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor B. Riley take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor B. Riley will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section titled “Where You Can Find More Information.”

On March 2, 2022 (the “Closing Date”), we consummated the transactions contemplated by that certain Agreement and Plan of Merger dated as of October 6, 2021, as amended on December 23, 2021 and January 10, 2022 (as amended, the “Merger Agreement”), by and among Supernova Partners Acquisition Company II, Ltd., a Cayman Islands exempted company (“Supernova”), Supernova Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Supernova (“First Merger Sub”), Supernova Romeo Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Supernova (“Second Merger Sub”), and Rigetti Holdings, Inc., a Delaware corporation (“Legacy Rigetti”). As contemplated by the Merger Agreement, on March 1, 2022, Supernova was domesticated as a Delaware corporation and changed its name to “Rigetti Computing, Inc.” (the “Domestication”). On the Closing Date, (i) First Merger Sub merged with and into Legacy Rigetti, the separate corporate existence of First Merger Sub ceased and Legacy Rigetti survived as a wholly owned subsidiary of Rigetti Computing, Inc. (the “Surviving Corporation” and, such merger, the “First Merger”) and (ii) immediately following the First Merger, the Surviving Corporation merged with and into the Second Merger Sub, the separate corporate existence of the Surviving Corporation ceased and Second Merger Sub survived as a wholly owned subsidiary of Rigetti Computing, Inc. and changed its name to “Rigetti Intermediate LLC” (such merger transaction, the “Second Merger” and, together with the First Merger, the “Merger,” and, collectively with the Domestication, the PIPE Financing (as defined below) and the other transactions contemplated by the Merger Agreement, the “Business Combination”). The closing of the Business Combination is herein referred to as “the Closing.”

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Rigetti,” “Rigetti Computing,” “we,” “us,” “our” and similar terms refer to Rigetti Computing, Inc. (f/k/a Supernova Partners Acquisition Company II, Ltd.) and its consolidated subsidiaries. References to “Supernova” refer to our predecessor company prior to the consummation of the Business Combination (the “Closing,” and the date of the consummation of the Business Combination, the “Closing Date”). References to “Legacy Rigetti” refer to Rigetti Holdings, Inc. prior to the Closing.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. We have based these forward-looking statements on our current expectations and projections about future events. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “could,” “will,” “would” or the negative of such terms or other similar expressions.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Forward-looking statements in this prospectus may include, for example, statements about:

•	our ability to achieve milestones, technological advancements, including with respect to executing on our technology roadmap and developing practical applications;

•

the potential of quantum computing and estimated market size and market growth including with respect to our long-term business strategy for quantum computing as a service (“Quantum Computing as a Service,” or “QCaaS”);

•	the success of our partnerships and collaborations;

•	our ability to accelerate our development of multiple generations of quantum processors;

•	customer concentration and the risk that a significant portion of our revenue currently depends on contracts with the public sector;

•	the outcome of any legal proceedings that may be instituted against us or others with respect to the Business Combination or other matters;

•	our ability to execute on our business strategy, including monetization of our products;

•	our financial performance, growth rate and market opportunity;

•	our ability to maintain the listing of our common stock and public warrants on the Nasdaq and the potential liquidity and trading of such securities;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, our ability to grow and manage growth profitably, maintain relationships with customers and suppliers and retain our management and key employees;

•	costs related to the Business Combination and operating as a public company;

•	our ability to establish and maintain effective internal controls over financial reporting;

•	changes in applicable laws or regulations;

•	the possibility that we may be adversely affected by other economic, business, or competitive factors;

•	the evolution of the markets in which we compete;

•	our ability to implement our strategic initiatives, expansion plans and continue to innovate our existing services;

•	the expected use of proceeds of the Business Combination;

•	the sufficiency of our cash resources and our ability to raise additional capital;

•

unfavorable conditions in our industry, the global economy or global supply chain (including any supply chain impacts from the ongoing military conflict involving Russia and Ukraine and sanctions related thereto), including inflation and financial and credit market fluctuations;

•	changes in applicable laws or regulations;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	our estimates regarding expenses, profitability, future revenue, capital requirements and needs for additional financing;

•	our ability to expand or maintain our existing customer base; and

•	the effect of COVID-19 on the foregoing.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.

Should one or more of the risks or uncertainties described in this prospectus, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov.

You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this prospectus to:

“Ampere” are to Ampere Computing LLC.

“Ampere Warrant” are to that certain warrant issued to Ampere pursuant to the Warrant Subscription Agreement.

“BRS” are to B. Riley Securities, Inc.

“Beneficial Ownership Cap” are to the limitation set out in the Purchase Agreement whereby we shall not issue or sell, and B. Riley shall not purchase or acquire, any shares of common stock which, when aggregated with all other shares of common stock then beneficially owned by B. Riley and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by B. Riley of more than 4.99% of the outstanding shares of common stock.

“Board” are to the board of directors of Rigetti Computing, Inc. following the consummation of the Business Combination.

“Business Combination” are to the Domestication, the Merger and other transactions contemplated by the Merger Agreement, collectively, including the PIPE Financing.

“Closing” are to the closing of the Business Combination.

“Closing Date” are to March 2, 2022.

“Commencement” are to the initial satisfaction of the conditions to B. Riley’s purchase obligations set forth in the Purchase Agreement.

“Commencement Date” are to the date on which this registration statement has been declared effective by the SEC and all other conditions to B. Riley’s obligation to purchase common stock set forth in the Purchase Agreement have been initially satisfied.

“Commitment Shares” are to 171,008 duly authorized, validly issued, fully paid and non-assessable shares of common stock which, concurrently with the execution and delivery of the Purchase Agreement, we have caused our transfer agent to issue and deliver to B. Riley.

“common stock” are to the shares of common stock, par value $0.0001 per share, of Rigetti Computing, Inc..

“Domestication” are to the transfer by way of continuation and deregistration of Supernova from the Cayman Islands and the continuation and domestication of Supernova as a corporation incorporated in the State of Delaware which was effectuated on March 1, 2022.

“Exchange Act” are to the Securities Exchange Act of 1934, as amended.

“Exchange Cap” are to the maximum number of shares we shall issue pursuant to the Purchase Agreement; such limitation includes that we shall not issue or sell any shares of common stock pursuant to the Purchase Agreement, and B. Riley shall not purchase or acquire any shares of common stock pursuant to the Purchase Agreement, to the extent that after giving effect thereto, the aggregate number of shares of common stock that would be issued pursuant to the Purchase Agreement and the transactions contemplated thereby would exceed 23,648,889 (such number of shares equal to approximately 19.99% of the shares of common stock issued and outstanding immediately prior to the execution of the Purchase Agreement), which number of shares shall be reduced, on a share-for-share basis, by the number of shares of common stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the Purchase Agreement under applicable Nasdaq rules. The Exchange Cap is not applicable if the average price per share paid by B. Riley for all of the shares of common stock that we direct B. Riley to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $4.45 per share (which price is calculated based on the lower of the official closing price of our common stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and the average official closing price of our common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, as adjusted pursuant to applicable Nasdaq rules).

“Exchange Ratio” are to 0.786989052873439, as calculated pursuant to the Merger Agreement.

“Excluded Transactions” are to any of the following transactions, to the extent they occur during a VWAP Purchase Valuation Period or an Intraday VWAP Purchase Valuation Period, as applicable: (i) the opening or first purchase of our common stock at or following the open of trading on Nasdaq on the Purchase Date; (ii) the last or closing sale of common stock on Nasdaq on the Purchase Date; and (iii) all sales of our common stock on Nasdaq during the applicable VWAP Purchase Valuation Period or Intraday Purchase Valuation Period at a sale price less than the Minimum Price Threshold or the Intraday Minimum Price Threshold, as applicable.

“GAAP” are to generally accepted accounting principles in the United States, as applied on a consistent basis.

“initial public offering” or “IPO” are to Supernova’s initial public offering that was consummated on March 4, 2021.

“Intraday Purchases” are to, subject to the initial satisfaction of all of the conditions set forth in the Purchase Agreement on the Commencement Date and from time to time thereafter, our right, but not the obligation, to direct B. Riley, by our timely delivery to B. Riley of an Intraday Purchase Notice on the applicable Purchase Date therefor, to purchase a specified Intraday Purchase Share Amount, which shall not exceed the applicable Intraday Purchase Maximum Amount, at the applicable purchase price therefor.

“Intraday Purchase Maximum Amount” are to an Intraday Purchase limitation pursuant to which the Company may exercise its right to direct an Intraday Purchase in an amount not to exceed the lesser of: (i) 1,000,000 shares of common stock and (ii) 20% of the total aggregate volume of shares of our common stock traded on Nasdaq during the applicable “Intraday Purchase Valuation Period” for such Intraday Purchase, subject to certain adjustments, by the delivery to B. Riley of an Intraday Purchase Notice, so long as (i) the closing sale price of the common stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of common stock subject to all prior Purchases and all prior Intraday Purchases by B. Riley under the Purchase Agreement have been received by B. Riley prior to the time of delivery of such Intraday Purchase Notice. For purposes of calculating the Intraday Purchase Maximum Amount, Excluded Transactions during the applicable Intraday Purchase Valuation Period are excluded.

“Intraday Minimum Price Threshold” are to the applicable minimum price threshold specified by us in an Intraday Purchase Notice for an Intraday Purchase, or if we do not specify a minimum price threshold in such Intraday Purchase Notice, a price equal to 90% of the closing sale price of the common stock on the trading day immediately prior to the applicable Purchase Date for such Intraday Purchase.

“Intraday Purchase Notice” are to, with respect to an Intraday Purchase made pursuant to the Purchase Agreement, an irrevocable written purchase notice from us directing B. Riley to purchase a specified Intraday Purchase Share Amount and delivered and received (A) after the latest of (X) 10:00 a.m., New York City time, on such trading day, (Y) the ending time of the Purchases pursuant to a Purchase Notice or Intraday Purchases pursuant to an Intraday Purchase Notice, if any, occurring on the same trading day and (B) prior to the earlier of

(X) 3:30 p.m., New York City time, on such trading day for such Intraday Purchase and (Y) such time that is exactly one hour immediately prior to the official close of the primary (or “regular”) trading session on Nasdaq if Nasdaq has theretofore publicly announced that the official close of the regular trading session shall be earlier than 4:00 p.m., New York City time, on such trading day for such Intraday Purchase, on such Purchase Date, at the applicable purchase price therefor.

“Intraday Purchase Share Amount” are to the total number of shares to be purchased by B. Riley in the relevant Intraday Purchase as specified in the applicable Intraday Purchase Notice.

“Intraday Purchase Share Volume Maximum” are to, with respect to an Intraday Purchase made pursuant to the Purchase Agreement, a number of shares of common stock equal to the quotient obtained by dividing (i) the Intraday Purchase Share Amount to be purchased by B. Riley in such Intraday Purchase by (ii) 0.20 (subject to certain adjustments). For purposes of calculating the Intraday Purchase Share Volume Maximum, Excluded Transactions during the applicable Intraday Purchase Valuation Period are excluded.

“Legacy Rigetti” are to Rigetti Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries since the consummation of the Rigetti Holding Company Reorganization on October 5, 2021 and prior to the consummation of the Business Combination, and to Rigetti & Co, Inc. and its consolidated subsidiaries prior to the consummation of the Rigetti Holding Company Reorganization on October 5, 2021.

“Legacy Rigetti Board” are to the board of directors of Legacy Rigetti.

“Legacy Rigetti common stock” are to the common stock of Legacy Rigetti.

“Legacy Rigetti Preferred Stock” are to, collectively, the shares of preferred stock, par value $0.000001 per share, of Legacy Rigetti, of which shares have been designated as Series C Preferred Stock and Series C-1 Preferred Stock.

“Merger Agreement” are to that certain Merger Agreement, dated October 6, 2021, by and among Supernova, Supernova Merger Sub, Inc., Supernova Romeo Merger Sub, LLC and Rigetti Holdings, Inc., and as amended on December 23, 2021 and further amended on January 10, 2022.

“Minimum Price Threshold” are to the applicable minimum price threshold specified by us in a Purchase Notice for a Purchase, or if we do not specify a minimum price threshold in such Purchase Notice, a price equal to 90% of the closing sale price of the common stock on the trading day immediately prior to the applicable Purchase Date for such Purchase.

“Nasdaq” are to The Nasdaq Capital Market.

“PIPE Financing” are to the transactions consummated in connection with Closing pursuant to the Subscription Agreements, in which the PIPE Investors collectively subscribed for an aggregate of 14,641,244 shares of common stock for an aggregate purchase price of $147,510,000.

“private placement warrants” are to the 4,450,000 private placement warrants that were issued to Supernova Sponsor as part of the closing of Supernova’s IPO, which are substantially identical to the public warrants sold as part of the units in Supernova’s IPO, subject to certain limited exceptions.

“public warrants” are to the redeemable warrants (including those that underlie the Supernova units) that were offered and sold by Supernova in its IPO or the redeemable warrants of Rigetti issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires.

“Purchases” are to, subject to the initial satisfaction of all of the conditions set forth in the Purchase Agreement on the Commencement Date and from time to time thereafter, our right, but not the obligation, to direct B. Riley, by our timely delivery to B. Riley of a Purchase Notice on the applicable Purchase Date therefor, to purchase a specified Purchase Share Amount, which shall not exceed the applicable Purchase Maximum Amount, at the applicable purchase price therefor.

“Purchase Agreement” are to that certain Common Stock Purchase Agreement, dated as of August 11, 2022, by and between us and B. Riley.

“Purchase Date” are to (i) with respect to a Purchase, the trading day on which B. Riley timely receives, (A) after 6:00 a.m., New York City time, and (B) prior to 9:00 a.m., New York City time, on such trading day, a valid Purchase Notice for such Purchase in accordance with the Purchase Agreement, and (ii) with respect to an Intraday Purchase made pursuant the Purchase Agreement, the trading day on which B. Riley timely receives a valid Intraday Purchase Notice for such Intraday Purchase in accordance the Purchase Agreement, (A) after the latest of (X) 10:00 a.m., New York City time, on such trading day, (Y) the ending time of the Purchases pursuant to a Purchase Notice or Intraday Purchases pursuant to an Intraday Purchase Notice, if any, occurring on the same trading day and (B) prior to the earlier of (X) 3:30 p.m., New York City time, on such trading day for such Intraday Purchase and (Y) such time that is exactly one hour immediately prior to the official close of the primary (or “regular”) trading session on Nasdaq if Nasdaq has theretofore publicly announced that the official close of the regular trading session shall be earlier than 4:00 p.m., New York City time, on such trading day for such Intraday Purchase.

“Purchase Maximum Amount” are to a Purchase limitation pursuant to which we may exercise our right to direct a Purchase in an amount not to exceed the lesser of: (i) 1,000,000 shares of common stock and (ii) 20% of the total aggregate number (or volume) of shares of common stock traded on Nasdaq during the Purchase Valuation Period (as defined below). For purposes of calculating the Purchase Maximum Amount, Excluded Transactions during the applicable Purchase Valuation Period are excluded.

“Purchase Notice” are to, with respect to a Purchase (other than an Intraday Purchase) made pursuant the Purchase Agreement, an irrevocable written purchase notice from us directing B. Riley to purchase a specified Purchase Share Amount and delivered and received after 6:00 a.m., New York City time, and prior to 9:00 a.m., New York City time, on the Purchase Date for such Purchase, at the applicable purchase price therefor.

“Purchase Share Amount” are to the total number of shares to be purchased by B. Riley in the relevant Purchase as specified in the applicable Purchase Notice.

“Purchase Share Volume Maximum” are to, with respect to a Purchase made pursuant to the Purchase Agreement, a number of shares of common stock equal to the quotient obtained by dividing (i) the Purchase Share Amount to be purchased by B. Riley in such Purchase, by (ii) 0.20 (subject to certain adjustments). For purposes of calculating the Purchase Share Volume Maximum, Excluded Transactions during the applicable Purchase Valuation Period are excluded.

“Registration Rights Agreement” are to that certain Registration Rights Agreement, dated as of August 11, 2022, by and between us and B. Riley.

“Rigetti assumed warrants” are to the warrants to purchase Legacy Rigetti common stock which were assumed and converted into a warrant to purchase shares of common stock in connection with the Business Combination, with each Rigetti assumed warrant subject to the same terms and conditions as were applicable to the original Legacy Rigetti warrant and having an exercise price and number of shares of common stock purchasable based on the Exchange Ratio and other terms contained in the Merger Agreement.

“Rigetti assumed options” are to the options to purchase Legacy Rigetti common stock which were assumed and converted into an option to purchase shares of common stock in connection with the Business Combination, with each Rigetti assumed option subject to the same terms and conditions as were applicable to the original Legacy Rigetti option and having an exercise price and number of shares of common stock purchasable based on the Exchange Ratio and other terms contained in the Merger Agreement.

“Rigetti assumed RSUs” are to the restricted stock units to purchase Legacy Rigetti common stock which were assumed and converted into a restricted stock unit award to receive shares of common stock in connection with the Business Combination, with each Rigetti assumed RSU subject to the same terms and conditions as were applicable to the original Legacy Rigetti restricted stock unit award and the number of shares of common stock to which the Rigetti assumed RSU relates based on the Exchange Ratio and other terms contained in the Merger Agreement.

“Rigetti Holding Company Reorganization” are to the holding company reorganization pursuant to which (i) Rigetti & Co, Inc. established Rigetti Holdings, Inc. and Rigetti Intermediate Merger Sub Inc., each as wholly owned subsidiaries of Rigetti & Co, Inc., (ii) on October 5, 2021, pursuant to an Agreement and Plan of Merger (the “Holding Company Merger Agreement”) by and among Rigetti & Co, Inc., Rigetti Holdings, Inc. and Rigetti Intermediate Merger Sub, Inc., dated as of October 5, 2021, Rigetti Intermediate Merger Sub, Inc. merged with and into Rigetti & Co, Inc., with Rigetti & Co, Inc. surviving such merger as a wholly owned subsidiary of Rigetti Holdings, Inc., with all of the outstanding equity securities of Rigetti & Co, Inc. exchanged for identical equity securities of Rigetti Holdings, Inc. and (iii) on October 6, 2021, Rigetti & Co, Inc. was converted into a Delaware limited liability company and continues as “Rigetti & Co, LLC”.

“SEC” are to the Securities and Exchange Commission.

“Securities Act” are to the Securities Act of 1933, as amended.

“selling stockholder” or “B. Riley” are to B. Riley Principal Capital II, LLC.

“Supernova Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of Supernova, which were automatically converted, on a one-for-one basis, into shares of Rigetti common stock in connection with the Domestication.

“Supernova Class B ordinary shares” are to the Class B ordinary shares, par value $0.0001 per share, of Supernova which automatically converted in connection with the Domestication on a one-for-one basis, into shares of Rigetti common stock.

“Supernova Sponsor” are to Supernova Partners II LLC, a Cayman Islands exempted company.

“Sponsor Support Agreement” are to that certain Sponsor Agreement, dated as of October 6, 2021, by and among Supernova Sponsor, Supernova and Legacy Rigetti, as amended and modified from time to time.

“Subscription Agreements” are to the Initial Subscription Agreements and the Subsequent Subscription Agreements, entered into by Supernova and each of the PIPE Investors in connection with the PIPE Financing.

“Supernova” are to Supernova Partners Acquisition Company II, Ltd., a Cayman Islands exempted company, prior to the consummation of the Business Combination.

“Supernova Board” are to Supernova’s board of directors.

“Threshold Price” are to $1.00.

“VWAP” are to the volume weighted average price of the common stock, calculated in accordance with the Purchase Agreement.

“warrant agreement” are to the Warrant Agreement, dated March 1, 2021, between Supernova and American Stock Transfer & Trust Company, as warrant agent.

“warrants” are to the public warrants and the private placement warrants.

“Warrant Subscription Agreement” are to that certain agreement dated as of October 6, 2021, by and between Ampere and Legacy Rigetti.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless the context otherwise requires, we use the terms “Rigetti,” “Company,” “we,” “us” and “our” in this prospectus to refer to Rigetti Computing, Inc. and our wholly owned subsidiaries.

Overview

We build quantum computers and the superconducting quantum processors that power them. We believe quantum computing represents one of the most transformative emerging capabilities in the world today. By leveraging quantum mechanics, we believe our quantum computers process information in fundamentally new, more powerful ways than classical computers.

We have been deploying our quantum computers to end users over the cloud since 2017. We offer our full-stack quantum computing platform as a cloud service to a wide range of end-users, directly through our Rigetti QCS platform, and also through cloud service providers.

We have developed strong customer relationships and collaborative partnerships to accelerate the development of key technologies for high-value use cases that unlock strategic early markets. Our partners and customers include commercial enterprises such as Amazon Web Services, Astex Pharmaceuticals, Deloitte, Microsoft, Nasdaq and Standard Chartered Bank, along with U.S. government organizations such as DARPA, DOE, and NASA.

We are led by our founder and CEO, Dr. Chad Rigetti, a quantum computing entrepreneur and physicist. Since founding the company in 2013, Dr. Rigetti has led us in becoming a preeminent global leader in quantum computing. He has assembled a world class leadership team and board, and established a culture of innovation within the Company. In addition to his track record as an entrepreneur and executive leader, Dr. Rigetti is an inventor on 38 issued U.S. patents and the author of more than 20 peer-reviewed scientific publications that have received more than 4,000 total citations.

Powered by the production of our scalable multi-chip quantum processors in Fab-1 and our full-stack product development approach, our goal is to deliver quantum computing systems that demonstrate clear performance advantages over classical computing alternatives for multiple high-impact application areas.

Background

Supernova was a blank check company incorporated on December 22, 2020 in the Cayman Islands for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses.

On the Closing Date, Rigetti consummated the Business Combination pursuant to the Merger Agreement. Supernova’s shareholders approved the Business Combination and Domestication at an extraordinary general meeting of shareholders held on February 28, 2022 (the “Extraordinary General Meeting”). In connection with the Extraordinary General Meeting and the Business Combination, holders of 22,915,538 of Supernova Class A ordinary shares, or 66.4% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $229,155,380.

On March 1, 2022, the business day prior to the Closing Date, Supernova effectuated the Domestication by filing a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filing a certificate of incorporation (the “Certificate of Incorporation”) and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Supernova was domesticated and continues as a Delaware corporation. The Board also adopted the Bylaws of the Company (the “Bylaws”) on March 1, 2022, which became effective on that date.

In connection with the Domestication, Supernova changed its name from Supernova Partners Acquisition Company II, Ltd. to Rigetti Computing, Inc. As a result of and upon the effective time of the Domestication, among other things, (1) each then issued and outstanding Supernova Class A ordinary share converted automatically, on a one-for-one basis, into a share of common stock; (2) each then issued and outstanding Supernova Class B ordinary share converted automatically, on a one-for-one basis, into a share of common stock; (3) each then issued and outstanding whole warrant of Supernova to purchase one Supernova Class A ordinary shares converted automatically into a warrant to acquire one share of common stock at an exercise price of $11.50 per share pursuant to the warrant agreement, between Supernova and American Stock Transfer & Trust Company, as warrant agent; and (4) each then issued and outstanding unit of Supernova (the “Supernova Units”) was separated and converted automatically into one share of common stock and one-fourth of one warrant to purchase common stock.

On the Closing Date, Rigetti consummated the First Merger and immediately following the First Merger, consummated the Second Merger. Immediately prior to the effective time of the First Merger, each share of Legacy Rigetti Preferred Stock converted into shares of Legacy Rigetti common stock in accordance with the Amended and Restated Certificate of Incorporation of Legacy Rigetti (such conversion, the “Legacy Rigetti Preferred Conversion”).

As a result of the First Merger, among other things, (1) all outstanding shares of Legacy Rigetti common stock as of immediately prior to the Closing (including Legacy Rigetti common stock resulting from the Legacy Rigetti Preferred Stock Conversion), were exchanged at the Exchange Ratio for an aggregate of 78,959,579 shares of common stock, (2) each warrant to purchase Legacy Rigetti common stock was assumed and converted into a Rigetti assumed warrant, with each Rigetti assumed warrant subject to the same terms and conditions as were applicable to the original Legacy Rigetti warrant and having an exercise price and number of shares of common stock purchasable based on the Exchange Ratio and other terms contained in the Merger Agreement, (3) each option to purchase Legacy Rigetti common stock was assumed and converted into an option to purchase shares of common stock with each Rigetti assumed option subject to the same terms and conditions as were applicable to the original Legacy Rigetti option and with an exercise price and number of shares of common stock purchasable based on the Exchange Ratio and other terms contained in the Merger Agreement and (4) each Legacy Rigetti restricted stock unit award was assumed and converted into a restricted stock unit award to receive shares of common stock, with each Rigetti assumed RSU subject to the same terms and conditions as were applicable to the original Legacy Rigetti restricted stock unit award and the number of shares of common stock to which the Rigetti assumed RSU relates based on the Exchange Ratio and other terms contained in the Merger Agreement.

Concurrently with the execution of the Merger Agreement, Supernova entered into Subscription Agreements (the “Initial Subscription Agreements”) with certain investors (together, the “Initial PIPE Investors”), pursuant to which the Initial PIPE Investors agreed to subscribe for and purchase, and Supernova agreed to issue and sell to the Initial PIPE Investors, an aggregate of 10,251,000 shares of common stock at a price of $10.00 per share, for aggregate gross proceeds of $102,510,000 (the “Initial PIPE Financing”). On December 23, 2021, Supernova entered into Subscription Agreements (the “Subsequent Subscription Agreements”) with two “accredited investors” (as such term is defined in Rule 501 of Regulation D) (the “Subsequent PIPE Investors,” and together with the Initial PIPE Investors, the “PIPE Investors”) pursuant to which the Subsequent PIPE Investors agreed to subscribe for and purchase, and Supernova agreed to issue and sell to the Subsequent PIPE Investors, an aggregate of 4,390,244 shares of common stock at a price of $10.25 per share, for aggregate gross proceeds of $45,000,000 (the “Subsequent PIPE Financing,” and together with the Initial PIPE Financing, the “PIPE Financing”). Pursuant to the Subscription Agreements, Rigetti agreed to provide the PIPE Investors with certain registration rights with respect to the shares purchased as part of the PIPE Financing. The PIPE Financing was consummated immediately prior to the Merger.

Committed Equity Financing

On August 11, 2022, we entered into the Purchase Agreement and Registration Rights Agreement with B. Riley. Pursuant to the Purchase Agreement, subject to the satisfaction of the conditions set forth therein, we will have the right to sell to B. Riley up to $75.0 million of newly issued shares of our common stock after the date of this prospectus and from time to time during the term of the Purchase Agreement. Sales of common stock by us to B. Riley pursuant to the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any securities to B. Riley under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement of which this prospectus forms a part with the SEC to register under the Securities Act the resale by B. Riley of up to 23,648,889 shares of common stock, consisting of 171,008 shares of common stock that we issued to B. Riley as consideration for its commitment to purchase shares of common stock at our election under the Purchase Agreement, and up to 23,477,881 shares of common stock that we may elect, in our sole discretion, to issue and sell to B. Riley under the Purchase Agreement, from time to time after the date of this prospectus.

Upon the initial satisfaction of the conditions to B. Riley’s purchase obligation set forth in the Purchase Agreement, including that a registration statement of which this prospectus forms a part is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period beginning on the Commencement Date to direct B. Riley to purchase a specified amount of shares not to exceed the Purchase Maximum Amount for such Purchase (and subject to certain additional limitations set forth in the Purchase Agreement) by timely delivering a Purchase Notice to B. Riley prior to the commencement of trading of the common stock on Nasdaq on any trading day, so long as (i) the closing sale price of the common stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of common stock subject to all prior Purchases and all prior Intraday Purchases by B. Riley under the Purchase Agreement have been received by B. Riley prior to the time we deliver such Purchase Notice to B. Riley.

The per share purchase price that B. Riley is required to pay for shares of common stock in a Purchase effected by us pursuant to the Purchase Agreement, if any, will be determined by reference to the VWAP during the full primary (or “regular”) trading session on Nasdaq on the applicable Purchase Date, calculated in accordance with the Purchase Agreement, or, if the total aggregate volume of shares of common stock traded on Nasdaq reaches an amount equal to the Purchase Share Volume Maximum prior to the official close of the regular trading session on Nasdaq on such Purchase Date, then the VWAP will be calculated only for the period beginning at the official open (or “commencement”) of the regular trading session on the applicable Purchase Date for such Purchase and ending at such time that the total aggregate volume of shares of common stock traded on Nasdaq reaches the Purchase Share Volume Maximum for such Purchase (as applicable) (such period for each Purchase, the “Purchase Valuation Period”), less a fixed 3% discount to the VWAP for such Purchase Valuation Period. For purposes of calculating the VWAP, the Purchase Maximum Amount and the Purchase Share Volume Maximum under the Purchase Agreement, Excluded Transactions during the Purchase Valuation Period are excluded.

From and after Commencement, we will control the timing and amount of any sales of common stock to B. Riley. Actual sales of shares common stock to B. Riley under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of the common stock and determinations by us as to the appropriate sources of funding for our business and operations.

In addition to the regular Purchases described above, if either (i) we do not effect a regular Purchase on a trading day that we otherwise could have selected as a Purchase Date for a regular Purchase pursuant to the Purchase Agreement (or we fail to timely deliver to B. Riley a Purchase Notice for a regular Purchase on such trading day) or (ii) we have timely delivered a Purchase Notice for a regular Purchase on a Purchase Date, and the Purchase Valuation Period for such Purchase has ended prior to 3:00 p.m., New York City time, on such Purchase Date, then, in either case, we shall also have the right, but not the obligation, subject to the continued satisfaction of conditions set forth in the Purchase Agreement, to direct B. Riley to purchase, on such trading day (which may be the same Purchase Date as a regular Purchase) an additional specified amount of common stock, not to exceed the applicable Intraday Purchase Maximum Amount for such Intraday Purchase (and subject to certain additional limitations set forth in the Purchase Agreement), by the delivery to B. Riley of an irrevocable written purchase notice, after 10:00 a.m., New York City time (and after the Purchase Valuation Period for any prior regular Purchase (if any) and the Intraday Purchase Valuation Period(s) (as defined below) for the most recent prior Intraday Purchase effected on the same Purchase Date (if any) have ended), and prior to 3:30 p.m., New York City time, on such Purchase Date, so long as (i) the closing sale price of the common stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of common stock subject to all prior Purchases and all prior Intraday Purchases by B. Riley under the Purchase Agreement have been received by B. Riley prior to the time we deliver such Intraday Purchase Notice to B. Riley.

The per share purchase price for the shares of common stock that we elect to sell to B. Riley in an Intraday Purchase pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a regular Purchase, provided that the VWAP for such Intraday Purchase will be measured during the portion of the normal trading hours on Nasdaq on the applicable Purchase Date that will begin at the latest of (i) the time of confirmation of B. Riley’s receipt of the applicable Intraday Purchase Notice, (ii) the time that the Purchase Valuation Period for any prior regular Purchase effected on the same Purchase Date (if any) has ended and (iii) the time that the Intraday Purchase Valuation Period (as defined below) for the most recent prior Intraday Purchase effected on the same Purchase Date (if any) has ended, and ending at the earlier of (x) 3:59 p.m., New York City time, on such Purchase Date and (y) such time that the total aggregate volume of shares of common stock traded on Nasdaq reaches an amount equal to the Intraday Purchase Share Volume Maximum (such period for each Intraday Purchase, the “Intraday Purchase Valuation Period”), less a fixed 3% discount to the VWAP for such Intraday Purchase Valuation Period. For purposes of calculating the VWAP, the Intraday Purchase Maximum Amount and the Intraday Purchase Share Volume Maximum under the Purchase Agreement for an Intraday Purchase, Excluded Transactions during the Intraday Purchase Valuation Period are excluded.

There is no upper limit on the price per share that B. Riley could be obligated to pay for the common stock we may elect to sell to it in any Purchase or any Intraday Purchase under the Purchase Agreement. The purchase price per share of common stock that we may elect to sell to B. Riley in a Purchase and an Intraday Purchase under the Purchase Agreement will be equitably adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction occurring during the applicable Purchase Valuation Period for such Purchase or during the applicable Intraday Purchase Valuation Period for such Intraday Purchase.

Under the applicable Nasdaq rules, in no event may we issue to B. Riley under the Purchase Agreement more than 23,648,889 shares of common stock, which number of shares is equal to approximately 19.99% of the shares of the common stock outstanding immediately prior to the execution of the Purchase Agreement, unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by B. Riley for all of the shares of common stock that we direct B. Riley to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds

$4.45 per share (which price is calculated based on the lower of the official closing price of our common stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and the average official closing price of our common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, as adjusted pursuant to applicable Nasdaq rules). Moreover, we may not issue or sell any shares of common stock to B. Riley under the Purchase Agreement which, when aggregated with all other shares of common stock then beneficially owned by B. Riley and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in B. Riley beneficially owning shares of common stock in excess of the Beneficial Ownership Cap.

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell shares of our common stock to B. Riley. We expect that any proceeds received by us from such sales to B. Riley will be used for working capital and general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition (with certain limited exceptions) on entering into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our common stock after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell common stock or any securities exercisable, exchangeable or convertible into common stock at a future determined price.

B. Riley has agreed that none of B. Riley, its officers, its sole member or any entity managed or controlled by B. Riley or its sole member will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any short sales of the common stock or hedging transaction that establishes a net short position in the common stock during the term of the Purchase Agreement.

The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month following the 24-month anniversary of the Commencement Date, (ii) the date on which B. Riley shall have purchased us under the Purchase Agreement shares of common stock for an aggregate gross purchase price of $75.0 million, (iii) the date on which the common stock shall have failed to be listed or quoted on Nasdaq or another U.S. national securities exchange identified as an “eligible market” in the Purchase Agreement for one trading day, (iv) the 30th trading day after the date on which we commence a voluntary bankruptcy proceeding or any third party commences a bankruptcy proceeding against us that is not discharged or dismissed prior to such trading day, and (v) the date on which a bankruptcy custodian is appointed for all or substantially all of our property or we make a general assignment for the benefit of creditors. We have the right to terminate the Purchase Agreement at any time after Commencement upon ten trading days’ prior written notice to B. Riley. B. Riley has the right to terminate the Purchase Agreement upon ten trading days’ prior written notice to us upon the occurrence of certain events set forth in the Purchase Agreement. We and B. Riley may also agree to terminate the Purchase Agreement by mutual written consent. No termination of the Purchase Agreement will be effective until the fifth trading day immediately following the settlement date related to any pending Purchase that has not been fully settled in accordance with the Purchase Agreement. Neither we nor B. Riley may assign or transfer our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement.

As consideration for B. Riley’s commitment to purchase shares of common stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued the Commitment Shares to B. Riley. In addition, we agreed to reimburse $100,000 of reasonable legal fees and disbursements of B. Riley’s legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, plus an additional $5,000 of such legal fees and disbursements each quarter during the term of the Purchase Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for the purposes of such agreements, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties. Copies of the agreements have been filed as exhibits to the registration statement of which this prospectus forms a part and are available electronically on the SEC’s website at www.sec.gov.

We do not know what the purchase price for our common stock will be and therefore cannot be certain as to the number of shares we might issue to B. Riley under the Purchase Agreement after the Commencement Date. As of August 12, 2022, there were 118,415,459 shares of our common stock outstanding, of which 37,257,328 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to $75.0 million of shares of our common stock to B. Riley, only 23,648,889 shares of our common stock are being registered for resale by B. Riley under this prospectus, which represents (i) the 171,008 Commitment Shares that we issued to B. Riley on August 11, 2022 under the Purchase Agreement and (ii) up to 23,477,881 shares of common stock that may be issued to B. Riley from and after the Commencement Date, if and when we elect to sell shares to B. Riley under the Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares to B. Riley under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $75.0 million available to us under the Purchase Agreement. If all of the 23,648,889 shares offered by B. Riley for resale under this prospectus were issued and outstanding on August 12, 2022, such shares would represent approximately 16.7% of the total number of outstanding shares of common stock and approximately 31.5% of the total number of outstanding shares of common stock held by non-affiliates of our company. If we elect to issue and sell more than the 23,648,889 shares offered under this prospectus to B. Riley, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by B. Riley is dependent upon the number of shares we may elect to sell to B. Riley under the Purchase Agreement from and after the Commencement Date.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to B. Riley.

Summary Risk Factors

The following is a summary of select risks and uncertainties that could materially adversely affect us and our business, financial condition and results of operations. Before you invest in our common stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:

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It is not possible to predict the actual number of shares we will sell under the Purchase Agreement, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Purchase Agreement.

•

The sale and issuance of our common stock to B. Riley will cause dilution to our existing stockholders, and the sale of the shares of common stock acquired by B. Riley, or the perception that such sales may occur, could cause the price of our common stock to fall.

•	Investors who buy shares at different times will likely pay different prices.

•

Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to B. Riley, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

•	We are in our early stages and have a limited operating history, which makes it difficult to forecast our future results of operations.

•	We have a history of operating losses and expect to incur significant expenses and continuing losses for the foreseeable future.

•	Even if the market in which we compete achieves anticipated growth levels, our business could fail to grow at similar rates, if at all.

•

We will require a significant amount of cash for expenditures as we invest in ongoing research and development and business operations and may need additional capital sooner than planned to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available. If we are unable to raise additional funding when needed, we may be required to delay, limit or substantially reduce our quantum computing development efforts.

•	Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.

•

We have not produced quantum computers with high qubit counts or at volume and face significant barriers in our attempts to produce quantum computers, including the need to invent and develop new technology. If we cannot successfully overcome those barriers, our business will be negatively impacted and could fail.

•

Any future generations of hardware developed to demonstrate narrow quantum advantage and broad quantum advantage and the anticipated release of an 84 qubit system, 336 qubit system, 1,000+ qubit system and 4,000+ qubit system, each of which is an important anticipated milestone for our technical roadmap and commercialization, may not occur on our anticipated timeline or at all.

•

The quantum computing industry is competitive on a global scale and we may not be successful in competing in this industry or establishing and maintaining confidence in our long-term business prospects among current and future partners and customers.

•

Our business is currently dependent upon our relationship with our cloud providers. There are no assurances that we will be able to commercialize quantum computers from our relationships with cloud providers.

•	We depend on a limited number of customers for a significant percentage of our revenue and the loss or temporary loss of a major customer for any reason could harm our financial condition.

•

A significant portion of our revenue depends on contracts with the public sector, and our failure to receive and maintain government contracts or changes in the contracting or fiscal policies of the public sector could have a material adverse effect on our business.

•

We rely on access to high performance third party classical computing through public clouds, high performance computing centers and on-premises computing infrastructure to deliver performant quantum solutions to customers. We may not be able to maintain high quality relationships and connectivity with these resources which could make it harder for us to reach customers or deliver solutions in a cost-effective manner.

•

We depend on certain suppliers to source products. Failure to maintain our relationship with any of these suppliers, or a failure to replace any supplier, could have a material adverse effect on our business, financial position, results of operations and cash flows.

•

Our system depends on the use of certain development tools, supplies, equipment and production methods. If we are unable to procure the necessary tools, supplies and equipment to build our quantum systems, or are unable to do so on a timely and cost-effective basis, and in sufficient quantities, we may incur significant costs or delays which could negatively affect our operations and business.

•

Even if we are successful in developing quantum computing systems and executing our strategy, competitors in the industry may achieve technological breakthroughs which render our quantum computing systems obsolete or inferior to other products.

•	We may be unable to reduce the cost of developing our quantum computers, which may prevent us from pricing our quantum systems competitively.

•

The quantum computing industry is in its early stages and volatile, and if it does not develop, if it develops slower than we expect, if it develops in a manner that does not require use of our quantum computing solutions, if we encounter negative publicity or if our solution does not drive commercial engagement, the growth of our business will be harmed.

•	If our computers fail to achieve quantum advantage, our business, financial condition and future prospects may be harmed.

•

We could suffer disruptions, outages, defects and other performance and quality problems with our quantum computing systems, our production technology partners or with the public cloud, data centers and internet infrastructure on which we rely.

•

We have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future. If we fail to remediate the material weakness or if we identify additional material weaknesses, or if we otherwise fail to establish and maintain effective control over financial reporting, it may adversely affect our ability to accurately and timely report our financial results, and may adversely affect investor confidence and business operations.

•

System security and data protection breaches, as well as cyber-attacks, including state-sponsored attacks, could disrupt our operations, which may damage our reputation and adversely affect our business.

Corporate Information

Our principal executive offices are located at 775 Heinz Avenue, Berkeley, CA 94710 and our telephone number is (510) 210-5550. Our corporate website address is www.rigetti.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

“Rigetti” and our other registered and common law trade names, trademarks and service marks are property of Rigetti Computing, Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

Supernova previously elected to avail itself of the extended transition period and we will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of the consummation of the IPO), (b) the last date of our fiscal year in which we have a total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

THE OFFERING

Issuer	Rigetti Computing, Inc.

Shares of common stock offered by the selling stockholder	Up to 23,648,889 shares of common stock, consisting of:

•

171,008 Commitment Shares that we issued to B. Riley upon execution of the Purchase Agreement in consideration of its commitment to purchase shares of common stock at our election under the Purchase Agreement; and

•	Up to 23,477,881 shares of common stock that we may elect, in our sole discretion, to issue and sell to B. Riley under the Purchase Agreement from time to time after the Commencement Date.

Shares of common stock outstanding	118,415,459 shares of common stock (as of August 12, 2022).

Shares of common stock outstanding after giving effect to the issuance of the shares registered hereunder	141,893,340 shares of common stock.

Use of proceeds	We will not receive any proceeds from the resale of shares of common stock included in this prospectus for resale by B. Riley. However, we may receive up to $75.0 million in aggregate gross proceeds under the Purchase Agreement from sales of common stock that we may elect to make to B. Riley pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, from and after the Commencement Date.

We expect to use the net proceeds that we receive from sales of our common stock to B. Riley, if any, under the Purchase Agreement for working capital and general corporate purposes. See the section titled “Use of Proceeds.”

Conflict of interest	B. Riley is an affiliate of BRS, a registered broker-dealer and FINRA member, which will act as an executing broker that will effectuate resales of our common stock that have been and may be acquired by B. Riley from us pursuant to the Purchase Agreement to the public in this offering. Because B. Riley will receive all the net proceeds from such resales of our common stock made to the public through BRS, BRS is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently this offering will be conducted in compliance with Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering, as a “bona fide public market,” as defined in Rule 5121, exists for the securities offered. BRS is not permitted to sell shares of our common stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. See “Plan of Distribution (Conflict of Interest).”

Nasdaq trading symbol	Our common stock is currently traded on Nasdaq under the symbol “RGTI.”

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 20.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our common stock. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to the Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Purchase Agreement.

On August 11, 2022, we entered into the Purchase Agreement with B. Riley, pursuant to which B. Riley has committed to purchase up to $75.0 million of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to B. Riley at our discretion from time to time over an approximately 24-month period commencing on the Commencement Date.

We generally have the right to control the timing and amount of any sales of our shares of common stock to B. Riley under the Purchase Agreement. Sales of our common stock, if any, to B. Riley under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to B. Riley all, some or none of the shares of our common stock that may be available for us to sell to B. Riley pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by B. Riley for the shares of common stock that we may elect to sell to B. Riley under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock during the applicable Purchase Valuation Period for each Purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to B. Riley under the Purchase Agreement, the purchase price per share that B. Riley will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by B. Riley under the Purchase Agreement, if any.

Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $75.0 million of our common stock to B. Riley, only 23,648,889 shares of our common stock (171,008 of which represent the Commitment Shares we issued to B. Riley upon signing the Purchase Agreement as payment of a commitment fee for B. Riley’s obligation to purchase shares of our common stock under the Purchase Agreement) are being registered for resale under the registration statement of which this prospectus forms a part. If it becomes necessary to sell to B. Riley under the Purchase Agreement more than the 23,648,889 shares of common stock being registered for resale under the registration statement of which this prospectus forms a part in order to receive aggregate gross proceeds equal to $75.0 million under the Purchase Agreement, we must first (i) obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by B. Riley of any such additional shares of our common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to B. Riley under the Purchase Agreement. The number of shares of our common stock ultimately offered for sale by B. Riley is dependent upon the number of shares of common stock, if any, we ultimately elect to sell to B. Riley under the Purchase Agreement.

In addition, we are not required or permitted to issue any shares of common stock under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of Nasdaq and B. Riley will not be required to purchase any shares of our common stock if such sale would result in B. Riley’s beneficial ownership exceeding 4.99% of the then issued and outstanding common stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

The sale and issuance of our common stock to B. Riley will cause dilution to our existing stockholders, and the sale of the shares of common stock acquired by B. Riley, or the perception that such sales may occur, could cause the price of our common stock to fall.

The purchase price for the shares that we may sell to B. Riley under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall. Further, any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock in addition to the 23,648,889 shares of common stock being registered for resale by B. Riley under the registration statement of which this prospectus forms a part could cause additional substantial dilution to our stockholders.

If and when we do sell shares to B. Riley, after B. Riley has acquired the shares, B. Riley may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, sales to B. Riley by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to B. Riley, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to B. Riley. If and when we do elect to sell shares of our common stock to B. Riley pursuant to the Purchase Agreement, after B. Riley has acquired such shares, B. Riley may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from B. Riley at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from B. Riley as a result of future sales made by us to B. Riley at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to B. Riley under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with B. Riley may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Our management team will have broad discretion over the use of the net proceeds from our sale of shares of common stock to B. Riley, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to B. Riley, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Risks Related to Our Financial Condition and Status as an Early-Stage Company

We are in our early stages and have a limited operating history, which makes it difficult to forecast our future results of operations.

Legacy Rigetti was founded in 2013 and has operated quantum computers over the cloud since 2017. As a result of our limited operating history, our ability to accurately forecast the future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. Our ability to generate revenues will largely be dependent on our ability to develop and produce quantum computers with increasing numbers of quantum bits (“qubits”). As of June 30, 2022, the highest number of qubits we have deployed is a quantum computer with 80 qubits. As a result, our scalable business model has not been formed and our technical roadmap may not be realized as quickly as hoped, or even at all. We have in the past failed to meet publicly announced milestones and may fail to meet projected technological milestones in the future. For example, in 2018, we announced that we planned to build and deploy a 128-qubit system over the subsequent twelve months, but have not to date built a 128-qubit system. In addition, we recently announced an update in our anticipated timing with respect to certain anticipated milestones in our technical roadmap, with a plan to introduce a 1,000+ qubit system in late 2025 and 4,000+ qubit system in or after 2027. The development of our scalable business model will likely require the incurrence of a substantially higher level of costs than incurred to date, while our revenues will not substantially increase until more powerful, scalable computers are produced, which requires a number of technological advancements which may not occur on the currently anticipated timetable or at all. As a result, our historical results should not be considered indicative of our future performance. Further, in future periods, our growth could slow or decline for a number of reasons, including but not limited to slowing demand for our Quantum Cloud Services (“Quantum Cloud Services” or “QCS”), increased competition, changes to technology, inability to scale up our technology, a decrease in the growth of the market, or our failure, for any reason, to continue to take advantage of growth opportunities.

We have also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks and uncertainties and our future growth are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer. Our success as a business ultimately relies upon fundamental research and development breakthroughs in the coming years. There is no certainty these research and development milestones will be achieved as quickly as hoped, or even at all.

We have a history of operating losses and expect to incur significant expenses and continuing losses for the foreseeable future.

We incurred net losses of $20.4 million and $17.9 million for the six months ended June 30, 2022 and 2021, respectively, and $38.2 million for the eleven months ended December 31, 2021 and $26.1 million for the year ended January 31, 2021. As of June 30, 2022, we had an accumulated deficit of $227.6 million. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin generating significant revenue from our narrow or broad quantum advantage quantum computers, which may never occur. Even with significant production, our services may never become profitable.

We expect the rate at which we will incur losses to be significantly higher in future periods as we, among other things, continue to incur significant expenses in connection with the design, development and manufacturing of our quantum computers; and as we expand our research and development activities; invest in manufacturing capabilities; build up inventories of components for our quantum computers; increase our sales and marketing activities; develop our infrastructure; and increase our general and administrative functions to support our growing operations and our being a public company. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses. If we are unable to achieve and/or sustain profitability, or if we are unable to achieve the growth that we expect from these investments, it could have a material effect on our business, financial condition or results of operations. Our business model is unproven and may never allow us to cover our costs.

We may not be able to scale our business quickly enough to meet customer and market demand, which could result in lower profitability or cause us to fail to execute on our business strategies.

In order to grow our business, we will need to continually evolve and scale our business and operations to meet customer and market demand. Quantum computing technology has never been sold at large-scale commercial levels. Evolving and scaling our business and operations places increased demands on our management as well as our financial and operational resources to:

•	attract new customers and grow our customer base;

•	maintain and increase the rates at which existing customers use our platform, sell additional products and services to our existing customers, and reduce customer churn;

•	invest in our platform and product offerings;

•	effectively manage organizational change;

•	accelerate and/or refocus research and development activities;

•	expand manufacturing and supply chain capacity;

•	increase sales and marketing efforts;

•	broaden customer-support and services capabilities;

•	maintain or increase operational efficiencies;

•	implement appropriate operational and financial systems; and

•	maintain effective financial disclosure controls and procedures.

Commercial traction of quantum computing technology may never occur. As noted above, there are significant technological challenges associated with developing, producing, marketing and selling services in the advanced technology industry, including our services, and we may not be able to resolve all of the difficulties that may arise in a timely or cost-effective manner, or at all. We may not be able to cost effectively manage production at a scale or quality consistent with customer demand in a timely or economical manner.

Our ability to scale is dependent also upon components we must source from multiple industries including: from the electronics industry with low-noise microwave components, CPUs, GPUs, FPGAs; cryogenic industry with dilution refrigerators and associated helium gas products; and from the semiconductor industry with silicon wafers and other specialty materials, tooling and measurement equipment. Shortages or supply interruptions in any of these components will adversely impact our ability to deliver revenues.

If large-scale development of our quantum computers commences, our computers may contain defects in design and manufacture that may cause them to not perform as expected or that may require repair and design changes. Our quantum computers are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. We have a limited frame of reference from which to evaluate the long-term performance of our computers. There can be no assurance that we will be able to detect and fix any defects in our quantum computers in a timely manner that does not disrupt our services to our customers. If our technology fails to perform as expected, customers may seek out a competitor or turn away from quantum computing entirely, each of which could adversely affect our sales and brand and could adversely affect our business, prospects and results of operations. If defects in our technology lead to erroneous outputs, third parties relying on those outputs may draw from them erroneous conclusions, creating a risk that we will be liable to those third parties.

If we cannot evolve and scale our business and operations effectively, we may not be able to execute our business strategies in a cost-effective manner and our business, financial condition, profitability and results of operations could be adversely affected.

Even if the market in which we compete achieves its anticipated growth levels, our business could fail to grow at similar rates, if at all.

Our success will depend upon our ability to expand, scale our operations, and increase our sales and support capability. Even if the market in which we compete meets the size estimates and growth forecasted, our business could fail to grow at similar rates, if at all.

Our growth is dependent upon our ability to successfully expand our solutions and services, retain customers, bring in new customers and retain critical talent. Unforeseen issues associated with scaling up and constructing quantum computing technology at commercially viable levels could negatively impact our business, financial condition and results of operations.

Our growth is dependent upon our ability to successfully market and sell our quantum computing services and solutions. We do not have experience with the large-scale production and sale of quantum computing technology. Our growth and long-term success will depend upon the development of our sales and retention capabilities.

Moreover, because of our unique technology, our customers will require particular support and service functions, some of which are not currently available, and may never be available. If we experience delays in adding such support capacity or servicing our customers efficiently, or experiences unforeseen issues with the reliability of our technology, we could overburden our servicing and support capabilities. Similarly, increasing the number of our products and services would require us to rapidly increase the availability of these services. Failure to adequately support and service our customers may inhibit our growth and ability to expand.

There is no assurance that we will be able to ramp our business to meet our sales, manufacturing, installation, servicing and quantum computing targets globally, that expected growth levels will prove accurate or that the pace of growth or coverage of our customer infrastructure network will meet customer expectations. Failure to grow at rates similar to that of the quantum computing industry may adversely affect our operating results and ability to effectively compete within the industry.

We may not manage growth effectively.

Our failure to manage growth effectively could harm our business, results of operations and financial condition. We anticipate that a period of significant expansion will be required to address potential growth. This expansion will place a significant strain on our management, operational and financial resources. Expansion will require significant cash investments and management resources and there is no guarantee that they will generate additional sales of our products or services, or that we will be able to avoid cost overruns or be able to hire additional personnel to support us. In addition, we will also need to ensure our compliance with regulatory requirements in various jurisdictions applicable to the sale, installation and servicing of our products. To manage the growth of our operations and personnel, we must establish appropriate and scalable operational and financial systems, procedures and controls and establish and maintain a qualified finance, administrative and operations staff. We may be unable to acquire the necessary capabilities and personnel required to manage growth or to identify, manage and exploit potential strategic relationships and market opportunities.

We will require a significant amount of cash for expenditures as we invest in ongoing research and development and business operations and may need additional capital sooner than planned to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available. If we are unable to raise additional funding when needed, we may be required to delay, limit or substantially reduce our quantum computing development efforts.

Our business and future plans for expansion are capital-intensive, and the specific timing of cash inflows and outflows may fluctuate substantially from period to period. We will require a significant amount of cash for expenditures as we invest in ongoing research and development and business operations. Our operating plan may change because of factors currently unknown, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations or other restrictions that may adversely affect our business. Any funds we raise may not be sufficient to enable us to continue to implement our long-term business strategy. Further, our ability to raise additional capital may be adversely impacted by worsening global economic conditions and the recent disruptions to and volatility in the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic and military conflict with Russia and Ukraine and the related sanctions imposed against Russia. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans.

There can be no assurance that financing will be available to we on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for us to operate our business or implement our growth plans and we may be required to delay, limit or substantially reduce our quantum computing development efforts. Our ability to raise additional capital through the sale of securities could be significantly impacted by the resale of our securities by holders of our securities which could result in a significant decline in the trading price of our securities and potentially hinder our ability to raise capital at terms that are acceptable to us or at all.

We have a credit facility secured by substantially all of our assets under which we have borrowed and may in the future borrow additional amounts; any indebtedness thereunder could adversely affect our financial position and our ability to raise additional capital and prevent us from fulfilling our obligations.

On March 10, 2021, we entered into a Loan and Security Agreement (as amended from time to time, the “Loan Agreement”) with Trinity Capital Inc. (“Trinity”). The credit facility has an available borrowing capacity of $32.0 million. As of June 30, 2022, we had total outstanding indebtedness of approximately $32 million consisting of outstanding borrowings under the Loan Agreement. This and future indebtedness incurred under the Loan Agreement may:

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, or other general business purposes;

•

require us to use a portion of our cash flow from operations to make debt service payments instead of other purposes, thereby reducing the amount of cash flow available for future working capital, capital expenditures, acquisitions, or other general business purposes;

•

expose us to the risk of increased interest rates as following the consummation of our initial public offering borrowings under the Loan Agreement are subject to interest at the greater of (i) a floating per annum rate equal to 7.5% above the prime rate, or (ii) a fixed per annum rate equal to 11.0%, also paid on a monthly basis;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	increase our vulnerability to the impact of adverse economic, competitive and industry conditions; and

•	increase our cost of borrowing.

The credit facility is secured by substantially all of our assets. In addition, the Loan Agreement contains, and the agreements governing our future indebtedness may contain, restrictive covenants that may limit our ability to engage in activities that may be in our long-term best interest. These restrictive covenants include, among others, financial reporting requirements and limitations on indebtedness, liens, mergers, consolidations, liquidations and dissolutions, sales of assets, dividends and other restricted payments, investments (including acquisitions) and transactions with affiliates. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of substantially all of our debt.

Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.

We have incurred losses during our history, do not expect to become profitable in the near future and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2021, we had U.S. federal net operating loss carryforwards of approximately $190.9 million.

Under current law, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the current law.

In addition, our net operating loss carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), our federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership of the Company. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize our net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Business Combination or other transactions. Similar rules may apply under state tax laws. We have not yet determined the amount of the cumulative change in our ownership resulting from the Business Combination or other transactions, or any resulting limitations on our ability to utilize our net operating loss carryforwards and other tax attributes.

If we earn taxable income, such limitations could result in increased future income tax liability and our future cash flows could be adversely affected. We have recorded a valuation allowance related to our net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Risks Related to Our Business and Industry

We have not produced quantum computers with high qubit counts or at volume and we face significant barriers in our attempts to produce quantum computers, including the need to invent and develop new technology. If we cannot successfully overcome those barriers, our business will be negatively impacted and could fail.

Producing quantum computers is a difficult undertaking. There are significant engineering challenges that we must overcome to build our quantum computers. We are still in the development stage and face significant challenges in completing development of our quantum computers and in producing quantum computers in sufficient volumes. Some of the development challenges that could prevent the introduction of our quantum computers include, but are not limited to, failure to find scalable ways to manipulate qubits, failure to reduce error rates, failure to transition quantum systems to leverage low-cost components, and failure to realize multi-chip quantum computer technology.

Even if we complete development and achieve volume production of our quantum computers, if the cost, accuracy, performance characteristics or other specifications of the quantum computer fall short of our expectations, our business, financial condition and results of operations would be adversely affected.

Any future generations of hardware developed to demonstrate narrow quantum advantage and broad quantum advantage, and the anticipated release of an 84 qubit system, 336 qubit system, 1,000+ qubit system and 4,000+ qubit system, each of which is an important anticipated milestone for our technical roadmap and commercialization, may not occur on our anticipated timeline or at all.

Our successful execution of our technical roadmap is based on the development of multiple generations of quantum computing systems, including hardware that demonstrates narrow quantum advantage and broad quantum advantage, and the release of an 84 qubit system, 336 qubit system, 1,000+ qubit system and 4,000+ qubit system. The future success of our technical roadmap will depend upon our ability to continue to increase the number of qubits and decrease error rates in each subsequent generation of our quantum computer. If we are unable to achieve the increase in the number of qubits or decrease in error rates on the timeframe that we anticipate, the availability of future generations of quantum computer systems may be materially delayed, or may never occur. In the past we have failed to meet publicly announced milestones and may fail to meet projected milestones in the future. For example, earlier this year we announced an update in our anticipated timing with respect to certain anticipated milestones in our technical roadmap, with a plan to introduce a 1,000+ qubit system in late 2025 and 4,000+ qubit system in or after 2027. If our technical roadmap is delayed or never achieved, this would have a material impact on our business, financial condition or results of operations.

The quantum computing industry is competitive on a global scale and we may not be successful in competing in this industry or establishing and maintaining confidence in our long-term business prospects among current and future partners and customers.

The markets in which we operate are rapidly evolving and highly competitive. As the marketplace continues to mature and new technologies and competitors enter, we expect competition to intensify. Our current competitors include:

•	large, well-established tech companies that generally compete across our products, including Quantinuum, Google, Microsoft, Amazon, Intel and IBM;

•

large research organizations funded by sovereign nations such as China, Russia, Canada, Australia and the United Kingdom, and those in the European Union as of the date of this prospectus and we believe additional countries in the future;

•	less-established public and private companies with competing technology, including companies located outside the United States; and

•	new or emerging entrants seeking to develop competing technologies.

We compete based on various factors, including technology, performance, multi-cloud availability, brand recognition and reputation, customer support and differentiated capabilities, including ease of administration and use, scalability and reliability, data governance and security. Many of our competitors have substantially greater brand recognition, customer relationships, and financial, technical and other resources, including an experienced sales force and sophisticated supply chain management. They may be able to respond more effectively than us to new or changing opportunities, technologies, standards, customer requirements and buying practices. In addition, many countries are focused on developing quantum computing solutions either in the private or public sector and may subsidize quantum computers which may make it difficult for us to compete. Many of these competitors do not face the same challenges we do in growing our business. In addition, other competitors might be able to compete with us by bundling their other products in a way that does not allow us to offer a competitive solution.

Additionally, we must be able to achieve our objectives in a timely manner lest quantum computing lose ground to competitors, including competing technologies. Because there are a large number of market participants, including certain sovereign nations, focused on developing quantum computing technology, we must dedicate significant resources to achieving any technical objectives on the timelines established by our management team. Any failure to achieve objectives in a timely manner could adversely affect our business, operating results and financial condition.

For all of these reasons, competition may negatively impact our ability to maintain and grow consumption of our platform or put downward pressure on our prices and gross margins, any of which could materially harm our reputation, business, results of operations, and financial condition.

We depend on a limited number of customers for a significant percentage of our revenue and the loss or temporary loss of a major customer for any reason could harm our financial condition.

We have historically generated most of our revenue from a limited number of customers. Our three largest customers, which differed by period, collectively accounted for 66% of our revenue for the fiscal year ended December 31, 2021, 78% of our revenue for the fiscal year ended January 31, 2021, 77% of our revenue for the six months ended June 30, 2022 and 91% of our revenue for the six months ended June 30, 2021. As a consequence of the concentrated nature of our customer base, our quarterly revenue and results of operations may fluctuate from quarter to quarter and are difficult to estimate, and any delay, reduction or cancellation of orders or services rendered or any acceleration or delay in anticipated purchases or grants and awards by our larger customers could materially affect our revenue and results of operations in any quarterly period. For further information regarding our customer concentration, refer to Note 2 to the notes to our unaudited condensed consolidated financial statements for the six months ended June 30, 2022, included elsewhere in this prospectus and Note 2 to the notes to our audited consolidated financial statements for the fiscal year ended December 31, 2021, included elsewhere in this prospectus.

We may be unable to sustain or increase our revenue from our larger customers, grow revenues with new or other existing customers at the rate we anticipate or at all, or offset the discontinuation of concentrated purchases by our larger customers with purchases by new or existing customers. These larger customers could also reduce or discontinue their purchases of our products and services in the event they transition to internally developed products and services or determine to divide their purchases of our products and services between us and a second source. We expect that such concentrated purchases will continue to contribute materially to our revenue for the foreseeable future and that our results of operations may fluctuate materially as a result of such larger customers’ buying patterns or funding cycles. The loss or temporary loss of such customers, or a significant delay or reduction in their purchases, could materially harm our business, financial condition, results of operations and prospects.

A significant portion of our revenue currently depends on contracts with the public sector, and our failure to receive and maintain government contracts or changes in the contracting or fiscal policies of the public sector could have a material adverse effect on our business.

We derive a significant portion of our revenue from contracts with U.S. federal and foreign governments and government agencies, and we believe that the success and growth of our business will continue to depend on our successful procurement of government contracts. We have historically derived, and expect to continue to derive, a significant portion of our revenue from contracts with agencies of the U.S. federal and foreign governments, either directly by us or through other government contractors. In the eleven months ended December 31, 2021 and the year ended January 31, 2021, sales to government entities comprised 51.0% and 59.6% of our total revenue, respectively. In the six months ended June 30, 2022 and 2021, sales to government entities comprised 72.0% and 74.9% of our total revenue, respectively.

Contracts with government agencies are subject to a number of challenges and risks. The bidding process for government contracts can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate revenue. We also must comply with laws and regulations relating to the formation, administration, and performance of contracts, which provide public sector customers rights, many of which are not typically found in commercial contracts. In addition, our perceived relationship with the U.S. government could adversely affect our business prospects in certain non-U.S. geographies or with certain non-U.S. governments.

Accordingly, our business, financial condition, results of operations, and growth prospects may be adversely affected by certain events or activities, including, but not limited to:

•

Changes in government fiscal or procurement policies, or decreases in government funding available for procurement of goods and services generally, or for our federal government contracts specifically;

•	Changes in government programs or applicable requirements;

•	Restrictions in the grant of personnel security clearances to our employees;

•	Ability to maintain facility clearances required to perform on classified contracts for U.S. federal government and foreign government agencies;

•

Changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding;

•	Changes in the government’s attitude towards the capabilities that we offer;

•	Changes in the government’s attitude towards us as a company or our platforms;

•

Appeals, disputes, or litigation relating to government procurement, including but not limited to bid protests by unsuccessful bidders on potential or actual awards of contracts to us or our partners by the government;

•	The adoption of new laws or regulations or changes to existing laws or regulations;

•

Budgetary constraints, including automatic reductions as a result of “sequestration” or similar measures and constraints imposed by any lapses in appropriations for the federal government or certain of its departments and agencies;

•	Influence by, or competition from, third parties with respect to pending, new, or existing contracts with government customers;

•	Changes in political or social attitudes with respect to security or data privacy issues;

•

Potential delays or changes in the government appropriations or procurement processes, including as a result of events such as war, incidents of terrorism, natural disasters, and public health concerns or epidemics, such as the coronavirus pandemic; and

•	Increased or unexpected costs or unanticipated delays caused by other factors outside of our control.

For example, we anticipate lower-than-expected new government contract opportunities and what we believe to be slower than anticipated timing of government funding and appropriations with respect to relevant projects in 2022. In addition, we are negotiating contracts with a government entity that is also an existing customer and the contracting process has taken longer than anticipated. Accordingly, there is a risk that some or all of the $4.0 million revenue we anticipate from these contracts would be deferred to later fiscal periods after the 2022 fiscal year if the contract negotiations are not completed, the contracts are not executed and we are unable to invoice for the full amount in 2022. Moreover, if negotiations result in contract terms that are less favorable than we anticipated, the total expected value of these contracts could decrease. Additionally, a portion of such anticipated revenue relates to work that has already been performed and costs that have already been incurred. We cannot assure the execution of these contracts in a timely manner or at all. If the contracts are not ultimately executed, it would likely be very difficult to realize the expected revenue from this government entity and we may be unable to recoup all or a portion of costs already incurred. Any such of the foregoing events or activities, among others, could cause governments and governmental agencies to delay or refrain entering into contracts with us and/or purchasing our computers in the future, reduce the size or timing of payment with respect to our services to or purchases from existing or new government customers, or otherwise have an adverse effect on our business, results of operations, financial condition, and growth prospects.

Our business is currently dependent upon our relationship with our cloud providers. There are no assurances that we will be able to commercialize quantum computers from our relationships with cloud providers.

We currently offer access to quantum computing as a service (“Quantum Computing as a Service” or “QCaaS”), both directly to our end users with our own Quantum Cloud Services and indirectly to end users through public cloud providers such as Amazon Braket and Microsoft Azure Quantum who integrate our QCS into their own quantum computing platforms. These public cloud partners operate a service in direct competition with our providing direct access to QCS. Currently, a majority of our QCaaS business is run through the AWS service, and we intend to partner with additional partners to provide access to our QCaaS. Cloud computing partnerships could be terminated, or not scale as anticipated, or even at all.

There is risk that one or more of the public cloud providers, such as AWS and Azure, could use their respective control of their public clouds to control market pricing of the services, restrict access, embed innovations or privileged interoperating capabilities in competing products, bundle competing products and leverage their public cloud customer relationships to exclude us from opportunities. Further, they have the resources to acquire or partner with existing and emerging providers of competing technology and thereby accelerate adoption of those competing technologies. All of the foregoing could make it difficult or impossible for us to provide products and services that compete favorably with those of the public cloud providers.

Further, if our contractual and other business relationships with our partners are terminated, either by the counterparty or by us, suspended or suffer a material change to which we are unable to adapt, such as the elimination of services or features on which we depend, we would be unable to provide our QCaaS business at the same scale and would experience significant delays and incur additional expense in transitioning customers to a different public cloud provider.

Currently, our customer agreement with AWS remains in effect until (i) terminated for convenience, which we may do for any reason by providing AWS notice and closing our account and which AWS may do for any reason by providing us at least 30 days’ notice or (ii) terminated for cause, which either party may do if the other party has an uncured material breach and which AWS may do immediately upon notice. Although alternative data center providers could host our business on a substantially similar basis to AWS, transitioning the cloud infrastructure currently hosted by AWS to alternative providers could potentially be disruptive, and we could incur significant one-time costs. If we are unable to renew our agreement with AWS on commercially acceptable terms, our agreement with AWS is prematurely terminated, or it adds additional infrastructure providers, we may experience costs or downtime in connection with the transfer to, or the addition of, new data center providers. If AWS or other infrastructure providers increase the costs of their services, our business, financial condition, or results of operations could be materially and adversely affected.

Any material change in our contractual and other business relationships with our partners, could result in reduced use of our systems, increased expenses, including service credit obligations, and harm to our brand and reputation, any of which could have a material adverse effect on our business, financial condition and results of operations.

We rely on access to high performance third party classical computing through public clouds, high performance computing centers and on-premises computing infrastructure to deliver performant quantum solutions to customers. We may not be able to maintain high quality relationships and connectivity with these resources which could make it harder for us to reach customers or deliver solutions in a cost-effective manner.

Our QCS incorporates high performance classical computing through public clouds to provide services to end users and our partners. These services are predominantly on AWS.

Any material change in our contractual and other business relationships with AWS or other cloud provider, could result in reduced use of our systems, increased expenses, including service credit obligations, and harm our brand and reputation, any of which could have a material adverse effect on our business, financial condition and results of operations.

Further, if our contractual and other business relationships with our partners are terminated, either by the counterparty or by us, suspended or suffer a material change to which we are unable to adapt, such as the elimination of services or features on which we depend, we would be unable to provide our QCaaS business at the same scale and would experience significant delays and incur additional expense in transitioning customers to a different public cloud provider.

We depend on certain suppliers to source products. Failure to maintain our relationship with any of these suppliers, or a failure to replace any of these suppliers, could have a material adverse effect on our business, financial position, results of operations and cash flows.

We buy our products and supplies from suppliers that manufacture and source products from the United States and abroad. We enter into agreements with many of our suppliers that provide us with exclusive or restrictive distribution rights, limiting our competitors’ ability to source materials from such suppliers. Our ability to identify and develop relationships with qualified suppliers and enter into exclusive or restrictive distribution rights agreements with suppliers who can satisfy our standards for quality and our need to access products and supplies in a timely and efficient manner is a significant challenge. Any failure to maintain our relationship with any of our top ten largest suppliers, or a failure to replace any such supplier that is lost, could have a material adverse effect on our business, financial position, results of operations and cash flows.

We may be required to replace a supplier if their products do not meet our quality or safety standards. In addition, our suppliers could discontinue selling products at any time for reasons that may or may not be in our control or the suppliers’ control, including shortages of raw materials, environmental and social supply chain issues, pandemic, labor disputes or weather conditions. Disruptions in transportation lines or the ongoing military conflict involving Russia and Ukraine may also cause global supply chain issues that affect us or our suppliers. We generally have multiple sources of supply, however, in some cases, materials are provided by a single supplier. For example, our small and mid-size cryogenic refrigerators have been provided by a single supplier and we have begun to source from a second supplier. In addition, we expect that larger cryogenic refrigerators required in connection with the potential development of systems greater than 100 qubits will be provided by a single supplier, at least for an initial period of time. We cannot assure that any of our suppliers or potential suppliers will have the capacity to supply larger cryogenic refrigerators on the terms, timing or scale that we expect. The loss of, or substantial decrease in the availability of, products from our suppliers, or the loss of a key supplier, temporarily or permanently, could result in a material shortage of products, which could lead to price escalations that we may be unable to offset by our prices to our customers. When supply chain issues are later resolved and prices return to normal levels, we may be required to reduce the prices at which we sell our products to our customers in order to remain competitive. In addition, even where these risks do not materialize, we may incur costs as we prepare contingency plans to address such risks. Our operating results and inventory levels could suffer if we are unable to promptly replace a supplier who is unwilling or unable to satisfy our requirements with a supplier providing similar products. In addition, our suppliers’ ability to deliver products may also be affected by raw material and commodity cost volatility or financing constraints caused by credit market conditions, which could materially and negatively impact our net sales and operating costs, at least until alternate sources of supply are arranged. Any delay or unavailability of key products required for our development activities could delay or prevent us from further developing our systems and applications on our expected timelines or at all.

Additionally, our business, financial position, results of operations and cash flows could be materially and adversely affected by our inability to continue sourcing products from our suppliers. Although we seek to have alternate sources and recover increases in input costs through price increases in our products, shortages, supply chain interruptions or regulatory changes or other governmental actions could result in the need to change suppliers or incur cost increases that cannot, in the short term, or in some cases even in the long-term, be offset by our prices.

We may face unknown supply chain issues that could delay the development or introduction of our products and negatively impact our business and operating results.

We are reliant on third-party suppliers for components necessary to develop and manufacture our quantum computing solutions. Any of the following factors (and others) could have an adverse impact on the availability of these components:

•	our inability to enter into agreements with suppliers on commercially reasonable terms, or at all;

•	difficulties of suppliers ramping up their supply of materials to meet our requirements;

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a significant increase in the price of one or more components, including due to industry consolidation occurring within one or more component supplier markets or as a result of decreased production capacity at manufacturers;

•	any reductions or interruption in supply, including disruptions on our global supply chain as a result of the COVID-19

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pandemic, which we have experienced, and may in the future experience or as a result of the ongoing military conflict between Russia and Ukraine and the related sanctions imposed against Russia (including as a result of disruptions of global shipping, the transport of products, energy supply, cybersecurity incidents and banking systems as well as of our ability to control input costs) or otherwise;

•	financial problems of either manufacturers or component suppliers;

•	significantly increased freight charges, or raw material costs and other expenses associated with our business;

•	other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components to us on a timely basis;

•	a failure to develop our supply chain management capabilities and recruit and retain qualified professionals;

•	a failure to adequately authorize procurement of inventory by our contract manufacturers; or

•	a failure to appropriately cancel, reschedule or adjust our requirements based on our business needs.

If any of the aforementioned factors were to materialize, it could cause us to halt production of our quantum computing solutions and/or entail higher manufacturing costs, any of which could materially adversely affect our business, operating results, and financial condition and could materially damage customer relationships.

Our systems depend on the use of certain development tools, supplies, equipment and production methods. If we are unable to procure the necessary tools, supplies and equipment to build our quantum systems, or are unable to do so on a timely and cost-effective basis, and in sufficient quantities, we may incur significant costs or delays which could negatively affect our operations and business.

There are limited suppliers to sources of materials which may be necessary for the production of our technology. We are currently reliant on a single or small number of suppliers for certain resources. While we are currently looking to engage additional suppliers, there is no guarantee we will be able to establish or maintain relationships with such additional suppliers on terms satisfactory to us. Reliance on any single supplier increases the risks associated with being unable to obtain the necessary components because the supplier may have manufacturing constraints, can be subject to unanticipated shutdowns and/or may be affected by natural disasters and other catastrophic events. Some of these factors may be completely out of our and our suppliers’ control. Failure to acquire sufficient quantities of the necessary components in a timely or cost-effective manner could materially harm our business.

Even if we are successful in developing quantum computing systems and executing our strategy, competitors in the industry may achieve technological breakthroughs which render our quantum computing systems obsolete or inferior to other products.

Our continued growth and success depend on our ability to innovate and develop quantum computing technology in a timely manner and effectively market these products. Without timely innovation and development, our quantum computing solutions could be rendered obsolete or less competitive by changing customer preferences or because of the introduction of a competitor’s newer technologies. We believe that many competing technologies will require a technological breakthrough in one or more problems related to science, fundamental physics or manufacturing. While it is uncertain whether such technological breakthroughs will occur in the next several years that does not preclude the possibility that such technological breakthroughs could eventually occur. Any technological breakthroughs which render our technology obsolete or inferior to other products, could have a material effect on our business, financial condition or results of operations.

We may be unable to reduce the cost of developing our quantum computers, which may prevent us from pricing our quantum systems competitively.

The success of our business is dependent upon the cost per qubit decreasing over the next several years as our quantum computers advance, which is based on achieving anticipated economies of scale related to demand for our computer systems, technological innovation and negotiations with third-party parts suppliers. If we do not achieve economies of scale or if the anticipated cost savings do not materialize, we may be unable to achieve a lower cost per qubit, which would make our quantum computing solution less competitive than those produced by our competitors and could have a material adverse effect on our business, financial condition or results of operations. Due to macroeconomic headwinds, we have experienced and may continue to experience increased costs, including with respect to labor and products.

The quantum computing industry is in its early stages and volatile, and if it does not develop, if it develops slower than we expect, if it develops in a manner that does not require use of our quantum computing solutions, if it encounters negative publicity or if our solution does not drive commercial engagement, the growth of our business will be harmed.

The nascent market for quantum computers is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing customer demands and behaviors. If demand for quantum computers in general does not develop as expected, or develops more slowly than expected, our business, prospects, financial condition and operating results could be harmed.

In addition, our growth and future demand for our products is highly dependent upon the adoption by developers and customers of quantum computers, as well as on our ability to demonstrate the value of quantum computing to our customers. Delays in future generations of our quantum computers or technical failures at other quantum computing companies could limit acceptance of our solution. Negative publicity concerning our solution or the quantum computing industry as a whole could limit acceptance of our solution. We believe quantum computing will solve many large-scale problems. However, such problems may never be solvable by quantum computing technology. If our clients and partners do not perceive the benefits of our solution, or if our solution does not drive member engagement, then demand for our products may not develop at all, or it may develop slower than we expect. If any of these events occur, it could have a material adverse effect on our business, financial condition or results of operations. If progress towards quantum advantage ever slows relative to expectations, it could adversely impact revenues and customer confidence to continue to pay for testing, access and “quantum readiness.” This would harm or even eliminate revenues in the period before quantum advantage.

If our computers fail to achieve quantum advantage, our business, financial condition and future prospects may be harmed.

Quantum advantage refers to the moment when a quantum computer can compute faster than traditional computers, while quantum supremacy is achieved once quantum computers are powerful enough to complete calculations that traditional supercomputers cannot perform at all. Broad quantum advantage is when quantum advantage is seen in many applications and developers prefer quantum computers to a traditional computer. No current quantum computers, including our quantum hardware, have reached a broad quantum advantage, and may never reach such advantage. Achieving a broad quantum advantage will be critical to the success of any quantum computing company, including ours. However, achieving quantum advantage would not necessarily lead to commercial viability of the technology that accomplished such advantage, nor would it mean that such system could outperform classical computers in tasks other than the one used to determine a quantum advantage. Quantum computing technology, including broad quantum advantage, may take decades to be realized, if ever. If we cannot develop quantum computers that have quantum advantage, customers may not continue to purchase our products and services. If other companies’ quantum computers reach a broad quantum advantage prior to the time we reach such capabilities, it could lead to a loss of customers. If any of these events occur, it could have a material adverse effect on our business, financial condition or results of operations.

We could suffer disruptions, outages, defects and other performance and quality problems with our quantum computing systems, our production technology partners or with the public cloud, data centers and internet infrastructure on which we rely.

Our business depends on our quantum computing systems being available. We have experienced, and may in the future further experience, disruptions, outages, defects and other performance and quality problems with our systems. We have also experienced, and may in the future further experience, disruptions, outages, defects and other performance and quality problems with the public cloud and internet infrastructure on which our systems rely. These problems can be caused by a variety of factors, including failed introductions of new functionality, vulnerabilities and defects in proprietary and open-source software, hardware components, human error or misconduct, capacity constraints, design limitations or denial of service attacks or other security-related incidents. We do not have a contractual right with our public cloud providers that compensates us for any losses due to availability interruptions in the public cloud.

Any disruptions, outages, defects and other performance and quality problems with our quantum computing system or with the public cloud and internet infrastructure on which we rely, could result in reduced use of our systems, increased expenses, including service credit obligations, and harm to our brand and reputation, any of which could have a material adverse effect on our business, financial condition and results of operations.

If we cannot successfully execute on our strategy, including in response to changing customer needs and new technologies and other market requirements, or achieve our objectives in a timely manner, our business, financial condition and results of operations could be harmed.

The quantum computing market is characterized by rapid technological change, changing user requirements, uncertain product lifecycles and evolving industry standards. We believe that the pace of innovation will continue to accelerate as technology changes and different approaches to quantum computing mature on a broad range of factors, including system architecture, error correction, performance and scale, ease of programming, user experience, markets addressed, types of data processed, and data governance and regulatory compliance. Our future success depends on our ability to continue to innovate and increase customer adoption of our quantum solutions. If we are unable to enhance our quantum computing system to keep pace with these rapidly evolving customer requirements, or if new technologies emerge that are able to deliver competitive products at lower prices, more efficiently, with better functionality, more conveniently, or more securely than our platform, our business, financial condition and results of operations could be adversely affected.

We are highly dependent on our ability to attract and retain senior executive leadership and other key employees, such as quantum physicists, software engineers and other key technical employees, which is critical to our success. If we fail to retain talented, highly qualified senior management, engineers and other key employees or attract them when needed, such failure could negatively impact our business.

Our future success is highly dependent on our ability to attract and retain our executive officers, key employees and other qualified personnel. As we build our brand and become more well known, there is increased risk that competitors or other companies may seek to hire our personnel. The loss of the services provided by these individuals will adversely impact the achievement of our business strategy. These individuals could leave our employment at any time, as they are “at will” employees. A loss of a member of senior management, or an engineer or other key employee particularly to a competitor, could also place us at a competitive disadvantage. Effective succession planning is also important to our long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder our strategic planning and execution.

Our future success also depends on our continuing ability to attract, develop, motivate, and retain highly qualified and skilled employees. The market for highly skilled workers and leaders in the quantum computing industry is extremely competitive. In particular, hiring qualified personnel specializing in supply chain management, engineering and sales, as well as other technical staff and research and development personnel is critical to our business and the development of our quantum computing systems. Some of these professionals are hard to find and we may encounter significant competition in our efforts to hire them. Many of the other companies with which we compete for qualified personnel have greater financial and other resources than we do. The effective operation of our supply chain, including the acquisition of critical components and materials, the development of our quantum computing technologies, the commercialization of our quantum computing technologies and the effective operation of our managerial and operating systems all depend upon our ability to attract, train and retain qualified personnel in the aforementioned specialties. Additionally, changes in immigration and work permit laws and regulations or the administration or interpretation of such laws or regulations could impair our ability to attract and retain highly qualified employees. If we cannot attract, train and retain qualified personnel in this competitive environment, we may experience delays in the development of our quantum computing technologies and be otherwise unable to develop and grow our business as projected, or even at all.

Our future growth and success depends on our ability to sell effectively to government entities and large enterprises.

Our potential customers tend to be government agencies and large enterprises. Therefore, our future success will depend on our ability to effectively sell our products to such customers. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to non-governmental agencies or smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by such customers in negotiating contractual arrangements with us and (ii) longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that elects not to purchase our solutions. Sales to government agencies are typically under fixed fee development contracts, which involve additional risks. See “—If our cost and time estimates for fixed fee arrangements do not accurately anticipate the cost of servicing those arrangements, we could experience losses on these arrangements or our profitability could be reduced.” In addition, government contracts generally include the ability of government agencies to terminate early which, if exercised, would result in a lower contract value and lower than anticipated revenues generated by such arrangement. See “—Contracts with U.S. government entities subject us to risks including early termination, audits, investigations, sanctions and penalties.”

Government agencies and large organizations often undertake a significant evaluation process that results in a lengthy sales cycle. Our contracts with government agencies are typically structured in phases, with each phase subject to satisfaction of certain conditions. As a result, the actual scope of work performed pursuant to any such contracts, in addition to related contract revenue, could be less than total contract value. In addition, product purchases by such organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. Finally, these organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers and could lead to lower revenue results than originally anticipated.

We may not be able to accurately estimate the future supply and demand for our quantum computers, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, it could incur additional costs or experience delays.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we may have limited insight into trends that may emerge and affect our business. We anticipate being required to provide forecasts of our demand to our current and future suppliers prior to the scheduled delivery of products to potential customers. Currently, there is no historical basis for making judgments on the demand for our quantum computers or our ability to develop, manufacture, and deliver quantum computers, or our profitability, if any, in the future. If we overestimate our requirements, our suppliers may have excess inventory, which indirectly would increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues. In addition, lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner, the delivery of quantum computers and related compute time to our potential customers could be delayed, which would harm our business, financial condition and operating results.

Because our success depends, in part, on our ability to expand sales internationally, our business will be susceptible to risks associated with international operations.

We currently maintain offices and have sales personnel in the United States, the United Kingdom, Australia and Canada, and we intend to expand our international operations by developing a sales presence in other international markets. In the six months ended June 30, 2022 and the eleven months ended December 31, 2021 and year ended January 31, 2021, our non-U.S. revenue was approximately 16.2%, 29% and 8% of our total revenue, respectively. We expect to continue to expand our international operations, which may include opening offices in new jurisdictions and providing our solutions in additional languages. Any additional international expansion efforts that we are undertaking and may undertake may not be successful. In addition, conducting international operations subjects us to new risks, some of which we have not generally faced in the United States or other countries where we currently operate. These risks include, among other things:

•	unexpected costs and errors in the localization of our platform and solutions, including translation into foreign languages and adaptation for local culture, practices and regulatory requirements;

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lack of familiarity and burdens of complying with foreign laws, legal standards, privacy and cybersecurity standards, regulatory requirements, tariffs and other barriers, and the risk of penalties to our customers and individual members of management or employees if our practices are deemed to not be in compliance;

•	practical difficulties of enforcing intellectual property rights in countries with varying laws and standards and reduced or varied protection for intellectual property rights in some countries;

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an evolving legal framework and additional legal or regulatory requirements for data privacy and cybersecurity, which may necessitate the establishment of systems to maintain data in local markets, requiring us to invest in additional data centers and network infrastructure, and the implementation of additional employee data privacy documentation (including locally-compliant data privacy notice and policies), all of which may involve substantial expense and may cause us to need to divert resources from other aspects of our business, all of which may adversely affect our business;

•	unexpected changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties or other trade restrictions;

•	difficulties in managing systems integrators and technology partners;

•	differing technology standards;

•	different pricing environments, longer sales cycles, longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	increased financial accounting and reporting burdens and complexities;

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difficulties in managing and staffing international operations including the proper classification of independent contractors and other contingent workers, differing employer/employee relationships and local employment laws;

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increased costs involved with recruiting and retaining an expanded employee population outside the United States through cash and equity-based incentive programs and unexpected legal costs and regulatory restrictions in issuing our shares to employees outside the United States;

•	global political and regulatory changes that may lead to restrictions on immigration and travel for our employees;

•	fluctuations in exchange rates that may decrease the value of our foreign-based revenue;

•	potentially adverse tax consequences, including the complexities of foreign value added tax (or other tax) systems, restrictions on the repatriation of earnings, and transfer pricing requirements; and

•	permanent establishment risks and complexities in connection with international payroll, tax and social security requirements for international employees.

Additionally, operating in international markets also requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required in establishing operations in other countries will produce desired levels of revenue or profitability.

Compliance with laws and regulations applicable to our global operations also substantially increases our cost of doing business in foreign jurisdictions. We have limited experience in marketing, selling and supporting our platform outside of the United States. Our limited experience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake will not be successful. If we invest substantial time and resources to expand our international operations and are unable to do so successfully and in a timely manner, our business, financial condition, revenues, results of operations or cash flows will suffer. We may be unable to keep current with changes in government requirements as they change from time to time. Failure to comply with these regulations could harm our business. In many countries, it is common for others to engage in business practices that are prohibited by our internal policies and procedures or other regulations applicable to us. Although we have implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of our employees, contractors, partners and agents will comply with these laws and policies. Violations of laws or key control policies by our employees, contractors, partners or agents could result in delays in revenue recognition, financial reporting misstatements, enforcement actions, reputational harm, disgorgement of profits, fines, civil and criminal penalties, damages, injunctions, other collateral consequences or the prohibition of the importation or exportation of our solutions and could harm our business, financial condition, revenues, results of operations or cash flows.

Our international sales and operations subject us to additional risks and costs, including the ability to engage with customers in new geographies, exposure to foreign currency exchange rate fluctuations, that can adversely affect our business, financial condition, revenues, results of operations or cash flows.

We derive a significant portion of revenue from our customers in the United States. We are continuing to expand our international operations as part of our growth strategy. However, there are a variety of risks and costs associated with our international sales and operations, which include making investments prior to the proven adoption of our solutions, the cost of conducting our business internationally and hiring and training international employees and the costs associated with complying with local law. Furthermore, we cannot predict the rate at which our platform and solutions will be accepted in international markets by potential customers. We currently have sales, customer support and engineering personnel outside the United States in the United Kingdom, Australia and Canada, and have started the process of establishing a sales presence in Germany; however, our sales, support and engineering organization outside the United States is substantially smaller than our U.S. sales organization. We believe our ability to attract new customers to subscribe to our platform or to attract existing customers to renew or expand their use of our platform is directly correlated to the level of engagement we obtain with the customer. To the extent we are unable to effectively engage with non-U.S. customers due to our limited sales force capacity, we may be unable to effectively grow in international markets.

As our international operations expand, our exposure to the effects of fluctuations in currency exchange rates grows. While we has primarily transacted with customers in U.S. dollars, historically, we expect to continue to expand the number of transactions with our customers that are denominated in foreign currencies in the future. Additionally, fluctuations in the value of the U.S. dollar and foreign currencies may make our subscriptions more expensive for international customers, which could harm our business. Additionally, we incur expenses for employee compensation and other operating expenses at our non-U.S. locations in the local currency for such locations. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in an increase to the U.S. dollar equivalent of such expenses. These fluctuations could cause our results of operations to differ from our expectations or the expectations of our investors. Additionally, such foreign currency exchange rate fluctuations could make it more difficult to detect underlying trends in our business and results of operations.

Our international operations may subject us to greater than anticipated tax liabilities.

The amount of taxes we pay in different jurisdictions depends on the application of the tax laws of various jurisdictions, including the United States, to our international business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies, and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions pursuant to our intercompany arrangements or disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest, and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of our operations. Our financial statements could fail to reflect adequate reserves to cover such a contingency. Similarly, a taxing authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions.

Our quantum computing systems may not be compatible with some or all industry-standard software and hardware in the future, which could harm our business.

We have focused our efforts on creating quantum computing hardware, the operating system for such hardware, a suite of low-level software programs that optimize execution of quantum algorithms on our hardware, application programing interfaces (“APIs”) to access our systems, software development kits (“SDKs”) for system and application developers, and quantum programming languages for low- and high-level application developers. The industry is rapidly evolving, and customers have many choices for programming languages, application libraries, APIs, and SDKs, some of which may not be compatible with our own languages, APIs or SDKs. Our quantum computing solutions are designed today to be compatible with most major quantum software development kits, including Qiskit, Cirq, and Open QASM, all of which are open source. If a proprietary (not open source) software toolset became the standard for quantum application development in the future by a competitor, usage of our hardware might be limited as a result which would have a negative impact on the Company. Similarly, if a piece of hardware became a necessary component for quantum computing (for instance, quantum networking) and we cannot integrate with, the result might have a negative impact on the Company.

If our customers are unable to achieve compatibility between other software and hardware and our hardware, it could impact our relationships with such customers or with customers, generally, if the incompatibility is more widespread. In addition, the mere announcement of an incompatibility problem relating to our products with higher level software tools could cause us to suffer reputational harm and/or lead to a loss of customers. Any adverse impacts from the incompatibility of our quantum computing solutions could adversely affect our business, operating results and financial condition.

We may rely heavily on future collaborative partners and third parties to develop key, relevant algorithms and programming to make our quantum systems commercially viable.

We have entered into, and may enter into, strategic partnerships to develop and commercialize our current and future research and development programs with other companies to accomplish one or more of the following:

•	obtain expertise;

•	obtain sales and marketing services or support;

•	obtain equipment and facilities;

•	develop relationships with potential future customers; and

•	generate revenue.

We may not be successful in establishing or maintaining suitable partnerships, and we may not be able to negotiate collaboration agreements having terms satisfactory to the Company, or at all. Failure to make or maintain these arrangements or a delay or failure in a collaborative partner’s performance under any such arrangements could harm our business and financial condition.

System security and data protection breaches, as well as cyber-attacks, including state-sponsored attacks, could disrupt our operations, which may damage our reputation and adversely affect our business.

Cyber-attacks, denial-of-service attacks, ransomware attacks, business email compromises, computer malware, viruses, and social engineering (including phishing) are prevalent in the technology industry and our customers’ industries. In addition, we may experience attacks, unavailable systems, unauthorized access or disclosure due to employee theft or misuse, denial-of-service attacks, sophisticated nation-state and nation-state supported actors, and advanced persistent threat intrusions. The techniques may be used to sabotage or to obtain unauthorized access to our platform, systems, networks, or physical facilities where our quantum computers are stored, and we may be unable to implement adequate preventative measures or stop security breaches while they are occurring. U.S. law enforcement agencies have indicated to us that quantum computing technology is of particular interest to certain malicious cyber threat actors. In addition, our cybersecurity risk could be increased as a result of the ongoing military conflict between Russia and Ukraine and the related sanctions imposed against Russia.

Our platform is built to be accessed through third-party public cloud providers such as AWS. These providers may also experience breaches and attacks to their products which may impact our systems. Data security breaches may also result from non-technical means, such as actions by an employee with access to our systems. While we and our third-party cloud providers have implemented security measures designed to protect against security breaches, these measures could fail or may be insufficient, resulting in the unauthorized disclosure, modification, misuse, destruction, or loss of sensitive or confidential information.

Actual or perceived breaches of our security measures or the accidental loss, inadvertent disclosure or unapproved dissemination of proprietary information or sensitive or confidential data about the Company, our partners, our customers or third parties could expose we and the parties affected to a risk of loss or misuse of this information, resulting in litigation and potential liability, paying damages, regulatory inquiries or actions, damage to our brand and reputation or other harm to our business. Our efforts to prevent and overcome these challenges could increase our expenses and may not be successful. If we fail to detect or remediate a security breach in a timely manner, or a breach otherwise affects our customers, or if we suffers a cyber-attack that impacts our ability to operate our platform, we may suffer material damage to our reputation, business, financial condition and results of operations.

Unfavorable conditions in our industry or the global economy, could limit our ability to grow our business and negatively affect our results of operations.

Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers and potential customers. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, international trade relations, pandemics (such as the COVID-19 pandemic), political turmoil, natural catastrophes, warfare, and terrorist attacks on the United States or elsewhere, could cause a decrease in business investments, including the progress on development of quantum technologies, and negatively affect the growth of our business. In addition, in challenging economic times, our current or potential future customers may experience cash flow problems and as a result may modify, delay or cancel plans to purchase our products and services. Additionally, if our customers are not successful in generating sufficient revenue or are unable to secure financing, they may not be able to pay, or may delay payment of, accounts receivable due to it. Moreover, our key suppliers may reduce their output or become insolvent, thereby adversely impacting our ability to manufacture our products.

Furthermore, uncertain economic conditions may make it more difficult for us to raise funds through borrowings or private or public sales of debt or equity securities. We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry.

Government actions and regulations, such as tariffs and trade protection measures, may limit our ability to obtain products from our suppliers or sell our products and services to customers. Political challenges between the United States and countries in which our suppliers are located, and changes to trade policies, including tariff rates and customs duties, trade relations between the United States and those countries and other macroeconomic issues could adversely impact our business. The United States administration has announced tariffs on certain products imported into the United States, and some countries have imposed tariffs in response to the actions of the United States. There is also a possibility of future tariffs, trade protection measures or other restrictions imposed on our products or on our customers by the United States or other countries that could have a material adverse effect on our business. Our technology may be deemed a matter of national security and as such our customer base may be tightly restricted. We may accept government grants that place restrictions on the business’ ability to operate.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and share price.

The global economy, including credit and financial markets, has experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, increases in inflation rates, higher interest rates and uncertainty about economic stability. For example, the COVID-19 pandemic resulted in widespread unemployment, economic slowdown and extreme volatility in the capital markets. Similarly, the ongoing military conflict between Russia and Ukraine has created extreme volatility in the global capital markets and is expected to have further global economic consequences, including disruptions of the global supply chain and energy markets. Any such volatility and disruptions may have adverse consequences on us or the third parties on whom we rely. If the equity and credit markets deteriorate, including as a result of political unrest or war, it may make any necessary debt or equity financing more difficult to obtain in a timely manner or on favorable terms, more costly or more dilutive. Increased inflation rates have and are expected to adversely affect us by increasing our costs, including labor and employee benefit costs, and costs for equipment and system components associated with system development. In addition, higher inflation could also increase our customers’ operating costs, which could result in reduced budgets for our customers and potentially less demand for our systems. Any significant increases in inflation and related increase in interest rates could have a material adverse effect on our business, results of operations and financial condition.

If our cost and time estimates for fixed fee arrangements do not accurately anticipate the cost of servicing those arrangements, we could experience losses on these arrangements and our profitability could be reduced.

Our development contracts are typically fixed fee arrangements invoiced on a milestone basis. If we underestimate the amount of effort required to deliver on a contract and/or the period of time required to achieve the milestone, our profitability could be reduced. If the actual costs of completing the contract exceed the agreed upon fixed price, we would incur a loss on the arrangement.

We have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future. If we fail to remediate this material weakness or otherwise fail to establish and maintain effective control over financial reporting, it may adversely affect our ability to accurately and timely report our financial results, and may adversely affect investor confidence and business operations.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with our unaudited condensed consolidated financial statements for the nine months ended October 31, 2021, we identified a material weakness in our internal control over financial reporting related to the lack of effective review controls over the accounting for complex financial instruments. Specifically, the controls failed to identify an error in the accounting for complex warrant instruments. The corrected error related to the Company not properly accounting for the liability associated with the warrants to purchase common stock issued to Trinity Capital Inc. that was subsequently cancelled and reissued for a new warrant in connection with an amendment to our loan and security agreement as described in Note 6 to our unaudited consolidated financial statements included elsewhere in this prospectus.

In addition, during the second quarter of 2022, we also identified and corrected an immaterial error related to revaluation of the liability associated with the same warrants issued to Trinity Capital. The error was made in the previously issued unaudited condensed consolidated financial statements as of and for the period ended March 31, 2022 as disclosed in Note 9 to the unaudited consolidated financial statements included elsewhere in this prospectus. We corrected the immaterial error in our financial statements as of and for the period ended June 30, 2022.

Our management previously concluded that this material weakness in our internal control over financial reporting was due to the fact that at the time we initially identified the material weakness, we did not have sufficient accounting resources and did not have the necessary business processes and related internal controls formally designed and implemented to address the accounting and financial reporting requirements related to this complex transaction. Our design and maintenance of controls to evaluate and monitor the accounting for these complex warrant liabilities were still not adequate as of June 30, 2022.

Our management is in the process of developing a remediation plan and is taking steps to remediate the material weakness. The material weakness will be considered remediated when our management designs and implements effective controls that operate for a sufficient period of time and our management has concluded, through testing, that these controls are effective. Our management will continue to monitor the effectiveness of our remediation plan and will make the changes it determines to be appropriate. Although we intend to complete this remediation process as quickly as practicable, we cannot at this time estimate how long it will take, and our initiatives may not prove to be successful in remediating the material weakness. Furthermore, we cannot ensure that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to our material weakness in our internal controls over financial reporting or that they will prevent or avoid potential future material weaknesses.

Although we continue to remediate our material weakness, we may be unable to remediate it in a timely manner or at all, and additional weaknesses in our disclosure controls and internal controls over financial reporting may be discovered in the future. Any failure to remediate the material weakness or otherwise develop or maintain effective controls or any difficulties encountered in their implementation or improvement could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to the listing requirements of the Nasdaq, investors may lose confidence in our financial reporting and our stock price may decline as a result.

Acquisitions, divestitures, strategic investments and strategic partnerships could disrupt our business and harm our financial condition and operating results.

We may pursue growth opportunities by acquiring complementary businesses, solutions or technologies through strategic transactions, investments or partnerships. The identification of suitable acquisition, strategic investment or strategic partnership candidates can be costly and time consuming and can distract our management team from our current operations. If such strategic transactions require us to seek additional debt or equity financing, we may not be able to obtain such financing on terms favorable to us or at all, and such transactions may adversely affect our liquidity and capital structure. Any strategic transaction might not strengthen our competitive position, may increase some of our risks, and may be viewed negatively by our customers, partners or investors. Even if we successfully complete a strategic transaction, we may not be able to effectively integrate the acquired business, technology, systems, control environment, solutions, personnel or operations into our business. We may experience unexpected changes in how we are required to account for strategic transactions pursuant to U.S. GAAP and may not achieve the anticipated benefits of any strategic transaction. We may incur unexpected costs, claims or liabilities that we incur during the strategic transaction or that we assume from the acquired company, or we may discover adverse conditions post acquisition for which we have limited or no recourse.

We have been, and may in the future be, adversely affected by the global COVID-19 pandemic, its various strains or future pandemics.

We face various risks related to epidemics, pandemics, and other outbreaks, including the recent COVID-19 pandemic, including newly discovered strains of the virus. In response to the COVID-19 pandemic, governments have implemented significant measures, including, but not limited to, business closures, quarantines, travel restrictions, shelter-in-place, stay-at-home and other social distancing directives, intended to control the spread of the virus. Companies have also taken precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. To the extent that these restrictions remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat COVID-19 or future pandemics, there is likely to be an adverse impact on our potential customers, our employees and global economic conditions, and consumer confidence and spending, which could materially and adversely affect our operations and demand for our products.

The spread of COVID-19 has and may continue to impact our suppliers by disrupting the manufacturing, delivery and the overall supply chain of parts required to manufacture our quantum computers. In addition, various aspects of our business cannot be conducted remotely, such as the fabrication of quantum processors and the assembly of our quantum computers. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect our future manufacturing plans, sales and marketing activities, business and results of operations. We may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, suppliers, vendors and business partners.

Due to the fluid nature of the COVID-19 pandemic, uncertainties regarding the related economic impact are likely to result in sustained market turmoil, which could also negatively impact our business, financial condition and cash flows. During 2020, we scaled back our recruiting efforts to control costs and experienced weeklong onsite work stoppages due to quarantining related to the COVID-19 pandemic. The extent of COVID-19’s effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on our business. However, if the pandemic continues to persist as a severe worldwide health crisis, the disease could negatively impact our business, financial condition results of operations and cash flows, and may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of COVID-19’s global economic impact, including any recession that has occurred or may occur in the future.

Our facilities or operations could be damaged or adversely affected as a result of prolonged power outages, natural disasters and other catastrophic events.

Our facilities or operations could be adversely affected by events outside of our control, such as natural disasters, and other calamities. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause delays in development and fabrication, the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services.

Risks Related to Litigation and Government Regulation

State, federal and foreign laws and regulations related to privacy, data use and security could adversely affect us.

We are subject to state and federal laws and regulations related to privacy, data use and security. In addition, in recent years, there has been a heightened legislative and regulatory focus on data security, including requiring consumer notification in the event of a data breach. Legislation has been introduced in Congress and there have been several Congressional hearings addressing these issues. From time to time, Congress has considered, and may do so again, legislation establishing requirements for data security and response to data breaches that, if implemented, could affect us by increasing our costs of doing business. In addition, several states have enacted privacy or security breach legislation requiring varying levels of consumer notification in the event of a security breach. For example, the California Consumer Privacy Act (“CCPA”), which enhances consumer protection and privacy rights by granting consumers resident in California new rights with respect to the collection of their personal data and imposing new operational requirements on businesses, went into effect in January 2020. The

CCPA includes a statutory damages framework and private rights of action against businesses that fail to comply with certain CCPA terms or implement reasonable security procedures and practices to prevent data breaches. Several other states are considering similar legislation. Foreign governments are raising similar privacy and data security concerns. In particular, the European Union enacted a General Data Protection Regulation. China, Russia, Japan and other countries in Latin America and Asia are also strengthening their privacy laws and the enforcement of privacy and data security requirements. Complying with such laws and regulations may be time-consuming and require additional resources, and could therefore harm our business, financial condition and results of operations.

Contracts with U.S. government entities subject us to risks including early termination, audits, investigations, sanctions and penalties.

We have several contracts with various government entities, including contracts with NASA, the Defense Advanced Research Project Agency (“DARPA”), and the Department of Energy (“DOE”), among others, and we may enter into additional contracts with U.S. government entities in the future, which subjects our business to statutes and regulations applicable to companies doing business with the government, including the Federal Acquisition Regulation. These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors. For instance, most U.S. government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.

In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:

•	specialized disclosure and accounting requirements unique to government contracts;

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financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

•	public disclosures of certain contract and company information; and

•	mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits and investigations regarding our compliance with government contract requirements. In addition, if we fail to comply with government contracting laws, regulations and contract requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results.

We are subject to U.S. and foreign anti-corruption, anti-bribery and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-bribery, and anti-corruption laws in countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, and their third-party intermediaries from authorizing, promising, offering, providing, soliciting, or accepting, directly or indirectly, improper payments or benefits to or from any person whether in the public or private sector. We may engage with partners and third-party intermediaries to market our services and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, and of our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. We cannot provide any assurance that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Detecting, investigating, and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption or anti-bribery laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage, and other collateral consequences.

We are subject to governmental export and import controls that could impair our ability to compete in international markets due to licensing requirements and subject us to liability if we are not in compliance with applicable laws.

Our products and technologies are subject to U.S. export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control and economic sanctions laws include restrictions or prohibitions on the sale or supply of certain products, technologies, and services to U.S. Government embargoed or sanctioned countries, governments, persons and entities. In addition, certain products and technology may be subject to export licensing or approval requirements. Exports of our products and technology must be made in compliance with export control and sanctions laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.

In addition, changes in our products or technologies or changes in applicable export or import laws and regulations may create delays in the introduction and sale of our products and technologies in international markets or, in some cases, prevent the export or import of our products and technologies to certain countries, governments or persons altogether. Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations, could also result in decreased use of our products and technologies, or in our decreased ability to export or sell our products and technologies to existing or potential customers. Any decreased use of our products and technologies or limitation on our ability to export or sell our products and technologies would likely adversely affect our business, financial condition and results of operations.

We expect to incur significant costs in complying with these regulations. Regulations related to quantum computing are currently evolving and we face risks associated with changes to these regulations.

Our business is exposed to risks associated with litigation, investigations and regulatory proceedings.

We may in the future face legal, administrative and regulatory proceedings, claims, demands and/or investigations involving stockholder, consumer, competition and/or other issues relating to our business on a global basis. Litigation and regulatory proceedings are inherently uncertain, and adverse rulings could occur, including monetary damages, or an injunction stopping us from engaging in certain business practices, or requiring other remedies, such as compulsory licensing of patents. An unfavorable outcome or settlement may result in a material adverse impact on our business, results of operations, financial position and overall trends. In addition, regardless of the outcome, litigation can be costly, time-consuming, and disruptive to our operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future. In addition, the laws and regulations our business is subject to are complex and change frequently. We may be required to incur significant expense to comply with changes in, or remedy violations of, these laws and regulations.

Furthermore, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, even those without merit, which could harm our business prospects, operating results, and financial condition. We may face inherent risk of exposure to claims in the event our quantum computers do not perform as expected or malfunction. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our quantum computers and business and inhibit or prevent commercialization of other future quantum computers, which would have material adverse effects on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.

We are subject to requirements relating to environmental and safety regulations and environmental remediation matters which could adversely affect our business, results of operation and reputation.

We are subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require us to manufacture with alternative technologies and materials.

Federal, state and local authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require us to make material changes to our operations, resulting in significant increases to the cost of production.

Our manufacturing process will have hazards such as but not limited to hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or product, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact our brand, finances, or ability to operate.

Risks Related to Intellectual Property

Our failure to obtain, maintain and protect our intellectual property rights could impair our ability to protect and commercialize our proprietary products and technology and cause us to lose our competitive advantage.

Our success depends, in significant part, on our ability to obtain, maintain, enforce and defend our intellectual property rights, including patents and trade secrets. We rely upon a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through nondisclosure and invention assignment agreements with our employees and consultants, and through non-disclosure agreements with business partners and other third parties.

However, we may not be able to prevent unauthorized use of our intellectual property. Our trade secrets may also be compromised, which could cause us to lose our competitive advantage. Third parties may attempt to copy or otherwise obtain, use or infringe our intellectual property.

Monitoring and detecting unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent infringement or misappropriation may not be sufficient. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm Our business, results of operations, and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard our intellectual property portfolio, and third parties may develop competitive offerings in a manner that leaves us with limited means to enforce our intellectual property rights against them.

Patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the unauthorized use of our intellectual property rights, technology and other proprietary rights may be more expensive and difficult outside of the United States.

Failure to adequately protect our intellectual property rights could result in our competitors using our intellectual property to offer products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, financial condition and operating results.

Our inability to secure patent protection or enforce our patent rights could have a material adverse effect on our ability to prevent others from commercializing similar products or technology.

The application and registration of patents involves complex legal and factual questions. As a result, we cannot be certain that the patent applications that we files will result in patents being issued, or that our patents and any future patents that do issue will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology, and this may make it difficult for us to obtain certain patent coverage on our own. Any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Even if our patent applications succeed, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The intellectual property rights of others could bar us from licensing and exploiting any patents that issue from our pending applications, and the claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that it needs to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

We may face patent infringement and other intellectual property claims that could be costly to defend, result in injunctions and significant damage awards, or limit our ability to use certain key technologies in the future, all of which could harm our business.

Our success depends, in part, on our ability to develop and commercialize our products, services and technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, we may not be aware that our products, services or technologies are infringing, misappropriating or otherwise violating third-party intellectual property rights and such third parties may bring claims alleging such infringement, misappropriation or violation.

For example, there may be issued patents of which we are unaware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future products, services or technologies. Also, because patent applications can take years to issue and are often afforded confidentiality for some period of time, there may currently be pending applications, unknown to us, that later result in issued patents that could cover our current or future products, services or technologies. The strength of our defenses will depend on the rights asserted, the interpretation of these rights, and our ability to invalidate the asserted rights. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in our defense.

Companies that have developed and are developing technology are often required to defend against litigation claims based on allegations of infringement, misappropriation or other violations of intellectual property rights. Our products, services or technologies may not be able to withstand third-party claims against their use. In addition, as compared to us, many companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. If a third party is able to obtain an injunction preventing us from using or accessing such third-party intellectual property rights, or if we cannot license or develop alternative technology for any infringing aspect of our business, we may be forced to limit or stop sales of our products, services or technologies or cease business activities related to such intellectual property. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition or results of operations. Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results. Further, there could be public announcements of the intellectual property litigation, and if securities analysts, investors or others perceive the potential impact to be negative or risks to be substantial, it could have an adverse effect on the price of our common stock.

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Any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, regardless of the merit of the claim or our defenses, may require us to do one or more of the following:

•	cease selling or using solutions or services that incorporate the intellectual property rights that allegedly infringe, misappropriate or violate the intellectual property of a third party;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology;

•	redesign the allegedly infringing solutions to avoid infringement, misappropriation or violation, which could be costly, time-consuming or impossible; or

•	indemnify third parties using our products or services.

The occurrence of infringement claims may grow as the market for our products, services and technologies grows. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources.

We rely on certain open-source software in our quantum systems. If licensing terms change, our business may be adversely affected.

Our platform utilizes software licensed to us by third-party authors under “open-source” licenses and we expect to continue to utilize open-source software in the future. The use of open-source software may entail greater risks than the use of third-party commercial software, as open-source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. To the extent that our platform depends upon the successful operation of the open-source software we use, any undetected errors or defects in this open-source software could prevent the deployment or impair the functionality of our platform, delay new solution introductions, result in a failure of our platform and injure our reputation. For example, undetected errors or defects in open-source software could render us vulnerable to breaches or security attacks, and, in conjunction, make our systems more vulnerable to data breaches.

Furthermore, some open-source licenses require the release of proprietary source code combined with, linked to or distributed with such open-source software to be released to the public. If we combine, link or distribute our proprietary software with open-source software in a specific manner, we could, under some open-source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar solutions with lower development effort and time and ultimately put us at a competitive disadvantage.

Although we monitor our use of open-source software to avoid subjecting our platform to conditions we do not intend to attach to such platform or our proprietary code, we cannot assure you that our processes for controlling such use will be effective. If we are held to have breached the terms of an open-source software license, we could be required to seek licenses from third parties to continue operating using our solution on terms that are not economically feasible, to re-engineer our solution or the supporting computational infrastructure to discontinue use of code, or to make generally available, in source code form, portions of our proprietary code. This could allow our competitors to create similar solutions with lower development effort and time and ultimately put us at a competitive disadvantage.

Some of our intellectual property has been or may be conceived or developed through government-funded research and thus may be subject to federal regulations providing for certain rights for the U.S. government or imposing certain obligations on us, such as a license to the U.S. government under such intellectual property, “march-in” rights, certain reporting requirements and a preference for U.S.-based companies, and compliance with such regulations may limit our exclusive rights and our ability to contract with non-U.S. manufacturers.

As a result, the U.S. government may have certain rights to intellectual property embodied in our current or future product candidates pursuant to the Bayh-Dole Act of 1980, or the Patent and Trademark Law Amendments Act. These U.S. government rights include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right, under certain limited circumstances, to require the licensor to grant exclusive, partially exclusive or non-exclusive licenses to any of these inventions to a third party if it determines that (1) adequate steps have not been taken to commercialize the invention, (2) government action is necessary to meet public health or safety needs or (3) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in” rights). The U.S. government also has the right to take title to these inventions if the licensor fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources. In addition, the U.S. government requires that any products embodying any of these inventions or produced through the use of any of these inventions be manufactured substantially in the United States, and some of our license agreements require that we comply with this requirement. This preference for U.S. industry may be waived by the federal agency that provided the funding if the owner or assignee of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture the products substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. To the extent any of our owned or licensed future intellectual property is also generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.

Additional Risks Related to Ownership of Our Securities

The price of our common stock and public warrants has been and may continue to be volatile.

The price of our common stock and public warrants has been and may continue to be volatile. From March 2, 2022, the date our common stock and warrants began trading on Nasdaq, through September 13, 2022, our stock price fluctuated from a low of $2.29 to a high of $11.37, and the price of our public warrants fluctuated from a low of $0.255 to a high of $2.20. The price of our common stock and public warrants may fluctuate due to a variety of factors, including, without limitation:

•	our ability to meet our technological milestones, including any delays;

•	changes in the industries in which we and our customers operate;

•	variations in our operating performance and the performance of our competitors in general;

•	material and adverse impact of the COVID-19

•	pandemic or the ongoing military conflict between Russia and Ukraine and the related sanctions imposed against Russia on the markets and the broader global economy;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	publication of research reports by securities analysts about us or our competitors or our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our common stock available for public sale, including the significant percentage of shares of our common stock that may be offered for resale;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance, including with respect to our technical roadmap;

•	the development and sustainability of an active trading market for our stock;

•	actions by institutional or activist stockholders;

•	changes in accounting standards, policies, guidelines, interpretations or principles; and

•

other events or factors, including recessions, increases in inflation and interest rates, foreign currency fluctuations, international tariffs, social, political and economic risks, natural disasters, acts of war (including the conflict involving Russia and Ukraine), terrorism or responses to such events.

These market and industry factors may materially reduce the market price of our common stock and our warrants regardless of the operating performance of the Company. In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we are involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

We may fail to comply with the rules that apply to public companies, including Section 404 of the Sarbanes-Oxley Act, which could result in sanctions or other penalties that would adversely impact our business.

As a public company, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting, and other expenses that we did not incur as a private company, including costs resulting from public company reporting obligations under the Securities Act or the Exchange Act, and regulations regarding corporate governance practices. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules of the SEC, the listing requirements of the Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We have begun to hire additional accounting, finance, and other personnel in connection with our becoming, and our efforts to comply with the requirements of being, a public company, and our management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We are currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We cannot predict or estimate the amount of additional costs we will incur as a result of recently becoming a public company or the timing of such costs. Any changes we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve on our Board or board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

Pursuant to Sarbanes-Oxley Act Section 404, we will be required to furnish a report by our management on our internal control over financial reporting in our Annual Reports on Form 10-K with the SEC. In order to continue to maintain effective internal controls to support growth and public company requirements, we will need additional financial personnel, systems and resources. However, while we remain an emerging growth company, we are not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Sarbanes-Oxley Act Section 404 within the prescribed period, we will be engaged in a process to enhance our documentation and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Sarbanes-Oxley Act Section 404. We previously have identified a material weakness. See “ —We have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future. If we fail to remediate this material weakness or otherwise fail to establish and maintain effective control over financial reporting, it may adversely affect our ability to accurately and timely report our financial results, and may adversely affect investor confidence and business operations.” If we identify additional material weaknesses in the future, they could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

We will incur substantial costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives. In addition, key members of our management team have limited experience managing a public company.

As a public company, we incur substantial legal, accounting, and other expenses that we did not incur as a private company. For example, we are subject to the reporting requirements of the Exchange Act, the applicable requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules and regulations of the SEC and the listing standards of Nasdaq. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business, financial condition and results of operations. Compliance with these rules and regulations increase our legal and financial compliance costs and increase demand on our systems, particularly after we are no longer an emerging growth company. In addition, as a public company, we may be subject to shareholder activism, which can lead to additional substantial costs, distract management and impact the manner in which we operate our business in ways we cannot currently anticipate. As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition are more visible, which may result in threatened or actual litigation, including by competitors.

Certain members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of the business, which could adversely affect our business, financial condition, and results of operations.

Concentration of ownership among our executive officers, directors and their respective affiliates may limit other stockholders’ ability to influence corporate matters and delay or prevent a third party from acquiring control over us.

Our current executive officers and directors and their respective affiliates beneficially own, in the aggregate, approximately 34.9% of outstanding common stock as of August 12, 2022. This significant concentration of ownership may have a negative impact on the trading price for our common stock because investors often perceive disadvantages in owning stock in companies where there is a concentration of ownership in a small number of stockholders. In addition, these stockholders will be able to exercise influence over all matters requiring stockholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of us or our assets. This concentration of ownership could limit other stockholders’ ability to influence corporate matters and may have the effect of delaying or preventing a change in control, including a merger, consolidation or other business combination, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change in control would benefit the other stockholders.

We do not intend to pay cash dividends for the foreseeable future.

We currently intend to retain future earnings, if any, to finance the further development and expansion of our business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our Board deems relevant.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

Our quarterly operating results may fluctuate significantly because of several factors, including:

•	labor availability and costs for hourly and management personnel;

•	profitability of our products, especially in new markets and due to seasonal fluctuations;

•	changes in interest rates;

•	impairment of long-lived assets;

•	macroeconomic conditions, both nationally and locally;

•	negative publicity relating to products we serve;

•	changes in consumer preferences and competitive conditions; and

•	expansion to new markets.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our securities.

Securities research analysts may establish and publish their own periodic projections for us. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. If no analysts commence coverage of us, the market price and volume for our securities could be adversely affected.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

If we fail to satisfy the continued listing requirements of Nasdaq such as the corporate governance requirements or the minimum share price requirement, Nasdaq may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the Nasdaq minimum share price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Sales of our securities, or the perception of such sales, by us or holders of our securities in the public market or otherwise could cause the market price for our securities to decline and even in such case certain holders of our securities may still have an incentive to sell our securities.

The sale of our securities in the public market or otherwise, or the perception that such sales could occur, could harm the prevailing market price of shares of our securities. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell securities in the future at a time and at a price that it deems appropriate. Resales of our securities may cause the market price of our securities to drop significantly, even if our business is doing well.

The lock-up restrictions on shares of common stock held by Legacy Rigetti securityholders and vested shares of common stock and private placement warrants originally issued to Supernova Sponsor expired on September 2, 2022. Following the expiration of the lock-ups, the market price of our common stock declined and could decline in the future if the holders of previously locked up shares sell them or are perceived by the market as intending to sell them. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time after the expiration of the lock-ups. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

On August 25, 2022, the registration statement we filed to register for resale 1,500,000 shares of common stock issued upon exercise of the Ampere Warrant was declared effective. In addition, pursuant to registration rights we have with certain holders of our securities, we filed a resale shelf registration statement covering the resale of up to an aggregate of 96,941,181 shares of our common stock, which was declared effective on June 1, 2022. As of August 12, 2022, the number of shares of our common stock that have been or are expected to be available for potential resale by holders represented approximately 61.8% of our shares outstanding (after giving effect to the issuance of shares upon exercise of outstanding public warrants, private placement warrants and the exercise or settlement of warrants, options or restricted stock units of Legacy Rigetti assumed in the Business Combination and exercise of the Unexercised Warrant Shares in full). In addition, this prospectus registers for resale up to 23,648,889 shares of common stock by B. Riley. Given this substantial number of shares available for resale, the sale of shares by such holders, or the perception in the market that holders of a large number of shares intend to sell shares, could increase the volatility of the market price of our common stock or result in a significant decline in the public trading price of our common stock. Even if our trading price is significantly below $10.00, the offering price for the units offered in Supernova’s IPO, certain holders of our securities may still have an incentive to sell shares of our common stock because they purchased the shares at prices lower than the public investors or the current trading price of our common stock.

Future issuances of debt securities and equity securities may adversely affect us, including the market price of our common stock and may be dilutive to existing stockholders.

We expect that significant additional capital will be needed in the near future to continue our planned operations. In the future, we may incur debt or issue equity ranking senior to our common stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of our common stock and be dilutive to existing stockholders. In addition, our ability to raise additional capital through the sale of equity or convertible debt securities could be significantly impacted by the resale of shares of common stock by selling securityholders which could result in a significant decline in the trading price of our common stock and potentially hinder our ability to raise capital at terms that are acceptable to us or at all.

We may issue additional shares of common stock from time to time, including under our equity incentive plans and employee stock purchase plan, or preferred stock. Any such issuances would dilute the interest of our shareholders and likely present other risks.

We may issue additional shares of common stock from time to time, including under our equity incentive plans or employee stock purchase plan, or preferred stock.

Common stock reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The aggregate number of shares of our common stock initially reserved for future issuance under the Rigetti Computing, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) is 18,332,215 shares. We have filed a registration statement on Form S-8 under the Securities Act, which became effective on June 10, 2022, to register the issuance of the 18,332,215 shares reserved under the 2022 Plan, the issuance of common stock under the Rigetti Computing, Inc. 2022 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), which has an initial reserve of 3,055,370 shares, the issuance of up to 18,367,696 shares subject to equity awards issued under Rigetti & Co, Inc. 2013 Equity Incentive Plan (the “2013 Plan”) and the issuance of up to 2,053 shares subject to equity awards issued under QxBranch, Inc. 2018 Equity Compensation Plan (the “QxBranch Plan”). In addition, we may file one or more registration statements on Form S-8 under the Securities Act to register additional shares of common stock or securities convertible into or exchangeable for shares of common stock issued pursuant to our equity incentive plans and employee stock purchase plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements may be immediately available for sale in the open market.

Sales of a substantial number of our common stock in the public market could occur at any time.

Any such issuances of additional shares of common stock or preferred stock:

•	may significantly dilute the equity interests of our investors;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our common stock;

•

could cause a change in control if a substantial number of shares of our common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

We are currently an “emerging growth company” and “smaller reporting company” within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A ordinary shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Delaware law and our Certificate of Incorporation and Bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our Certificate of Incorporation and Bylaws and the General Corporation Law of the State of Delaware (“DGCL”) contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Board and therefore depress the trading price of our common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Board or taking other corporate actions, including effecting changes in our management. Among other things, the Certificate of Incorporation and Bylaws include provisions regarding:

•	providing for a classified board of directors with staggered, three-year terms;

•

the ability of the Board to issue up to 10,000,000 shares of preferred stock, including “blank check” preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of the Board;

•

provide that, subject to the rights of the holders of any series of preferred stock, any individual director or directors may be removed only with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provide that special meetings of our stockholders may be called by the chairperson of the Board, the chief executive officer or by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•

not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Board or management.

The Certificate of Incorporation designates the Court of Chancery of the State of Delaware or the United States federal district courts as the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, stockholders, employees or agents.

The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, or stockholder of Rigetti to Rigetti or our stockholders, (iii) any action or claim against the Company or any current or former director, officer or other employee or stockholder of the Company, arising out of or pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, (iv) any action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; (v) any action or claim as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any action against the Company or any current or former director, officer or other employee or stockholder of the Company, governed by the internal-affairs doctrine of the law of the State of Delaware, in all cases to the fullest extent permitted by law. The foregoing provisions will not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court (including claims arising under the Exchange Act), or for which such court does not have subject matter jurisdiction, or to any claims arising under the Securities Act and, unless we consent in writing to the selection of an alternative forum, the United States federal district courts will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules or regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, United States federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce the forum provision with respect to claims under the federal securities laws.

This choice of forum provision in our Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims.

There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.

Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

Our warrants, including our public warrants, private placement warrants and other warrants we have issued, are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

We are subject to complex securities laws and regulations and accounting principles and interpretations. The preparation of our financial statements requires us to interpret accounting principles and guidance and to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. We base our interpretations, estimates and judgments on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for the preparation of our financial statements. GAAP presentation is subject to interpretation by the SEC, the Financial Accounting Standards Board and various other bodies formed to interpret and create appropriate accounting principles and guidance. If one of these bodies disagrees with our accounting recognition, measurement or disclosure or any of our accounting interpretations, estimates or assumptions, it may have a significant effect on our reported results and may retroactively affect previously reported results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”).

Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our public warrants and private placement warrants. As a result of the SEC Statement, Rigetti reevaluated the accounting treatment of the 8,625,000 public warrants and 4,450,000 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included in Rigetti’s balance sheet as of June 30, 2022 included elsewhere in this prospectus are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our securities.

No assurance can be given that additional guidance or new regulations or accounting principles and interpretations will not be released that would require us to reclassify our warrants as liabilities measured at fair value, with changes in fair value reported each period in earnings and/or require a restatement of our financial statements with respect to treatment of the warrants.

Any restatement of our financial results could, among other potential adverse effects:

•	result in us incurring substantial costs;

•	affect our ability to timely file our periodic reports until the restatement is completed;

•	divert the attention of our management and employees from managing our business;

•	result in material changes to our historical and future financial results;

•	result in investors losing confidence in our operating results;

•	subject us to securities class action litigation; and

•	cause our stock price to decline.

Our public warrants and private placement warrants are exercisable for common stock, the exercise of which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As a result of the Business Combination being consummated, outstanding warrants to purchase an aggregate of 13,074,972 shares of common stock became exercisable in accordance with the terms of the warrant agreement. These warrants became exercisable on April 1, 2022. The exercise price of these warrants is $11.50 per share, or approximately $150.4 million, assuming none of the warrants are exercised through “cashless” exercise.

To the extent such warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the holders of common stock and increase the number of shares eligible for resale in the public market. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock. If the trading price for our common stock is less than $11.50 per share, we believe holders of our public warrants and private placement warrants will be unlikely to exercise their warrants. On September 13, 2022, the last reported sales price of our common stock was $2.41 per share.

Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “ —The warrants may never be in the money, and they may expire worthless and the terms of the public warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

The public warrants and private placement warrants may never be in the money, and they may expire worthless and the terms of the public warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The exercise price for our private placement warrants and public warrants is $11.50 per share of common stock. We believe the likelihood that warrant holders will exercise their public warrants and private placement warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock. If the trading price for our common stock is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their warrants. There is no guarantee that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless. Our warrants became exercisable on April 1, 2022.

The warrants were issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and Supernova. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least

50% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, 50% of the number of the then outstanding private placement warrants. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of common stock purchasable upon exercise of a warrant.

We may redeem your unexpired public warrants prior to their exercise at a time that is disadvantageous to the holder, thereby making such warrants worthless.

We have the ability to redeem outstanding public warrants and, subject to certain circumstances, the private placement warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the common stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, we may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of shares of common stock determined based on the redemption date and the fair market value of our common stock.

The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares of common stock received is capped at 0.361 share of common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances, so long as they are held by Supernova Sponsor or its permitted transferees.

The warrant agreement governing our public warrants and private placement warrants designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.

The warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. Under the warrant agreement, we also agree that we will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the public warrants or private placement warrants will be deemed to have notice of and to have consented to the forum provisions in our warrant agreement.

If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the public warrants or private placement warrants, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

COMMITTED EQUITY FINANCING

On August 11, 2022, we entered into the Purchase Agreement and the Registration Rights Agreement with B. Riley. Under the Purchase Agreement, from and after the Commencement Date, we will have the right to sell to B. Riley up to $75,000,000 of shares of our common stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of common stock by us to B. Riley under the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any securities to B. Riley under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by B. Riley of up to 23,648,889 shares of common stock, consisting of (i) 171,008 Commitment Shares that we issued to B. Riley as consideration for its commitment to purchase shares of common stock at our election under the Purchase Agreement, and (ii) up to 23,477,881 shares of common stock that we may elect, in our sole discretion, to issue and sell to B. Riley under the Purchase Agreement, from time to time from and after the Commencement Date.

We do not have the right to commence any sales of our common stock to B. Riley under the Purchase Agreement until the Commencement Date, which is the date on which all of the conditions to B. Riley’s purchase obligation set forth in the Purchase Agreement have initially been satisfied, including that the registration statement that includes this prospectus be declared effective by the SEC. From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period beginning on the Commencement Date, to direct B. Riley to purchase up to a specified maximum amount of shares of common stock in one or more Purchases and Intraday Purchases as set forth in the Purchase Agreement, by timely delivering a written Purchase Notice for each Purchase, and timely delivering a written Intraday Purchase Notice for each Intraday Purchase, if any, to B. Riley in accordance with the Purchase Agreement on any trading day we select as the Purchase Date therefor, so long as (i) the closing sale price of our common stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of common stock subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement have been received by B. Riley prior to the time we deliver such notice to B. Riley.

From and after Commencement, the Company will control the timing and amount of any sales of common stock to B. Riley. Actual sales of shares of our common stock to B. Riley under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for our company and its operations.

Under the applicable Nasdaq rules, in no event may we issue to B. Riley under the Purchase Agreement shares of common stock in excess of the Exchange Cap, which is 23,648,889 shares of common stock (such number of shares equal to approximately 19.99% of the shares of the common stock outstanding immediately prior to the execution of the Purchase Agreement), unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by B. Riley for all of the shares of common stock that we direct B. Riley to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $4.45 per share (which price is calculated based on the lower of the official closing price of our common stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and the average official closing price of our common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, as adjusted pursuant to applicable Nasdaq rules). Moreover, we may not issue or sell any shares of common stock to B. Riley under the Purchase Agreement which, when aggregated with all other shares of common stock then beneficially owned by B. Riley and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in B. Riley beneficially owning shares of common stock in excess of the Beneficial Ownership Cap, which is defined in the Purchase Agreement as 4.99% of the outstanding shares of common stock.

The net proceeds to us from sales that we elect to make to B. Riley under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell shares of our common stock to B. Riley. We expect that any proceeds received by us from such sales to B. Riley will be used for working capital and general corporate purposes.

Neither we nor B. Riley may assign or transfer our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or B. Riley.

As consideration for B. Riley’s commitment to purchase shares of common stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 171,008 shares of common stock to B. Riley. In addition, we reimbursed $100,000 of fees and disbursements of B. Riley in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, and agreed to reimburse an additional $5,000 of such fees and disbursements per calendar quarter during the term of the Purchase Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

Purchases of common stock under the Purchase Agreement

Purchases

From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period beginning on the Commencement Date, to direct B. Riley to purchase a specified number of shares of common stock, not to exceed the applicable Purchase Maximum Amount, in a Purchase under the Purchase Agreement, by timely delivering a written Purchase Notice to B. Riley, prior to 9:00 a.m., New York City time, on any trading day we select as the Purchase Date for such Purchase, so long as:

•	the closing sale price of our common stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and

•

all shares of common stock subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement have been received by B. Riley prior to the time we deliver such Purchase Notice to B. Riley.

The Purchase Maximum Amount applicable to such Purchase will be equal to the lesser of:

•	1,000,000 shares of common stock; and

•	20.0% of the total aggregate number (or volume) of shares of our common stock traded on the Nasdaq during the applicable Purchase Valuation Period for such Purchase.

The actual number of shares of common stock that B. Riley will be required to purchase in a Purchase, which we refer to as the Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Cap and, if then applicable, the Exchange Cap.

The per share purchase price that B. Riley will be required to pay for the Purchase Share Amount in a Purchase effected by us pursuant to the Purchase Agreement, if any, will be equal to the VWAP of our common stock for the applicable Purchase Valuation Period on the Purchase Date for such Purchase, less a fixed 3.0% discount to the VWAP for such Purchase Valuation Period. The Purchase Valuation Period for a Purchase is defined in the Purchase Agreement as the period beginning at the official open (or “commencement”) of the regular trading session on the Nasdaq on the applicable Purchase Date for such Purchase, and ending at the earlier to occur of:

•	3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date; and

•

such time that the total aggregate number (or volume) of shares of common stock traded on the Nasdaq during such Purchase Valuation Period reaches the applicable Purchase Share Volume Maximum for such Purchase, which will be determined by dividing (a) the applicable Purchase Share Amount for such Purchase, by (b) 0.20.

For purposes of calculating the VWAP, the Purchase Maximum Amount and the Purchase Share Volume Maximum under the Purchase Agreement, Excluded Transactions during the Purchase Valuation Period are excluded.

Intraday Purchases

In addition to the regular Purchases described above, after the Commencement, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct B. Riley to purchase, on any trading day we select as the Purchase Date therefor (including the same Purchase Date on which an earlier regular Purchase was effected by us (as applicable), although we are not required to effect an earlier regular Purchase on such Purchase Date in order to effect an Intraday Purchase on such Purchase Date), a specified number of shares of common stock, not to exceed the applicable Intraday Purchase Maximum Amount, in an Intraday Purchase under the Purchase Agreement, by timely delivering a written Intraday Purchase Notice to B. Riley after 10:00 a.m., New York City time (and after the Purchase Valuation Period for any prior regular Purchase (if any) and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date (if any) have ended), and prior to 3:30 p.m., New York City time, on such Purchase Date, so long as:

•	the closing sale price of our common stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and

•

all shares of common stock subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement have been received by B. Riley prior to the time we deliver such Intraday Purchase Notice to B. Riley.

The Intraday Purchase Maximum Amount applicable to such Intraday Purchase will be equal to the lesser of:

•	1,000,000 shares of common stock; and

•	20.0% of the total aggregate number (or volume) of shares of our common stock traded on the Nasdaq during the applicable Intraday Purchase Valuation Period for such Intraday Purchase.

The actual number of shares of common stock that B. Riley will be required to purchase in an Intraday Purchase, which we refer to as the Intraday Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Intraday Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Cap and, if then applicable, the Exchange Cap.

The per share purchase price that B. Riley will be required to pay for the Intraday Purchase Share Amount in an Intraday Purchase effected by us pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a regular Purchase, except that the VWAP used to determine the purchase price for the Intraday Purchase Share Amount to be purchased in an Intraday Purchase will be equal to the VWAP for the applicable Intraday Purchase Valuation Period on the Purchase Date for such Intraday Purchase, less a fixed 3.0% discount to the VWAP for such Intraday Purchase Valuation Period. The Intraday Purchase Valuation Period for an Intraday Purchase is defined in the Purchase Agreement as the period during the regular trading session on the Nasdaq on such Purchase Date, beginning at the latest to occur of:

•	such time of confirmation of B. Riley’s receipt of the Purchase Notice;

•	such time that the Purchase Valuation Period for any prior regular Purchase effected on the same Purchase Date (if any) has ended; and

•	such time that the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date (if any) has ended,

and ending at the earlier to occur of:

•	3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date; and

•

such time that the total aggregate number (or volume) of shares of common stock traded on the Nasdaq during such Intraday Purchase Valuation Period reaches the applicable Intraday Purchase Share Volume Maximum for such Intraday Purchase, which will be determined by dividing (a) the applicable Intraday Purchase Share Amount for such Intraday Purchase, by (b) 0.20.

For purposes of calculating the VWAP, the Intraday Purchase Maximum Amount and the Intraday Purchase Share Volume Maximum for an Intraday Purchase under the Purchase Agreement, Excluded Transactions during the Intraday Purchase Valuation Period are excluded.

We may, in our sole discretion, timely deliver multiple Intraday Purchase Notices to B. Riley prior to 3:30 p.m., New York City time, on a single Purchase Date to effect multiple Intraday Purchases on such same Purchase Date, provided that the Purchase Valuation Period for any earlier regular Purchase effected on the same Purchase Date (as applicable) and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date have ended prior to 3:00 p.m., New York City time, on such Purchase Date, and so long as all shares of common stock subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement, including those effected earlier on the same Purchase Date (as applicable), have been received by B. Riley prior to the time we deliver to B. Riley Principal a new Intraday Purchase Notice to effect an additional Intraday Purchase on the same Purchase Date as an earlier regular Purchase (as applicable) and one or more earlier Intraday Purchases effected on such same Purchase Date.

The terms and limitations that will apply to each subsequent additional Intraday Purchase effected on the same Purchase Date will be the same as those applicable to any earlier regular Purchase (as applicable) and any earlier Intraday Purchase effected on the same Purchase Date as such subsequent additional Intraday Purchase, and the per share purchase price for the shares of common stock that we elect to sell to B. Riley in each subsequent additional Intraday Purchase effected on the same Purchase Date as an earlier regular Purchase (as applicable) and/or earlier Intraday Purchase(s) effected on such Purchase Date will be calculated in the same manner as in the case of such earlier regular Purchase (as applicable) and such earlier Intraday Purchase(s) effected on the same Purchase Date as such subsequent additional Intraday Purchase, with the exception that the Intraday Purchase Valuation Period for each subsequent additional Intraday Purchase will begin and end at different times (and may vary in duration) during the regular trading session on such Purchase Date, in each case as determined in accordance with the Purchase Agreement.

In the case of Purchases and Intraday Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of common stock to be purchased by B. Riley in a Purchase or an Intraday Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such Purchase or Intraday Purchase (as applicable), in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or price threshold amounts.

At or prior to 5:30 p.m., New York City time, on the applicable Purchase Date for a Purchase and/or Intraday Purchase, B. Riley will provide us with a written confirmation for such Purchase and/or Intraday Purchase, as applicable, setting forth the applicable purchase price (both on a per share basis and the total aggregate purchase price) to be paid by B. Riley for the shares of common stock purchased by B. Riley in such Purchase and/or Intraday Purchase, as applicable.

The payment for, against delivery of, shares of common stock purchased by B. Riley in any Purchase or any Intraday Purchase under the Purchase Agreement will be fully settled within two trading days immediately following the applicable Purchase Date for such Purchase or such Intraday Purchase (as applicable), as set forth in the Purchase Agreement.

Conditions Precedent to Commencement and Each Purchase

B. Riley’s obligation to accept Purchase Notices and Intraday Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our common stock in Purchases and Intraday Purchases under the Purchase Agreement are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, at the applicable “Purchase Commencement Time” and “Intraday Purchase Commencement Time” (as such terms are defined in the Purchase Agreement) on the applicable Purchase Date for each Purchase and Intraday Purchase after the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of B. Riley’s control, which conditions include the following:

•	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

•

the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

•

the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of common stock that may be issued and sold by the Company to B. Riley under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and B. Riley being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) to resell all of the shares of common stock included in this prospectus (and included in any such additional prospectuses);

•

we shall have delivered or caused to be delivered to the transfer agent irrevocable instructions and an opinion of counsel, in each case directing the transfer agent to issue to B. Riley or its designated broker-dealer the shares included in the applicable registration statement in accordance with the terms of the Purchase Agreement and Registration Rights Agreement;

•

the SEC or any other governmental authority shall not have requested any additional information relating to a registration statement or any post-effective amendment thereto or any applicable prospectus or prospectus supplement;

•

the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of common stock that may be issued and sold by the Company to B. Riley under the

Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the common stock for offering or sale in any jurisdiction;

•

FINRA shall not have provided an objection to, and shall have confirmed in writing that it has determined not to raise any objections with respect to the fairness and reasonableness of, the terms and arrangements of the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement;

•

there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of common stock that may be issued and sold by the Company to B. Riley under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in the light of the circumstances under which they were made) not misleading;

•

the final prospectus included in any post-effective amendment to the registration statement, and any prospectus supplement thereto, required to be filed by us with the SEC under the Purchase Agreement and the Registration Rights Agreement shall have been filed and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC;

•

trading in the common stock shall not have been suspended by the SEC, Nasdaq or FINRA, the Company shall not have received any final and non-appealable notice that the listing or quotation of the common stock on Nasdaq shall be terminated on a date certain (unless, prior to such date, the common stock is listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the common stock, electronic trading or book-entry services by DTC with respect to the common stock imposed or contemplated;

•

the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

•

the issuance and sale of the shares pursuant to the Purchase Notice or applicable Intraday Purchase Notice shall not exceed, as applicable, the Purchase Maximum Amount or the Intraday Purchase Maximum Amount, cause the shares to exceed the aggregate limit, cause B. Riley to own in excess of the Beneficial Ownership Cap or the Exchange Cap (unless our stockholders have approved the issuance of shares in excess of the Exchange Cap);

•

the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

•

the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

•

all of the shares of common stock that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on Nasdaq (or if the common stock is not then listed on Nasdaq, then on any Eligible Market), subject only to notice of issuance;

•	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;

•

the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and

•	the receipt by B. Riley of the Commitment Shares, legal opinions and negative assurances, and bring-down legal opinions and negative assurance letters as required under the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

•	the first day of the month next following the 24-month anniversary of the Commencement Date;

•	the date on which B. Riley shall have purchased shares of common stock under the Purchase Agreement for an aggregate gross purchase price equal to $75,000,000;

•	the date on which the common stock shall have failed to be listed or quoted on Nasdaq or any other Eligible Market for one trading day;

•

the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such trading day; and

•	the date on which a bankruptcy custodian is appointed for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon ten trading days’ prior written notice to B. Riley. We and B. Riley may also terminate the Purchase Agreement at any time by mutual written consent.

B. Riley also has the right to terminate the Purchase Agreement upon ten trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

•	the occurrence and continuation of a Material Adverse Effect (as such term is defined in the Purchase Agreement);

•	the occurrence of a Fundamental Transaction (as such term defined in the Purchase Agreement) involving our company;

•

if we are in breach or default in any material respect of any of our covenants and agreements in the Purchase Agreement or in the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within ten trading days after notice of such breach or default is delivered to us;

•

the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration

Rights Agreement otherwise becomes unavailable to B. Riley for the resale of all of the shares of common stock included therein, and such lapse or unavailability continues for a period of 30 consecutive trading days or for more than an aggregate of 90 trading days in any 365-day period, other than due to acts of B. Riley; or

•

trading in the common stock on Nasdaq (or if the common stock is then listed on an Eligible Market, trading in the common stock on such Eligible Market) has been suspended for a period of three consecutive trading days.

No termination of the Purchase Agreement by us or by B. Riley will become effective prior to the fifth trading day immediately following the date on which any pending Purchase and any pending Intraday Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and no termination will affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending Purchase, any pending Intraday Purchase, the Commitment Shares, and any fees and disbursements of B. Riley’s legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement. Both we and B. Riley have agreed to complete our respective obligations with respect to any such pending Purchase and any pending Intraday Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

No Short-Selling or Hedging by B. Riley

B. Riley has agreed not to engage in or effect, directly or indirectly, for its own principal account or for the principal account of its sole member, any of its or its sole member’s respective officers, or any entity managed or controlled by it or its sole member, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the common stock or (ii) hedging transaction, which establishes a net short position with respect to the common stock, during the term of the Purchase Agreement.

Prohibition on Variable Rate Transactions

Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our common stock after the date of issuance, or our entry into any agreement for an “equity line of credit” (other than with B. Riley), whereby we may sell common stock at a future determined price.

Effect of Sales of our Common Stock under the Purchase Agreement on our Stockholders

All shares of common stock that may be issued or sold by us to B. Riley under the Purchase Agreement that are being registered under the Securities Act for resale by B. Riley in this offering are expected to be freely tradable. The shares of common stock being registered for resale in this offering may be issued and sold by us to B. Riley from time to time at our discretion over a period of up to 24 months commencing on the Commencement Date. The resale by B. Riley of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock, if any, to B. Riley under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to B. Riley all, some or none of the shares of our common stock that may be available for us to sell to B. Riley pursuant to the Purchase Agreement.

If and when we do elect to sell shares of our common stock to B. Riley pursuant to the Purchase Agreement, after B. Riley has acquired such shares, B. Riley may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from B. Riley in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from B. Riley in this offering as a result of future sales made by us to B. Riley at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to B. Riley under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with B. Riley may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by B. Riley for the shares of common stock that we may elect to sell to B. Riley under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock during the applicable Purchase Valuation Period for each Purchase, and during the applicable Intraday Purchase Valuation Period for each Intraday Purchase, made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of shares of common stock that we will sell to B. Riley under the Purchase Agreement, the actual purchase price per share to be paid by B. Riley for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of August 12, 2022, there were 118,415,459 shares of our common stock outstanding, of which 37,257,328 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to an aggregate of $75,000,000 of our common stock to B. Riley, only 23,648,889 shares of our common stock (representing the maximum number of shares of common stock we may issue and sell under the Purchase Agreement under the Exchange Cap limitation) are being registered for resale under the registration statement that includes this prospectus. If all of the 23,648,889 shares offered for resale by B. Riley under this prospectus were issued and outstanding as of August 12, 2022, such shares would represent approximately 16.7% of the total number of shares of our common stock outstanding and approximately 31.5% of the total number of outstanding shares held by non-affiliates, in each case as of August 12, 2022.

If it becomes necessary for us to issue and sell to B. Riley under the Purchase Agreement more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $75,000,000 under the Purchase Agreement, we must first (i) obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by B. Riley of any such additional shares of our common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to B. Riley under the Purchase Agreement. The number of shares of our common stock ultimately offered for sale by B. Riley is dependent upon the number of shares of common stock, if any, we ultimately sell to B. Riley under the Purchase Agreement.

The issuance of our common stock to B. Riley pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from B. Riley from our sale of shares of common stock to B. Riley under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to B. Riley(2)	Gross Proceeds from the Sale of Shares to B. Riley Under the Purchase Agreement
$2.00	23,477,881	16.6%	$46,955,762
$3.00	23,477,881	16.6%	$70,433,643
$4.00	18,750,000	13.7%	$75,000,000
$4.47(3)	16,778,523	12.4%	$75,000,000
$5.00	15,000,000	11.2%	$75,000,000
$6.00	12,500,000	9.6%	$75,000,000
$7.00	10,714,286	8.3%	$75,000,000

(1)

Excludes the 171,008 Commitment Shares that we issued to B. Riley. Although the Purchase Agreement provides that we may sell up to $75,000,000 of our common stock to B. Riley, we are only registering 23,648,889 shares under the registration statement that includes this prospectus, which may or may not cover all of the shares we ultimately sell to B. Riley under the Purchase Agreement. We will not issue more than an aggregate of 23,648,889 shares of our common stock (the Exchange Cap, unless otherwise approved by our stockholders or if the average price of shares of our common stock sold under the Purchase Agreement equals or exceeds $4.45. The number of shares to be issued as set forth in this column (i) gives effect to the Exchange Cap and (ii) is without regard for the Beneficial Ownership Cap. The assumed average purchase prices are solely for illustration and are not intended to be estimates or predictions of future stock performance.

(2)

The denominator is based on 118,415,459 shares of common stock outstanding as of August 12, 2022 (which includes the 171,008 Commitment Shares we issued to B. Riley on August 11, 2022), adjusted to give effect to the issuance of the number of shares set forth in the adjacent column that we would have sold to B. Riley, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.

(3)	The closing sale price of our common stock on Nasdaq on August 10, 2022.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by B. Riley. All of the common stock offered by B. Riley pursuant to this prospectus will be sold by B. Riley for its own account. We will not receive any of the proceeds from these sales. We may receive up to $75.0 million aggregate gross proceeds under the Purchase Agreement from any sales we make to B. Riley pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement will depend on the frequency and prices at which we sell shares of common stock to B. Riley after the date of this prospectus. See the section titled “Plan of Distribution (Conflict of Interest)” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes, including to fund potential future investments and acquisitions of companies that we believe are complementary to our business and consistent with our growth strategy. The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital over which we have little or no control. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds. Pending our use of the net proceeds as described above, we intend to invest the net proceeds pursuant to the Purchase Agreement in interest-bearing, investment-grade instruments.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our common stock and public warrants are currently listed on Nasdaq under the symbols “RGTI” and “RGTIW,” respectively. Prior to the consummation of the Business Combination, Supernova Class A common shares and public warrants were listed on The New York Stock Exchange under the symbols “SNII” and “SNIIW,” respectively. As of August 12, 2022, there were 373 holders of record of our common stock, one holder of record of the public warrants and one holder of record of the private placement warrants.

Dividend Policy

We have never declared or paid any dividends on shares of our common stock. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

As of August 12, 2022, we had 12,285,034 shares of our Common Stock authorized and available for issuance under our 2022 Plan. In connection with the Business Combination, our stockholders approved our 2022 Plan on February 28, 2022, which became effective immediately upon the Closing.

On June 10, 2022, we filed a registration statement on Form S-8 under the Securities Act to register the issuance of up to 18,332,215 shares reserved under the 2022 Plan, up 3,055,370 shares of common stock Employee Stock Purchase Plan, up to 18,367,696 shares subject to equity awards issued under 2013 Plan and up to 2,053 shares subject to equity awards issued under QxBranch Plan, which can be sold in the public market upon issuance, subject to applicable securities law and other restrictions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” “will,” “continue,” “project,” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including those we describe under “Risk Factors” and elsewhere in this prospectus that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors.

For purposes of this discussion, “Rigetti,” “the Company,” “we,” “us” or “our” refer to Rigetti Holdings, Inc. and its subsidiaries prior to the consummation of the Business Combination and Rigetti Computing, Inc. and its subsidiaries after the consummation of the Business Combination, unless the context otherwise requires.

Overview

As contemplated by the Merger Agreement, on March 1, 2022 Supernova was domesticated as a Delaware corporation and changed its name to “Rigetti Computing, Inc.”. On the Closing Date, (i) First Merger Sub merged with and into Legacy Rigetti, the separate corporate existence of First Merger Sub ceased and Legacy Rigetti survived as a wholly owned subsidiary of Rigetti Computing, Inc., and (ii) immediately following the First Merger, the Surviving Corporation merged with and into the Second Merger Sub, the separate corporate existence of the Surviving Corporation ceased and Second Merger Sub survived as a wholly owned subsidiary of Rigetti Computing, Inc. and changed its name to “Rigetti Intermediate LLC”.

On October 5, 2021, pursuant to an agreement and plan of merger (the “Holding Company Merger Agreement”) by and among Rigetti & Co, Inc., Rigetti Holdings, Inc. and Rigetti Intermediate Merger Sub, Inc., Rigetti Intermediate Merger Sub, Inc. merged with and into Rigetti & Co, Inc., with Rigetti & Co, Inc. surviving such merger as a wholly owned subsidiary of Rigetti Holdings, Inc., with all of the outstanding equity securities of Rigetti & Co, Inc. exchanged for identical equity securities of Rigetti Holdings, Inc. and on October 6, 2021, Rigetti & Co, Inc. was converted into a Delaware limited liability company and continues as “Rigetti & Co, LLC.” As the transactions described above were among entities under common control and the exchange was made on a one-for-one basis, this merger had no impact on the historical financial statements of Rigetti & Co, Inc. The financial results of Rigetti Holdings, Inc. refer to the financial results of Rigetti & Co, Inc. and Rigetti & Co, LLC.

We build quantum computers and the superconducting quantum processors that power them. We believe quantum computing represents one of the most transformative emerging capabilities in the world today. By leveraging quantum mechanics, we believe our quantum computers process information in fundamentally new, more powerful ways than classical computers. When scaled, it is anticipated that these systems will be poised to solve problems of staggering computational complexity at unprecedented speed.

With the goal of unlocking this opportunity, we have developed the world’s first multi-chip quantum processor for scalable quantum computing systems. We believe that this patented and patent pending, modular chip architecture is the building block for new generations of quantum processors that we expect to achieve a clear advantage over classical computers.

Our long-term business model centers on revenue generated from quantum computing systems made accessible via the cloud in the form of Quantum Computing as a Service (“QCaaS”) products. However, the substantial majority of our revenues is derived from development contracts, and we anticipate this to persist over at least the next several years as we work to ramp up our QCaaS business. Additionally, we are working to further develop a revenue stream and forging important customer relationships by entering into technology development contracts with various partners.

We are a vertically integrated company. We own and operate Fab-1, a dedicated and integrated laboratory and manufacturing facility, through which we own the means of producing our breakthrough multi-chip quantum processor technology. We leverage our chips through a full-stack product development approach, from quantum chip design and manufacturing through cloud delivery. We believe this full-stack development approach offers both the fastest and lowest risk path to building commercially valuable quantum computers.

We have been generating revenue since 2018 through partnerships with government agencies and commercial organizations; however, we have not yet generated profits. We have incurred significant operating losses since inception. Our net losses were $10.0 million and $10.1 million for the three months ended June 30, 2022 and June 30, 2021, respectively, and $20.4 million and $17.9 million for the six months ended June 30, 2022 and June 30, 2021 respectively. As we expect to continue to invest in research and development infrastructure, we expect to continue to incur additional losses for the foreseeable future in line with our long-term business strategy. As of June 30, 2022, we had an accumulated deficit of $227.6 million.

The Business Combination and PIPE Financing

On October 6, 2021, Supernova entered into the Merger Agreement by and among Supernova, First Merger Sub, Second Merger Sub, and Legacy Rigetti. On March 2, 2022, the Business Combination was consummated. While the legal acquirer in the Merger Agreement was Supernova, for financial accounting and reporting purposes under United States generally accepted accounting principles (“U.S. GAAP”), Rigetti was the accounting acquirer and the Merger was accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and financial statements of Rigetti represent the continuation of the financial statements of Legacy Rigetti in many respects. Under this method of accounting, Supernova was treated as the “acquired” company for financial reporting purposes. For accounting purposes, Rigetti was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Rigetti (i.e., a capital transaction involving the issuance of stock by Supernova for the stock of Rigetti).

As a result of the Business Combination, all of the shares of Legacy Rigetti common stock outstanding immediately prior to the Closing (including Legacy Rigetti common stock resulting from the Legacy Rigetti preferred stock conversion) were converted into the right to receive an aggregate of 78,959,579 shares of our common stock. Additionally, each issued and outstanding Supernova Class A ordinary shares and Class B ordinary shares automatically converted to 20,209,462 shares of common stock (of which 3,059,273 shares are subject to vesting under certain conditions). Upon consummation of the Business Combination, the most significant change in our reported financial position and results of operations was an increase in cash of $208.2 million (as compared to Rigetti’s balance sheet at December 31, 2021), including $225.6 million of proceeds from the Business Combination and PIPE Financing net against transaction costs incurred by us of $17.4 million.

Generally, costs (e.g., SPAC shares) are recorded as a reduction to additional paid-in capital. Costs allocated to liability-classified instruments that are subsequently measured at fair value through earnings (e.g., certain SPAC warrants) are expensed. Additional direct and incremental transaction costs were also incurred by Rigetti in connection with the Business Combination. Generally, costs (e.g., SPAC shares) are recorded as a reduction to additional paid-in capital. Costs allocated to liability-classified instruments that are subsequently measured at fair value through earnings (e.g., certain SPAC warrants) are expensed. Rigetti’s transaction costs totaled $20.65 million, of which $19.75 million was allocated to equity-classified instruments and recorded as a reduction to additional paid-in capital, and the remaining $0.9 million was allocated to liability-classified instruments that are subsequently measured at fair value through earnings and recognized as expense in the condensed consolidated statements of operations during the six months ended June 30, 2022.

As a result of the Business Combination, we became subject to the reporting requirements under the Exchange Act, as amended, and listing standards of the Nasdaq Capital Market, which will necessitate us to hire additional personnel and implement procedures and processes to address such public company requirements. We expect to incur additional ongoing expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

Our future results of consolidated operations and financial position may not be comparable to historical results as a result of the Business Combination.

COVID- 19 Update and Other Events

The COVID-19 pandemic continues to evolve rapidly and we intend to continue to monitor it closely.

The evolution of the virus is unpredictable and any resurgence may slow down our ability to develop our quantum computing products and related services. The COVID-19 pandemic could limit the ability of suppliers and business partners to perform, including third-party suppliers’ ability to provide components, services and materials. We may also experience an increase in the cost of raw materials.

Following the recent invasion of Ukraine by Russia, the U.S. and global financial markets experienced volatility, which has led to disruptions to trade, commerce, pricing stability, credit availability, supply chain continuity and reduced access to liquidity globally. In response to the invasion, the United States, United Kingdom and European Union, along with others, imposed significant new sanctions and export controls against Russia, Russian banks and certain Russian individuals and may implement additional sanctions or take further punitive actions in the future. The full economic and social impact of the sanctions imposed on Russia and possible future punitive measures that may be implemented, as well as the counter measures imposed by Russia, in addition to the ongoing military conflict between Ukraine and Russia, remains uncertain; however, both the conflict and related sanctions have resulted and could continue to result in disruptions to trade, commerce, pricing stability, credit availability, supply chain continuity and reduced access to liquidity on acceptable terms, in both Europe and globally, and has introduced significant uncertainty into global markets. As a result, our business and results of operations may be adversely affected by the ongoing conflict between Ukraine and Russia and related sanctions, particularly to the extent it escalates to involve additional countries, further economic sanctions or wider military conflict.

During the three and six months ended June 30, 2022, we experienced supply chain challenges, which we largely attribute to the COVID-19 pandemic and the general disruptions resulting from the ongoing conflict between Ukraine and Russia and related sanctions, as well as increases in costs of component parts, labor and raw materials, which we largely attribute to rising inflation and high demand as a result of restricted supply. We expect these increased costs to remain high as the COVID-19 pandemic, the Ukraine-Russia conflict and their respective effects persist. As global economic conditions recover from the COVID-19 pandemic, the Ukraine-Russia conflict and the related sanctions, business activity may not recover as quickly as anticipated, and it is not possible at this time to estimate the long-term impact that these and related events could have on our business, as the impact will depend on future developments, which are highly uncertain and cannot be predicted. For instance, product demand may be reduced due to an economic recession, a decrease in corporate capital expenditures, prolonged unemployment, rising inflation rates, labor shortages, reduction in consumer confidence, adverse geopolitical and macroeconomic events, or any similar negative economic condition. In addition, there has been increasing volatility and uncertainty in the credit and financial markets which could limit our access to capital.

Impacts of the COVID-19 pandemic, geopolitical and macroeconomic conditions, some of which we have already experienced, include those described throughout the “Risk Factors” section included in this prospectus, including “A pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide could adversely affect our business.”

Change in Fiscal Year

In October 2021, the board of directors of Legacy Rigetti (the “Legacy Rigetti Board”) approved a change to our fiscal year-end from January 31 to December 31, effective December 31, 2021. We believe the year-end change is important and useful to our financial statement users to allow for increased comparability with our industry peers. As a result of this change, our fiscal year 2021 covers a period of 11 months from February 1, 2021 to December 31, 2021. Financial statements for the prior fiscal year ended January 31, 2021 continue to be presented on the basis of the previous fiscal year end which includes 12 months ended January 31, 2021. Starting on January 1, 2022, our fiscal year now begins on January 1 and ends on December 31 each year, starting on January 1, 2022. Year-over-year quarterly financial data has been and will continue to be recast to be comparative with the new fiscal quarter end in the new fiscal year.

Committed Equity Facility

On August 11, 2022, we entered into the Purchase Agreement and Registration Rights Agreement with B. Riley. Pursuant to the Purchase Agreement, subject to the satisfaction of the conditions set forth therein, we will have the right to sell to B. Riley up to $75,000,000 of newly issued shares of our common stock (subject to certain conditions and limitations contained in the Purchase Agreement), from time to time during the term of the Purchase Agreement. See “Committed Equity Financing” for more information.

Key Components of Results of Operations

Revenue

We generate revenue through our development contracts, as well as from our QCaaS offerings and other services including training and provision of quantum computing components. Development contracts are generally multi-year, non-recurring arrangements pursuant to which we provide professional services regarding collaborative research in practical applications of quantum computing to technology and business problems within the customer’s industry or organization and assists the customer in developing quantum algorithms and applications to assist the customer in areas of business interest. QCaaS revenue is recognized on a ratable basis over the contract term or on a usage basis, which generally ranges from three months to two years. Revenue related to development contracts and other services is recognized as the related milestones are completed or over time, as the work required to complete these milestones is completed. Revenue related to the sale of custom quantum computing components is recognized at a point in time upon acceptance by the customer.

Cost of Revenue

Cost of revenue consists primarily of all direct and indirect cost associated with providing QCaaS offerings and development contracts and other services, including employee salaries and employee related costs, including compensation, bonuses, employee taxes and benefit costs of program management and personnel associated with the delivery of goods and services to customers and sub-contract costs for work performed by third parties. Cost of revenue also includes an allocation of facility costs, depreciation and amortization directly related to providing the QCaaS offerings and development contracts and other services. We expect cost of revenue to increase as we continue to expand on our operations, enhance our service offerings and expand our customer base.

Operating Expenses

Our operating expenses consist of sales and marketing, general and administrative and research and development expenses.

Research and Development

Research and development costs are expensed as incurred. Research and development expenses include compensation, employee benefits, stock-based compensation, outside consultant fees, allocation of facility costs, depreciation and amortization, materials and components purchased for research and development. We expect research and development expenses to increase as we invest in the enhancement of our product offerings. We do not currently capitalize any research and development expenditures.

Sales and Marketing

Sales and marketing expenses consist primarily of compensation including stock-based compensation, employee benefits of sales and marketing employees, outside consultants’ fees, travel and marketing and promotion costs. We expect selling and marketing expenses to increase as we continue to expand on our operations, enhance our service offerings, expand our customer base, and implement new marketing strategies.

General and Administrative

General and administrative expenses include compensation, employee benefits, stock-based compensation, legal, insurance, finance administration and human resources, an allocation of facility costs (including leases), bad debt costs, professional service fees, and an allocation of other general overhead costs including depreciation and amortization to support our operations, which consist of operations other than associated with providing QCaaS offerings and development contracts and other services. We expect our general and administrative expenses to increase as we continue to grow our business. We also expect to incur additional expenses as a result of operating as a public company.

Provision for Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. We have recorded a full valuation allowance against our deferred tax assets.

Results of Operations

Three and Six Months Ended June 30, 2022 compared to Three and Six Months Ended June 30, 2021

The following tables set forth our results of operations for the periods indicated:

	Three Months Ended June 30		2022 versus 2021		Six Months Ended June 30		2022 versus 2021
	2022	2021 (in thousands)	$ Change	% Change	2022	2021 (in thousands)	$ Change	% Change
Revenue:	$2,134	$1,540	$594	39%	$4,238	$3,900	$338	9%
Cost of revenue	873	365	508	139%	1,287	637	650	102%

Total gross profit	1,261	1,175	86	7%	2,951	3,263	(312)	-10%
Operating expenses:
Research and development	12,634	7,496	5,138	69%	25,083	14,431	10,652	74%
Sales and marketing	1,487	644	843	131%	2,963	957	2,006	210%
General and administrative	12,785	2,711	10,074	372%	24,345	5,232	19,113	365%

Total operating expenses	26,906	10,851	16,055	148%	52,391	20,620	31,771	154%

Loss from operations	(25,645)	(9,676)	(15,969)	165%	(49,440)	(17,357)	(32,083)	185%

Other (expense) income, net:
Interest expense	(1,040)	(405)	(635)	157%	(2,244)	(481)	(1,763)	367%
Change in fair value of derivative warrant liabilities	8,687	—	8,687	nm	14,509	—	14,509	nm
Change in fair value of earn-out liability	8,024	—	8,024	nm	17,658	—	17,658	nm
Transaction cost	—		—	nm	(927)	—	(927)	nm
Other income	—	7	(7)	-100%	—	(23)	23	-100%

Total other income (expense), net	15,671	(398)	16,069		28,996	(504)	29,500
Net loss before provision for income taxes	(9,974)	(10,074)	100		(20,444)	(17,861)	(2,583)
Provision for income taxes	—	—	—		—	—	—

Net loss	$(9,974)	$(10,074)	$100		$(20,444)	$(17,861)	$(2,583)

Revenue

Revenue increased $0.6 million, or 39%, to $2.1 million for the three months ended June 30, 2022, up from $1.5 million for the three months ended June 30, 2021. The period over period change is attributable to revenue from a new contract signed in late 2021 with a government agency of $0.4 million together with revenue from the start of the second phase of a large government agency project entered into in August 2021 of $0.7 million partially offset by a decrease in revenue of $0.5 million from a U.K. government agency project.

Revenue increased $0.3 million, or 9%, to $4.2 million for the six months ended June 30, 2022, up from $3.9 million for the six months ended June 30, 2021. The period over period increase was primarily attributable to an increase in revenue of $1.7 million due to the start of a new contract and the second phase of a large government agency project along with the expansion in scope of other U.S. projects of $0.4 million, offset by a $0.5 million decrease in revenue related to a U.K. government agency project, and the completion of the first phase of a large government agency project of $1.3 million in the six months ended June 30, 2021.

These development contracts are fixed price milestone or cost share-based contracts and the timing and amounts of revenue recognized in each quarter will therefore vary based on the delivery of the associated milestones and/ or the work performed. We expect to continue to generate the majority of our revenue from development contracts over at least the next several years and that revenue will be variable in timing and size as we work to ramp up our QCaaS business for the longer term. In addition, we are negotiating contracts with a government entity that is also an existing customer and the contracting process has taken longer than anticipated. Accordingly, there is a risk that some or all of the $4.0 million revenue we anticipate from these contracts would be deferred to later fiscal periods after the 2022 fiscal year if the contract negotiations are not completed, the contracts are not executed and we are unable to invoice for the full amount in 2022. Moreover, if negotiations result in contract terms that are less favorable than we anticipated, the total expected value of these contracts could decrease. Additionally, a portion of such anticipated revenue relates to work that has already been performed and costs that have already been incurred. We cannot assure the execution of these contracts in a timely manner or at all. If the contracts are not ultimately executed, it would likely be very difficult to realize the expected revenue from this government entity and we may be unable to recoup all or a portion of costs already incurred.

Cost of Revenue

Cost of revenue increased $0.5 million, or 139%, to $0.9 million for the three months ended June 30, 2022, as compared to $0.4 million for the three months ended June 30, 2021. The increase was mainly attributable to an increase in employee-related costs of $0.1 million and subcontract cost of $0.4 million associated with specific projects and collaborative development contract services work with government agencies.

Cost of revenue increased $0.7 million, or 102%, to $1.3 million for the six months ended June 30, 2022, as compared to $0.6 million for the six months ended June 30, 2021. The increase was mainly attributable to an increase in employee-related costs of $0.3 million and subcontract cost of $0.4 million associated with specific projects and collaborative development contract services work with government agencies.

We expect these costs to increase as we expand headcount and increase third party subcontractor costs related to our collaborative development contract services work with government agencies. In addition, we have incurred and may continue to incur increased costs associated with equipment, system components and labor due to current global economic conditions, including inflation, labor shortages and supply conditions.

Operating Expenses

Research and Development Expenses

Research and development expenses increased by $5.1 million, or 69%, to $12.6 million for the three months ended June 30, 2022, from $7.5 million for the three months ended June 30, 2021. The increase was primarily attributable to:

•

a $3.5 million increase in employee related costs in the three months ended June 30, 2022 due to an increase in headcount and related wage costs of $1.6 million, and a $1.9 million increase in stock compensation expense.

•

a $1.6 million increase associated with the continued and expanded investment in research and development efforts, including $1.2 million increase in software subscription and material costs, a $0.2 million increase in rent and utilities related to our Fremont fab facility, and a $0.2 million increase in associated depreciation from increased capital expenditures.

Research and development expenses increased by $10.7 million, or 74%, to $25.1 million for the six months ended June 30, 2022, from $14.4 million for the six months ended June 30, 2021. The increase was primarily attributable to:

•

a $7.1 million increase in employee related costs for the six months ended June 30, 2022 due to an increase in headcount and resulting wage costs of $3.1 million, a $2.4 million increase in stock compensation expense, and a one-time cumulative recognition of previously deferred stock compensation expense of $1.6 million related to the satisfaction of the liquidity condition with respect to outstanding stock units recognized as a result of the close of the Business Combination; and

•

a $3.6 million increase associated with the ongoing and expanded investment in research and development efforts, including a $3.0 million increase in software subscription and material costs, a $0.2 million increase in rent and utilities, and a $0.4 million increase in depreciation.

We expect research and development expenses to increase as we continue to invest in the enhancement of our product offerings, including with respect to cost of building QPU fridges, quantum chip fabrication costs, expansion of facilities and general salaries and wages. In addition, we have incurred and expect to continue to incur increased research and development expenses due to increasing costs of labor, including expenses associated with stock compensation in order to attract and retain qualified personnel; equipment and component costs impacted by the current macroeconomic environment including supply chain constraints; and labor shortages.

Sales and Marketing Expenses

Sales and marketing increased by $0.8 million, or 131%, to $1.5 million for the three months ended June 30, 2022, from $0.6 million for the three months ended June 30, 2021. The increase was primarily driven by a $0.2 million increase in employee related costs, $0.2 million increase in stock compensation, and $0.4 million increase in consultant and other spending on sales and development activities for the purpose of customer growth and acquisition.

Sales and marketing increased $2.0 million, or 210%, to $3.0 million for the six months ended June 30, 2022, from $1.0 million for the six months ended June 30, 2021. The increase was primarily driven by a $0.9 million increase in employee related costs, a $0.7 million increase in stock compensation of which $0.4 million was related to the satisfaction of the liquidity condition with respect to outstanding stock units recognized as a result of the close of the Business Combination, and a $0.4 million increase in consultant and other spending on sales and development activities for the purpose of customer growth and acquisition.

We expect selling and marketing expenses to increase as we seek to expand and enhance our service offering as well as expand our operations and customer base globally. In addition, we anticipate implementing new marketing strategies with respect to customer acquisition efforts and product marketing campaigns as our technology and product offerings expand.

General and Administrative Expenses

General and administrative expenses increased by $10.1 million, or 372%, to $12.8 million for the three months ended June 30, 2022, from $2.7 million for the three months ended June 30, 2021. The increase was attributable to:

•	a $8.4 million increase in stock compensation expense;

•	a $1.8 million increase in legal and accounting costs related to enhanced public reporting requirements, investor relation costs and other software acquisition costs;

•

a $1.1 million increase in employee related cost as a result of operating as a public Company, including higher executive salaries and increased headcount-related wage costs to build and upgrade the resources to operate as a public company and to build out our information security team; and

•	a $0.9 million increase in other costs including directors and officers insurance and other office expenses attributable to return to office work.

These costs were partially offset by the gain in change in fair value of the Warrant Subscription Agreement of $2.1 million which was entered into with Ampere as part of our strategic collaboration agreement.

General and administrative expenses increased by $19.1 million, or 365%, to $24.3 million for the six months ended June 30, 2022, from $5.2 million for the six months ended June 30, 2021. The increase was attributable to:

•	a $9.9 million increase in stock compensation expense;

•

a one-time cumulative recognition of previously deferred stock compensation expense of $6.9 million related to the satisfaction of the liquidity condition with respect to outstanding stock units recognized as a result of the close of the Business Combination;

•	a $2.6 million increase in legal and accounting costs related to enhanced public reporting requirements, investor relation costs and other software acquisition costs;

•	one-time transaction bonuses awarded to employees in recognition of the closing of the Business Combination and associated taxes of $2.1 million;

•

a $1.7 million increase in employee related cost as a result of operating as a public company, including higher executive salaries and increased headcount-related wage costs to build and upgrade the resources to operate as a public company and to build out our information security team; and

•	a $1.0 million increase in other costs including directors and officers insurance and other office expenses attributable to return to office work.

These costs were partially offset by the gain in change in fair value of our forward contract agreement of $5.1 million which was entered into with Ampere as part of our strategic collaboration agreement.

We expect general and administrative expenses to increase as we operate as a public company.

Other Income (Expense), net

Interest Expense

Interest expense, net of interest income, was $1.0 million and $0.4 million for the three months ended June 30, 2022 and 2021, respectively. Interest expense was $2.2 million and $0.5 million for the six months ended June 30, 2022 and 2021, respectively. The increase in expense was a result of the Loan Agreement we entered into with Trinity Capital Inc. (“Trinity”) in March 2021 (as amended from time to time, the “Loan Agreement”). The period over period increase was primarily because for the three months and six months ended June 30, 2022, interest expense was based on the overall borrowings under the Loan Agreement of $32.0 million for a three-month and six-month interest period, while for the same period in 2021, interest expense was based on borrowings under the Loan Agreement within a range of $12.0 to $19.0 million for a shorter interest period of only three months and 10 days.

Change in Fair Value of Warrant Liabilities

A discussion of change in fair value of warranty liabilities is included in Note 9 to our unaudited consolidated financial statements for the three and six month periods ended June 30, 2022, included elsewhere to this prospectus.

Change in Fair Value of Earn-out Liability

A discussion of change in fair value of earn-out liability is included in Note 2, Sponsor Earn-Out Liability, to our unaudited condensed consolidated financial statements for the three and six month periods ended June 30, 2022, included elsewhere to this prospectus.

Transaction Costs

Transaction costs arose from the Business Combination allocated to liability-classified instruments that are subsequently measured at fair value through earnings must be expensed as incurred. We incurred a total transaction cost of $0.9 million allocated to liability-classified instruments for the six-month period ended June 30, 2022. We did not incur any transaction costs for the comparable six months ended June 30, 2021. We did not incur any transaction costs as part of the results of operations for the three months ended June 30, 2022 and June 30, 2021.

Comparison of the Eleven Months Ended December 31, 2021, and Year Ended January 31, 2021

The following tables set forth our results of operations for the periods indicated:

	11 Months Ended December 31,	Year Ended January 31,
	2021	2021	$Change	% Change
	(In thousands)
Revenue	$8,196	$5,543	$2,653	48%
Cost of revenue	1,623	1,492	131	9%

Total gross profit	6,573	4,051	2,522	62%
Operating expenses:
Research and development	26,928	24,099	2,829	12%
General and administrative	11,299	13,158	(1,859)	-14%
Sales and marketing	2,475	1,886	589	31%

Total operating expenses	40,702	39,143	1,559	4%

Loss from operations	$(34,129)	$(35,092)	$963	-3%

Other (expense) income, net:
Gain on extinguishment of debt	—	8,914	(8,914)	nm
Change in fair value of warrant liability	(1,664)	—	(1,664)	nm
Interest expense	(2,465)	(52)	(2,413)	nm
Interest income	10	60	(50)	-83%
Other income	7	42	(35)	-83%

Total other (expense) income, net	(4,112)	8,964	(13,076)
Net loss before provision for income taxes	(38,241)	(26,128)	(12,113)
Provision for income taxes	—	—	—

Net loss	$(38,241)	$(26,128)	$(12,113)

The results of operations for the period ended December 31, 2021 relate to an 11-month period as compared to the 12-month period ended January 31, 2021. Some of the variances in operating results between these periods are primarily attributable to the fewer number of operating months in the current period ended December 31, 2021.

Revenue

Revenue increased $2.7 million, or 48%, to $8.2 million for the 11 months ended December 31, 2021, up from $5.5 million for the year ended January 31, 2021. The period over period growth is primarily attributable to an increase of $2.7 million in revenue due to the addition of new development contracts with U.S. and U.K. government agencies during the 11 months ended December 31, 2021 combined with an expansion in scope of work for existing customers.

Cost of Revenue

Cost of revenue increased $0.1 million, or 9%, to $1.6 million for the 11 months ended December 31, 2021, as compared to $1.5 million for the year ended January 31, 2021. The increase was mainly attributable to the increased sub-contract costs of $0.3 million offset by lower employee costs of $0.2 million due to the lower number of operating months in the current period ended December 31, 2021. The Company expects cost of revenue to increase as we continue to expand on our operations, enhance our service offerings, and expand our customer base.

Operating Expenses

Research and Development Expenses

Research and development expenses increased by $2.8 million, or 12%, to $26.9 million for the 11 months ended December 31, 2021, from $24.1 million for the year ended January 31, 2021. The increase was primarily attributable to a $1.6 million increase in payroll related costs in the 11 months ended December 31, 2021 due to an increase in headcount and the absence of cost savings in salaries, material and consultant costs experienced in the prior year due to stoppage of work as a result of the COVID-19 pandemic. Additionally, as a result of a continued investment in research and development activities, costs of direct materials, and information technology expenses increased by $1.2 million, and depreciation expense increased by $0.2 million during the 11 months ended December 31, 2021 as compared to the year ended January 31, 2021. The increase was offset by a total $0.2 million reduction in other expenses as a result of COVID-19 related severance payments in the prior comparable period. We expect research and development expenses to increase as we invest in the enhancement of our product offerings, including with respect to cost of building QPU fridges, quantum chip fabrication costs and general salaries and wages.

Sales and Marketing Expenses

Sales and marketing increased $0.6 million, or 31%, to $2.5 million for the 11 months ended December 31, 2021 from $1.9 million for the year ended January 31, 2021. The increase was primarily driven by a $0.9 million increase in payroll related costs for the 11 months ended December 31, 2021 as compared to the year ended January 31, 2021 during which the Company experienced a reduction in headcount and lower material and consultant costs due to stoppage of work as a result of the COVID-19 pandemic, offset by a $0.3 million decrease in other expenses related to marketing and promotion which did not recur during the 11 months ended December 31, 2021. We expect selling and marketing expenses to increase as we continue to expand on our operations, enhance our service offerings, expand our customer base, and implement new marketing strategies, including with respect to customer acquisition efforts and general marketing campaigns.

General and Administrative Expenses

General and administrative expenses decreased by $1.9 million, or 14%, to $11.3 million for the 11 months ended December 31, 2021, from $13.2 million for the year ended January 31, 2021. The decrease was attributable to a decrease in facility costs of $0.5 million as a result of subleasing out certain properties during the 11-month period ended December 31, 2021, lower consultant costs of $0.5 million due to the hiring of full time employees, lower stock compensation expense of $0.4 million, lower corporate legal fees due to absence of non-recurring financing-related legal fees of $0.8 million incurred during the year ended January 31, 2021 and fewer operating months in the current period. These overall decreases were partially offset by an increase in headcount in the 11 months ended December 31, 2021 as a result of hiring senior executives and incentive compensation for executive employees of approximately $0.5 million and an increase of approximately $0.2 million related to the change in fair value of forward contract liabilities for the 11 months ended December 31, 2021. A discussion of change in fair value of forward contract agreement liability is included in Note 11 to our audited consolidated financial statements for the 11 months ended December 31, 2021 included in elsewhere in this prospectus. We expect our general and administrative expenses to increase as we continue to grow our business and as a result of increased costs operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

Other Income (Expense), net

Interest Expense

Interest expense was $2.5 million for the 11 months ended December 31, 2021, from $52,000 for the year ended January 31, 2021. As we did not have interest bearing debt in the previous comparable period, the increase in expense was a result of a Loan and Security Agreement entered into during the eleven-month period ended December 31, 2021.

Gain on Extinguishment of Debt

Gain on extinguishment of $8.9 million was the result of the conversion of outstanding convertible notes in the year ended January 31, 2021, and as compared to the absence of such one-off event during the 11 months period ended December 31, 2021.

Change in Fair Value of Warrant Liabilities

A discussion of change in fair value of warranty liabilities is included in Note 10 to our audited consolidated financial statements for the eleven-month period ended December 31, 2021 included elsewhere in this prospectus.

Liquidity and Capital Resources

We have incurred net losses since inception, and experienced negative cash flows from operations. Prior to our Business Combination, we financed our operations primarily through the issuance of preferred stock, warrants and convertible notes and revenue. During the six months ended June 30, 2022, we incurred net losses of $20.4 million and during the 11 months ended December 31, 2021, we incurred net losses of $38.2 million. As of June 30, 2022, we had an accumulated deficit of $227.6 million, and we expect to incur additional losses and higher operating expenses for the foreseeable future in line with our long-term business and investment strategy. In connection with the closing of the Business Combination on March 2, 2022, we received a total of approximately $225.6 million from the Business Combination and PIPE Financing, net against Supernova transaction costs.

The exercise price of our public warrants and private placement warrants is $11.50 per warrant. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock. If the trading price for our common stock is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their warrants. On August 10, 2022, the last reported sales price of our common stock was $4.47 per share and the last reported sales price of our public warrants was $0.62 per warrant.

Excluding any potential cash proceeds from the exercise of warrants or Rigetti assumed warrants or payments related to the Ampere Warrant, we believe that our existing cash and cash equivalents, including net proceeds from the Business Combination, should be sufficient to meet our anticipated operating cash needs for at least the next 12 months based on our current business plan and expectations and assumptions considering current macroeconomic conditions. We have based these estimates on assumptions that may prove to be wrong and we could use our available capital resources sooner than we currently expect, and future capital requirements and the adequacy of available funds will depend on many factors, including those described in the section entitled “Risk Factors” in this prospectus.

Our short-term cash requirements include capital expenditures for materials and components for research and development and quantum computing fridges; working capital requirements; and strategic collaborative arrangements and investments.

Our long-term requirements include expenditures for the planned expansion of our quantum chip fabrication facility; planned development of multiple generations of quantum processors; and anticipated additional investments to scale our QCaaS offering.

We will require a significant amount of cash for expenditures as we invest in ongoing research and development and business operations. Until such time as we can generate significant revenue from sales of our development contracts and other services, including our QCaaS offering, we expect to finance our cash needs primarily through our Loan Agreement with Trinity, our arrangements with Ampere, our committed equity financing with B. Riley and other equity or debt financings or other capital sources, including development contract revenue with government agencies and strategic partnerships. To the extent that we raise additional capital through the sale of equity or convertible debt securities, including through use of our committed equity financing with B. Riley, the ownership interest of our stockholders will be, or could be, diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, or substantially reduce our quantum computing development efforts. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors” included in this prospectus.

In addition, actual sales, if any, of shares of common stock to B. Riley pursuant to the committed equity financing will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our common stock and determinations by us as to appropriate sources of funding for our business and operations. We cannot guarantee the extent to which we may utilize the committed equity financing. See “Committed Equity Financing” for more information.

Loan and Security Agreement

On March 10, 2021, we entered into the Loan Agreement with Trinity for term loans with a principal amount of $12.0 million, bearing an interest rate of the greater of 7.5% plus the prime rate published by the Wall Street Journal or 11.0%. In addition, we are required to pay a final payment fee equal to 2.75% of the aggregate amount of all term loan advances. The term loans under the Loan Agreement are secured by all of our assets. The Loan Agreement contains customary representations, warranties and covenants, but does not include any financial covenants. The negative covenants include restrictions on the ability to incur indebtedness, pay dividends, execute fundamental change transactions, and other specified actions. In connection with entry into the Loan Agreement, we issued a warrant to purchase our shares of common stock to Trinity. The Guarantor of the loan is Rigetti Holdings, Inc. and the loan is secured by substantially all of our assets.

On May 18, 2021, we entered into a first amendment to the Loan Agreement, which modified certain financial covenants, including an additional good faith deposit of $20,000 and adding a tranche B to the Loan Agreement in an aggregate amount of $15.0 million, consisting of two advances of $8.0 million and $7.0 million each. In connection with such amendment, the maturity date was modified to be the date equal to 48 months from the first payment date of each specific cash advance. In connection with such amendment, we cancelled the initial warrants and issued a warrant to purchase 995,099 shares of our common stock (783,129 shares post conversion).

On October 21, 2021, we entered into a second amendment to the Loan Agreement, which modified the date requiring us to deliver evidence of completion of the PIPE transaction and execution of a definitive merger agreement with a special purpose acquisition company to October 31, 2021.

Pursuant to the second amendment, the maturity date was modified to be the date equal to 48 months from the first payment date of each specific cash advance. Subject to an interest only period of 18 months following each specific cash advance date, the term loan incurs interest at the greater of a variable interest rate based on prime rate or 11% per annum, payable monthly. Interest-only payments are due monthly immediately following an advance for a period of 18 months and, beginning on the 19th month, principal and interest payments are due monthly.

In January 2022, we entered into the third amendment to the Loan Agreement to increase the debt commitment by $5.0 million to $32.0 million. The amendment allows us to draw an additional $5.0 million immediately with an additional $8.0 million to be drawn at the sole discretion of the lender. We drew the additional $5.0 million upon signing the amendment. Other modifications per the amendment included an extension of the requirement to raise an additional $75 million of equity and a defined exit fee for the additional $5.0 million to be at 20% of the advanced funds under the amendment. In conjunction with the amendment, we also guaranteed payment of all monetary amounts owed and performance of all covenants, obligations and liabilities. As of June 30, 2022, the total principal amount outstanding under the Loan Agreement was approximately $32.0 million. We use borrowings under the Loan Agreement for working capital purposes.

The Loan Agreement is secured by a first-priority security interest in substantially all of our assets. As of the date of this prospectus, we are in compliance with all covenants under the Loan Agreement.

Our cash commitments as of June 30, 2022 were primarily as follows (in thousands):

	Total	Short- Term	Long- Term
Financing obligations	$29,427	$4,226	$25,201
Operating lease obligations	10,163	1,502	8,661
Total	$39,590	$5,728	$33,862

Financing obligations consist of principal and interest expense related to the Loan and Security Agreement. Operating lease obligations consist of obligations under non-cancelable operating leases for our offices and facilities. The cash requirements in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that we can cancel without a significant penalty.

Summary of Historical Cash Flows

The following table summarizes our cash flows for the periods indicated (in thousands):

	Six Months Ended June 30,		11 Months Ended December 31,	Year Ended January 31,
	2022	2021	2021	2021
Net cash used in operating activities	$(35,085)	$(14,098)	$(29,043)	$(30,067)
Net cash used in investing activities	(10,636)	(3,744)	(7,008)	(4,400)
Net cash provided by financing activities	217,766	20,117	25,582	56,289

Cash Flows Used in Operating Activities

Our cash flows from operating activities are significantly affected by our ability to achieve significant growth to offset expenditures related to research and development, sales and marketing, and general and administrative activities. Our operating cash flows are also affected by our working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

Net cash used in operating activities increased by $21.0 million, or 149%, when comparing the six months ended June 30, 2022 to the same period in 2021. The increase in spending was primarily due to:

•

increase in headcount and payroll related costs of $8.2 million as a result of investments in research and development efforts combined with upgrading internal and external resources to operate as a public company including a one-time bonus related to the business combination of $2.1 million;

•	$5.6 million increase in legal and accounting costs related to enhanced public reporting requirements, investor relation costs, and other software acquisition costs

•	prepayment of insurance premium for directors and officers of $3.0 million.

•	$1.7 million in additional interest costs related to increased borrowing amounts associated with the Loan Agreement

•	total transaction costs of $1.0 million incurred in connection with the closing of the Business Combination

•	$1.5 million in working capital changes.

Net cash used in operating activities during the six months ended June 30, 2022 was $35.1 million, resulting primarily from a net loss of $20.4 million, adjusted for non-cash charges of $3.0 million in depreciation; $22.5 million in stock-based compensation; $14.5 million gain from change in fair value of derivative warrant liabilities related to the Loan Agreement, private placement warrants, and public warrants; $5.1 million gain from change in fair value of the Warrant Subscription Agreement; $17.7 million gain from change in fair value for contingent earn-out liabilities; and $0.7 million in amortization of debt financing costs. These non-cash charges were partially offset by adjustments for changes in operating assets and liabilities seen during the period. Changes in operating assets and liabilities was $3.6 million of cash used in operations. The changes primarily consisted of an increase in accounts receivable of $1.0 million; an increase in prepaid and current assets of $2.9 million; a decrease in accounts payable of $0.9 million; offset by an increase in accrued expenses and other current liabilities of $1.1 million, and an increase in deferred revenue of $0.1 million.

Net cash used in operating activities during the six months ended June 30, 2021 was $14.1 million, resulting primarily from a net loss of $17.9 million, adjusted for non-cash charges of $2.4 million in depreciation and $1.1 million in stock-based compensation. Changes in operating assets and liabilities was $0.3 million of cash provided by operations, which primarily consisted of an increase in accounts receivable of $0.3 million; an increase in prepaid and current assets of $0.5 million; a decrease in deferred revenue of $0.1 million; offset by an increase in accounts payable, accrued expenses and other liabilities of $1.2 million.

Net cash used in operating activities decreased by $1.0 million, or 3%, when comparing the 11 months ended December 31, 2021, to the year ended January 31, 2021. The decrease was primarily due to a shorter period of 11 months, higher revenue of $2.6 million earned and collected than the prior year, offset by an increase in employee related costs and temporary and permanent operational, administrative, and development expense totaling $1.6 million during the 11 months period ended December 31, 2021 as a result of gradually resuming operations following the temporary work stoppage in 2020 due to the COVID-19 pandemic. As compared to the year ended January 31, 2021, we took cost reduction efforts including headcount reductions in compensation of employees at certain levels, sub-leasing of corporate offices and elimination of certain employee benefits in reaction to the COVID-19 pandemic.

Net cash used in operating activities during the 11 months ended December 31, 2021, was $29.0 million, resulting primarily from a net loss of $38.2 million, adjusted for non-cash charges of $4.7 million in depreciation, $1.8 million in stock-based compensation, $1.7 million in change of fair value of derivative warrant liabilities related to the Loan Agreement, $0.7 million in amortization of debt financing costs, and $0.2 million due to the change in fair value of forward contract liabilities. These non-cash charges were partially offset by adjustments for changes in operating assets and liabilities seen during the period. Changes in operating assets and liabilities was $0.2 million, which primarily consisted of an increase in accounts receivable of $1.06 million, an increase in prepaid and current assets of $0.31 million, a decrease in accounts payable of $0.39 million, and a decrease in other liabilities for $0.09 million, partially offset by an increase in deferred revenue of $0.49 million and an increase in accrued expenses and other liabilities of $1.55 million. The increase in deferred revenue was due to revenue not being recognized while billing has happened, the increase in accounts receivable and decrease in accounts payable was due to the timing of customer/vendor invoicing and payments. The increase in prepaid expenses and other current assets was due to advance payment for goods or services that were expected to be recognized or realized within the next 12 months period as of December 31, 2021. The increase in accrued expenses and other liabilities was due to increased research and development activity seen during the 11 months period ended December 31, 2021.

Net cash used in operating activities during the year ended January 31, 2021, was $30.1 million, resulting primarily from a net loss of $26.1 million, adjusted for non-cash charges of $4.3 million in depreciation, $2.6 million in stock-based compensation, and $8.9 million for a one-time gain on extinguishment of debt relating to the conversion of convertible notes. These non-cash charges were partially offset by adjustments for changes in operating assets and liabilities seen during the period. Changes in operating assets and liabilities was $1.9 million, which consisted of a decrease in deferred revenue and accounts payable of $1.7 million and $1.9 million, respectfully, partially offset by increases in accrued expenses and other liabilities of $1.8 million. The decrease in deferred revenue was due to revenue being recognized on contracts with customers, and the decrease in accounts payable was due to the timing of vendor invoicing and payments. The increase in accrued expenses and other liabilities was due to research and development activity seen during the year ended January 31, 2021.

Cash Flows Used in Investing Activities

Net cash used in investing activities during the six months ended June 30, 2022 was $10.6 million, resulting solely from the addition of $10.6 million to property and equipment. Investments made into property and equipment during this period relate primarily to process computing equipment, quantum computing fridges, and development tools for our chip fabrication facility. Net cash used in investing activities during the six months ended June 30, 2022, increased by $6.9 million compared to the six months ended June 30, 2021, largely as a result of increased investment in research and development infrastructure.

Net cash used in investing activities during the six months ended June 30, 2021 was $3.7 million, representing additions of $3.7 million to property and equipment.

Net cash used in investing activities during the 11 months ended December 31, 2021, was $7.0 million, resulting solely from the additions of $7.0 million to property and equipment. Investments made into property and equipment during this period relate primarily to process computing equipment, QPU fridge equipment and development tools for our chip fabrication facility. Net cash used in investing activities during the 11 months ended December 31, 2021, increased by $2.6 million compared to what was seen in the year ended January 31, 2021, largely as a result of increased investment in research and development infrastructure, offset partially by reporting one month less of cash flows in the 11 months period ended December 31, 2021.

Net cash used in investing activities during the year ended January 31, 2021, was $4.4 million, representing additions of $4.4 million to property and equipment. Investments made into property and equipment during this period relate primarily to process computing equipment, fridge equipment and development tools for our chip fabrication facility.

Cash Flows provided by Financing Activities

Net cash provided by financing activities during the six months ended June 30, 2022 was $217.8 million, reflecting $225.6 million from the Business Combination and PIPE Financing net against Supernova transaction costs, offset by transaction costs paid directly by Rigetti of $17.4 million; the additional proceeds from the issuance of debt and warrants of $5.0 million associated with the Loan Agreement, less cash payment on debt issuance cost of $0.09 million and exit fees of $1.0 million; and proceeds from issuance of common stock upon exercise of stock options and warrants of $5.7 million.

For the six months ended June 30, 2021, net cash provided by financing activities was $20.1 million, mainly reflecting proceeds from the issuance of debt for a total amount of $20.0 million and proceeds from issuance of common stock upon exercise of stock options and warrants for a total $0.1 million.

Net cash provided by financing activities during the 11 months ended December 31, 2021, was $25.6 million, reflecting proceeds from the issuance of debt and warrants of $27.0 million associated with the Loan Agreement, less cash payment on debt issuance cost of $0.2 million, proceeds from issuance of common stock upon exercise of stock options and warrants for a total $0.4 million, offset by payment for deferred offering costs of $1.5 million associated with certain capitalized legal, accounting and other third-party fees that are directly associated with the in-process probable equity financings until such financings are consummated.

Net cash provided by financing activities during the year ended January 31, 2021, was $56.3 million, reflecting proceeds from the issuance of convertible notes in the amount of $2.2 million, and net proceeds from issuance of preferred stock and warrants in the amount of $54 million as a result of the recapitalization that occurred in February of 2020. See Note 8 of our audited financial statements for eleven months ended December 31, 2021 and year ended January 31, 2021 included elsewhere in this prospectus.

Critical Accounting Policies and Estimates

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on our unaudited condensed consolidated financial statements included in this prospectus, which have been prepared in accordance with U.S. GAAP. Preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. We also make estimates and assumptions on revenue generated and reported expenses incurred during the reporting periods. Our estimates are based on its historical experience and on various other factors that we believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

While our significant accounting policies are described in the Notes to our unaudited condensed consolidated financial statements for the six-month period ended June 30, 2022, included elsewhere in this prospectus, we believe the following critical accounting policies are most important to understanding and evaluating our reported financial results.

Public and Private Warrants

Prior to the Business Combination, Supernova issued 4,450,000 private placement warrants and 8,625,000 public warrants. Each whole warrant entitles the holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustments and will expire five years after the Merger or earlier upon redemption or liquidation.

The private placement warrants do not meet the derivative scope exception and are accounted for as derivative liabilities. Specifically, the private placement warrants contain provisions that cause the settlement amounts dependent upon the characteristics of the holder of the warrant which is not an input into the pricing of a fixed-for-fixed option on equity shares. Therefore, the private placement warrants are not considered indexed to our stock and should be classified as a liability. Since the private placement warrants meet the definition of a derivative, we recorded the private placement warrants as liabilities on the condensed consolidated balance sheet at fair value upon the closing of the Business Combination, with subsequent changes in the fair value recognized in the condensed consolidated statements of comprehensive loss at each reporting date. The fair value of the private placement warrants was measured using the Black-Scholes option-pricing model at each measurement date. The public warrants also fail to meet the indexation guidance in ASC 815 and are accounted for as liabilities as the public warrants include a provision whereby in a scenario on which there is not an effective registration statement, the warrant holders have a cap, 0.361 common stock per warrant (subject to adjustment), on the issuable number of shares in a cashless exercise.

Subsequent to the separate listing and trading of the public warrants, the fair value of the public warrants has been measured based on the observable listed prices for such warrants and the fair value of the private placement warrants are measured using a Monte Carlo Pricing Model.

On the consummation of the Business Combination, we recorded a liability related to the private placement warrants of $9.2 million, with an offsetting entry to additional paid-in capital. On June 30, 2022, the fair value of the private placement warrants decreased to $3.3 million, with the gain on the change in fair value of derivative warrant liabilities recorded in the condensed consolidated statement of operations for the six months ended June 30, 2022.

Similarly, on the consummation of the Business Combination, we recorded a liability related to the public warrants of $16.3 million, with an offsetting entry to additional paid-in capital. On June 30, 2022, the fair value of the public warrants to $5.6 million with the gain on the change in fair value of derivative warrant liabilities recorded in the condensed consolidated statement of operations for the six months ended June 30, 2022.

Other Derivative Warrant Liabilities

We currently do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 815, “Derivatives and Hedging” (“ASC 815”) at the initial recognition.

Other than the public warrants and the private placement warrants noted above, we also issued a total of 783,129 common stock warrants in conjunction with the Loan Agreement in 2021. Such derivative warrant liabilities are classified as non-current as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities. We utilized Black-Scholes model to determine grant fair value of the warrants which was approximately $2.7 million which was recorded as part of the the Debt Issuance Cost. The change in fair value of the warrants from the issuance date through June 2, 2022 of $3.7 million and through December 31, 2021 of $1.7 million was driven primarily by an increase in the fair value of our stock that occurred as a result of the Business Combination.

During the second quarter of 2022, we identified and corrected an immaterial error related to the valuation of the warrant liability that affected the previously issued unaudited condensed consolidated financial statements as of and for the period ended March 31, 2022. We recorded the following adjustments to correct the prior interim period error in the financial statements as of and for the period ended June 30, 2022 such that the consolidated balance sheet and the year-to-date consolidated statement of operations as of June 30, 2022 appropriately reflect the accounting impacts of the related transactions:

•	Reduced Derivative Warrant Liabilities by $1.3 million and increased the Change in Fair Value of Derivative Warrant Liabilities by $1.3 million.

The warrant liability balance taking into account the above adjustment was $6.4 million as of June 2, 2022, at which time all outstanding Trinity Warrants of 783,129 were exercised into shares of our common stock. The fair value of the warrant liability of $6.4 million was reclassified to equity upon such exercise. We recorded a total loss of $167 thousand and $2.0 million to Change in Fair Value of Warrant Liability as a component of other income in the condensed consolidated statement of operations for the three and six months ended June 30, 2022, respectively, after the correction of the error. We recorded a total loss of $1.7 million to Change in Fair Value of Warrant Liability as a component of other income in the consolidated statement of operations for the 11 months ended December 31, 2021. We did not have any common stock warrants classified as liabilities as of June 30, 2021 or January 31, 2021.

Earn-Out Liability

At Closing, the Sponsor subjected certain shares (“Sponsor Earn-Out Shares”) of Common Stock held by the Sponsor and Supernova’s directors and officers (the “Sponsor Holders”) to forfeiture and vesting as of the Closing if thresholds related to the weighted average price of Common Stock are not met for the duration of various specified consecutive day trading periods during the five-year period following the Closing (the “Triggering Events”). Any such shares held by the Sponsor Holders that remain unvested after the fifth anniversary of the Closing will be forfeited.

The Sponsor Earn-Out Shares issued in related to the Business Combination are accounted for as liability classified instruments because the Triggering Events that determine the number of Sponsor Earn-Out Shares to be earned back by the Sponsor include outcomes that are not solely indexed to our common stock. The aggregate fair value of the Sponsor Earn-Out Shares on the Business Combination Closing was estimated using a Monte Carlo simulation model and was determined to be $26.6 million at Closing. As of June 30, 2022, the Triggering Events were not achieved for any of the tranches and as such we adjusted the carrying amount of the liability to its estimated fair value of $8.9 million. The change in the fair value of $8.0 million and $17.7 million for the three and six months ended June 30, 2022 is included in change in fair value of earn-out liability in the condensed consolidated statements of operations.

Forward Warrant Agreement

In connection with the execution of the Merger Agreement in October 2021, we entered into the Warrant Subscription Agreement with Ampere for the purchase of a warrant for an aggregate purchase price (including amounts from exercise) of $10.0 million. The Warrant Subscription Agreement provides for the issuance of a warrant for the purchase of an aggregate of 1,000,000 shares of Common Stock at an exercise price of $0.0001. The purchase of the warrant was conditioned upon, among other things, the consummation of the Business Combination and the entry into a collaboration agreement between Ampere and us. The collaboration agreement was entered into in January 2022. Ampere was required to pay $5.0 million to us no later than the later of (i) the Closing and (ii) June 30, 2022.

On June 30, 2022, pursuant to the Warrant Subscription Agreement, we issued the warrant to Ampere upon receipt of an aggregate of $5.0 million (including the exercise price), and upon such payment and issuance, 500,000 shares of our common stock vested under the warrant and were immediately exercised by Ampere pursuant to the terms of the warrant. Ampere is required to pay an additional $5.0 million to us no later than the closing date of the listing of Ampere’s capital stock, provided that if the listing has not occurred by the second anniversary of the warrant subscription agreement, Ampere is not obligated to make the additional payment and we are not obligated to issue the warrants. The Warrant Subscription Agreement further provides that we will use commercially reasonable efforts to file a registration statement to register the resale of the shares issued or issuable pursuant to the warrant and upon such payment the warrant will vest and be exercisable by Ampere with respect to 500,000 shares of Common Stock pursuant to the terms of the warrant.

We evaluated the Warrant Subscription Agreement as a derivative in conjunction with the guidance of ASC 480, “Distinguishing Liabilities from Equity”. We calculated fair value of the Warrant Subscription Agreement by using the Forward Contract Pricing methodology at inception and at the end of June 30, 2022. The fair value of the Warrant Subscription Agreement was estimated based on the following key inputs and assumptions 1) Assumed holding period 2) Related risk-free rate and 3) Likelihood of the outcome of the various contingencies outlined below. Based on these inputs and assumption, we calculated the fair value of the forward contract to be a $0.2 million derivative liability and a $1.5 million derivative asset at December 31, 2021 and June 30, 2022, respectively. We have included the derivative liability in other liabilities (current) and derivative asset separately as forward contract asset on the balance sheet line in the accompanying consolidated balance sheets as of December 31, 2021 and June 30, 2022, respectively. The change in fair value is recorded as part of the general and administrative operating activities in our condensed consolidated statements of operations.

Revenue Recognition

Revenue consists primarily of our contracts that provide access to Rigetti quantum computing systems, collaborative research services, professional services, and the sale of custom quantum computing components. Access to Rigetti quantum computing systems can be purchased as a quantum computing subscription, or on a usage basis for a specified quantity of hours. Revenue related to subscription-based access to Rigetti quantum computing systems (i.e., quantum computing subscriptions) is recognized on a ratable basis over the subscription term, which can range from three months to two years. Revenue related to usage-based access to Rigetti quantum computing systems is recognized over time as the systems are accessed using an output method based on compute credit hours expended. Revenue related to collaborative research services and professional services is recognized over time as the services are provided using an input measure based on actual labor hours incurred to date relative to total estimated labor hours needed to complete the program or total contracted hours over the program period. Revenue related to the sale of custom quantum computing components is recognized at a point in time upon acceptance by the customer.

Our fixed fee development contracts vary in term from one to five years, with the majority of such contracts having a term of 18 months to two years. When establishing the pricing for our fixed fee arrangements, we determine the pricing based on estimated costs to complete and expected margins taking into account the scope of work outlined within the contract being evaluated and our historical experience with similar services and contracts. Actual costs incurred over the period in which these contracts are fulfilled could vary from these estimates and therefore, these estimates are subject to uncertainty. On a quarterly basis, management reviews the progress with respect to each contract and its related milestones and evaluates whether any changes in estimates exists. As a result of the quarterly reviews, revisions in the estimated effort to complete the contract are reflected in the period in which the change is identified. These revisions may impact the overall progress related to transfer of control and therefore, result in either increases or decreases in revenues, as well as, increase or decreases in fulfillment costs and contract margins. In accordance, with ASC No. 250, Accounting Changes and Error Corrections, any changes in estimates are reflected in our consolidated statements of operations in the period in which the circumstances that give rise to the revision become known to the management. To date, we have not experienced any changes in estimates that have had a material impact on our results from operations or financial position.

When our contracts with customers contain multiple performance obligations, the transaction price is allocated on a relative standalone selling price basis to each performance obligation. We typically determine standalone selling price based on observable selling prices of our products and services. In instances where standalone selling price is not directly observable, standalone selling price is determined using information that may include market conditions and other observable inputs. Standalone selling price is typically established as a range. In situations in which the stated contract price for a performance obligation is outside of the applicable standalone selling price range and has a different pattern of transfer to the customer than the other performance obligations in the contract, we will reallocate the total transaction price to each performance obligation based on the relative standalone selling price of each.

The transaction price is the amount of consideration to which we expect to be entitled in exchange for transferring goods and services to the customer. Revenue is recorded based on the transaction price, which includes fixed consideration and estimates of variable consideration. The amount of variable consideration included in the transaction price is constrained and is included only to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

Our contracts with customers may include renewal or other options at fixed prices. Determining whether such options are considered distinct performance obligations that provide the customer with a material right and therefore should be accounted for separately requires significant judgment. Judgment is required to determine the standalone selling price for each renewal option to determine whether the renewal pricing is reflective of standalone selling price or is reflective of a discount that would provide the customer with a material right. Based on our assessment of standalone selling prices, we determined that there were no significant material rights provided to our customers requiring separate recognition.

Stock-Based Compensation

Our share-based compensation awards are all equity-classified and consist of stock options and RSUs. Stock options have service vesting conditions ranging from 1 to 5 years. RSUs granted pursuant to our prior equity incentive plan adopted in 2013 have a 4-year service vesting condition and a performance condition linked to the occurrence of a liquidity event defined as a change-in-control event, successful initial public offering or successful merger with a special purpose acquisition company which was satisfied by the Closing. RSUs outstanding under the 2022 Plan have a service vesting condition only.

Compensation expenses are based on the grant-date fair value of the awards and recognized over the requisite service period using a straight-line method for stock options and RSUs granted under 2022 Plan. Compensation expense for RSUs granted under the 2013 Plan are recognized using a graded vesting method for RSUs. We have elected to account for forfeitures of employee stock awards as they occur.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 of our unaudited condensed consolidated financial statements for the six months ended June 30, 2022 included elsewhere in this prospectus.

Emerging Growth Company and Smaller Reporting Company Status

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Following the Business Combination, we still qualify as an emerging growth company and plans to take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of our first fiscal year following the fifth anniversary of the completion of SNII’s initial public offering, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

BUSINESS

Overview

OUR MISSION IS TO BUILD THE WORLD’S MOST POWERFUL COMPUTERS TO HELP SOLVE HUMANITY’S MOST IMPORTANT AND PRESSING PROBLEMS.

Today, many of the world’s most important computational challenges remain intractable, lying beyond the capabilities of traditional supercomputers and cloud infrastructure. We build and operate quantum computers. We believe quantum computing represents one of the most transformative emerging capabilities in the world today. By leveraging quantum mechanics, our quantum computers process information in fundamentally new, more powerful ways. When scaled, these systems are poised to solve problems of staggering computational complexity at unprecedented speed.

The availability of scalable quantum computers is expected to enable scientists and engineers to address problems in areas like climate change, fusion energy, quantitative finance, drug development and discovery, materials science, and artificial intelligence. Industry researchers estimate that fully fault tolerant quantum computers could ultimately produce up to $850 billion in annual value creation for end users and technology providers.

To unlock this opportunity, we have developed the world’s first multi-chip quantum processor for scalable quantum computing systems. This patented and patent pending, modular chip architecture is the building block for new generations of quantum processors that we expect to achieve a clear advantage over classical computers.

We are a vertically integrated company. We own and operate Fab-1. Through Fab-1, we own the means of production of our breakthrough multi-chip quantum processor technology. The company leverages our chips through a full-stack product development approach, from quantum chip design and manufacturing through cloud delivery. We believe this full-stack development approach offers both the fastest and lowest risk path to building commercially valuable quantum computers.

We have been deploying our quantum computers to end users over the cloud since 2017. We offer our full-stack quantum computing platform as a cloud service to a wide range of end-users, directly through our Rigetti QCS platform, and also through cloud service providers.

We have developed strong customer relationships and collaborative partnerships to accelerate the development of key technologies for high-value use cases that unlock strategic early markets. Our partners and customers include commercial enterprises such as Amazon Web Services, Ampere, Astex Pharmaceuticals, Deloitte, Microsoft, Nasdaq and Standard Chartered Bank, along with U.S. government organizations such as DARPA, DOE, and NASA.

We are led by our founder and CEO, Dr. Chad Rigetti, a quantum computing entrepreneur and physicist. Since founding Rigetti in 2013, Dr. Rigetti has led the company in becoming a preeminent global leader in quantum computing. He has raised more than $200 million in venture funding, assembled a world class leadership team and board, and established a culture of innovation within the company. In addition to his track record as an entrepreneur and executive leader, Dr. Rigetti is an inventor on 38 issued U.S. patents and the author of more than 20 peer-reviewed scientific publications that have received more than 4,000 total citations.

In addition, the company’s seasoned leadership team has a distinctive blend of entrepreneurial and public company experience required to understand emerging technology markets, create strong partnerships, develop advanced computing technologies that deliver on long term product road maps, and scale the business. Their experience includes expertise and leadership in semiconductor manufacturing, cloud and advanced computing, and government business. The company is powered by a deep technical team that includes global experts in quantum chip design and manufacturing, quantum computing systems architecture, quantum software, and quantum algorithms and applications.

Powered by the production of our scalable multi-chip quantum processors in Fab-1 and our full-stack product development approach, we expect to deliver quantum computing systems that demonstrate clear performance advantages over classical computing alternatives for multiple high-impact application areas.

Market Opportunity

Many of humankind’s greatest achievements were only made possible through the invention of the transistor in 1947, which led to the Digital Revolution. For more than half a century, we have witnessed how the continuous progress of transistors and their application in computing has led to an immeasurably positive economic and social impact on the world.

However, despite the tremendous advances resulting from a near continuous doubling of computing capacity every two years through the reduction of transistor size, many of the world’s most pressing computational problems are still considered impossible to solve with today’s classical computers. Furthermore, the historical rate of progress in classical computing power appears to be slowing down as the miniaturization of transistors begins to run into its natural physical limits.

Against this backdrop, quantum computing has emerged as a potentially disruptive new approach to building ever-more powerful computers and tackling the world’s most challenging computational problems. This is because the quantum computing technology leverages the properties of quantum physics to perform calculations in a fundamentally different way. Classical computer chips use binary bits to represent information as either ones or zeros. They are constrained to solving problems by evaluating solutions sequentially. Quantum computer chips, on the other hand, use qubits, which can simultaneously exist in both zero and one states at the same time. This allows qubits and quantum computers to store and process an exponentially larger amount of data when compared to their classical counterparts, and it enables them to solve problems by evaluating solutions simultaneously.

Quantum computing may allow software programs to evaluate problems with billions of potential outcomes or process calculations on large datasets that would not be possible even on the world’s most powerful supercomputers. The availability of this kind of computing power would enable scientists and engineers to take on problems currently hindering society’s ability to achieve much needed breakthroughs in areas like climate change, fusion energy, pharmaceutical drug discovery, material science and artificial intelligence.

Opportunities and Challenges in Classical Computing

Demand for computing power capable of solving computationally complex problems is increasing. Many of these types of problems are approached through the use of High Performance Computing (“HPC”), which relies primarily on large classical computers located either in the cloud or on-premise. Management estimates the global market for HPC to be approximately $54 billion by 2027. Furthermore, we believe our quantum computers will be able to solve many computational problems with greater speed and at a lower cost than today’s high performance computers, thereby unlocking considerable value for the users of current HPC systems. Furthermore, we believe that quantum computing will be applicable to many use cases that today lie within the realm of the much larger cloud computing market.

Intractable Nature of Many Great Computation Problems

Advanced scientific and technical computing applied in fields like drug discovery, materials science, computational fluid dynamics, machine learning, and quantitative finance have underpinned many of society’s greatest scientific and industrial advancements over the past half-century. Yet, despite the availability of the latest cloud and supercomputing capabilities, these and many other fields remain constrained by the intractable nature of their thorniest problems. Typically, the computational limits of classical computers are reached because of either the size or complexity of the required calculations. In certain cases, algorithms have been developed that in theory solve a particular computation problem; however, classical computers are limited in their ability to implement and process such algorithms.

We anticipate that our quantum computers will have the ability to solve some of these problems that remain out of reach for other forms of computing, thus bringing the potential to unlock significant commercial opportunities that are not addressable today.

Slowing Rate of Classical Computing Performance Improvements

For decades, classical computing power increased exponentially as the number of transistors on a microchip were doubling about every two years, while the cost of computing simultaneously decreased significantly. Over the past ten years, this rate of progress in classical computing power has significantly slowed as physical limits on the miniaturization of transistors in nano-scale devices are being reached.

The Evolution of Quantum Computing Capabilities & Market Opportunities

We believe that market demand for our quantum computers will grow in phases that map to the increasing capabilities of our commercially available quantum computing systems. With each new phase, we expect quantum computers to solve an ever-increasing breadth of high-impact commercial problems and to do so with greater speed and accuracy.

Emerging Quantum Advantage (“eQA”) Phase

This phase is characterized by the availability of practical, fully functional and operational quantum computers, whose capabilities do not yet enable them to demonstrate clear performance advantages relative to traditional computers. Currently, our quantum computers are of sufficient scale and capability to be useful in applied research for quantum algorithm development, the exploration of potential applications of quantum computing, and for understanding the skill gaps an organization must resolve in order to be prepared to take advantage of quantum computing capabilities.

We consider the eQA phase to have begun two years ago, and during this time has been working with business and government researchers, commercial software developers and academic institutions who all access our quantum computers via cloud-based services.

Indications that this phase is coming to a close will be when there are repeated demonstrations solving practical problems, of substantial commercial or customer value, with a level of performance that is competitive with the best available classical computing performance.

Narrow Quantum Advantage (“nQA”) Phase

When our quantum computing processing capabilities have scaled to the point where they are production ready and can be used to solve practical, operationally relevant problems with improved accuracy, speed or cost over classical computers, we will have reached the phase of nQA.

In the nQA phase, we expect that large enterprises and government organizations will increase their investment in quantum computing as the superior computational capabilities of the technology will have progressed from projected to verifiably advantaged for certain applications. In addition to quantum-based research and development, quantum machine learning (“QML”) is likely to emerge as a strong avenue for growth as it can be leveraged in a wide range of business and scientific applications. Research into quantum simulation and quantum optimization opportunities is predicted to increase in the nQA phase.

Broad Quantum Advantage (“bQA”)

We will consider the phase of bQA to have begun when our quantum computing processing abilities have scaled to the point where they can be used to solve practical problems that would be physically impossible to solve on any classical computer.

With both scaled qubit counts and strong error correction capabilities, we believe our quantum computers will be suitable for many applications of quantum machine learning and begin to be used for a growing number of quantum simulation and quantum optimization problems. When we demonstrate bQA, we expect many new potential clients to emerge as the range and value of the problems that are addressable by our quantum computing systems significantly increases.

Large-Scale Fault Tolerant Quantum Computing (“lFTQC”)

We will consider the phase of lFTQC to begin when systems are available with hundreds of logical qubits, which can be universally controlled and measured with substantially error-free operation through the full course of a quantum computation. This likely requires systems with 10,000 to 1,000,000 physical qubits. We believe our scalable multi-chip architecture paves the way to scale up to these large systems.

We anticipate the beginning of the large-scale fault tolerant phase to be likely at least a decade away. As quantum computing further matures through this phase, systems will likely continue to grow in scale and performance, culminating in full-scale fault tolerance that operates using potentially thousands of effectively perfect logical qubits. This ultimate goal of full-scale fault tolerance represents the largest commercial opportunity at an estimated $850 billion per year in potential annual value creation for end users and technology providers.

Business Strategy

Our approach to developing and sustaining strong competitive advantage relies on a four-pronged strategy:

•

Create high performance quantum computing systems through full-stack product development. From the outset, we have approached the market opportunity with a strategy to build quantum computers, the superconducting processors that power them, and the software required to access and program these systems. We believe that vertical integration, from chip manufacturing through cloud delivery, unlocks the fastest and lowest risk path to broad commercialization and the largest, long-term market opportunity. This was recently underscored by our announcement of the industry’s first multi-chip quantum processor for scalable quantum computers, a capability realized through many innovations from Fab-1.

•

Leverage cloud to provide broad access to our quantum computers. We have been providing cloud access to our quantum computers since 2017 and have since expanded the availability of our machines through distribution agreements with other solution providers including Amazon Braket, Microsoft, Oak Ridge National Laboratory (“ORNL”) and Strangeworks. Cloud services efficiently simplify access to our quantum computers and allow for pricing that enables a broad range of scientific, commercial and academic developers to readily participate in the development of quantum computing algorithms, applications and software development tools. Collectively, these cloud services provide a range of choices and capabilities designed to meet the diverse needs of large and small organizations alike.

•

Develop deep partnerships that accelerate the development and commercialization of quantum computing. We have formed commercial partnerships with business and government entities that are designed to advance their mutual understanding of the opportunities, challenges and solutions necessary for quantum computing to excel in specific real-world applications. Examples of these partnerships include our contracted relationships with DARPA, the DOE’s Fermi National Accelerator Laboratory (“Fermilab”), ORNL, and Innovate UK. We believe these types of highly collaborative, multi-year relationships will yield specialized and proprietary market insights and technological advancements. We expect the number and scope of these types of partnerships to expand as the capabilities of our quantum computers continue to grow.

•	Advance our technology leadership position. We invest heavily in recruiting and resourcing a world-class and multidisciplinary team of scientists, hardware and software engineers, system designers and algorithm and application developers to rapidly innovate, invent, engineer and commercialize our quantum computing technologies. We have also developed numerous proprietary technologies required to create quantum computing chips, quantum computer systems, software and cloud-based services and we rigorously protect our unique intellectual property through a portfolio of 152 patents issued and pending. We intend to continue deeply investing in finding and fostering the talent required to remain at the forefront of quantum computing innovation, while protecting our growing base of intellectual property.

Business Model & Services

Our business model centers on revenue generated from quantum computing systems made accessible via the cloud in the form of QCaaS products. Additionally, we are developing a revenue stream and forging important customer relationships by entering into technology development contracts with various partners.

Quantum Computing as a Service

We design, build, own, and operate quantum computers and sell access to these systems through cloud-based services, commonly referred to as QCaaS. This approach enables us to serve a wide range of customers without the complexity and cost associated with shipping, operating and servicing computing equipment on customer premises.

Rigetti Quantum Cloud Services

The company’s flagship product is Rigetti Quantum Cloud Services. QCS is a platform to deliver high-performance quantum computing over the cloud. QCS features a hybrid quantum-classical computing environment that incorporates Rigetti quantum computers operating in tandem with cloud infrastructure. It provides support for a broad range of programming capabilities, the ability to integrate over public or private clouds, and high-speed connectivity to auxiliary classical computing resources.

The product is designed to meet the needs of a diverse set of customers that all benefit from the high-performance nature of its core computational capabilities. Central to QCS are two very powerful sets of technologies developed by us—our quantum processing units (“QPUs”), and our quantum operating system, as described below.

Rigetti Quantum Processing Units. At the heart of QCS are the proprietary QPUs that perform quantum computations. Our QPUs contain fabricated silicon-based chips featuring superconducting qubits. These high-performance chips provide fast gate times, low latency conditional logic, and fast program execution times.

Rigetti QPUs are designed and fabricated at Fab-1, leveraging novel manufacturing methods to create state-of-the-art superconducting qubits.

Production versions of QCS currently utilize our Aspen-11 series chips with 40 qubits and our Aspen-M series chips with 80 qubits.

Quantum Operating System Software. QCS’s computing environment is powered by a distributed quantum operating system that natively supports both public and private cloud architectures.

The operating system software includes a rich set of quantum application and software development tools designed to unlock the capabilities of the quantum computing ecosystem by:

•	Enabling customers to access Rigetti QPUs through a broad range of quantum application software, development frameworks and algorithm libraries;

•	Providing software and algorithm developers with the performance and fine-grained control required to expedite a new era of computational breakthroughs; and

•	Facilitating the implementation of high performance public and private clouds with ultra-low latency connectivity between classical hardware and Rigetti QPUs.

Rigetti’s quantum computing facility in Berkeley, California includes both research and development and production quantum processing units, which are each housed in a dilution refrigerator.

Direct QCaaS Distribution

We provide access on a commercial basis to our quantum computers over QCS, directly engaging with enterprises and government organizations making significant investments in quantum computing research, development and readiness.

We believe many of these customers will have performance, customization and integration requirements best met by our ability to engage deeply, and directly, with these kinds of clients. We believe the company’s full-stack product development approach, and strategy of forging collaborative customer partnerships, positions the company to be a highly valued and long-term provider of quantum computing services to these organizations.

To date, these direct customer relationships have been with customers using QCS for general quantum computing research, algorithm development, algorithm benchmarking and software development activities. They represent a cross section of industries, government agencies and partners in the quantum computing ecosystem.

Indirect QCaaS Distribution

There are a large and growing number of providers of classical computing services over the cloud. This creates an opportunity for us to efficiently reach a broad set of end-users, indirectly, by partnering with cloud computing service providers, who in turn sell access to our quantum computer systems to their own customers.

The indirect distribution model is enabled by the same QCS platform used in the direct distribution model, providing us with powerful business leverage in addressing the needs of customers in different market segments. In this instance, we can capitalize on our full-stack product development capabilities to meet the unique requirements of cloud-service providers. For example, one cloud provider or HPC operator might need deep and high-performance integration with a specific Machine Learning service they provide, while another might desire a fast and easy way for small customers to be introduced to quantum computing.

We have signed a distribution agreement with Amazon’s Amazon Braket service, providing access to our quantum computing systems to AWS customers. We have also signed a distribution agreement with ORNL, a U.S. government entity that provides state-of-the-art computational infrastructure to government researchers. Similarly, we have signed a distribution agreement with Strangeworks, a provider of quantum computing enablement software, services and computational resources. We recently announced a collaboration with Microsoft to provide Rigetti quantum computers over the cloud to users of Microsoft’s Azure Quantum service. We expect to enter into additional distribution agreements to provide broader access to our quantum computing systems as market demand increases and interest in quantum computing continues to mature.

Key Technology Development Partnerships

We enter into multi-year development partnerships with organizations that have specialized technical expertise and a strong interest in advancing their understanding and application of quantum computing technology. These partnerships can provide us with deep insight into the unique requirements of market leaders in key industries; advance our engineering and product development capabilities; and lead to the creation of new hardware and software products.

Examples of our development partnerships include contracts with:

•

Fermi National Accelerator Laboratory, or Fermilab, and the U.S. DOE’s Superconducting Quantum Materials and Systems Center (“SQMS”), to advance the development of scalable and high performance quantum processors;

•	DARPA and National Aeronautics and Space Administration (“NASA”) to create quantum computing systems, software and algorithms for optimization applications; and

•

Innovate UK, as part of the British government’s effort to accelerate commercialization of quantum computing in the United Kingdom and to pursue practical applications in machine learning, molecular simulation and financial optimization.

We expect to add new development partnerships as the capabilities of our quantum computer systems grow and the market’s readiness and interest in quantum computing continues to mature.

Rigetti Foundry Services

Rigetti Foundry Services leverages the company’s US-based in-house fabrication facility to deliver superconducting quantum chips to advance and accelerate quantum information science and technology research and development efforts. Customers include researchers spanning academia, defense laboratories, and national laboratories.

A Rigetti employee inspects a silicon wafer with superconducting quantum integrated circuits that was fabricated at Rigetti’s Fab-1 facility.

Professional Services

In certain engagements, we provide professional services that enhance and advance our customers’ ability to consume our core products and services. Our engineers can augment a client’s internal capabilities with expertise in algorithm development, benchmarking, quantum application programming and software development. These fee-based services can enhance our customer’s readiness for quantum, accelerate our customer’s timelines for meaningful discoveries, and increase our depth of knowledge about key application domains and customer requirements for quantum computing in different industries.

Key Applications

Quantum computing is expected to drive value across many different applications and industries. We believe that many of the principal benefits in these areas will spring from three different types of computational problems that are particularly well suited to quantum computing.

Machine Learning

Machine learning is a well-established field, with broad application, that today is already having a transformative impact on a myriad of markets. Our current market size is currently estimated at $16 billion with expected compound annual growth rates through 2028 of 39%, according to market research from Fortune Business Insights. Boston Consulting Group (“BCG”) projects that machine learning applications with fully fault tolerant quantum computers could produce $150 billion to $220 billion in annual potential value creation for end users and technology providers.

At the core of any machine learning application is a series of computations, typically expressed in linear algebra, applied to vast amounts of data in order to do things such as reliably classifying objects and making data-driven predictions. Today, cloud computing and HPC have been the predominant sources of the computational capabilities required to create effective machine learning algorithms, models and data analysis applications.

But, the efficiency of HPC-powered machine learning algorithms is limited when faced with richer data sets. For that reason, computer scientists have looked toward the computational promise of quantum computers, and the development of quantum-based algorithms, as a means of both accelerating current machine learning algorithms and creating new approaches that are currently impossible on classical computers.

Given these factors, the emerging field of QML is the focus of much of the current research and development occurring on quantum computers today. We already see emerging machine learning algorithms that take advantage of the unique capabilities of quantum computing to tackle the complex linear algebra problems at the heart of many machine learning tasks. In fact, recent research has emerged demonstrating that quantum algorithms could work better than classical ones for critical machine learning classification problems. As algorithmic research continues to progress, some of these quantum algorithms are improving to the point where their benefits may be realized on smaller scale quantum computers.

Recent research has also demonstrated the promising application of QML, for Generative Adversarial Networks, (“GANs”), a deep learning technique where a neural network is used to generate highly accurate and new examples that could plausibly have come from an original dataset. The potential utilization of quantum computing for GANs alone is far-reaching and could be impactful in large markets like:

•	healthcare – for medical image analysis used to detect and categorize tumors and predict their growth;

•	drug discovery – for generating molecular structure candidates for medicines to target or cure diseases;

•	banking – for creating models that can detect financial fraud based upon predictive patterns rather than rules determined by previously observed behaviors; and

•	defense and intelligence – for reliably converting low resolution satellite imagery into high resolution photography.

We recently partnered with researchers at a U.S. government agency on a generative modeling application for weather forecasting. In this instance, we leveraged a combination of classical and QML techniques to produce high-quality synthetic weather radar data. Meteorological scoring metrics for storm prediction were in some cases augmented using the QML relative to the purely classical implementation. With additional refinement to the underlying methods, combined with the current pace of scaling and performance improvements in quantum hardware, the researchers believe the synthetic weather data application could be a strong candidate for quantum advantage and operational deployment.

Simulation

Classical computers have been used for decades in critical applications that model real-world processes or systems in order to study their behaviors over time. These computer-based simulations have had an enormous impact on fields like pharmaceuticals, material science, finance, logistics, aerospace, defense and computer-aided design and engineering.

The global market for simulation software alone is projected to grow from $12.7 billion in 2020 to $26.9 billion in 2026 according to Markets & Markets. BCG projects that simulation applications with fully fault tolerant quantum computers could produce $160 billion to $330 billion in annual potential value creation for end users and technology providers. Simulations are essentially mathematical models of a system and hence are logical candidates to benefit from quantum computing. Many important systems, such as molecular structures, cannot be accurately modeled due to the level of complexity associated with representing the properties and behaviors of the key elemental components.

We believe that quantum computers possess inherent advantages that will allow them to accurately model systems with large numbers of variables that are far outside the reach of classical computers today.

Quantum Mechanical System Simulations

The essential building blocks of nature, whose understanding has been the driver of many breakthrough innovations in pharmaceuticals, healthcare, energy, and material science, are the microscopic systems of molecules, atoms and subatomic particles like electrons and protons. The properties and behaviors of these quantum mechanical systems can be expressed in mathematical rules that have been verified experimentally with high degrees of accuracy, but the complexity associated with such calculations, and their applicability to existing and potential molecular and atomic structures, has proven to be outside the realm of capability for today’s classical computers.

Scientists have not found a way to rapidly and accurately model most quantum mechanical systems on a computational device that itself is not quantum in nature. Conversely, quantum computers have the potential to efficiently model the relevant set of potential interactions between quantum mechanical elements because they natively reflect the essential properties of quantum systems and behaviors like entanglement, superposition and wave functions.

Drug discovery is among the fields where research into the applicability of quantum computing for simulating quantum mechanical systems is producing considerable enthusiasm. With an average cost to develop a new drug at $2.4 billion, a quantum-based approach that could help pharmaceutical companies evaluate thousands of potential compounds for a targeted therapeutic, and avoid failed outcomes in costly clinical trials, would have an enormously positive economic and societal effect.

Other high potential impact areas for quantum mechanical simulations include the design of chemical catalysts, computational fluid dynamics in aerospace engineering, and nuclear fusion for clean energy.

We have several active partnerships with clients developing simulations of quantum mechanical systems. One such partnership is with Astex Pharmaceuticals, a United Kingdom-based company, which is working with our quantum computers on approaches that may speed up the process of drug discovery. We are also partnering with two U.S. DOE agencies on simulation applications in the areas of nuclear fusion and high energy physics.

Optimization

Many of the world’s largest and most valuable industries could potentially benefit from enhanced optimization enabled by quantum computing. In financial services, optimization can be applied to portfolio management, algorithmic trading and risk assessment. In telecommunications, optimization can be applied to call routing and network capacity planning. In manufacturing, optimization can help with workforce, warehouses and supply chain planning. In transport, there are logistics applications like fleet routing, driver scheduling, and package loading and delivery that can benefit from further optimization.

These types of problems can quickly overwhelm classical computers due to the large numbers of variables that need to be evaluated, which exponentially scales the computational power required with each additional possibility to be considered. For example, in a vehicle routing problem involving roundtrips to just 10 destinations there can be more than 300,000 permutations to be considered; with 15 destinations, the number of possible routes exceeds 87 billion. If you factor in other real-world considerations such as delivery cost, fleet size, driver availability, or service level agreements, you can see the intractable nature of these kinds of problems in full display.

The computational properties of a quantum computer inherently support the problem-solving requirements of extremely complex optimization calculations because quantum computers possess the ability to simultaneously evaluate very large numbers of variables, and each additional qubit in a quantum computer exponentially scales our information processing capacity. We expect that quantum computers could allow highly accurate optimization models to be continuously refreshed to reflect the impact of changing conditions on available solutions, ultimately leading to better and more responsive plans and decision-making.

With respect to optimization problems, BCG projects that simulation applications with fully fault tolerant quantum computers could unlock between $100 billion and $220 billion in annual value creation for end users and technology providers.

One of the most active fields of quantum algorithm research is the area of constrained combinatorial optimization. These mathematical equations can arrive at approximate results with a close-to-optimal solution across many possible outcomes–a result that would create high value in many different industries, particularly when the exact solution is unknowable utilizing a classical computer.

We are exploring the application of our quantum computers for high value optimization problems including a partnership with NASA and DARPA for secure dynamic message scheduling using high-demand space and national security assets. Our partner, EntropicaLabs, has released an open-source library for implementing the QAOA algorithm on Rigetti QCS.

In January 2022, we were selected to deliver hardware, software and benchmarks for Phase 2 of a DARPA program to develop quantum computers capable of solving complex scheduling optimization problems. The award was based upon us successfully completing our performance milestones in Phase I of the program.

In March 2022, we were selected to lead a program to develop benchmarks for quantum application performance on large-scale quantum computers as part of DARPA’s Quantum Benchmarking Program. The goal of this program is to re-invent key quantum computing metrics, make those metrics testable, and estimate the required quantum and classical resources needed to reach critical performance thresholds.

Our Technology

Introduction to Quantum Computing

Quantum computers encode and process data using a new kind of information storing electrical circuit called a quantum bit, or qubit. By leveraging the quantum mechanical principle of superposition, qubits can represent complex mathematical combinations of both zero and one at the same time. In contrast, classical computers are composed of transistors, electronic devices that hold binary zero or one states, therefore requiring billions of transistors in order to execute complex algorithms. This qubit property of superposition creates unique capabilities. By enabling qubits to encode more information than classical bits, it allows for a quantum computer’s power to scale exponentially, rather than linearly as with traditional computers based on transistors. Additionally, it makes it possible to construct algorithms that can evaluate all possible solutions to a problem simultaneously, rather than sequentially as is the case with classical computing.

These properties enable quantum computers to excel at solving problems with a large number of variables, highly complex and numerous solutions, or strong correlations or interactions. Many of these problems are currently intractable due to the scaling limits of classical computers and thus represent opportunities for computational advancement across many industries, including finance, pharma and biotechnology, energy, logistics, aerospace, defense and intelligence, and basic research and development.

How Quantum Computers Compute

To execute a quantum computation, classical data, which represents the problem to be solved and the algorithm, is translated into control sequences, or quantum logic gates, and applied to the qubits in the quantum computer. These sequences are called quantum circuits. Once the circuit has been executed on the quantum computer, the qubits are measured, resulting in classical data flowing out of the quantum computer and back into classical memory. The level of performance of a quantum computer in executing these circuits and solving computational problems is dictated by many factors. These include the scale, or number of qubits available in the quantum processor to encode the problem and algorithm, with more qubits enabling exponentially more complex and challenging problems to be represented; the fidelity of the quantum logic gates from which circuits are composed, which determines how often errors occur when the circuit is executed; the gate speed, which shapes the time taken to execute a given circuit; the co-processing technology and integration, which determines the rate at which classical data representing the problem and algorithm can be loaded into the quantum computer, and the rate at which it flows back out upon completion of the circuit execution; and re-programmability, or the speed with which the specific quantum circuit being executed may be updated to move on to the next step in a computational process.

Several candidate physical systems, or modalities, have been proposed or are being pursued, to form the basic physical qubits in quantum computers. These include, first and foremost, the superconducting qubit technology leveraged by us. They also include approaches based on trapped ions, trapped neutral atoms, and photonics. There is a varying degree of promise, potential and risk in building machines capable of meeting the above requirements for broad commercial utility. As outlined below, it is widely believed that superconducting qubit technology is the most mature, the most advanced, and most likely to ultimately lead to broad commercial success.

Requirements for Practical Workloads: Path to Quantum Advantage

Unlocking the broad commercial market for quantum computing calls for quantum computers that are able to solve practical commercial problems better, faster, or cheaper than the best alternative classical computing solution, including even the most powerful supercomputers. This inflection point is referred to as quantum advantage. Achieving quantum advantage imposes requirements on the quantum computer itself, the most important of which relate to the above performance factors of scale, fidelity, speed, co-processing, and re-programmability.

Scale. In order for quantum computers to solve problems out of reach for classical computers, such as modeling molecules with many electrons in order to enhance drug discovery, they require a significant number of high-performing qubits, likely starting at between a few hundred to 1,000 qubits.

Fidelity. A gate fidelity estimates the reliability of an operation. For instance, a two-qubit gate with a gate fidelity of 99% means that 99 out of 100 times the operation will provide the correct result. Errors can be caused by imperfect control, natural manufacturing variations, finite qubit lifetimes (coherence) or other sources. Overall, high fidelities of over 99% are likely necessary to enable performance benefits on practical workloads. An error per operation is defined as (1-fidelity).

Speed. Speed is a crucial metric for all types of computers, both quantum and classical. Since quantum algorithms are ultimately composed of logic gates applied sequentially to qubits in a quantum computer, the speed with which these gates can be executed translates directly into processing speed and workload throughput.

Therefore, faster quantum processing speeds can result in a larger number of addressable problems and larger market opportunity, as well as a more direct path to outperforming classical alternatives and a higher intrinsic revenue potential per unit time.

Co-processing. Hybrid architectures that leverage quantum computers as co-processors, pioneered by us since the company’s inception, have now become widely adopted in the quantum computing industry. Quantum co-processing delivered over the cloud, such as Rigetti Quantum Cloud Services platform, is the predominant framework for building and using quantum computers today. In this paradigm, quantum processors are tightly integrated with classical computing systems and infrastructure to ensure the rate of data flowing in and out of the quantum processor can meet the needs of commercial applications. Effective implementation of co-processing hinges on both the intrinsic technological features of the specific qubit technology, as well as product innovations and system architectures aimed to prioritize this capability. For example, just as in classical computing architecture, fast gate speeds, coupled with a network architecture that achieves low network latency for data flow, are some requirements for high performance co-processing.

Reprogrammability. Reprogrammable quantum computers are general purpose machines that should be able to run any quantum algorithm, provided the machine has the scale, fidelity, and other attributes needed to support the particular problem instance. While gate-model quantum computers, such as those made by us, IBM, IonQ and Google, are typically reprogrammable, different technology approaches and architecture choices lead to varying constraints in applying this capability in a practical setting. Specifically, the ability to dynamically reprogram the quantum processor during the execution of a quantum circuit or within the coherence time of its qubits is of particular importance for many anticipated applications and use cases.

While research and development funding and investments into quantum computing have accelerated, we believe that long-term commercial demand for quantum computing systems hinges on the ability to meet the above criteria for running practical workloads. Multiple quantum hardware modalities are being pursued. Among these, we believe the superconducting qubit is the only such modality that has, to date, demonstrated viability across all these requisite metrics.

Our Superconducting Quantum Processors

Introduction to Superconducting Qubits

We build and operate quantum computers based on superconducting qubits. Superconducting qubits are silicon-based electronic devices that encode information in quantum states associated with currents and voltages. Superconducting qubits benefit from the fact that their basic properties can be engineered through well-established semiconductor industry design and manufacturing techniques. This enables chip design and architecture tradeoffs to be made to overcome various practical constraints in building commercial quantum computing systems. They are also improving along these key metrics faster than approaches based on other qubit modalities, such as ion traps, photonics and neutral atoms. As an example, in June 2011, the largest algorithms demonstrated on programmable, gate model quantum computers across these modalities were in the range of a few qubits. In the ensuing ten-year period from 2011 to 2021, superconducting systems have successfully scaled up to the range of 30 to 60 or more qubits, including demonstrations of quantum supremacy. This rate of scaling has easily outpaced other approaches. We believe this leadership results in part from an intrinsic advantage: superconducting qubits have many inherent similarities to traditional silicon-based chips. As a result, progress in superconducting quantum computers may be achieved by leveraging the existing capabilities — expertise, technologies, workforces, and supply chains, for example – of the semiconductor manufacturing industry, rather than needing to establish such capabilities anew.

Rigetti Quantum Processors

Rigetti quantum processors are based on transmon-style superconducting qubits. Quantum logic gates are actuated by applying electronic signals to the qubits. Chips are packaged, connected to input and output circuitry, and operated in a low-temperature environment. Control and readout signals are generated and processed in a control system operating at room temperature. This control system is subsequently integrated with, or networked into, auxiliary classical computing hardware to enable co-processing system requirements. Our competitive advantage begins at the chip level and extends through the full-stack, with a distinct focus on fabricating scalable hardware meeting the requirements for practical workloads.

Scale

Achieving the scale of quantum processor needed for practical workloads is perhaps the hardest requirement of all. To address this, we have developed a unique patented and patent-pending multi-chip quantum processor technology. This approach leverages techniques long used in classical computer microprocessors and memory (“RAM”). Our scalable processor architecture enables multiple core processor chips, each having many qubits, within a multi-chip assembly to function cohesively as a single, large quantum computer—without introducing additional error sources, network latency or other overhead. Using our modular chip architecture, larger quantum processors may be constructed by assembling more core processors together. From a manufacturing perspective, this enables a single type of core processor chip to support multiple quantum processor generations of increasing scale and performance. We believe that this solution facilitates rapid scaling and can enable even faster development cycles in future chip generations.

In addition to accelerating the pace of scaling, we believe our proprietary modular chip architecture has significant manufacturability and cost benefits. For example, rather than producing large, complex individual chips with 1,000 qubits, we may fabricate 10 chips with 100 qubits each, and use our multi-chip technology to assemble them together to produce a 1,000 qubit quantum processor. This solution makes it much easier to produce large processor chips with high yield. As a result, we believe our modular approach to be fundamentally more manufacturable, predictable, and scalable.

Our multi-chip technology incorporates several advances in integrated circuit design, architecture, and silicon device manufacturing. These advances include superconducting multi-chip bonding technology for chip-level 3D integration, superconducting through-silicon via process technology and interchip coupling technology that enables high-fidelity two-qubit logic gates between qubits disposed on different silicon dies. These innovations have resulted from our investment in more than five years of technology development to establishing the essential capabilities to produce quantum processors meeting the requirements for broad commercial utility. We believe our new approach to scaling quantum computers will accelerate us toward quantum advantage systems.

Rigetti’s proprietary multi-chip architecture enables larger quantum processors to be constructed by assembling individual chips together, thereby supporting multiple quantum processor generations of increasing scale and performance

Fab-1. We have developed, own and operate the distinctive manufacturing capabilities needed to produce quantum processors in our proprietary scalable architecture. In 2017, we became the first company to build a dedicated and integrated Fab-1. In addition to vertically integrating the process capabilities to produce our proprietary chips, Fab-1 delivers a high mix of development chips to internal teams. This in-house fabrication capability allows for rapid design-fab-test cycles of learning, enabling an innovation cycle we estimate to be two to five times faster than a typical MEMS or semiconductor foundry. In Fab-1, our engineers focus their efforts on rapidly exploring then optimizing new chip designs and establishing repeatable manufacturing processes. Fab-1 also includes semi-automated chip testing and characterization capabilities. Additionally, by leveraging traditional semiconductor tools and processes, Fab-1 builds on expertise from the existing semiconductor industry, a distinct advantage over other qubit modalities. This in-house fab capability has enabled us to accumulate the hands-on experience and intellectual property, including know-how, patents, and trade secrets, to produce quantum computer chips within our scalable, proprietary architecture. Furthermore, we believe Fab-1 has enough wafer capacity to supply all of our chip needs for at least the next five years.

Cooling. Like all high-performance computing systems, Rigetti quantum computers require an advanced cooling system. In this case, commercially available dilution refrigerators maintain chip temperatures at around 0.02 Kelvin. Cooling power requirements and associated electricity costs will scale approximately linearly with qubit count, while expected computational utility increases exponentially. As a result, we expect the electricity costs to run the cooling systems of our quantum computers to make up an ever-decreasing fraction of the overall revenue generated from each machine. In addition, we work closely with refrigerator vendors and anticipates the commercial availability of dilution refrigerator systems with the capabilities to support our product roadmap.

Fidelity

Improvements to the coherence times of superconducting qubits, combined with methods for ever-faster and more precise quantum logic gates, have kept superconducting qubits on a pace of continuous fidelity improvement for approximately two decades. Over the last several years, algorithms have been developed on processors with average two-qubit gate fidelities of 95-98%. As processors scale to broad quantum advantage, fidelity will need to improve, likely to 99% and beyond.

We are focused on delivering advances to fidelity through a systematic engineering approach centered on our design-fab-test flywheel powered by our in-house design and manufacturing. Uniquely, our modular processor technology enables improvements to fidelity to be achieved separately from efforts to increase scale; fidelity advancements can be developed on the individual core processor chips, and these improvements can be rapidly integrated into scaled processors through our multi-chip integration technology.

We successfully reduced the error rates on our Aspen systems by more than 50% over the four-year period from June 2017 to June 2021, with a maximum two-qubit gate fidelity of 97.4% demonstrated internally on our 32-qubit QPUs.

Our commercially available 40-qubit and 80-qubit Aspen systems typically have similar gate fidelities to its 32-qubit systems. Significantly, our 80-qubit multi-chip processors leverage our interchip coupling technology to form an 80-qubit lattice of similar fidelity to the 40-qubit chips on which they are based. Looking forward, we plan to combine core elements of this multi-chip scaling technology with the expected higher performance and connectivity of our next generation chips.

We currently see higher performance in test devices of our next generation core quantum processor. This next-generation chip design uses tunable couplers to enable active cancellation of unwanted interactions between qubits to improve control and decrease error. Recent tests on a 9-qubit system utilizing these new chips have demonstrated mean two-qubit gate fidelities of 98.9%, median fidelities of 99.2% and maximum fidelities of 99.5%. As development has progressed, we continue to see high two-qubit gate fidelities around 99% on test devices, in line with the anticipated performance improvements of our next generation 84-qubit chips.

Speed

One of the strengths of superconducting qubit technology, and our technology in particular, is that gate operations on superconducting processors are faster than other commercially available modalities today.

The speed of gate operations in superconducting qubits are determined by the intentional design of circuit elements on-chip and their optimized parameters, rather than relying on atomic properties. Our slowest class of gate operations, two-qubit entangling gates, have a median duration of less than 200 nanoseconds. Moreover, for future computer systems from us, high quality entangling gates as fast as 36 nanoseconds have recently been achieved through the introduction of an additional circuit element to tune the interaction strength between qubits, showcasing the value of engineered approaches. We believe that superconducting processors’ speed advantage will result in a larger market for superconducting quantum computers compared to other modalities, as there are a multitude of high value use cases that require timely results, such as real-time decision making, risk calculations, and more. As in conventional computing, faster gate speeds also equate to higher throughput in commercial deployment and therefore greater potential revenue opportunity.

In February 2022, we announced speed test results for Circuit layer operations per second, or CLOPS, for our Aspen 11 and Aspen-M series processors. CLOPs was initially developed and published by IBM in October 2021. Conducting tests based on 100 shots, as set forth in the original published definition, the 40-qubit Aspen-11 system demonstrated a CLOPS of 844, while the 80-qubit Aspen-M system demonstrated a CLOPS of 892. These results suggest that our current systems perform as well or better on this CLOPS speed test as the number of qubits in the system increases. To reflect what users can potentially expect in typical use cases, we also evaluated CLOPS using 1000 shots. In this case, Aspen-11 performed at 7512 CLOPS and Aspen-M performed at 8333 CLOPS, demonstrating that comparable or better system speed persists at both higher shot counts and higher qubit counts. In July and August, 2022, we successfully achieved a CLOPS performance greater than 4,000 on both our 80-qubit Aspen-M-2 system and our 40-qubit Aspen-11 system, respectively, representing a 4.5 times acceleration since February. These speed tests were conducted using our production QCS environment.

Co-processing

It is widely believed that unlocking the commercial value of quantum computing requires quantum computers to be tightly integrated with classical computing systems and technology. High-performance co-processing integration accelerates the path to quantum advantage by enabling both quantum and classical computing resources to work in tandem to address computational bottlenecks best suited to their particular strengths. This approach also facilitates adoption and usability by end users who are more familiar with classical programming. The inherent speed with which superconducting processors can execute circuits and be dynamically re-programmed makes them ideally suited to high-speed co-processing integration. Other modalities have not demonstrated the gate speeds necessary to support high-performance co-processing.

We have invented and patented capabilities at the hardware and software level, such as parametric code compilation, to enable high performance co-processing on a cloud platform. Parametric code compilation supports running faster hybrid algorithms through memory registers shared between classical programs and embedded logic on a QPU control system. This means that users can run algorithms without incurring latency that would otherwise be caused by updating parameters at each step.

Reprogrammability

Our systems are dynamically reprogrammable. Instructions are streamed into the quantum computer or updated within the execution time of the quantum logic circuit. This allows Rigetti machines to effectively run both the hybrid variational algorithms that underpin current use cases and quantum error correction routines in future systems. In a production setting, dynamic reprogrammability translates to higher customer job throughput per unit time. Since many applications are expected to require streamed data processing or error correction, this dynamic reprogrammability is central to unlocking the full market potential of quantum computing systems, especially in comparison to alternative modalities that are unable to implement high speed re-programming.

Our quantum computers are orchestrated with a control system operated at room temperature. In the Rigetti architecture, reprogramming the quantum processor occurs exclusively within this control system. Unlike photonics, for example, reprograming the system to run a new quantum circuit does not require slow on-chip updates, but only requires changes to the sequence of signals applied to the chip. Our QPUs today support dynamic programming protocols within microsecond feedback loops. For example, re-setting registers of qubits conditional on the outcomes of previous measurements, can increase overall quantum circuit throughput by 5x relative to non-dynamic implementations of the same workload.

The QPU control system includes hardware for networking, classical microprocessors, FPGAs for control and readout pulse sequencing, and analog signal processing. The integrated system is designed and built to meet the requirements for co-processing and reprogrammability over the cloud. This capability enables high-speed data flow within the quantum processor, and between the quantum processor and auxiliary classical compute and networking infrastructure. Rigetti systems are thus enabled for high-performance hybrid quantum-classical computing, the implementation of high-throughput quantum programs for practical workloads, and the dynamic control flow and feedback that underpins practical quantum error correction. The control system drives the quantum processor, calibrates and operates gates, and measures qubit states at the end of a computation.

Quantum Error Correction

Direct improvements to qubits and gate fidelities are currently the primary means of advancing the performance of quantum computers. However, at the scale of a few hundred qubits and beyond, a method called quantum error correction can be applied to further accelerate this rate of progress.

In quantum error correction, a large number of individual physical qubits can be transformed, through repeated application of gate and readout operations designed to detect and fix physical errors, into single “logical” qubits, whose properties are exponentially improved relative to the constituent physical qubits. While the methodology of quantum error correction is well-established in the field of quantum computing, systems capable of running such codes at a commercially useful scale are not currently available. Eventually, solving certain classes of problems will require the ability to compute with tens to hundreds or even thousands of logical qubits. This makes the ability to build large qubit count processors at this commercial scale an even more crucial capability.

Additionally, because errors must be identified at a specific physical location within the quantum processor in order to be corrected, those errors must also be well-localized within small regions of the quantum processor. For example, a qubit in one region must not induce errors on some distant qubit, but rather be constrained to influencing errors on nearby qubits. This essential requirement underpins modern quantum error correction theory and practice.

Turning to the processor’s physical qubit fabric, the necessity of localizing errors has led to the predominance of nearest-neighbor connectivity graphs in quantum processor design. Our quantum processors meet these essential requirements with a nearest-neighbor, planar connectivity graph. Planar codes are expected to show a high error threshold of approximately 1% error probability per operation. This means that if error rates are below the required threshold (e.g. 1%), then increasing the redundancy (i.e., the number of physical qubits making up a single logical qubit) results in an exponential reduction in logical error. In other words, adding a small number of additional physical qubits per logical qubit will provide exponential improvements. Notably, codes for other modalities, such as Bacon-Shor codes for trapped ion qubits, lack such a threshold behavior.

We aim to deliver the physical qubit count needed, with the requisite nearest-neighbor connectivity, to enable developers and customers to benefit from this exponential error reduction. In contrast to known approaches for other qubit modalities, our systems are expected to be able to run the same code family at multiple different levels of redundancy without requiring additional complexity such as code concatenation. This approach enables developers to scale the effective error rate and associated overheads up and down as dictated by their use-case requirements. For example, the smallest surface code logical qubit for superconducting processors is 17:1 physical qubits to logical qubits, in comparison to 16:1 for trapped ions. However, for complex applications, the ability to pack more physical qubits into the code (such as 100:1 or 1000:1) is critical because it allows developers to further reduce errors for algorithms based on many quantum gates where errors are more likely to accumulate. In comparison to trapped ions, we believe superconducting processors are better positioned to scale up to the large number of qubits required to run these valuable large codes while also having the fast gate speeds for them to be useful.

The Rigetti processor architecture, software tools, and cloud services platform are designed to enable users and partners to directly construct, test and deploy error correction and error mitigation protocols, and to tailor such codes to specific computational tasks through software. This capability is enabled by the re-programmability, co-processing integration, and system design we have established.

Intellectual Property

Our intellectual property portfolio plays a strategic role in advancing our innovation and leadership in quantum computing.

Our patent portfolio seeks to protect our current developments and the intellectual property space for the company’s technology roadmap and anticipated areas of development. We rely upon a combination of protections afforded to owners of patents, copyrights, trade secrets, and trademarks, along with confidentiality and proprietary rights agreements with employees, consultants, contractors, vendors and business partners to establish and protect our intellectual property rights.

As of August 12, 2022, we have 152 issued and pending patents that protect our full-stack technology across hardware, software, and services. These patents cover a broad range of key technology areas of the business including (i) quantum computing systems, software and access; (ii) quantum processor hardware; (iii) algorithms and applications for problem solving; and (iv) chip design & fabrication. Our issued patents expire between 2034 and 2038.

We regularly review our development efforts to assess the existence and patentability of new inventions, and expects to file additional patent applications when determined it would benefit our business to do so.

We pursue international registration of our domain names and trademarks. We are the registered holder of a variety of domain name registrations, including “rigetti.com.” As of August 12, 2022, we had four registered U.S. trademarks, seven pending U.S. trademarks, six registered EU trademarks, four registered U.K. trademarks. Our trademark registrations include “Rigetti” in the US, U.K. and EU.

Sales & Marketing

During this period of eQA, our go-to-market strategy is focused on being a leader in the key market segments driving the early application of quantum computing. Our sales and marketing efforts are focused on technology development and distribution partnerships with the leading organizations in these markets. In the U.S. government, for example, the Department of Defense, the DOE and the Intelligence Community have each been making significant investments in quantum computing, and we have technology development partnerships with leading agencies and national laboratories. We are pursuing similar arrangements with customers in other important vertical market segments, like finance, where we are developing specific expertise in several application areas and are collaborating with Nasdaq and Standard Chartered Bank. We also have distribution relationships with customers like Amazon Web Services, Microsoft, ORNL and Strangeworks.

As new generations of Rigetti hardware continue to scale and achieve nQA and then BQA, we anticipate increasing our investment in both sales and marketing to expand the number of enterprise companies directly licensing our QCS platform.

Customers & Key Partners

We believe that the realization of quantum computing’s promise requires strong relationships across an ecosystem of innovative and quantum-committed organizations and have been developing commercial relationships and collaborative partnerships with organizations that possess a keen understanding of specific industry problems and deep technical expertise in key scientific and engineering disciplines.

To date, we have focused on developing a range of client relationships and research partnerships with:

•

enterprise-sized organizations working on quantum-assisted breakthroughs in applications areas like drug discovery, network optimization, financial modeling, weather forecasting and fusion energy with organizations like Astex Pharmaceuticals, Deloitte, NASA, Nasdaq, Standard Chartered Bank, the U.S. DOE and certain military branches within the U.S. Department of Defense;

•

materials science researchers and quantum algorithm developers at renowned laboratories like Fermilab, Lawrence Livermore National Laboratory, MIT Lincoln Laboratory, NASA Quantum Artificial Intelligence Laboratory and ORNL;

•	quantum-focused software and algorithm companies like 1Qbit, Phasecraft, Riverlane, Q-CTRL and Zapata;

•	Cloud service providers like Amazon Web Services, Microsoft, and Strangeworks; and

•

We also enter into multi-year technology development partnerships with organizations that possess specialized technical expertise and strong interests in advancing the development of quantum computing (as referenced in Business – Key Technology Development Partnerships). These organizations include DARPA, SQMS, and Innovate UK.

Competition

The quantum computing market is evolving and highly competitive. With the introduction of new innovations and the potential entry of new competitors into the market, we expect competition to increase in the future, which could harm our business, results of operations, or financial condition.

Our current and prospective competitors include companies engaged in the research, development, and operation of quantum computing capabilities. Major companies now developing both quantum hardware and software include IBM, Google, Microsoft, IonQ, Quantinuum, PsiQuantum, Xanadu and ColdQuanta. In addition, because of the importance of quantum computing, most large public cloud providers and traditional chip makers are researching and investing in quantum computing initiatives, in some cases seeking to build quantum computers. For example, Amazon and Intel are engaged in the research and development of quantum computers. A number of development-stage companies are also seeking to build quantum computers, quantum software and applications, and quantum cloud computing services.

We believe our primary direct competition will come from other companies building or seeking to build universal, gate-model quantum computing systems that can meet the requirements for solving commercial problems. We believe competition will be based on a number of factors, including: different approaches to building quantum computers; quantum computer system performance, including scale, speed, and fidelity; system accessibility and ease of use; supported software and applications; compatibility with existing classical workflows; rate of technological innovation; ability to create value through long-term partnerships; end-user support and customer experience; solutions and insight delivery; price; brand recognition and trust; financial resources; and access to key personnel.

We believe that we are favorably positioned to compete on the basis of these factors. However, we face various risks relating to competition as described in “Risk Factors—Risks Related to Rigetti’s Business and Industry—The quantum computing industry is competitive on a global scale and Rigetti may not be successful in competing in this industry or establishing and maintaining confidence in our long-term business prospects among current and future partners and customers.”

Regulatory

U.S. government contracts, grants, and agreements are subject to regulations and procurement laws. The majority of our current programs are subject to Title 2 of the Code of Federal Regulations, covering Grants and Agreements. We also perform programs authorized under Other Transaction Authority and the Federal Acquisition Regulation. Several of our agreements are also subject to agency level acquisition regulation supplements, including the Defense Federal Acquisition Regulation Supplement and the Department of Energy Acquisition Regulation. These regulations mandate uniform policies and procedures for the administration of government funded programs. This includes requiring compliance with eligibility and responsibility requirements, contractor qualifications, financial and reporting requirements, as well as subjecting the company audits and to other government reviews covering issues such as cost, performance, internal controls and accounting practices.

Employees & Core Values

Our deep and talented workforce is the key to our success. Our core values have been developed through collaborative engagement among the workforce and cohesively tie together our mission, strategy, technology development approach, and culture. Our core values play an essential role in guiding our interactions and decision making.

Our core value statements are:

1. United in our purpose. We bring our diverse strengths and experiences together to create a collaborative and supportive environment in service of our shared mission. Each person feels a sense of belonging and is able to reach their full potential through their unique contributions.

2. Embrace grand challenges. We are motivated by grand challenges with world-changing potential. When the stakes are high, we respond in kind with ingenuity, creativity, and perseverance.

3. Build for tomorrow. We solve today’s challenges with an eye toward the future. We focus on excellence over expediency and create forward-thinking solutions that lay the foundation for our lasting success.

4. Act with integrity. We bring our whole selves to every interaction and strive for consistency in all circumstances through our words, actions, decisions, and outcomes. We lead by example, fulfill our commitments, and take responsibility for our actions.

5. Evolve and grow. We learn through our successes and even more through our failures. We are open minded, look for opportunities to learn in every situation, and actively seek new information, feedback, and ideas that allow us to continuously improve.

6. Magic through mastery. We live at the intersection of focus and creativity. We remove complexity and drive results through small, daily, intentional actions that compound over time to become the solutions that delight our customers and our colleagues. Our success is the culmination of sustained and determined effort.

We seek to hire people who are mission driven and motivated by grand challenges with world-changing potential. Our success requires a high level of collaboration as it leverages different scientific and business disciplines to move faster toward breakthrough solutions. As of August 12, 2022, we had 180 full-time employees, of which approximately 50 employees hold technical PhDs from many of the world’s esteemed universities. None of our employees are subject to collective bargaining agreements or are represented by a labor union at this time.

Facilities

Our corporate headquarters is located in Berkeley, California, where it leases 15,625 square feet pursuant to a lease that expires October 31, 2025. Our Fab-1 facility is located in Fremont, California, where the company leases approximately 38,000 square feet pursuant to a lease that expires September 30, 2029. We also have offices for our international operations in the United Kingdom and Australia. We believe our current and planned offices will be adequate for the foreseeable future and that we will be able to obtain additional space as needed under commercially reasonable terms.

Legal Proceedings

From time to time, we may become involved in actions, claims, suits and other legal proceedings arising from the ordinary course of business. Our management believes we are not currently a party to any actions, claims, suits or other legal proceedings, the outcome of which, if determined adversely to the company, would have a material adverse effect on its results of operations, financial condition or cash flows.

MANAGEMENT

Executive Officers and Directors

The business and affairs of Rigetti are managed by or under the direction of the Board. The directors and executive officers of Rigetti as of August 12, 2022 are as follows:

Name	Age	Position
Executive Officers
Chad Rigetti	44	President, Chief Executive Officer and Director
Brian Sereda	61	Chief Financial Officer
Rick Danis	53	General Counsel and Corporate Secretary
Mike Harburn	52	Chief Technology Officer
Greg Peters	62	Chief Revenue Officer

Non-Employee Directors
Alissa Fitzgerald	52	Director
Ray Johnson	67	Director
David Cowan	56	Director
Cathy McCarthy	75	Director
Michael Clifton	42	Director
H. Gail Sandford	59	Director

Executive Officers

Chad Rigetti. Dr. Chad Rigetti has served as CEO and President of Rigetti and a member of our Board since immediately following the consummation of the Business Combination and previously served as CEO, founder and a director of Legacy Rigetti since the company’s inception. Dr. Rigetti is a quantum computing entrepreneur and physicist. Since founding Legacy Rigetti in 2013, Dr. Rigetti has led the company to become a preeminent global leader in quantum computing. He has raised more than $200M in venture funding, built a world class leadership team and board, and institutionalized the company’s pioneering innovation capabilities. Prior to Rigetti and Legacy Rigetti, Dr. Rigetti worked in the quantum computing group at IBM Research. Dr. Rigetti’s research focused on the development of novel silicon-based chip architectures, control schemes, and system-level designs for practical quantum computing systems. He is an inventor of 38 issued U.S. patents and author of more than 20 peer-reviewed scientific publications with more than 4,000 citations. He holds a Ph.D. in Applied Physics from Yale University and a B.S. in Physics with Honors from the University of Regina. We believe Dr. Rigetti is qualified to serve as a member of the Board because of the perspective and experience he brings as our Chief Executive Officer and as the founder of Legacy Rigetti.

Brian Sereda. Mr. Sereda has served as Chief Financial Officer since immediately following the consummation of the Business Combination and previously served as Legacy Rigetti’s Chief Financial Officer from August 2021 until the consummation of the Business Combination. Prior to joining Legacy Rigetti, Mr. Sereda served as Chief Financial Officer at Energous Corp., from July 2015 to August 2021, a public company trading on the NASDAQ. Mr. Sereda also served as Chief Financial Officer at ActiveVideo Networks, Inc., Virage Logic Corp., and Proxim Wireless Corp. Mr. Sereda has over 25 years of senior level finance experience in technology companies including 15 years as CFO of both public and private companies. Mr. Sereda holds a Diploma of Technology in Petroleum Engineering from the British Columbia Institute of Technology, a BBA from Simon Fraser University, and an MBA from St. Mary’s College of California.

Rick Danis. Mr. Danis has served as General Counsel and Corporate Secretary of Rigetti since immediately following the consummation of the Business Combination and served as Legacy Rigetti’s General Counsel and Corporate Secretary from July 2019 until the consummation of the Business Combination. Prior to joining Legacy Rigetti, Mr. Danis served as Chief Legal Officer and corporate secretary at Kymeta Corporation from

May 2018 to July 2019. Mr. Danis also served as Senior Vice President and Assistant General Counsel at Funko from December 2017 to May 2018 and as General Counsel and Corporate Secretary at publicly traded Rightside Group, Ltd. from August 2014 until August 2017. In addition, Mr. Danis has served as a director on the board of F3 Nation, Inc. since January 2020. In all, Mr. Danis has over 25 years of experience practicing law, almost exclusively in-house at technology companies. Mr. Danis received a B.B.A. in accounting from Ohio University and a J.D. from DePaul University College of Law.

Mike Harburn. Mr. Harburn has served as Chief Technology Officer of Rigetti since immediately following the consummation of the Business Combination and previously served as Legacy Rigetti’s Chief Technology Officer from January 2022 until the consummation of the Business Combination. Prior to that, he served as Senior Vice President, Fabrication Operations and QPU Engineering at Legacy Rigetti from June 2018 to January 2022. Mr. Harburn has more than 25 years’ experience in the semiconductor, MEMS, and OLED industries, previously leading teams in operations, manufacturing, and R&D engineering. He served as VP of Global Operations at Kateeva from 2011 to 2018. Prior he was Director; Advanced Development and NPI at FormFactor from 2004 to 2010. From 1999 to 2003 he served as Director; MEMS Processing & Foundry at Optical Micro Machines. Mr. Harburn has a B.S. in metallurgical engineering from Michigan Technological University and M.S. in materials engineering from Purdue University.

Greg Peters. Mr. Peters joined Rigetti on March 14, 2022 as Chief Revenue Officer. Prior to joining Rigetti, from November 2016 to November 2020, Mr. Peters served as a Vice President at Keysight Technologies with roles including Corporate Development and leading Keysight’s Aerospace Defense and Government Solutions group with prior roles as division VP/GM. Prior to Keysight from November 2006 to October 2014, Mr. Peters was a Vice President at Agilent Technologies. Mr. Peters started his career in 1984 at Hewlett Packard in Colorado Springs. Mr. Peters holds a B.S. in electrical engineering from Iowa State University and an MBA from the University of Colorado. Mr. Peters is a member of the board at Montana Instruments, Maury Microwave and is the Advisory Board Chair at the joint Montana State University and University of Arkansas MonArk program.

Non-Employee Directors

Alissa M. Fitzgerald. Dr. Fitzgerald has served as a member of the Board since immediately following the consummation of the Business Combination and previously served as a member of the Legacy Rigetti Board from April 2018 until the consummation of the Business Combination. She has also served as the Chief Executive Officer and Managing Member of A.M. Fitzgerald & Associates, LLC, a consulting services firm for micro electromechanical systems (MEMS) product development and technology since 2003. She had previously worked in engineering or management positions at several technology companies. She currently serves as a member of the board of directors of Transducer Research Foundation since 2016 and served as a board director for the MEMS Industry Group (MIG) from 2008 to 2014. Dr. Fitzgerald received a PhD. in aeronautics and astronautics from Stanford University and an M.S. and B.S. in aeronautics and astronautics from the Massachusetts Institute of Technology. We believe Dr. Fitzgerald is qualified to serve as a member of the Board because of her extensive experience as a senior executive and substantial knowledge in semiconductor and electronics technology.

Dr. Ray O. Johnson. Dr. Johnson has served as a member of the Board since immediately following the consummation of the Business Combination and previously served as a member of the Legacy Rigetti Board from August 2019 until the consummation of the Business Combination. He has served as Chief Executive Officer of the Technology Innovation Institute since August 2021, and also has served as Operating Partner at Bessemer Venture Partners since July 2020, after joining Bessemer Venture Partners as an Executive In Residence in June 2015. Prior to that, Dr. Johnson served as Senior Vice President and Chief Technology Officer of the Lockheed Martin Corporation from July 2006 to February 2015. He also served as Senior Vice President and Chief Operating Officer of Modern Technology Solutions, Inc. from June 2005 to July 2006 and as Senior Vice President and Business Unit General Manager at SAIC from January 1996 to June 2005. Dr. Johnson is also a member of the board of directors of Xanadu Quantum Technologies. Dr. Johnson received a B.S. in electrical engineering from Oklahoma State University and a PhD. and M.S. in electrical engineering from the U.S. Air Force Institute of Technology. We believe Dr. Johnson is qualified to serve as a member of the Board because of his integral involvement in the technology industry, generally, and management roles at global venture capital firms.

David Cowan. Mr. Cowan has served as a member of the Board since immediately following the consummation of the Business Combination and previously served as a member of the Legacy Rigetti Board from April 2021 until the consummation of the Business Combination. Mr. Cowan is a partner at Bessemer Venture Partners, a venture capital investment firm. Mr. Cowan is or has been a member of the board of directors of a number of portfolio companies of Bessemer Venture Partners, including Xanadu Quantum Technologies. Mr. Cowan is also a member of the board of directors of Rocket Lab USA, Inc. Mr. Cowan holds an A.B. in Computer Science and Mathematics from Harvard University and an MBA from Harvard Business School. We believe Mr. Cowan is qualified to serve as a member of the Board because of his integral involvement in the technology industry, generally, and his experience in the venture capital industry.

Cathy McCarthy. Ms. McCarthy has served as a member of the Board since immediately following the consummation of the Business Combination and, has served as Chair of the Board since July 15, 2022. Ms. McCarthy previously served as a member of Legacy Rigetti Board from July 2021 until the consummation of the Business Combination. Ms. McCarthy is currently President and CEO of Cross Tack Consulting, a strategy consulting firm. Ms. McCarthy has extensive executive level experience at both public and private companies, including a publicly traded company, SM&A, a consulting firm specializing in business capture and program support services for clients in aerospace, defense, homeland security and information services. Ms. McCarthy served on the board of directors, compensation committee, and audit committee of Solta Medical, Inc., from 2009 to 2013, prior to its merger with Valeant Pharmaceuticals International, Inc. She currently serves as a board member and audit committee chair of the Middleby Corporation, a publicly-traded leader in the foodservice equipment industry. We believe Ms. McCarthy is qualified to serve as a member of the Board because of her extensive experience and prior public board and audit committee experience.

Michael Clifton. Mr. Clifton has served as a member of the Board since immediately following the consummation of the Business Combination, and previously served as the Chief Financial Officer and a director of Supernova since its inception. Mr. Clifton currently serves as Chief Financial Officer and a director of Supernova Partners Acquisition Company III, Ltd. and Partner at Falfurrias Capital Partners where he helps lead Falfurrias Growth Partners. Prior to that he was a senior investment professional at The Carlyle Group from 2010 to 2020 as a member of its flagship U.S. Buyout team where he helped lead Carlyle’s investing activities in the technology and business services sectors. During his tenure he worked on transactions involving companies in multiple sectors, including enterprise software, FinTech and IT services. He has served on four private boards and has been a board observer of a public company. Over his career, Mr. Clifton has been involved in transactions with a total value in excess of $30 billion, including multiple leveraged buyouts, growth investments, carve-outs, and turnarounds. Mr. Clifton has substantial public market experience and has helped lead the public exits of three portfolio companies, representing the sale of over $5 billion in equity. Prior to joining Carlyle, Mr. Clifton worked at two mid-market private equity firms, as well as in the M&A group of Bank of America Securities. He earned a Bachelor of Arts, cum laude, in classics from Davidson College, and an MBA with High Distinction from the Harvard Business School where he was a Baker Scholar. We believe Mr. Clifton is qualified to serve on the Board due to his corporate finance experience and previous SPAC experience.

H. Gail Sandford. Ms. Sandford has served as a member of the Board since immediately following the consummation of the Business Combination. Ms. Sandford has served as Chief Operations Officer for Recros Medica, an aesthetic medical device startup, since 2017. Prior to joining Recros Medica, Ms. Sandford served as Chief Operating Officer of PFMG Solar, a leading solar developer in the municipal and school market from April 2011 to January 2017. She has also served as Vice President at SM&A, a consulting firm specialized in helping companies win and perform on government contracts from March 2005 to April 2011, and as Director of Proprietary Programs at Boeing where she led a program to deliver a novel classified space system from January

2004 to March 2005. Ms. Sandford holds a BS in Physics from North Georgia College, an MS in Engineering from The George Washington University, and an MBA from University of Southern California. We believe Ms. Sandford is qualified to serve on the Board due to her experience in managing large, complex technical programs and her significant government contract experience.

There are no family relationships among any of our directors or executive officers.

Board Composition

Our business and affairs are organized under the direction of the Board. The Board will meet on a regular basis and additionally as required.

In accordance with the terms of the Bylaws, the Board may establish the authorized number of directors from time to time by resolution. The Board consists of seven members. In accordance with the Certificate of Incorporation, the Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The Board is divided among the three classes as follows:

•	the Class I directors are Chad Rigetti, Ray Johnson and H. Gail Sandford, and their terms will expire at the annual meeting of stockholders to be held in 2023;

•	the Class II directors are Alissa Fitzgerald and David Cowan, and their terms will expire at the annual meeting of stockholders to be held in 2024; and

•	the Class III directors are Cathy McCarthy and Michael Clifton and their terms will expire at the annual meeting of stockholders to be held in 2025.

As nearly as possible, each class will continue to consist of one-third of the directors.

The division of the Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

Based on information provided by each director concerning his or her background, employment and affiliations, the Board determined that none of the directors, other than Dr. Rigetti, had any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors is “independent” as that term is defined under the Nasdaq listing standards. In making these determinations, the Board considered the current and prior relationships that each non-employee director had with Legacy Rigetti and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of securities of Rigetti by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Person Transactions.”

Role of the Board in Risk Oversight/Risk Committee

One of the key functions of the Board is the informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and the Board’s audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The

Board’s audit committee also monitors compliance with legal and regulatory requirements. The Board’s compensation committee also assesses and monitor whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Board

The Board adopted a charter for each of its committees, which comply with the applicable requirements of current SEC and Nasdaq rules. We intend to comply with future requirements to the extent applicable. Copies of the charters for each committee are available on the investor relations portion of our website.

Audit Committee

The audit committee consists of Cathy McCarthy, H. Gail Sandford, and Alissa Fitzgerald, each of whom the Board has determined satisfies the independence requirements under Nasdaq listing standards and Rule 10A- 3(b)(1) of the Exchange Act. The chair of the audit committee is Cathy McCarthy. The Board has determined that Cathy McCarthy is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board examined each audit committee member’s scope of experience and the nature of their employment.

The primary purpose of the audit committee is to discharge the responsibilities of the Board with respect to the corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the independent registered public accounting firm. Specific responsibilities of the audit committee include:

•	oversee our accounting and financial reporting processes, systems of internal control, financial statement audits and the integrity of our financial statements;

•

manage the selection, engagement terms, fees, qualifications, independence, and performance of the registered public accounting firms engaged as our independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services (the “Auditors”);

•	maintain and foster an open avenue of communication with our management, internal audit group (if any) and Auditors;

•	review any reports or disclosures required by applicable law and stock exchange listing requirements;

•	oversee the design, implementation, organization and performance of our internal audit function (if any);

•	help our Board oversee our legal and regulatory compliance, including risk assessment;

•	oversee our technology security and data privacy programs;

•	Prepare the audit committee report required by the SEC to be included in our annual proxy statement, and

•	provide regular reports and information to the Board.

Compensation Committee

The compensation committee consists of Ray Johnson and Michael Clifton. The chair of the compensation committee is Ray Johnson. The Board determined that each member of the compensation committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee is to discharge the responsibilities of the Board in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee include:

•	help the Board oversee our compensation policies, plans and programs with a goal to attract, incentivize, retain and reward top quality executive management and employees;

•	review and determine the compensation to be paid to our executive officers and directors;

•

when required, review and discuss with management our compensation disclosures in the “Compensation Discussion and Analysis” section of our annual reports, registration statements, proxy statements or information statements filed with the SEC;

•	when required, prepare and review the Committee report on executive compensation included in our annual proxy statement; and

•	review and ensure our talent management strategies are aligned to best practices and ensure we attract, retain and develop top talent.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Alissa Fitzgerald, H. Gail Sandford, and David Cowan. The chair of the nominating and corporate governance committee is Alissa Fitzgerald. The Board has determined that each member of the nominating and corporate governance committee is independent under the Nasdaq listing standards.

Specific responsibilities of the nominating and corporate governance committee include:

•	help the Board oversee our corporate governance functions and develop, update as necessary and recommend to the Board the governance principles applicable to Rigetti;

•	identify, evaluate and recommend and communicate with candidates qualified to become Board members or nominees for directors of the Board consistent with criteria approved by the Board; and

•	make other recommendations to the Board relating to the directors of Rigetti.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been an executive officer or employee of Rigetti. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve as a member of the Board or compensation committee.

Code of Ethics

The Board adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all of our employees, executive officers and directors. The Code of Conduct is available at the investors section of our website at https://www.rigetti.com/investor-information. Information contained on or accessible through the website is not a part of this prospectus, and the inclusion of the website address in this prospectus is an inactive textual reference only. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on our website to the extent required by applicable rules and exchange requirements. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Limitation on Liability and Indemnification of Directors and Officers

The Certificate of Incorporation limits a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or our stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Bylaws provide that the Company will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the Company entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require the Company to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Charter and Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Unless the context otherwise requires, any reference in this section of this prospectus to “Rigetti,” “we,” “us,” “our” or “the Company” refers to Legacy Rigetti and its consolidated subsidiaries prior to the consummation of the Business Combination and to Rigetti and its consolidated subsidiaries following the Business Combination.

This discussion may contain forward-looking statements that are based on Rigetti’s current plans, considerations, expectations and determinations regarding future compensation programs. The fiscal year ended December 31, 2021 (“fiscal year 2021”) was an 11-month period from February 1, 2021 to December 31, 2021 due to the change in Legacy Rigetti’s fiscal year from January 31 to December 31. Accordingly, the following discussion includes information for an 11-month period for the fiscal year ended December 31, 2021. All units have been adjusted to reflect the Exchange Ratio.

For the fiscal year ended December 31, 2021, Rigetti’s named executive officers were:

•	Chad Rigetti, Rigetti’s President and CEO;

•	Brian Sereda, Rigetti’s Chief Financial Officer; and

•	Taryn Naidu, Rigetti’s Former Chief Operating Officer

Dr. Rigetti and Mr. Naidu were also named executive officers for the year ended January 31, 2021 (“fiscal year 2020”). Mr. Sereda joined Rigetti as Chief Financial Officer in August 2021 and was not a named executive officer for fiscal year 2020. On April 18, 2022, Mr. Naidu’s employment with Rigetti terminated.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the fiscal year ended December 31, 2021:

Name, Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All other Compensation(6)	Total
Chad Rigetti	2021	320,833	1,300	3,810,571	—	56,000	584	4,189,288
President and CEO	2020	276,340	3,000	—	376,059	—	608	656,007
Brian Sereda(7)	2021	121,875	75,000	3,825,049	—	19,500	72	4,041,496
Chief Financial Officer
Taryn Naidu(8)	2021	258,098	—	1,378,794	—	45,540	4,343	1,686,775
Former Chief Operating Officer	2020	228,357	3,000	—	85,798	—	10,420	327,575

(1)	Salary amounts represent actual amounts earned during fiscal year 2021. See “—Narrative Disclosure to Summary Compensation Table—Base Salaries” below.
(2)	This column reflects amounts awarded as discretionary bonuses in fiscal year 2021 and fiscal year 2020.
(3)

This column reflects the aggregate grant date fair value of the restricted stock units granted to the named executive officer during fiscal year 2021 under the 2013 Plan. The aggregate grant date fair value is computed in accordance with ASC Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included elsewhere in this prospectus. In accordance with ASC Topic 718, recognition of compensation expense is deferred until consummation of the Business Combination. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(4)

This column reflects the aggregate grant date fair value of the option awards granted during fiscal year 2020 and the incremental fair value of option awards modified in fiscal year 2020 computed in accordance with

ASC Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in the notes to our audited financial statements included elsewhere in this prospectus. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. The amounts reported include the effect of the Repricing (as defined below) in May 2020 of stock options held by employees, including the named executive officers, whereby the exercise price per share of each stock option was lowered to $0.214 (our fair market value per share on the date of the Repricing). Please see the description of the Repricing under “Equity-Based Incentive Awards” below. The incremental grant date fair value of the Repricing was $890 and $15,880 for Dr. Rigetti and Mr. Naidu, respectively.
(5)

See “ —Narrative to Summary Compensation Table—Non-Equity Incentive Plan Compensation” below for a description of the material terms of the program pursuant to which this compensation was awarded. The amounts shown for non-equity incentive plan compensation represent amounts earned for the fiscal years presented, whether or not actually paid during such year.

(6)

This column reflects the aggregate value of other categories of payment, consisting of (i) for Dr. Rigetti, $584 and $608 for life insurance premiums for fiscal year 2021 and fiscal year 2020, respectively; (ii) for Mr. Naidu, $552 for life insurance premiums for each of fiscal year 2021 and fiscal year 2020, $8,305 for temporary housing for fiscal year 2020 and $3,791 and $1,563 for professional membership fees for fiscal year 2021 and fiscal year 2020, respectively; and (iii), for Mr. Sereda, $72 for life insurance premiums for fiscal year 2021.

(7)	Mr. Sereda joined Rigetti as Chief Financial Officer in August 2021. Mr. Sereda was not a named executive officer for fiscal year 2020.
(8)	On April 18, 2022, Mr. Naidu’s employment with Rigetti terminated.

Narrative Disclosure to Summary Compensation Table

Base Salaries

Our named executive officers receive a base salary to compensate them for the services they provide to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

Dr. Rigetti and Mr. Sereda had an annual base salary of $350,000 and $325,000 respectively, for fiscal year 2021. Mr. Naidu had a base salary of $275,000 from February 1, 2021 to July 14, 2021 and a base salary of $284,625 commencing on July 15, 2021. For fiscal year 2020, Dr. Rigetti and Mr. Naidu had an initial base salary of $350,000 and $275,000, respectively. In response to the COVID-19 pandemic, the base salaries for Dr. Rigetti and Mr. Naidu were reduced from February 1, 2020 to August 16, 2020. Dr. Rigetti’s base salary was reduced by 30.0%, and Mr. Naidu’s base salary was reduced by 22.0%. From August 17, 2020 to October 15, 2020, the base salary for Dr. Rigetti was reduced by 24.0%, and Mr. Naidu’s base salary was reduced by 17.6%. On October 16, 2020, the salaries for Dr. Rigetti and Mr. Naidu were reinstated to their respective initial base salaries.

The actual salaries earned by each named executive officer for fiscal year 2021 (the 11-month period from February 1, 2021 to December 31, 2021) and fiscal year 2020 are set forth in the “Summary Compensation Table” above in the column titled “Salary.”

Bonuses

Discretionary Bonuses.

Dr. Rigetti received a discretionary bonus of $700 in March 2021 and a discretionary bonus of $600 in May 2021. In March 2020, Dr. Rigetti and Mr. Naidu each received a $3,000 bonus.

Mr. Sereda Signing Bonus.

In 2021, Mr. Sereda received a sign-on bonus in an aggregate amount of $75,000 as an incentive for him to join the company. In the event that Mr. Sereda’s employment with us is terminated for any reason within one year of his start date, he will be required to repay the full amount of his sign-on bonus to the company.

Non-Equity Incentive Plan Compensation

In 2021, we implemented an annual performance-based cash bonus program in which each of the named executive officers participate. Mr. Sereda is eligible for a performance-based cash bonus under the Company’s 2021 performance bonus program pursuant to his offer letter, which is described in “Employment Arrangements with Executive Officers-Brian Sereda.” Under the performance bonus program for fiscal year 2021, each named executive officer was eligible to be considered for a cash performance bonus based on (1) a target bonus, as a percentage of base salary, and (2) the achievement of 2021 corporate goals established by the Board in its sole discretion. Each named executive officer was assigned a maximum target performance bonus of 16% of current base salary with respect to Dr. Rigetti and Mr. Naidu ($350,000 and $284,625 for Dr. Rigetti and Mr. Naidu, respectively) and base salary actually received in fiscal year 2021 with respect to Mr. Sereda. The payout amounts under the 2021 performance bonus program were $56,000 for Dr. Rigetti, $45,540 for Mr. Naidu and $19,500 for Mr. Sereda. There was no performance-based bonus program for fiscal year 2020.

Equity-Based Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity awards provide our executive officers with a strong link to long-term performance, create an ownership culture and help to align the interests of Rigetti’s executive officers and stockholders. To date, we have historically granted stock options, both incentive stock options and nonstatutory stock options, and restricted stock units (“RSUs”) to our executive officers. We believe that our equity awards are an important retention tool for our executive officers, as well as for our other employees. We grant equity awards broadly to our employees, including to our non-executive employees. The Board is responsible for approving equity grants.

Prior to the Business Combination, all of the equity awards that we have granted were made pursuant to the 2013 Plan. Following the Business Combination, we will grant equity incentive awards under the terms of the 2022 Plan. The terms of the 2013 Plan are described under the section titled “ —Equity Incentive Plans” below. All options are granted with an exercise price per share that is no less than the fair market value of our common stock on the date of grant of such award. Stock option awards generally vest over a four year period with a one-year cliff and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. See “— Outstanding Equity Awards as of December 31, 2021.” Upon the Closing, outstanding Rigetti Options and Rigetti Restricted Stock Unit Awards under the 2013 Plan were assumed by us and converted into Rigetti assumed options to purchase common stock and Rigetti assumed RSUs for common stock.

On May 22, 2020, Dr. Rigetti was granted an option to purchase 3,471,526 shares of common stock at an exercise price of $0.272 per share and which vest as described below in “—Outstanding Equity Awards as of December 31, 2021.” On January 20, 2021, Dr. Rigetti was granted an option to purchase 393 shares of common stock at an exercise price of $0.272, which shares were fully vested upon grant.

Effective as of May 22, 2020, we amended outstanding options held by our employees, including our named executive officers, and directors which had option exercise prices above the current fair market value of our common stock (the “Repricing”). Under the Repricing, eligible options with an exercise price above $0.272 per share were amended to reduce such exercise price to $0.272 per share, which was the fair market value of our common stock as determined by the Legacy Rigetti Board on the date of the Repricing. We believe that the Repricing was important for the growth and development of our business in order to provide appropriate retention and incentives for our employee optionholders.

On April 21, 2021, Rigetti awarded RSUs to each of Dr. Rigetti and Mr. Naidu in the amounts of 1,044,905, and 378,082, respectively. On August 18, 2021, Rigetti awarded RSUs to Mr. Sereda in the amount of 1,048,875. The RSUs are subject to time-based vesting requirements and liquidity-event vesting requirements. Time-based vesting occurs as follows: (i) with respect to the RSUs held by Messrs. Rigetti and Naidu, one-forty eighth (1/48th) of the total number of RSUs (rounded down, except for the final scheduled vesting installment) will satisfy time-based vesting on each monthly anniversary of the grant date, and (ii) with respect to Mr. Sereda: one fourth (1/4th) of the total number of RSUs (rounded down) will satisfy time-based vesting on the one-year anniversary of the grant date, and thereafter one-forty eighth (1/48th) of the total number of RSUs (rounded down, except for the final scheduled vesting installment) will satisfy time-based vesting on each subsequent monthly anniversary (measured from the one-year anniversary date). The liquidity-event vesting requirement was satisfied upon the consummation of the Business Combination. See below for description of RSUs granted to executive officers in 2022 under “—2022 Rigetti RSUs.”

Health and Welfare and Retirement Benefits; Perquisites

All of Rigetti’s named executive officers are eligible to participate in Rigetti’s employee benefit plans, including medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of Rigetti’s other full-time employees. We pay the premiums for medical, dental, vision, group term life, disability and accidental death and dismemberment insurance for all of our employees, including our named executive officers. We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances. However, for fiscal year 2021, we paid for expenses related to temporary housing for Mr. Naidu and professional membership fees for Mr. Naidu.

401(k) Plan

Our named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the Code. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Outstanding Equity Awards as of December 31, 2021

The following table presents information regarding outstanding equity awards held by Rigetti’s named executive officers as of December 31, 2021. All awards were granted pursuant to the 2013 Plan. See the section titled “—Equity Incentive Plans—2013 Plan” below for additional information.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Equity incentive plan awards: Number of Unearned shares, units or other rights that have not vested(#)(1)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested($)(2)
Chad Rigetti	07/13/2016	2,242	118	(3)	0.272	07/12/2026	—		—
	05/16/2017	1,062	354	(4)	0.272	05/15/2027	—		—
	01/20/2021	393	—		0.272	1/19/2031	—		—
	12/14/2017	944	—		0.272	12/13/2027	—		—
	04/04/2018	1,023	—		0.272	04/03/2028	—		—
	07/11/2018	786	—		0.272	07/10/2028	—		—
	09/26/2018	1,495	—		0.272	09/25/2028	—		—
	01/29/2019	708	—		0.272	01/28/2029	—		—
	01/29/2019	629	—		0.272	01/28/2029	—		—
	10/30/2019	393	—		0.272	10/29/2029	—		—
	10/30/2019	472	—		0.272	10/29/2029	—		—
	10/30/2019	865	—		0.272	10/29/2029	—		—
	05/22/2020	2,061,218	1,410,308	(5)	0.272	05/31/2030	—		—
	01/20/2021	393	—		0.272	01/19/2031	—		—
	04/21/2021	—	—		—	—	1,044,905	(6)	10,752,072
Taryn Naidu(11)	04/04/2019	86,568	70,829	(7)	0.272	04/03/2019	—		—
	05/22/2020	321,088	325,944	(8)	0.272	05/01/2030	—		—
	04/21/2021	—	—		—	—	378,082	(9)	3,890,464
Brian Sereda	08/18/2021	—	—		—	—	1,048,875	(10)	10,792,924

(1)

Represents RSUs that vest based on the satisfaction of both a service-based vesting condition and a liquidity-based vesting condition, which is satisfied as described above under “Narrative Disclosure to Summary Compensation Table— Equity-Based Incentive Awards.”

(2)

Represents the market value of RSUs as of December 31, 2021 based on the RSUs that were assumed and converted into a Rigetti assumed RSUs to acquire shares of common stock at the Exchange Ratio and based on the closing price of Supernova Class A ordinary shares of $10.29 per share on December 31, 2021.

(3)

Twenty percent (20%) of the shares underlying this option vested on April 1, 2017, and the remaining shares underlying this option vest in 60 equal monthly installments on the last calendar day of the month, subject to continued service at each vesting date. Please see “—Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(4)

Twenty percent (20%) of the shares underlying this option vested on April 1, 2018, and the remaining shares underlying this option vest in 48 equal monthly installments on the last calendar day of the month, subject to continued service at each vesting date. Please see “—Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(5)

867,881 of the shares underlying this option were vested as of the vesting commencement date on May 22, 2020, and one forty-eighth (1/48) of the remainder of the shares subject to this option vest each month following the vesting commencement date (February 18, 2020) on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month), subject to Dr. Rigetti’s continuing to be a Service Provider (as defined in the 2013 Plan) through each such date, subject to continued service at each vesting date. Please see “—Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.
(6)

The RSUs have a dual vesting condition whereby vesting monthly over four-year term so long as the employee retains their status with Rigetti. There is an additional liquidity-event vesting requirement that is defined as a change in control, a successful IPO or a successful merger with a SPAC, which was satisfied upon the Closing. Therefore, 28,252 of Dr. Rigetti’s RSU’s vested upon the Closing.

(7)

Twenty percent (20%) of the shares underlying this option vested on March 18, 2020, and the remaining shares underlying this option vest in 48 equal monthly installments on the last calendar day of the month, subject to continued service at each vesting date. Please see “—Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(8)

45,292 of the shares underlying this option were vested as of the vesting commencement date on February 18, 2020, and one forty-eighth (1/48) of the remainder of the shares subject to this option vest each month following the vesting commencement date on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month), subject to Mr. Naidu’s continuing to be a Service Provider (as defined in the 2013 Plan) through each such date, subject to continued service at each vesting date. Please see “—Employment Arrangements with Executive Officers” for more information regarding severance benefits applicable to this option grant.

(9)

The RSUs have dual vesting conditions, a time-based vesting requirement and a liquidity-event vesting requirement. The time-based vesting requirement is met monthly over a four-year term so long as the employee retains their status with Rigetti. The liquidity-event vesting requirement that is defined as a change in control, a successful IPO or a successful merger with a SPAC, which was satisfied upon the Closing. Therefore, 78,766 of Mr. Naidu’s RSUs vested upon the Closing.

(10)

The RSUs have dual vesting conditions, a time-based vesting requirement and a liquidity-event vesting requirement. The time-based vesting requirement is met monthly over a four-year term with a 1-year cliff, so long as the employee retains their status with Rigetti. The liquidity event vesting requirement is defined as a change in control, a successful IPO or a successful merger with a SPAC which was satisfied upon the Closing. However, none of Mr. Sereda’s RSUs vested upon the Closing because the first-year anniversary of the grant date was August 18, 2022.

(11)	On April 18, 2022, Mr. Naidu’s employment with Rigetti terminated.

2022 Legacy Rigetti RSUs

Prior to the Business Combination, the compensation committee of the Legacy Rigetti Board engaged a compensation consultant, Compensia, Inc. (“Compensia”), to provide advice with respect to the design of Legacy Rigetti’s director, executive officer and employee compensation as Legacy Rigetti prepared to transition to a public company following the Closing of the Business Combination. In accordance with information provided by Compensia, the Compensation Committee of the Legacy Rigetti Board recommended to the Legacy Rigetti Board, and the Legacy Rigetti Board approved, the grant of (i) 3,882,372 RSUs in the aggregate to Legacy Rigetti’s executive officers as set forth in the table below and (ii) 1,080,691 RSUs in the aggregate to other Legacy Rigetti employees, for the purpose of better aligning executive and employee equity ownership in the company with similarly situated companies. The RSUs were granted pursuant to the terms of the 2013 Plan and are subject to the 2013 Plan form of restricted stock unit grant notice, form of restricted stock unit agreement and the vesting schedules set forth in the footnotes to the table below.

Upon the Closing, the RSUs were assumed and converted into Rigetti assumed RSUs to acquire common stock.

Name	Number of Shares of Rigetti Class A common stock Subject to RSUs	Grant Date	Vesting Commencement Date	Time Based Vesting Schedule
Chad T. Rigetti	2,174,346	January 25, 2022	January 25, 2022	(A	),(C)
Taryn Naidu(1)	338,199	January 25, 2022	January 25, 2022	(A	),(C)
Rick Danis	125,315	January 25, 2022	January 25, 2022	(A	),(C)
Brian Sereda	6,689	January 25, 2022	January 25, 2022	(A	),(C)
Michael Harburn	157,650	January 25, 2022	January 25, 2022	(A	),(C)
David Rivas(2)	101,283	January 25, 2022	January 25, 2022	(A	),(C)
Mandy Birch(1)	151,899	January 25, 2022	January 25, 2022	(A	),(C)

(A)

The RSUs are subject to the time-based vesting requirement and liquidity-event vesting requirement described in the summary of material terms of the 2013 Plan under “2013 Plan” below (the Closing of the Business Combination will satisfy the liquidity-event requirement). Time-based vesting will occur in accordance with the following schedule (subject to the individual continuing as a Service Provider (as defined in the 2013 Plan) on each such vesting date): (i) 50% of the total number of RSUs will vest in substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each month following the vesting commencement date over a period of 12 months and (ii) the remaining 50% of the total number of RSUs will vest in substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each month following the vesting commencement date over a period of four years. Prongs (i) and (ii) of the time-based vesting will occur concurrently, such that, at the end of the 12-month period immediately following the vesting commencement date, 62.5% of the total number of RSUs will have vested (subject to Participant continuing as a Service Provider on such vesting date). This vesting schedule will also apply to employees who have served in their roles for at least two years before the grant date.

(B)

The RSUs are subject to the time-based vesting requirement and liquidity-event vesting requirement described in the summary of material terms of the 2013 Plan under “2013 Plan” below (the Closing of the Business Combination will satisfy the liquidity-event requirement). Time-based vesting will occur in accordance with the following schedule (subject to the individual continuing as a Service Provider (as defined in the 2013 Plan) on each such vesting date): one-forty eighth (1/48th) of the total number of RSUs (rounded down, except for the final scheduled vesting installment) will satisfy time-based vesting each month following the vesting commencement date over a period of four years. This vesting schedule will also apply to employees For individuals who have served in their roles for less than two years as of the grant date.

(C)

After satisfaction of the liquidity-event vesting requirement, in the event of a Change in Control (as defined in the 2013 Plan), 100% of the then unvested shares subject to the RSU grant shall vest immediately prior to the consummation of the Change in Control.

(D)

After satisfaction of the liquidity-event vesting requirement, in the event of a Change in Control (as defined in the 2013 Plan), 50% of the then unvested shares subject to the RSU grant shall vest immediately prior to the consummation of the Change in Control, with such acceleration to be applied on a pro-rata basis with respect to each remaining vesting tranche.

(1)	Mr. Naidu and Ms. Birch are no longer employed by the Company.
(2)	Mr. Rivas is not an executive officer of the Company

Transaction Cash Bonuses

In recognition of contributions in connection with the Business Combination, the Legacy Rigetti Board approved the following cash bonuses that were paid to Rigetti’s executive officers in connection with the Closing. In addition to the cash bonuses paid below, $825,000 in the aggregate was paid to employees other than the executive officers.

Name	Transaction Cash Bonus
Chad Rigetti	$400,000
Taryn Naidu	$400,000
Rick Danis	$350,000
Brian Sereda	$25,000

Employment Arrangements with Executive Officers

Each of Dr. Rigetti and Mr. Sereda are and Mr. Naidu was an at-will employee. Except as set forth below, as of the date of this prospectus, we have not entered into any employment agreements or offer letters with our named executive officers.

Chad Rigetti

In January 2022, we entered into an executive employment agreement with Dr. Rigetti, which was amended and restated on February 2, 2022 and became effective upon and concurrent with the Closing of the Business Combination. Pursuant to the executive employment agreement, Dr. Rigetti will receive an annual base salary of $446,000 and will be eligible: (i) to participate in Rigetti’s benefit plans; (ii) subject to the approval of the Board, to receive restricted stock units to acquire shares of common stock (the “PSU Awards”), if certain performance-based milestones established by Rigetti are satisfied in the future and provided that Dr. Rigetti has remained continuously employed by Rigetti through the date that the Board or the Compensation Committee grants such PSU Awards (subject to continued employment for a three-year period); (iii) to receive awards of stock options, restricted stock, restricted stock units or other equity awards pursuant to any plans or arrangements which \ Rigetti may have in effect from time to time; and (iv) a discretionary annual cash bonus of a target amount equal to 25% of the base salary, subject to review and adjustment by the Board. Mr. Rigetti is entitled to certain severance benefits as described below in “—Potential Payments Upon Termination or Change in Control.”

The executive employment agreement also provides for the grant of an initial restricted stock unit award to purchase 2,857,444 (the “Dr. Rigetti Initial RSU Award”) shares of common stock, which was approved by the Board, contingent upon and subject to the filing and effectiveness of a registration statement on Form S-8 (the “Form S-8”) with respect to the 2022 Plan, following the Closing and which will be granted upon the effectiveness of the Form S-8. This award when granted will vest in accordance with the following schedule: (i) 50% of the total number of Dr. Rigetti Initial RSU Awards will vest in substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each month following the vesting commencement date over a period of 12 months and (ii) the remaining 50% of the total number of Dr. Rigetti Initial RSU Awards will vest in in substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each month following the vesting commencement date over a period of four years, with prongs (i) and (ii) occurring concurrently, such that, at the end of the 12-month period immediately following the vesting commencement date, 62.5% of the total number of Initial RSU Awards will have vested (subject to the Executive’s Continuous Service (as defined in the 2022 Plan) on such vesting date). The executive employment agreement also provided that, contingent upon the occurrence of the Closing and Dr. Rigetti’s continued employment with Rigetti through such date, Dr. Rigetti shall receive a cash bonus between $50,000 and $750,000, determined by the Board based on the gross proceeds of the transactions contemplated by the Merger Agreement, in recognition of his contributions to Rigetti and 45,000 shares of common stock subject to the approval of the Board or the Compensation Committee of the Board and Dr. Rigetti’s continued employment with Rigetti through such date. In addition, the executive employment agreement provides that Dr. Rigetti will receive Rigetti 2022 Annual RSUs (as defined below) to purchase 334,700 shares of common stock, which will vest monthly over four years, provided that Dr. Rigetti is continuously employed for such period, or vesting 100% upon a Change in Control (as defined in the 2022 Plan). The executive employment agreement further provides that Rigetti will reimburse Dr. Rigetti for reasonable business expenses in accordance with the company’s standard expense reimbursement policy, as the same may be modified from time to time. In addition, Dr. Rigetti is eligible to receive certain employee benefits, including medical, vision, dental, life insurance, and participation in a Section 401(k) retirement plan (as described above).

Brian Sereda

We entered into an offer letter agreement with Mr. Sereda as Chief Financial Officer on July 1, 2021, pursuant to which Mr. Sereda is entitled to an annual base salary of $325,000. In addition, Mr. Sereda received a start bonus in the amount of $75,000 that is subject to repayment if Mr. Sereda’s employment with Rigetti is terminated for any reason prior to the one-year anniversary of his start date. Pursuant to the offer letter agreement, Mr. Sereda received 1,048,875 RSUs for shares of common stock. The offer letter agreement provides that Mr. Sereda is eligible to receive an annual performance-based cash bonus for each fiscal year under Rigetti’s performance-based bonus program with a target bonus opportunity of 16% of his base salary actually paid based on the achievement of performance criteria established by the Board, the compensation committee of the Board (or their designee) for fiscal year 2021.

In January 2022, we entered into an executive employment agreement with Mr. Sereda, which was amended and restated on February 2, 2022 and became effective upon and concurrent with the Closing of the Business Combination and which replaced Mr. Sereda’s existing offer letter agreement. Pursuant to the executive employment agreement, Mr. Sereda will receive an annual base salary of $348,000 and will be eligible: (i) to participate in Rigetti’s benefit plans; (ii) subject to the approval of the Board, to receive PSU’s, if certain performance-based milestones established by Rigetti are satisfied in the future and provided that Mr. Sereda has remained continuously employed by Rigetti through the date that the Board or the Compensation Committee grants such PSU Awards (subject to continued employment for a three-year period); (iii) to receive awards of stock options, restricted stock, restricted stock units or other equity awards pursuant to any plans or arrangements which Rigetti may have in effect from time to time; and (iv) a discretionary annual cash bonus of a target amount equal to 25% of the base salary, subject to review and adjustment by the Board. Mr. Sereda is entitled to certain severance benefits as described below in “—Potential Payments Upon Termination or Change in Control.”

The executive employment agreement also provided for the grant of an initial restricted stock unit award to purchase 8,791 (the “Sereda Initial RSU Award”) shares of common stock, which was approved by the Board, contingent upon and subject to the filing and effectiveness of the Form S-8 with respect to the 2022 Plan, following the Closing and which will be granted upon the effectiveness of the Form S-8. This award when granted will vest in accordance with the following schedule: one-forty eighth (1/48th) of the total number of Sereda Initial RSU Awards (rounded down, except for the final scheduled vesting installment) will satisfy time-based vesting each month following the vesting commencement date over a period of four years. The executive employment agreement also provided that, contingent upon the occurrence of the Closing and Mr. Sereda’s continued employment with Rigetti through such date, Mr. Sereda would receive a bonus between $0 and $25,000, determined by the Board based on the gross proceeds of the transactions contemplated by the Merger Agreement, in recognition of his contributions to Rigetti and 5,000 shares of common stock subject to the approval of the Board or the Compensation Committee of the Board and Mr. Sereda’s continued employment with Rigetti through such date. In addition, the executive employment agreement provides that Mr. Sereda will receive Rigetti 2022 Annual RSUs to purchase 128,600 shares of common stock, which will vest monthly over four years, provided that Mr. Sereda is continuously employed for such period, or vesting 100% upon a Change in Control (as defined in the 2022 Plan). The executive employment agreement further provides that Rigetti will reimburse Mr. Sereda for reasonable business expenses in accordance with Rigetti’s standard expense reimbursement policy, as the same may be modified from time to time. In addition, Mr. Sereta is eligible to receive certain employee benefits, including medical, vision, dental, life insurance, and participation in a Section 401(k) retirement plan (as described above).

Taryn Naidu

We originally entered into an offer letter with Mr. Naidu in March 2019. Pursuant to this offer letter, Mr. Naidu was granted an option to purchase 157,397 shares of common stock at an original exercise price of $7.09 per share (not reflecting the Exchange Ratio) on April 4, 2019, such exercise price being reduced to $0.272 per share by a unanimous written consent of the Legacy Rigetti Board on May 22, 2020 in connection with the Repricing. In connection with the Repricing on May 22, 2020, Mr. Naidu was also granted a “refresh” option to purchase 647,032 shares of common stock.

In January 2022, we entered into an executive employment agreement with Mr. Naidu, which was amended and restated on February 2, 2022 and which became effective contingent upon and concurrent with the Closing of the Business Combination. Pursuant to the executive employment agreement and prior to the termination of Mr. Naidu’s employment on April 18, 2022, Mr. Naidu was entitled to receive an annual base salary of $379,000 and was eligible: (i) to participate in Rigetti’s benefit plans; (ii) subject to the approval of the Board, to receive PSU Awards if certain performance-based milestones established by Rigetti are satisfied in the future and provided that Mr. Naidu remained continuously employed by Rigetti through the date that the Board or the Compensation Committee were to grant such PSU Awards (subject to continued employment for a three-year period); (iii) to receive awards of stock options, restricted stock, restricted stock units or other equity awards pursuant to any plans or arrangements which Rigetti may have in effect from time to time; and (iv) a discretionary annual cash bonus of a target amount equal to 25% of the base salary, subject to review and adjustment by the Board. Under certain circumstances, Mr. Naidu was entitled to certain severance benefits as described below in “—Potential Payments Upon Termination or Change in Control.”

The executive employment agreement also provided for the grant of an initial restricted stock unit award to purchase 444,450 (the “Naidu Initial RSU Award”) shares of common stock, which was approved by the Board, contingent upon and subject to the filing and effectiveness of the Form S-8 with respect to the 2022 Plan, following the Closing and which was to be granted upon the effectiveness of the Form S-8. The executive employment agreement also provided that to be eligible for the Naidu Initial RSU Award, Mr. Naidu was required to be employed by the Company when the Board or the Compensation Committee grants the Naidu Initial RSU Award. This award would have vested in accordance with the following schedule: (i) 50% of the total number of Initial RSU Awards vest in substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each month following the vesting commencement date over a period of 12 months and (ii) the remaining 50% of the total number of Naidu Initial RSU Awards vest in substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each month following the vesting commencement date over a period of four years, with prongs (i) and (ii) occurring concurrently, such that, at the end of the 12-month period immediately following the vesting commencement date, 62.5% of the total number of Naidu Initial RSU Awards were to have vested (subject to the Executive’s Continuous Service (as defined in the 2022 Plan) on such vesting date). The executive employment agreement also provided that, contingent upon the occurrence of the Closing and Mr. Naidu’s continued employment with Rigetti through such date, Mr. Naidu would be entitled to receive a bonus between $50,000 and $750,000, determined by the Board based on the gross proceeds of the transactions contemplated by the Merger Agreement, in recognition of his contributions to Rigetti and 45,000 shares of common stock subject to the approval of the Board or the Compensation Committee of the Board and Mr. Naidu’s continued employment with Rigetti through such date. In addition, the executive employment agreement provided that Mr. Naidu would receive Rigetti 2022 Annual RSUs to purchase 161,300 shares of common stock, contingent upon and subject to the filing and effectiveness of the Form S-8 with respect to the 2022 Plan, which would have vested monthly over four years, provided that Mr. Naidu is continuously employed for such period, or vesting 100% upon a Change in Control (as defined in the 2022 Plan). The executive employment agreement also provided that to be eligible for the Rigetti 2022 Annual RSUs, Mr. Naidu was required to be employed by the Company when the Board or the

Compensation Committee grants the Rigetti 2022 Annual RSUs. The executive employment agreement further provided that Rigetti would reimburse Mr. Naidu for reasonable business expenses in accordance with Rigetti’s standard expense reimbursement policy, as the same may be modified from time to time. In addition, Mr. Naidu was eligible to receive certain employee benefits, including medical, vision, dental, life insurance, and to participate in a Section 401(k) retirement plan (as described above).

Potential Payments Upon Termination or Change in Control

Each of Dr. Rigetti and Mr. Sereda is entitled, and Mr. Naidu prior to the termination of his employment was entitled, to the following severance benefits pursuant to his respective amended and restated employment agreement if his employment is terminated by Rigetti without “Cause” or by the executive for “Good Reason,” and provided such executive officer timely executes and does not revoke a release of claims in Rigetti’s favor, (a) continuing payments of his then-current annual base salary for twelve months; (b) payment of the premiums necessary to continue health insurance coverage for himself and his eligible dependents under Rigetti’s group health plans pursuant to COBRA or similar state insurance laws, for up to twelve months; and (c) Accrued Obligations (as defined in the respective executive employment agreement), which include accrued but unpaid salary through the date of termination, unreimbursed expenses, and benefits owed to such executive officer under retirement or health plans in which such executive officer was a participant.

If the named executive officer’s employment is terminated by Rigetti other than for “Cause,” death or disability or by such executive officer for “Good Reason” within three months prior to or twelve months after a Change in Control (as defined in the 2022 Plan), then, in lieu of and not in addition to any other severance benefit, (i) 100% of the then-unvested portion of each of his outstanding equity awards will become fully vested; (ii) Rigetti will pay such executive officer a lump sum equal to his then current annual base salary; (iii) subject to such executive officer making certain elections, Rigetti will pay certain COBRA premiums necessary to continue his and his covered dependents’ health insurance coverage; and (iv) Rigetti will pay a bonus to such executive officer equivalent to a pro rata share of his full Target Amount (as defined in the respective executive employment agreement), for the portion of the performance year completed when his termination occurs.

Under each of the named executive officer’s employment agreement, “Cause” means that we have determined in our sole discretion that the executive officer has engaged in any of the following: (i) his material breach of any covenant or condition under the executive employment agreement or any other agreement between the parties, and, to the extent curable, such executive officer has not cured such breach after the expiration of ten (10) days after written notice from us of such breach; (ii) his material act constituting dishonesty, fraud, immoral or disreputable conduct in connection with his duties to us; (iii) any conduct which constitutes a felony or a crime of moral turpitude under applicable law; (iv) material violation of our policy or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of the Company; (vi) negligence or incompetence in the performance of Rigetti’s duties or failure to perform such duties in a manner satisfactory to us after the expiration of ten (10) days without cure after written notice of such failure; or (vii) his breach of fiduciary duty to the Company.

Under each named executive officer’s employment agreement, “Good Reason” means the occurrence of any of the following events without such executive officer’s consent: (i) a material reduction in his base salary, other than a reduction applied in a similar proportional amount to all similarly situated executives; (ii) a material breach of the executive employment agreement by Rigetti; (iii) a material reduction in the his duties, authority and responsibilities relative to the his duties, authority, and responsibilities in effect immediately prior to such reduction; or (iv) the relocation of his principal place of employment, without his consent, in a manner that lengthens his one-way commute distance by twenty-five (25) or more miles from his then-current principal place of employment immediately prior to such relocation; not to include a requirement to return to in-person work, in which circumstance Good Reason will not apply; provided, however, that, any such termination by such executive officer shall only be deemed for Good Reason pursuant to this definition if: (1) such executive officer gives Rigetti written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that his believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) Rigetti fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) such executive officer voluntarily terminates employment within thirty (30) days following the end of the Cure Period, or the parties agree in writing to extend such Cure Period. With respect to the executive employment agreements entered into by and between Rigetti and each of Dr. Rigetti and Messrs. Naidu and Sereda, “Good Reason” shall also mean the occurrence of a material change in the executive officer’s reporting relationship, other than such change made directly in connection with organizational changes resulting from a Change in Control (as defined in the executive employment agreements).

Executive Officer Compensation Following the Business Combination

We intend to establish an executive officer compensation program pursuant to which the compensation committee of the Board will oversee the compensation policies, plans and programs and review and determine compensation to be paid to executive officers, directors and other senior management, as appropriate. The compensation policies followed by us will be intended to provide for compensation that is sufficient to attract, motivate and retain individuals who contribute to our success and to establish an appropriate relationship between executive compensation and our business objectives and stockholder value.

Transaction Stock Bonus Awards

On June 10, 2022, the executive officers as set forth below were granted individual stock awards pursuant to the 2022 Plan. In addition, an aggregate of 45,000 Rigetti stock awards were granted to employees other than executive officers pursuant to the 2022 Plan.

Name	Number of Rigetti Stock Awards
Chad Rigetti	45,000
Brian Sereda	5,000
Rick Danis	25,000

Rigetti Alignment RSU Awards and Annual RSU Awards

On June 10, 2022, the Company’s executive officers as set forth in the table below were granted 3,682,548 RSUs and other employees of Rigetti were granted 1,450,414 RSUs in the aggregate as alignment awards (collectively the “Alignment RSUs”), pursuant to the terms of the 2022 Plan.

In addition, on June 10, 2022, our executive officers as set forth in the table below were granted 835,300 RSUs in the aggregate and other employees of Rigetti were granted 397,000 RSUs in the aggregate as 2022 annual equity awards (the “Rigetti 2022 Annual RSUs”), pursuant to the terms of the 2022 Plan.

Name	Number of Rigetti Alignment RSUs	Rigetti Alignment RSUs Vesting		Number of 2022 Rigetti Annual RSUs	2022 Rigetti Annual RSUs Vesting
Chad Rigetti	2,857,444	(A	),(C)	334,700	(B	),(C)
Rick Danis	164,685	(A	),(C)	102,800	(B	),(C)
Brian Sereda	8,791	(B	),(C)	128,600	(B	),(D)
Michael Harburn	207,178	(B	),(C)	107,900	(B	),(D)

(A)

Time-based vesting occurs in accordance with the following schedule (subject to the individual’s Continuous Service (as defined in the 2022 Plan) on each such vesting date): (i) 50% of the total number of RSUs vest in substantially equal installments (rounded down, except for the final scheduled vesting installment) on the last day of each calendar month beginning with the month in which the Vesting

Commencement Date occurs and over a period of 12 months and (ii) the remaining 50% of the total number of RSUs vest in substantially equal installments (rounded down, except for the final scheduled vesting installment) on the last day of each calendar month beginning with the month in which the Vesting Commencement Date occurs and over a period of 48 months. Prongs (i) and (ii) of the time-based vesting will occur concurrently, such that, at the end of the 12-month period immediately following the Vesting Commencement Date, 62.5% of the total number of RSUs will have vested (subject to the individual’s Continuous Service (as defined in the 2022 Plan) on such vesting date). This vesting schedule will also apply to employees who have served in their roles for at least two years before the grant date.
(B)

Time-based vesting occurs in accordance with the following schedule (subject to the individual’s Continuous Service (as defined in the 2022 Plan) on each such vesting date): one-forty eighth (1/48th) of the total number of RSUs (rounded down, except for the final scheduled vesting installment) satisfies time-based vesting on the last day of each calendar month beginning with the month in which the Vesting Commencement Date occurs and over a period of 48 months. This vesting schedule also applies to employees who have served in their roles for less than two years as of the grant date.

(C)	In the event of a Change in Control (as defined in the 2022 Plan), 100% of the then unvested shares subject to the RSUs shall vest immediately prior to the consummation of the Change in Control.
(D)

In the event of a Change in Control (as defined in the 2022 Plan), 50% of the then unvested shares subject to the RSUs shall vest immediately prior to the consummation of the Change in Control with such acceleration to be applied on a pro-rata basis with respect to each remaining vesting tranche.

(E)

Time-based vesting occurs in accordance with the following schedule (subject to the individual’s Continuous Service (as defined in the 2022 Plan) on each such vesting date): one-forty eighth (1/48th) of the total number of RSUs (rounded down, except for the final scheduled vesting installment) satisfies time-based vesting on the last day of each calendar month beginning with the month in which the Vesting Commencement Date occurs and over a period of 48 months.

(1)	On April 18, 2022, Mr. Naidu’s employment with Rigetti terminated.

The Vesting Commencement Date for the RSUs listed in the table above is March 2, 2022.

Director Compensation

The following table sets forth information concerning the compensation of Legacy Rigetti’s directors for fiscal year 2021. Dr. Rigetti, our Chief Executive Officer, did not receive additional compensation for his service as a director in fiscal year 2021, and therefore is not included in the Director Compensation table below. All compensation paid to Dr. Rigetti is reported above in the “Summary Compensation Table.”

Name	Cash(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation	Total ($)
Peter Pace(3)	$—	$—	$—	—	—
Alissa Fitzgerald	$—	$—	$—	—	—
Ray Johnson	$—	$—	$—	—	—
Cathy McCarthy	$—	$1,076,250	$—	—	$1,076,250

(1)	None of the non-employee directors received cash compensation for their service as a director during the fiscal year ended December 31, 2021.
(2)

This column reflects the aggregate grant date fair value of the restricted stock units granted to the director during fiscal year 2021 under the 2013 Plan. The aggregate grant date fair value is computed in accordance with ASC Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included elsewhere in this prospectus. In accordance with ASC Topic 718, recognition of compensation expense is deferred until consummation of the Business Combination. This amount does not reflect the actual economic value that may be realized by the director.

(3)	General Peter Pace resigned as a director of the Company, effective July 15, 2022.

Our policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors.

The table below shows for each non-employee director who was serving, and held outstanding equity awards, as of December 31, 2021.

Name	Shares Underlying Options Outstanding (Vested) at Fiscal Year End	Shares Underlying Options Outstanding (Unvested) at Fiscal Year End	Unvested Stock Awards at Fiscal Year End
Peter Pace(1)	141,370	153,750	—
Alissa Fitzgerald	126,731	168,388	—
Ray Johnson	78,800	216,320	—
Cathy McCarthy	—	—	295,120

(1)	General Peter Pace resigned as a director of the Company, effective July 15, 2022.

Historically, we have not had a formalized non-employee director compensation program; however, we have granted certain of our non-employee directors equity awards upon commencement of service and in connection with the Repricing the form of stock options. Our stock options awarded to directors generally have a percentage that vests upon grant, with the remaining shares vesting over four years, subject to continued service, and accelerated vesting upon a change of control.

During fiscal year 2020, we granted to each of Mr. Pace, Ms. Fitzgerald and Mr. Johnson an option to purchase 196,747 shares of common stock at an exercise price of $0.272 per share. Mr. Pace fully exercised his option on July 22, 2021. For Mr. Pace and Ms. Fitzgerald, 33,447 of the shares underlying their respective option were vested as of the vesting commencement date on February 18, 2020, and one-forty eighth (1/48th) of the remainder of the shares subject to this option vest each month following the vesting commencement date on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month). For the option granted to Mr. Johnson, 25,413 of the shares underlying this option were vested as of the vesting commencement date on July 10, 2020, and one-forty eighth (1/48th) of the remainder of the shares subject to this option vest each month following the vesting commencement date on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month). In the event of a Change in Control (as defined in the 2013 Plan), 100% of the then unvested shares subject to the options held by Mr. Pace, Ms. Fitzgerald and Mr. Johnson, respectively, will vest immediately prior to the consummation of the Change in Control. Please see “—2013 Plan—Merger or Change of Control,” above for more information.

In addition, during fiscal year 2021, we granted Ms. McCarthy 295,120 RSUs. The RSUs have a dual-vesting condition whereby the RSUs vest annually over four-year term so long as Ms. McCarthy retains her status with the Company. There is an additional liquidity-event vesting requirement that is defined as a Change in Control (as defined in the 2013 Plan), a successful IPO or a successful merger with a SPAC, which condition was satisfied upon the consummation of the Business Combination. In the event of a Change in Control, 100% of the then unvested shares subject to the RSU grant shall vest immediately prior to the consummation of the Change in Control, subject to the liquidity-event vesting requirement.

Non-Employee Director Compensation Policy

The Company’s amended non-employee director compensation policy, effective as of June 8, 2022, consists of annual cash retainers of $40,000 for each non-employee director and an additional $25,000 for the chairperson of the Board; an additional

$20,000 and $10,000 for the chairperson and each member of the audit committee of the Board, respectively; an additional $12,000 and $6,000 for the chairperson and each member of the compensation committee of the Board, respectively; and an additional $9,000 and $4,500 for the chairperson and each member of the nominating and corporate governance committee of the Board, respectively.

For each member of the Board who is (i) serving on the Board immediately following the effective date of the non-employee director compensation policy (the “Effective Date”) or (ii) first elected or appointed to the Board following the Effective Date, (A) on the date on which a registration statement on Form S-8 is filed and effective covering the RSUs (“Form S-8”), with respect to clause (i) and (B) on the date of such director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter or, if there is not a Form S-8 on the date of such initial election or appointment, then the date on which a Form S-8 is filed and effective), with respect to clause (ii), the director will be automatically, and without further action by the Board or its Compensation Committee, granted RSUs with respect to shares of common stock with an aggregate Fair Market Value (as defined in the Plan) as of the grant date equal to $210,000 (the “Director Initial RSU Grant”); provided that such director remains in Continuous Service (as defined in the 2022 Plan) through the grant date. The grant of any Director Initial RSU Grant pursuant to clause (i) above is contingent upon, subject to and effective upon the filing and effectiveness of a Form S-8. The Director Initial RSU Grant will vest over a three-year period, with one-third (1/3) of the Initial RSU Grant vesting on the first anniversary of the grant date, one-third (1/3) of the Initial RSU Grant vesting on the second anniversary of the grant date and the remaining one-third (1/3) of the Initial RSU Grant vesting on the third anniversary of the grant date, such that the Initial RSU Grant is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service through each such vesting date. On June 10, 2022, each non-employee director of the Board was granted a Director Initial RSU Grant of 40,462 RSUs.

The amended non-employee director compensation policy also provides for annual grants of RSUs to each director equivalent to $140,000 starting in 2022 and in future years, will vest in full on the earlier of (i) the date of the following year’s Annual Meeting (or the date immediately prior to the next Annual Meeting if the Eligible Director’s service as a director ends at such Annual Meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the one-year anniversary measured from the date of grant, in each case. In the event of a Change in Control (as defined in the 2022 Plan), any unvested portion of the RSUs would vest immediately prior to the consummation of such Change in Control. On June 10, 2022, each non-employee director of the Board was granted an annual grant of 26,974 RSUs.

The description of the amended non-employee director compensation policy is not complete and is subject to and qualified in its entirety by reference to the amended non-employee director compensation policy, a copy of which is included as Exhibit 10.22 to the registration statement to which this prospectus forms a part.

Equity Incentive Plans

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as we believe it is important to maintain a strong link between executive incentives and the creation of stockholder value. We believe that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. The 2022 Plan will be an important element of the Company’s compensation arrangements for both executive officers and directors, and the executive officers will also be eligible to participate in the Rigetti Computing, Inc. 2022 Employee Stock Purchase Plan (“ESPP”). Prior to the Business Combination, equity awards were granted by Legacy Rigetti under the 2013 Plan.

Rigetti Computing, Inc. 2022 Equity Incentive Plan

A summary description of the material features of the 2022 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2022 Plan and is qualified by reference to the 2022 Plan, the form of which is filed as an exhibit to the registration statement of which prospectus forms a part. Refer to the 2022 Plan for more complete and detailed information about the terms and conditions of the 2022 Plan. The 2022 Plan became effective upon the consummation of the Business Combination.

Eligibility. Any individual who is an employee of the Company or any of our affiliates, or any person who provides services to the Company or our affiliates, including members of the Board, is eligible to receive awards under the 2022 Plan at the discretion of the plan administrator.

Awards. The 2022 Plan provides for the grant of ISOs within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of our affiliates.

Authorized Shares. Initially, the maximum number of shares of common stock that may be issued under the 2022 Plan is 18,332,215. As of August 12, 2022, 12,285,034 shares of common stock were available for issuance under the 2022 Plan. In addition, the number of shares of common stock reserved for issuance under the 2022 Plan will automatically increase on January 1 of each year, beginning on January 1, 2023 and continuing through and including January 1, 2032, in an amount equal to (1) 5% of the total number of shares of the Company’s capital stock outstanding on a fully-diluted basis or (2) a lesser number of shares of Common Stock determined by the Board prior to the date of the increase. The maximum number of shares of common stock that may be issued upon the exercise of ISOs under the 2022 Plan is 54,996,645 shares.

Shares subject to stock awards granted under the 2022 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the 2022 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under the 2022 Plan. If any shares of common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by the Company (1) because of the failure to vest, (2) to satisfy the exercise, strike or purchase price or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited, repurchased or reacquired will revert to and again become available for issuance under the 2022 Plan.

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid to any non-employee director with respect to any period commencing on the date of the Company’s annual meeting of stockholders for a particular period and ending on the day immediately prior to the date of the annual meeting of stockholders for the next subsequent year (the “annual period”), including awards granted and cash fees paid to such non-employee director, will not exceed (1) $750,000 in total value or (2) if such non-employee director is first appointed or elected to the Board during such annual period, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program. The foregoing limitation on non-employee director compensation will apply commencing with the annual period that begins on the Company’s first annual meeting of stockholders following the effective date of the 2022 Plan.

Plan Administration. The Board, or a duly authorized committee thereof, will administer the 2022 Plan and is referred to as the “plan administrator” herein. The Board may also delegate to one or more of the Company’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2022 Plan, the Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Under the 2022 Plan, the Board also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2022 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of common stock on the date of grant. Options granted under the 2022 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2022 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Rigetti or any of Rigetti’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Company’s total combined voting power or that of any of the Company’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of common stock, a combination of cash and shares of common stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of a share of common stock on the date of grant. A stock appreciation right granted under the 2022 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of common stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2022 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2022 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, common stock.

The performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates or segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the plan administrator when the performance award is granted, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of our business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to holders of common stock other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.

Other Stock Awards. The plan administrator may grant other forms of awards valued in whole or in part by reference to, or otherwise based on, common stock, including the appreciation in value thereof. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in the capital structure of Rigetti, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2022 Plan, (2) the class of shares used to determine the number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The following applies to stock awards under the 2022 Plan in the event of a corporate transaction (as defined in the 2022 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2022 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to our successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Plan Amendment or Termination. The Board has the authority to amend, suspend, or terminate the 2022 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopts the 2022 Plan. No stock awards may be granted under the 2022 Plan while it is suspended or after it is terminated.

2013 Plan

The following summary describes the material terms of the 2013 Plan, which was adopted by the Legacy Rigetti Board and approved by the stockholders of Legacy Rigetti in July 2013. Upon the Closing, outstanding Legacy Rigetti options and Legacy Rigetti restricted stock unit awards under the 2013 Plan were assumed and converted into Rigetti assumed options to purchase common stock and Rigetti assumed RSUs for common stock. The Rigetti assumed options will continue to be governed by the terms of the 2013 Plan and the stock option agreements thereunder, until such outstanding Rigetti assumed options are exercised or until they terminate or expire by their terms. The Rigetti assumed RSUs will continue to be governed by the terms of the 2013 Plan and the restricted stock unit agreements thereunder, until such outstanding Rigetti assumed RSUs vest or terminate by their terms. No further awards are being made under the 2013 Plan following the 2022 Plan becoming effective upon the consummation of the Business Combination.

Awards. The 2013 Plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), restricted stock, restricted stock units, and stock appreciation rights (collectively, “Awards”) to Legacy Rigetti’s employees, directors, and consultants who provide services to Legacy Rigetti. Legacy Rigetti has granted stock options, restricted stock awards, and restricted stock units under the 2013 Plan.

Authorized Shares. Subject to certain capitalization adjustments, the aggregate number of shares of Legacy Rigetti common stock that may be issued pursuant to stock awards under the 2013 Plan will not exceed 29,011,572 shares. The maximum number of shares of Legacy Rigetti common stock that may be issued pursuant to the exercise of ISOs under the 2013 Plan is 29,011,572 shares.

Shares subject to awards granted under the 2013 Plan that expire or become unexercisable without being exercised in full, that are surrendered pursuant to an exchange program, or with respect to restricted stock or restricted stock units, that are forfeited to or repurchased by Legacy Rigetti due to the failure to vest, the unpurchased shares (or for Awards other than options or stock appreciation rights the forfeited or repurchased shares) will become available for future grant or sale under the 2013 Plan. With respect to stock appreciation rights, only shares actually issued pursuant to a stock appreciation right will cease to be available under the 2013 Plan; all remaining shares under the stock appreciation right will remain available for future grant or sale under the 2013 Plan. Also, any shares used to pay the exercise price of an award or to satisfy tax withholding obligations related to an award will become available for future grant or sale under the 2013 Plan. Additionally, if any shares issued pursuant to a stock award are forfeited back to Rigetti or repurchased due to a failure to vest, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the 2013 Plan.

Plan Administration. The 2013 Plan is administered by Legacy Rigetti’s Board, or a duly authorized committee of the Legacy Rigetti Board and is referred to as the “administrator” in the 2013 Plan. Subject to the provisions of the 2013 Plan, the administrator will determine in its discretion the persons to whom Awards are granted, the sizes of such Awards and all of their terms and conditions. The administrator will have the authority to construe and interpret the terms of the 2013 Plan and Awards granted under it.

Under the 2013 Plan, the administrator also generally has the authority to effect, with the consent of any adversely affected participant, modifications or amendments of awards, including but not limited to the discretionary authority to extend the post-termination exercise period of Awards and extend the maximum term of an option.

Stock Options. As of immediately prior to the Merger, options to purchase 13,115,460 shares of Legacy Rigetti common stock were outstanding under the 2013 Plan. ISOs and NSOs are granted under stock option agreements adopted by the administrator. The administrator determines the exercise price for stock options, within the terms and conditions of the 2013 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of Legacy Rigetti common stock on the date of grant. Options granted under the 2013 Plan vest at the rate specified in the stock option agreement as determined by the administrator. The standard form of option award agreement under the 2013 Plan provides that options will vest 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months.

The administrator determines the term of stock options granted under the 2013 Plan, up to a maximum of 10 years. If an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability or death, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. If an optionholder’s service relationship with Legacy Rigetti or any of its affiliates ceases due to death the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the administrator and may include: (i) cash; (ii) check; (iii) promissory note; (iv) other shares, provided that such shares have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which such option will be exercised and provided further that accepting such shares will not result in any adverse accounting consequences to Legacy Rigetti, as the administrator determines in its sole discretion; (v) consideration received by Legacy Rigetti under cashless exercise program (whether through a broker or otherwise); (vi) by net exercise; (vii) such other consideration and method of payment for the issuance of shares; or (viii) any combination of the foregoing methods of payment.

Unless the administrator provides otherwise, options generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the administrator or a duly authorized officer in each case, (i) an option may be transferred to “family members” (as defined in Rule 701(c)(3) of the Securities Act) through a gift or domestic relations order or (ii) an executor or guardian.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of Legacy Rigetti common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of Legacy Rigetti’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of Legacy Rigetti’s total combined voting power or that of any of its affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. As of immediately prior to the Merger, 11,795,026 restricted stock unit awards were outstanding under the 2013 Plan. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the administrator. A restricted stock unit award may be settled in cash, shares, or a combination of both.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the administrator. The administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms.

Changes to Capital Structure. In the event there is a specified type of change in Legacy Rigetti’s capital structure, such as a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, combination, repurchase, or exchange of shares, appropriate adjustments will be made to the number and class of shares that may be delivered under the 2013 Plan and/or number, class, and price of shares covered by each outstanding Award.

Merger or Change in Control. The 2013 Plan provides that in the event of a merger or change in control the administrator may take one or more of the following actions with respect to such stock awards:

•	arrange for the assumption or substitution of a stock award by a surviving or acquiring corporation;

•	terminate the stock awards;

•

accelerate the vesting of the stock award and, to the extent the administrator determines, provide for termination if not exercised (if applicable) at or before the effective time of the merger or change in control;

•	terminate or cancel or arrange for the termination or cancellation of the stock award, to the extent not vested or not exercised before the effective time of the transaction; or

•

terminate the Award in exchange for an amount of cash and/or property equal to the amount that would have been attained upon the exercise of such Award or realization of the participant’s rights as of the date of the occurrence of the transaction or the replacement of such award with other rights or property selected by the administrator in its sole discretion;

The administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to treat all participants in the same manner.

In the event that the successor corporation does not assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such Awards would not have otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Under the 2013 Plan, a change in control means the occurrence of any of the following events: (i) a change in ownership of Legacy Rigetti, which occurs on the date that any one person, or more than one person acting as a group, acquires ownership of the stock of Legacy Rigetti that constitutes more than 50% of the total voting power of the stock of Legacy Rigetti, except that any changes in the ownership of the stock of Legacy Rigetti as a result of a private financing of Legacy Rigetti that is approved by the board will not be considered a change in control; (ii) a change in the effective control of Rigetti which occurs on the date the majority of the members of the board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of members of the board prior to the date of the appointment or election; or (iii) a change in ownership of a substantial portion of Legacy Rigetti’s assets which occurs on the date that any person acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person) assets from Legacy Rigetti that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Legacy Rigetti immediately prior to such acquisition.

Plan Amendment or Termination. Legacy Rigetti’s Board has the authority to amend, alter, suspend, or terminate the 2013 Plan, provided that such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of Legacy Rigetti stockholders. Unless terminated sooner, the 2013 Plan will automatically terminate on July 9, 2023. No stock awards may be granted under the 2013 Plan while it is suspended or after it is terminated.

2022 Employee Stock Purchase Plan

The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex I. Supernova shareholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.

Purpose. The purpose of the ESPP is to provide a means by which eligible employees of New Rigetti and certain designated companies may be given an opportunity to purchase shares of common stock following the closing, to assist the Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New Rigetti’s success.

The ESPP includes two components: a 423 Component and a Non-423 Component. New Rigetti intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve. The maximum number of shares of common stock is 3,055,370. Additionally, the number of shares of common stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2023 and continuing through and including January 1, 2032, by the lesser of (1) 1% of the total number of shares of capital stock outstanding on a fully diluted basis on December 31 of the preceding calendar year, (2) 3,055,370, or (3) such lesser number of shares of common stock as determined by the Board. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP.

Administration. The Board, or a duly authorized committee thereof, will administer the ESPP.

Limitations. New Rigetti employees and the employees of any of its designated affiliates will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with the New Rigetti or one of its affiliates for more than 20 hours per week and for five or more months per calendar year or (2) continuous employment with New Rigetti or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the shareholders, all the employees of Rigetti will be eligible to participate in the ESPP following the closing. Following the closing, New Rigetti is expected to have approximately 165 employees who will be eligible participate in the ESPP. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of New Rigetti stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of New Rigetti stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of common stock on any purchase date during the offering period is less than or equal to the fair market value of a share of common stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions. The ESPP permits participants to purchase shares of common stock through payroll deductions of up to 15% of their earnings. Unless otherwise determined by the administrator, the purchase price per share will be 85% of the lower of the fair market value of a share of common stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with New Rigetti and its related affiliates.

Withdrawal. Participants may withdraw from an offering by delivering a withdrawal form to New Rigetti and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, New Rigetti will distribute to the employee such employee’s accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment. A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by New Rigetti or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, New Rigetti will distribute to the participant such participant’s accumulated but unused contributions, without interest.

Corporate Transactions. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination. The Board has the authority to amend, suspend or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of New Rigetti stockholders. Any benefits privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the Board in accordance with the terms of the ESPP.

Emerging Growth Company Status

As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation or golden parachute payments, and to provide information relating to the ratio of total compensation of our CEO to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Unless the context otherwise requires, any reference in this section of this prospectus to “Rigetti,” “we,” “us,” “our” or “the Company” refers to Legacy Rigetti and its consolidated subsidiaries prior to the consummation of the Business Combination and to Rigetti and its consolidated subsidiaries following the Business Combination.

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below is a description of transactions since January 1, 2019 to which Rigetti was a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of the company’s capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Supernova Class B Ordinary Shares

On December 22, 2020, the Supernova Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering and formation costs in consideration of 5,750,000 Supernova Class B ordinary shares. On January 14, 2021, Supernova effected a share dividend, resulting in 7,187,500 Supernova Class B ordinary shares outstanding. On February 22, 2021, the Supernova Sponsor transferred 28,750 Supernova Class B ordinary shares to each of Supernova’s six former independent director nominees. On March 1, 2021, Supernova effected a share dividend, resulting in 8,625,000 Supernova Class B ordinary shares.

Private Placement Warrants

The Supernova Sponsor purchased an aggregate of 4,450,000 private placement warrants for a purchase price of $2.00 per whole warrant, or $8,900,000 in the aggregate, in a private placement that occurred simultaneously with the closing of Supernova’s IPO. Each private placement warrant entitles the holder to purchase one share of common stock at $11.50 per share, subject to adjustment. The private placement warrants (including the common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the Business Combination.

Expense Reimbursement

On December 22, 2020, the Supernova Sponsor agreed to loan Supernova an aggregate of up to $300,000 to cover expenses related to Supernova’s IPO pursuant to a promissory note (the “Note”). This Note was non-interest bearing and payable upon the completion of the IPO. Supernova borrowed $275,000 under the Note and repaid the Note in full on March 4, 2021.

Subscription Agreements

At the closing of the Business Combination, stockholders of Legacy Rigetti or their affiliates (including Insurance Company of the West, Bessemer Venture Partners X L.P. and Bessemer Venture Partners X Institutional L.P.) purchased shares of common stock in the PIPE Financing, for a purchase price of $10.00 per share pursuant to separate Subscription Agreements, each dated October 6, 2021.

Series C Preferred Stock Financing

Between February 2020 and May 2020, we issued and sold an aggregate of 69,223,658 shares of our Series C Preferred Stock at a purchase price of $0.906793 per share, for an aggregate purchase price of $56.2 million,

220,557 of which were purchased by Taryn Naidu, a former executive officer of Rigetti. In connection with the Series C Preferred Stock Financing, we also issued an aggregate of 29,502,847 shares of our Series C-1 Preferred Stock to existing preferred stock investors who participated in the Series C Preferred Stock financing and issued an aggregate of 10,074,870 shares of Class A common stock issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $0.01 to certain participating investors. Immediately prior to the Merger, each share of Legacy Rigetti Preferred Stock was converted into shares of Legacy Rigetti common stock in accordance with the Amended and Restated Certificate of Incorporation of Legacy Rigetti, and in the First Merger, the resulting shares of Legacy Rigetti common stock were automatically converted into such number of shares based on the Exchange Ratio, and each warrant was assumed and converted into Rigetti assumed warrants.

Rigetti Holders Support Agreement

In connection with the execution of the Merger Agreement, Supernova entered into the Rigetti Holders Support Agreement with us and certain stockholders of Legacy Rigetti pursuant to which such stockholders agreed to vote to adopt and approve, upon the registration statement on Form S-4 being declared effective, the Merger Agreement and all other documents and transactions contemplated thereby. Such stockholders further agreed to be bound by the lock-up restrictions included in the Bylaws.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, Supernova entered into a sponsor support agreement (the “Sponsor Support Agreement”) with the Sponsor, Legacy Rigetti and Supernova’s directors and officers. Pursuant to the Sponsor Support Agreement, the Sponsor and Supernova’s directors and officers (“Sponsor Holders”), among other things, agreed to vote all of their shares of Supernova capital stock in favor of the approval of the Business Combination. In addition, pursuant to the Sponsor Support Agreement, (i) 2,479,000 shares of common stock held by the Sponsor Holders became unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, the volume weighted average price of common stock equals or exceeds $12.50 for any twenty trading days within a period of thirty consecutive trading days, and (ii) 580,273 shares of common stock held by the Sponsor Holders became unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, the volume weighted average price of common stock equals or exceeds $15.00 for any twenty trading days within a period of thirty consecutive trading days. Any such shares held by the Sponsor Holders that remain unvested after the fifth anniversary of the Closing will be forfeited.

Compensation Arrangements, Stock Option Grants and Indemnification for Executive Officers and Directors

We have employment arrangements with our named executive officers that, among other things, provide for certain change in control benefits, as well as severance benefits for Rigetti’s named executive officers. For a description of these agreements, see “Rigetti’s Executive and Director Compensation.”

We have granted stock options and restricted stock units to our executive officers and certain of our directors. For a description of these equity awards, see “Executive Compensation—Employment Arrangements with Executive Officers,” “Executive Compensation—Outstanding Option Awards as of January 31, 2021” and “Executive Compensation—Outstanding Restricted Stock Units.”

Amended and Restated Registration Rights Agreement

In connection with the Closing, we, the Sponsor, Supernova directors and officers, Legacy Rigetti directors and officers and certain of Legacy Rigetti securityholders entered into an amended and restated registration rights agreement. Pursuant to the agreement, we agreed that we will file with the SEC a registration statement registering the resale of certain securities held by or issuable to such holders, and we will use reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof. In certain circumstances, certain holders can demand up to two underwritten offerings in any 12 month period, and certain holders are entitled to piggyback registration rights.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors in addition to the indemnification provided in the Bylaws. The indemnification agreements require us to indemnify our directors to the fullest extent permitted by Delaware law.

Related Person Transactions Policy

The Board adopted a written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to us by an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including our common stock), including any of their immediate family members and affiliates and entities owned or controlled by any related person.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of the proposed related person transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our Board) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

Our audit committee will approve only those transactions that it determines are fair to and in the best interests of the Company. All of the transactions described above were entered into prior to the adoption of such policy.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding the beneficial ownership of common stock as of August 12, 2022, by:

•	each person known by the Company to be the beneficial owner of more than 5% of outstanding shares of common stock;

•	each of the Company’s named executive officers, including its former Chief Operating Officer, and directors;

•	all executive officers and directors of the Company as a group, excluding its former Chief Operating Officer.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 118,415,459 shares of common stock issued and outstanding as of August 12, 2022 and other than as noted below, do not take into account the issuance of any shares of common stock upon the exercise of the Unexercised Warrant Shares. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to the securities they beneficially owned.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	% of Ownership
Directors and Named Executive Officers
Chad Rigetti(2)	8,678,808	7.1%
Taryn Naidu(3)	817,371	*
Brian Sereda(4)	308,239	*
David Cowan(5)	—	—
Alissa Fitzgerald(6)	228,232	*
Ray Johnson(7)	215,281	*
Cathy McCarthy(8)	73,780	*
Michael Clifton(9)(10)	62,500	*
H. Gail Sandford	—	—
All executive officers and directors as a group (10 persons)	10,383,332	8.4%
Five Percent Holders
Supernova Partners II LLC(10)	12,868,000	10.5%
Entities affiliated with Bessemer Venture Partners(11)	21,582,218	18.2%
AVG Entities(12)	7,597,642	6.4%
Insurance Company of the West(13)	8,678,816	7.3%

*	Less than 1%
(1)	Unless otherwise noted, the mailing address of each of those listed in the table above is 775 Heinz Avenue, Berkeley, CA, 94710.
(2)

Consists of 4,487,273 shares of common stock held by Dr. Rigetti, and 4,191,535 shares of common stock issuable upon the exercise or settlement of options or restricted stock unit awards held by Dr. Rigetti which are exercisable or vest within 60 days of August 12, 2022.

(3)

Consists of 204,960 shares of common stock held by Mr. Naidu, the former Chief Operating Officer of Rigetti, or his affiliated entity AlphaNuma LLC, and 612,411 shares of common stock issuable upon the exercise or settlement of options, Rigetti assumed warrants or restricted stock unit awards which are exercisable or vest as of April 18, 2022, the date Mr. Naidu’s employment with Rigetti terminated.
(4)

Consists of 3,576 shares of common stock held by Mr. Sereda and 304,663 shares of common stock issuable upon the settlement of restricted stock unit awards held by Mr. Sereda which vest within 60 days of August 12, 2022.

(5)

David Cowan, a member of the Board, is a partner at Bessemer Venture Partners. Mr. Cowan disclaims beneficial ownership interest of the securities held by the Bessemer Entities (as defined below) referred to in footnote 12 below, except to the extent of his pecuniary interest, if any, in such securities through an indirect interest in the Bessemer Entities.

(6)

Consists of 228,232 shares of common stock issuable upon the exercise or settlement of options or restricted stock unit awards held by Ms. Fitzgerald which are exercisable or vest within 60 days of August 12, 2022.

(7)

Consists of 22,788 shares of common stock held by Mr. Johnson, and 192,493 shares of common stock issuable upon the exercise or settlement of options or restricted stock unit awards held by Mr. Johnson which are exercisable or vest within 60 days of August 12, 2022.

(8)

Consists of 73,780 shares of common stock issuable upon the exercise or settlement of options or restricted stock unit awards held by Ms. McCarthy which are exercisable or vest within 60 days of August 12, 2022.

(9)	Consists of 62,500 shares of common stock purchased in the PIPE Financing.
(10)

Supernova Sponsor holds 8,418,000 shares of common stock and 4,450,000 shares underlying private placement warrants held by Supernova Sponsor, which are exercisable for shares of common stock commencing 30 days after the closing of the Business Combination. Supernova Sponsor is governed by a board of managers consisting of four managers: Spencer M. Rascoff, Alexander M. Klabin, Robert D. Reid and Michael S. Clifton. Each manager has one vote, and the approval of a majority of the managers is required to approve any action of Supernova Sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of at least a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, no director of Supernova Sponsor exercises voting or dispositive control over any of the securities held by Supernova Sponsor, even those in which he or she directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. Includes 2,479,000 Sponsor Vesting Shares that became unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, the volume weighted average price of common stock equals or exceeds $12.50 for any twenty trading days within a period of thirty consecutive trading days, and (ii) 580,273 Sponsor Vesting Shares held by the Sponsor Holders became unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, the volume weighted average price of common stock equals or exceeds $15.00 for any twenty trading days within a period of thirty consecutive trading days. Any such shares held by the Sponsor Holders that remain unvested after the fifth anniversary of the Closing will be forfeited. The address for Supernova Sponsor is 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016.

(11)

Consists of (i) 9,481,710 shares of common stock held by Bessemer Venture Partners X Institutional L.P., or Bessemer Institutional, and 10,100,508 shares of common stock held by Bessemer Venture Partners X L.P., or Bessemer X, and together with Bessemer Institutional, the Bessemer Entities, and (ii) 968,400 shares of common stock purchased by Bessemer Institutional and 1,031,600 shares of common stock purchased by Bessemer X in the PIPE Financing. Deer X & Co. L.P., or Deer X L.P., is the general partner of the Bessemer Entities. Deer X & Co. Ltd., or Deer X Ltd., is the general partner of Deer X L.P. Adam Fisher, Robert P. Goodman, David Cowan, Jeremy Levine, Byron Deeter, Ethan Kurzweil, Alex Ferrara, Brian Feinstein and Stephen Kraus are the directors of Deer X Ltd. and hold the voting and dispositive power for the Bessemer Entities. Investment and voting decisions with respect to the securities held by the Bessemer Entities are made by the directors of Deer X Ltd. acting as an investment committee. Mr. Cowan disclaims beneficial ownership interest of the securities of the Company held by the Bessemer Entities except to the extent of his pecuniary interest, if any, in such securities through an indirect interest in the Bessemer Entities. The address for the Bessemer Entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538.

(12)

Consists of (i) 860,629 shares of common stock held by AVG - BIV Rigetti Trust1 2020, 1,022,123 shares of common stock held by AVG - BIV Rigetti Trust2 2020, 5,585,461 shares of common stock held by AVG - BIV Rigetti Trust3 2020 and 29,429 shares of common stock held by AVGF-BIV 2 Rigetti 2017, LLC, and (ii) 100,000 shares of common stock purchased by Alumni Ventures - Rigetti Trust 2020 in the PIPE Financing. The address for the AVG Entities is 670 N. Commercial Street, Suite 403 Manchester, NH 03101.

(13)	Consists of 8,678,816 shares of common stock held by Insurance Company of the West.

SELLING STOCKHOLDER

This prospectus relates to the offer and sale by B. Riley of up to 23,648,889 shares of common stock that have been and may be issued by us to B. Riley under the Purchase Agreement. For additional information regarding the shares of common stock included in this prospectus, see the section titled “Committed Equity Financing” above. We are registering the shares of common stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement in order to permit B. Riley to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, B. Riley has not had any material relationship with us within the past three years.

The table below presents information regarding B. Riley and the shares of common stock that may be resold by B. Riley from time to time under this prospectus. This table is prepared based on information supplied to us by B. Riley, and reflects holdings as of August 12, 2022. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock being offered for resale by B. Riley under this prospectus. B. Riley may sell some, all or none of the shares being offered for resale in this offering. We do not know how long B. Riley will hold the shares before selling them and, except as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, we are not aware of any existing arrangements between B. Riley and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the selling stockholder has sole or shared voting and investment power. The percentage of shares of common stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on an aggregate of 118,415,459 shares of our common stock outstanding on August 12, 2022. Because the purchase price to be paid by the selling stockholder for shares of common stock, if any, that we may elect to sell to the selling stockholder in one or more Purchases and one or more Intraday Purchases from time to time under the Purchase Agreement will be determined on the applicable Purchase Dates therefor, the actual number of shares of common stock that we may sell to the selling stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the selling stockholder of all of the shares of common stock being offered for resale pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering
	Number(1)	Percent(2)		Number(3)	Percent(2)
B. Riley(4)	171,008	*	23,648,889	0	—

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)

Represents the 171,008 shares of common stock we issued to B. Riley on August 11, 2022 as Commitment Shares in consideration for entering into the Purchase Agreement with us. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares of common stock that B. Riley may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of B. Riley’s control, including the registration statement of which this prospectus forms a part becoming and remaining effective. Furthermore, the Purchases and the Intraday Purchases of common stock under the Purchase Agreement are subject to certain agreed upon limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our common stock to B. Riley to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by B.

Riley, would cause B. Riley’s beneficial ownership of our common stock to exceed the 4.99% Beneficial Ownership Cap. The Purchase Agreement also prohibits us from issuing or selling shares of our common stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless the average price for all shares of our common stock purchased by B. Riley under the Purchase Agreement equals or exceeds $4.45 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the Beneficial Ownership Cap nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under the Purchase Agreement.
(2)	Applicable percentage ownership is based on 118,415,459 shares of our common stock outstanding as of August 12, 2022.
(3)	Assumes the sale of all shares of common stock being offered pursuant to this prospectus.
(4)

The business address of B. Riley is B. Riley Principal Capital II, LLC, 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. B. Riley’s principal business is that of a private investor. The sole member of B. Riley is B. Riley Principal Investments, LLC (“BRPI”), which is an indirect subsidiary of B. Riley Financial, Inc. (“BRF”). An Investment Committee of B. Riley (the “Investment Committee”), which is composed of three members appointed by BRPI, has sole voting power and sole investment power over securities beneficially owned, directly, by B. Riley. All decisions with respect to the voting and disposition of securities beneficially owned, directly, by B. Riley are made exclusively by majority vote of the Investment Committee, each member of the Investment Committee having one vote, and no single member of the Investment Committee has any ability to make any such decisions unilaterally or any veto power with respect to decisions that are made by the vote of a majority of the members of the Investment Committee. The sole voting and investment powers of the Investment Committee over securities beneficially owned, directly, by B. Riley are exercised independently from all other direct and indirect subsidiaries of BRF, and the voting and investment powers over securities beneficially owned directly or indirectly by all other direct and indirect subsidiaries of BRF are exercised independently from B. Riley. We have been advised that neither BRPI nor B. Riley is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an independent broker-dealer, and that none of the Investment Committee members is a registered FINRA member or an associated person of a FINRA member or an independent broker-dealer.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our certificate of incorporation, our Bylaws and the warrant-related documents described herein and filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

Our Certificate of Incorporation authorizes the issuance of 1,000,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of August 12, 2022, there were approximately 118,415,459 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

Voting Rights

Each holder of common stock will be entitled to one (1) vote for each share of common stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Certificate of Incorporation or by applicable law, the holders of common stock will not be entitled to vote on any amendment to the Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) or pursuant to the DGCL. When a quorum is present, the affirmative vote of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter is required to take action, unless otherwise specified by law, the Bylaws or the Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights

Subject to the rights of the holders of preferred stock and any other provisions of the Certificate of Incorporation, as it may be amended from time to time, holders of common stock will be entitled to receive such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board, in its discretion, from time to time out of assets or funds of the Company legally available therefor.

Rights upon Liquidation, Dissolution and Winding-Up

Subject to the rights of holders of preferred stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of preferred stock ranking senior to the shares of common stock upon such dissolution, liquidation or winding up, if any, the Company’s remaining net assets will be distributed to the holders of common stock and the holders of any other class or series of capital stock ranking equally with the common stock upon such dissolution, liquidation or winding up, equally on a per share basis.

Other Rights

There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock will be subject to those of the holders of preferred stock that the Company may issue in the future.

Election of Directors

Our Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms with only one class of directors being elected in each year. Under the Bylaws, the election of directors is determined by plurality vote.

Preferred Stock

The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on the capital stock, diluting the voting power of the holders of common stock, impairing the liquidation rights of the capital stock, or delaying or preventing a change in control of the company.

Stock Awards

Upon the closing of the Business Combination, we assumed stock options and restricted stock units to purchase an aggregate of 19,604,081 shares of common stock that were outstanding under Legacy Rigetti’s 2013 Plan. As of the closing of the Business Combination, 18,332,215 shares of common stock were initially reserved for future issuance under our 2022 Plan, which amount may be subject to increase from time to time. As of August 12, 2022, 12,285,034 shares of common stock were available for issuance under our 2022 Plan. For additional information regarding the terms of these plans and the stock awards, see “Executive Compensation.”

Warrants

Public Warrants

As of August 12, 2022, there were 13,074,972 warrants outstanding, consisting of 8,624,972 public warrants and 4,450,000 private placement warrants.

Each whole public warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per whole share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means only a whole warrant may be exercised at a given time by a warrant holder and only whole warrants trade. The warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of common stock upon exercise of a warrant unless the share of common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have filed with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Rigetti common stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if shares of common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of common stock equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the shares of common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of common stock equals or exceeds $10.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at $0.10 per warrant;

•

upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our shares of common stock except as otherwise described below; and

•

if, and only if, the closing price of shares of common stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Anti-dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of shares of common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “ —Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of a warrant is adjusted, in the case of an adjustment pursuant to the second paragraph under the heading “ —Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of Common Stock
Redemption Date (period to expiration of warrants)	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of common stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check companies, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of common stock are trading at or above $10.00 per public share, which may be at a time when the trading price of shares of common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “ —Redemption of warrants when the price per share of common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of common stock than they would have received if they had chosen to wait to exercise their warrants for shares of common stock if and when such shares of common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of common stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of common stock, we (or surviving company) will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of common stock is increased by a capitalization or share dividend payable in shares of common stock, or by a sub-division of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, sub-division or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase shares of common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of common stock) and (ii) one minus the quotient of (x) the price per share of common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of common stock on account of such shares of common stock (or other securities into which the warrants are convertible), other than (a) as described above and, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock. Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated memorandum and articles of association or as a result of the redemption of shares of common stock by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the equityholders of Rigetti in such a transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants have been issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder. We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors—The warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the shares of common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except pursuant to limited exceptions, to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by Supernova Sponsor or its permitted transferees. Supernova Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than Supernova Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in Supernova’s initial public offering. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, general financial condition, contractual restrictions and other factors that our Board may deem relevant and will be within the discretion of our Board at such time. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness that we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of common stock in the foreseeable future.

Lock-Up Provisions in Bylaws

Under the Bylaws, shares of common stock issued as part of the merger consideration to Legacy Rigetti equityholders are subject to lock-up restrictions beginning on the date of Closing and ending on the date that is the earlier of (i) six months after the Closing, (ii) the date on which the closing price of the common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 90 days following the Closing and (iii) the date on which the Company consummates a sale, merger, liquidation, exchange offer or other similar transaction after the Closing Date that results in stockholders having beneficial ownership of less than 50% of the outstanding voting securities of the combined company which results in our stockholders having the right to exchange their shares for cash, securities or other property having a value that equals or exceeds $12.00 per share.

Certain Anti-Takeover Provisions of Delaware Law and our Second Amended and Restated Certificate of Incorporation and Bylaws

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in an amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certificate of Incorporation and Bylaws

Among other things, our Certificate of Incorporation and Bylaws:

•	providing for a classified board of directors with staggered, three-year terms;

•

the ability of the Board to issue up to 10,000,000 shares of preferred stock, including “blank check” preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of the Board;

•

provide that, subject to the rights of the holders of any series of preferred stock, any individual director or directors may be removed only with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provide that special meetings of our stockholders may be called by the chairperson of the Board, the chief executive officer or by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•

not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The combination of these provisions will make it more difficult for the existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

Exclusive Forum of Certain Actions

The Certificate of Incorporation requires, unless the we consent in writing to the selection of an alternative forum, that Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) derivative actions brought on behalf of the Company; (ii) actions against current or former directors, officers or other employees or stockholders of the Company for breach of fiduciary duty to the Company or the Company’s stockholders; (iii) actions against the Company or any current or former director, officer or other employee or stockholder of the Company, arising out of or pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws,: (iv) actions to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; (v) actions as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) actions against the Company or any current or former director, officer or other employee or stockholder of the Company, governed by the internal-affairs doctrine of the law of the State of Delaware, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. However, this provision will not apply to claims or actions brought to enforce a duty or liability created by the Securities Act or Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. The Certificate of Incorporation further provides that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. Additionally, the Certificate of Incorporation provides that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Certificate of Incorporation provides, in addition to the votes required by law, that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of Rigetti common stock and preferred stock entitled to vote generally in the election of directors, voting together as a single class, including provisions regarding the classified board structure, the size of the Board, the election and removal of directors to the Board, the filling of vacancies, the limited liability of directors and officers of Rigetti and exclusive forums for certain actions.

The Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire Board then in office, without the assent or vote of any stockholder (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board) or (B) without the approval of the Board, by the affirmative vote of the holders of any class or series of stock of Rigetti required by law or by the Certificate of Incorporation, such action by stockholders requiring the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of Rigetti entitled to vote generally in the election of directors, voting together as a single class.

Limitations of Liability and Indemnification

See “Management—Limitation on Liability and Indemnification of Directors and Officers.”

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or our warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we are required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or our warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of our common stock then outstanding; or

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the recent consummation of the Business Combination, Rigetti is no longer a shell company, and, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Transfer Agent and Warrant Agent

The transfer agent for common stock and warrant agent for the warrants is American Stock Transfer & Trust Company.

Listing of Securities

Our common stock and public warrants are listed on the Nasdaq Capital Market under the symbols “RGTI” and “RGTIW,” respectively.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a summary of certain material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to their ownership and disposition of shares of our common stock, but does not purport to be a complete analysis of all potential tax effects. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus. There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code, which is generally property held for investment.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any U.S. state, local or non-U.S. tax considerations, the alternative minimum tax, the Medicare tax on net investment income, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, or any other aspect of any U.S. federal tax other than the income tax. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;

•	tax-exempt or governmental organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	regulated investment companies;

•	pension plans;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	“qualified foreign pension funds,” or entities wholly owned by a “qualified foreign pension fund”;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

•	certain U.S. expatriates.

For purposes of this discussion, a non-U.S. holder means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a non-resident alien individual;

•

a corporation or other organization taxable as a corporation for U.S. federal income tax purposes that is created or organized in or under laws other than the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is not subject to U.S. federal income tax on a net income basis; or

•

a trust the income of which is not subject to U.S. federal income tax on a net income basis and that (1) is not subject to the primary supervision of a court within the United States or over which no U.S. persons have authority to control all substantial decisions and (2) has not made an election to be treated as a U.S. person

•

This discussion does not address the tax treatment of partnerships or other entities that are pass-through entities for U.S. federal income tax purposes or persons that hold their common stock through partnerships or other pass-through entities. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its tax advisor regarding the tax consequences of acquiring, holding and disposing of our common stock through a partnership or other pass-through entity, as applicable.

This discussion is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock.

Distributions on Our Common Stock

Distributions, if any, on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on Sale or Other Taxable Disposition of Our Common Stock.” Any such distributions will also be subject to the discussions below under the sections titled “Backup Withholding and Information Reporting” and “Withholding and Information Reporting Requirements—FATCA.”

Subject to the discussion in the following two paragraphs in this section, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form), as applicable, to the applicable withholding agent and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing a U.S. tax return with the IRS.

Gain on Sale or Other Taxable Disposition of Our Common Stock

Subject to the discussions below under “Backup Withholding and Information Reporting” and “Withholding and Information Reporting Requirements—FATCA,” a non-U.S. holder generally will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale or other taxable disposition of shares of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed-base maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed on a net income basis at the U.S. federal income tax rates applicable to United States persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on Our Common Stock” also may apply;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

we are, or have been, at any time during the five-year period preceding such sale of other taxable disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation,” unless our common stock is regularly traded on an established securities market as defined for purposes of applicable Treasury Regulations and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to distributions on our common stock. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above in “Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them. Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS in a timely manner.

Withholding and Information Reporting Requirements—FATCA

The Foreign Account Tax Compliance Act and guidance issued thereunder (“FATCA”) imposes withholding taxes on certain types of payments made to “foreign financial institutions” and certain other foreign entities (including financial intermediaries). FATCA generally imposes withholding at a rate of 30% on payments to certain foreign entities of dividends on our common stock and certain other withholdable payments, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or the entity otherwise qualifies for an exemption. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Such withholding may apply to gross proceeds from the sale or other disposition of our common stock, although under proposed U.S. Treasury Regulations, no withholding would apply to such gross proceeds. The preamble to the proposed regulations specifies that taxpayers (including withholding agents) are permitted to rely on the proposed regulations pending finalization. You should consult your tax advisor regarding the application of FATCA.

The preceding discussion of U.S. federal tax consequences is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

The shares of our common stock offered by this prospectus are being offered by the selling stockholder, B. Riley. The shares may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our common stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for our common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

B. Riley is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

B. Riley has informed us that it presently anticipates using, but is not required to use, BRS, a registered broker-dealer and FINRA member and an affiliate of B. Riley, as a broker to effectuate resales, if any, of our common stock that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such common stock that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. B. Riley has informed us that each such broker-dealer it engages to effectuate resales of our common stock on its behalf, excluding BRS, may receive commissions from B. Riley for executing such resales for B. Riley and, if so, such commissions will not exceed customary brokerage commissions.

Except as set forth above, we know of no existing arrangements between the selling stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the selling stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the selling stockholder may be less than or in excess of customary commissions. Neither we nor the selling stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the selling stockholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling stockholder, including with respect to any compensation paid or payable by the selling stockholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the selling stockholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock covered by this prospectus by the selling stockholder.

As consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement, we have issued to B. Riley 171,008 shares of our common stock as Commitment Shares. In addition, reimbursed B. Riley for the reasonable legal fees and disbursements of B. Riley’s legal counsel of $100,000. In accordance with FINRA Rule 5110 these reimbursed fees and expenses are deemed to be underwriting compensation in connection with sales of our common stock by B. Riley to the public.

We also have agreed to indemnify B. Riley and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. B. Riley has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by B. Riley specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $525,000.

B. Riley has represented to us that at no time prior to the date of the Purchase Agreement has B. Riley, its sole member, any of their respective officers, or any entity managed or controlled by B. Riley or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. B. Riley has agreed that during the term of the Purchase Agreement, none of B. Riley, its sole member, any of their respective officers, or any entity managed or controlled by B. Riley or its sole member, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

We have advised the selling stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the selling stockholder.

Our common stock is currently listed on Nasdaq under the symbol “RGTI.”

B. Riley and/or one or more of its affiliates has provided, currently provides and/or from time to time in the future may provide various investment banking and other financial services for us and/or one or more of our affiliates that are unrelated to the transactions contemplated by the Purchase Agreement and the offering of shares for resale by B. Riley to which this prospectus relates, for which investment banking and other financial services they have received and may continue to receive customary fees, commissions and other compensation from us, aside from any discounts, fees and other compensation that B. Riley has received and may receive in connection with the transactions contemplated by the Purchase Agreement, including the Commitment Shares we have agreed to issue to B. Riley as consideration for its irrevocable commitment to purchase shares of our common stock from us under the Purchase Agreement, the 3.0% fixed discount to current market prices of our common stock reflected in the purchase prices payable by B. Riley for our common stock that we may require it to purchase from us from time to time under the Purchase Agreement, and our payment of $100,000 to B. Riley legal fees in connection with the preparation, negotiation, execution and delivery of the transaction documents and legal due diligence of the Company.

Conflict of Interest

B. Riley is an affiliate of BRS, a registered broker-dealer and FINRA member, which will act as an executing broker that will effectuate resales of our common stock that have been and may be acquired by B. Riley from us pursuant to the Purchase Agreement to the public in this offering. Because B. Riley will receive all the net proceeds from such resales of our common stock made to the public through BRS, BRS is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering, as a “bona fide public market,” as defined in Rule 5121, exists for the securities offered. In accordance with FINRA Rule 5121, BRS is not permitted to sell shares of our common stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Cooley LLP.

EXPERTS

The consolidated financial statements of Rigetti Holdings, Inc. as of December 31, 2021 and January 31, 2021, and for each of the eleven months ended December 31, 2021 and year ended January 31, 2021, included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to Rigetti and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.Rigetti.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Page
RIGETTI COMPUTING, INC.
Unaudited Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets as of June 30, 2022 and December 31, 2021	F-2
Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2022 and 2021	F-3
Condensed Consolidated Statements of Comprehensive Loss for the three and six months ended June 30, 2022 and 2021	F-4
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ (Deficit) Equity for the periods ended June 30, 2022 and 2021	F-5
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2022 and 2021	F-7
Notes to Condensed Consolidated Financial Statements	F-8
RIGETTI HOLDINGS, INC.
Report of Independent Registered Public Accounting Firm	F-33
Audited Consolidated Financial Statements:
Consolidated Balance Sheets as of January 31, 2021 and December 31, 2021	F-34
Consolidated Statements of Operations for the Fiscal Year ended January 31, 2021 and Eleven Months ended December 31, 2021	F-35
Consolidated Statements of Comprehensive Loss for the Fiscal Year ended January 31, 2021 and Eleven Months ended December 31, 2021	F-36
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Fiscal Year ended January 31, 2021 and Eleven Months ended December 31, 2021	F-37
Consolidated Statements of Cash Flows for the Fiscal Year ended January 31, 2021 and Eleven Months ended December 31, 2021	F-38
Notes to Consolidated Financial Statements	F-39

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements

RIGETTI COMPUTING, INC

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share amounts)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash	$184,020	$11,729
Accounts receivable	2,572	1,543
Prepaid expenses and other current assets	4,248	1,351
Forward contract—assets	1,543	—
Deferred offering costs	—	3,449

Total current assets	192,383	18,072
Property and equipment, net	30,583	22,497
Restricted cash	117	317
Other assets	130	165
Goodwill	5,377	5,377

Total assets	$228,590	$46,428

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,517	$1,971
Accrued expenses and other current liabilities	4,428	3,806
Deferred revenue	1,108	985
Debt—current portion	4,226	575
Forward contract—liabilities	—	230

Total current liabilities	11,279	7,567
Debt—net of current portion	25,201	24,216
Derivative warrant liabilities	8,944	4,355
Earn-out liabilities	8,925	—
Other liabilities	416	295

Total liabilities	54,765	36,433
Commitments and contingencies (Note 5)
Redeemable convertible preferred stock*, par value $0.0001 per share; 0 shares and 80,974,757 shares authorized at June 30, 2022 and December 31, 2021, respectively; 0 shares and 77,696,679 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	—	81,523
Stockholders’ equity (deficit):
Preferred Stock, par value $0.0001 per share; 10,000,000 shares and 0 shares authorized at June 30, 2022 and December 31, 2021, respectively; 0 shares and 0 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	—	—
Common stock*, par value $0.0001 per share; 1,000,000,000 shares and 134,050,472 shares authorized at June 30, 2022 and December 31, 2021, respectively; 117,102,735 shares and 18,221,069 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	11	2
Additional paid-in capital	401,290	135,549
Accumulated other comprehensive gain	99	52
Accumulated deficit	(227,575)	(207,131)

Total stockholders’ equity (deficit)	173,825	(71,528)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$228,590	$46,428

*

Shares of legacy Redeemable Convertible Series C Preferred Stock, Redeemable Convertible Series C-1 Preferred Stock, legacy Class A common stock, and legacy Class B common stock have been retroactively restated to give effect to the Business Combination.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RIGETTI COMPUTING, INC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except for share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$2,134	$1,540	$4,238	$3,900
Cost of revenue	873	365	1,287	637

Total gross profit	1,261	1,175	2,951	3,263
Operating expenses:
Research and development	12,634	7,496	25,083	14,431
Sales and marketing	1,487	644	2,963	957
General and administrative	12,785	2,711	24,345	5,232

Total operating expenses	26,906	10,851	52,391	20,620

Loss from operations	(25,645)	(9,676)	(49,440)	(17,357)

Other (expense) income , net:
Interest expense, net of interest income	(1,040)	(405)	(2,244)	(481)
Change in fair value of derivative warrant liabilities	8,687	—	14,509	—
Change in fair value of earn-out liability	8,024	—	17,658	—
Transaction costs	—	—	(927)	—
Other income (expense)	—	7	—	(23)

Total other income (expense), net	15,671	(398)	28,996	(504)
Net loss before provision for income taxes	(9,974)	(10,074)	(20,444)	(17,861)
Provision for income taxes	—	—	—	—

Net loss	$(9,974)	$(10,074)	$(20,444)	$(17,861)

Net loss per share attributed to common stockholders—basic and diluted	$(0.09)	$(0.46)	$(0.24)	$(0.82)
Weighted average shares used in computing net loss per share attributable to common stockholders—basic and diluted*	114,096,390	21,977,123	84,060,966	21,912,665

*	Weighted-average shares have been retroactively restated to give effect to the Business Combination.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RIGETTI COMPUTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net loss	$(9,974)	$(10,074)	$(20,444)	$(17,861)
Other comprehensive gain (loss):
Foreign currency translation gain (loss)	38	(2)	47	50

Comprehensive loss	$(9,936)	$(10,076)	$(20,397)	$(17,811)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

RIGETTI COMPUTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY (UNAUDITED)

(In thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Gain	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount

	(In thousands, except share and per share data)
Balance, December 31, 2021	98,726,505	$81,523	23,153,127	$—	$135,551	$52	$(207,131)	$(71,528)
Retroactive application of Business Combination (Note 3)	(21,029,826)	—	(4,932,058)	2	(2)	—	—	—

Adjusted balance, beginning of period*	77,696,679	81,523	18,221,069	2	135,549	52	(207,131)	(71,528)
Issuance of common stock upon conversion of legacy Series C and Series C-1 preferred stock in connection with the Business Combination (Note 3)	(77,696,679)	(81,523)	57,380,563	6	81,517	—	—	81,523
Issuance of common stock upon exercise of legacy Rigetti stock options	—	—	1,123,539	—	574	—	—	574
Issuance of common stock upon exercise of legacy Rigetti common stock warrants	—	—	2,234,408	—	28	—	—	28
Issuance of common stock through Business Combination and PIPE financing, net of transaction costs and derivative liabilities (Note 3)	—	—	34,850,706	3	153,810	—	—	153,813
Stock-based compensation	—	—	—	—	11,481	—	—	11,481
Foreign currency translation gain	—	—	—	—	—	9	—	9
Net loss	—	—	—	—	—	—	(10,470)	(10,470)

Balance, March 31, 2022	—	$—	113,810,285	$11	$382,959	$61	$(217,601)	$165,430

Issuance of common stock upon exercise of stock options	—	—	229,606	—	62	—	—	62
Issuance of common stock upon exercise of common stock warrants	—	—	1,702,210	—	5,011	—	—	5,011
Issuance of common stock upon release of RSUs	—	—	1,360,634	—	—	—	—	—
Reclassification of loan and security agreement warrants to equity	—	—	—	—	6,370			6,370
Settlement of the first tranche of forward contract	—	—			(3,305)			(3,305)
Stock-based compensation	—	—	—	—	11,041	—	—	11,041
Capitalization of deferred costs to equity upon share issuance					(848)			(848)
Foreign currency translation gain	—	—	—	—	—	38	—	38
Net loss	—	—	—	—	—	—	(9,974)	(9,974)

Balance, June 30, 2022	—	$—	117,102,735	$11	$401,290	$99	$(227,575)	$173,825

*

Shares of legacy Redeemable Convertible Series C Preferred Stock, Redeemable Convertible Series C-1 Preferred Stock, legacy Class A common stock, and legacy Class B common stock have been retroactively restated to give effect to the Business Combination.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RIGETTI COMPUTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY (UNAUDITED) (CONTINUED)

(In thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Gain (Loss)	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
	(In thousands, except share and per share data)
Balance, December 31, 2020	98,726,505	$81,523	20,975,317	$—	$133,144	$5	$(165,405)	$(32,256)
Retroactive application of Business Combination (Note 3)	(21,029,826)	—	(4,467,972)	2	(2)	—	—	—

Adjusted balance, beginning of period*	77,696,679	81,523	16,507,345	2	133,142	5	(165,405)	(32,256)
Issuance of common stock upon exercise of stock options	—	—	118,566	—	26	—	—	26
Stock-based compensation	—	—	—	—	597	—	—	597
Foreign currency translation gain	—	—	—	—	—	52	—	52
Net loss	—	—	—	—	—	—	(7,787)	(7,787)

Balance, March 31, 2021	77,696,679	$81,523	16,625,911	$2	$133,765	$57	$(173,192)	$(39,368)

Issuance of common stock upon exercise of stock options	—	—	338,979	—	90	—	—	90
Issuance of common stock upon exercise of common stock warrants	—	—	111,229	—	1	—	—	1
Stock-based compensation	—	—	—	—	521	—	—	521
Foreign currency translation loss	—	—	—	—	—	(2)	—	(2)
Net loss	—	—	—	—	—	—	(10,074)	(10,074)

Balance, June 30, 2021	77,696,679	$81,523	17,076,119	$2	$134,377	$55	$(183,266)	$(48,832)

*

Shares of legacy Redeemable Convertible Series C Preferred Stock, Redeemable Convertible Series C-1 Preferred Stock, legacy Class A common stock, and legacy Class B common stock have been retroactively restated to give effect to the Business Combination.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

RIGETTI COMPUTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Six Months Ended June 30,
	2022	2021

Cash flows from operating activities
Net loss	$(20,444)	$(17,861)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,978	2,362
Stock-based compensation	22,522	1,118
Change in fair value of earnout liability	(17,658)	—
Change in fair value of derivative warrant liabilities	(14,509)	—
Change in fair value of forward contract	(5,077)	—
Amortization of debt issuance costs	667	—
Changes in operating assets and liabilities:
Accounts receivable	(1,030)	(241)
Prepaid expenses and other current assets	(2,898)	(530)
Other assets	34	(36)
Deferred revenue	123	(119)
Accounts payable	(882)	709
Accrued expenses and other current liabilities	967	692
Other liabilities	122	(192)

Net cash used in operating activities	(35,085)	(14,098)

Cash flows from investing activities
Purchases of property and equipment	(10,636)	(3,744)

Net cash used in investing activities	(10,636)	(3,744)

Cash flows from financing activities
Proceeds from Business Combination, net of transaction costs paid	225,604	—
Transaction costs paid directly by Rigetti	(17,428)	—
Proceeds from issuance of notes payable	5,000	20,000
Payments on debt issuance costs	(85)	—
Payment on loan and security agreement exit fees	(1,000)	—
Proceeds from issuance of common stock upon exercise of stock options and warrants	5,675	117

Net cash provided by financing activities	217,766	20,117

Effect of changes in exchange rate on cash and restricted cash	46	41
Net increase in cash and restricted cash	172,091	2,316
Cash and restricted cash at beginning of period	12,046	24,394

Cash and restricted cash at end of period	$184,137	$26,710

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,708	$488
Supplemental disclosure of non-cash financing activity:
Fair value of earn-out liability	$26,583	$—
Fair value of private placement and public warrants liability	$22,487	$—
Exercise of loan and security agreement warrants	$6,370	$—
Settlement of the first tranche of forward contract	$3,305	$—
Capitalization of deferred costs to equity upon share issuance	$848	$—
Purchases of property and equipment recorded in accounts payable	$428	$664

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RIGETTI COMPUTING, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. DESCRIPTION OF BUSINESS

Rigetti Computing Inc. and its subsidiaries (collectively, the “Company” or “Rigetti”), builds quantum computers and the superconducting quantum processors that power them. Through the Company’s Quantum Cloud Services (“QCaaS”) platform, the Company’s machines can be integrated into any public, private or hybrid cloud. The Company offers product types of Platform, Research and Software Tools usage in application areas of benchmarking, chemical simulation, education/entertainment, machine learning, and optimization.

The Company is located and headquartered in Berkeley, California. The Company also operates in Fremont, California, London, United Kingdom, Adelaide, Australia, British Columbia, Canada and Munich, Germany. The Company’s revenue is derived primarily from operations in the United States and the United Kingdom.

Basis of Presentation

On March 2, 2022 (the “Closing Date”), a merger transaction between Rigetti Holdings, Inc. (“Legacy Rigetti”) and Supernova Partners Acquisition Company II, Ltd. (“SNII”) was completed (the “Business Combination”, see Note 3). In connection with the closing of the Business Combination, the Company changed its name to Rigetti Computing, Inc. and all of SNII Class A ordinary shares and SNII Class B ordinary shares automatically converted into shares of common stock, par value $0.0001, of the Company (the “Common Stock”) on a one-for-one basis. The SNII Public Warrants and the Private Warrants held by SNII became warrants for Common Stock. The Company’s common stock and Public Warrants trade on the Nasdaq Capital Market under the ticker symbols “RGTI” and “RGTIW,” respectively. For more information on this transaction, see Note 3.

The Company determined that Legacy Rigetti was the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification (ASC) 805, Business Combinations.

The determination was primarily based on the following facts:

•	Former Legacy Rigetti stockholders have a controlling voting interest in the Company;

•

The Company’s board of directors as of immediately after the closing is comprised of eight board members, six seats occupied by previous Rigetti board members and one seat being occupied by a previous Supernova representative. The final eighth seat was filled by an individual who did not have ties to either Rigetti or Supernova pre-merger; and

•	Legacy Rigetti management continues to hold executive management roles for the post-combination company and be responsible for the day-to-day operations.

Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy Rigetti issuing stock for the net assets of SNII, accompanied by a recapitalization. The primary asset acquired from SNII was related to the cash amounts that was assumed at historical costs. Separately, the Company also assumed warrants that were deemed to be derivatives and meet liability classification subject to fair value adjustment measurements upon closing of the Business Combination (the “Closing”). No goodwill or other intangible assets were recorded as a result of the Business Combination.

While SNII was the legal acquirer in the Business Combination, because Legacy Rigetti was deemed the accounting acquirer, the historical financial statements of Legacy Rigetti became the historical financial statements of the combined company, upon the consummation of the Business Combination. As a result, the financial statements included in this report reflect (i) the historical operating results of Legacy Rigetti prior to the Business Combination; (ii) the combined results of SNII and Legacy Rigetti following the closing of the Business Combination; (iii) the assets and liabilities of Legacy Rigetti at their historical cost; and (iv) the Company’s equity structure for all periods presented.

The equity structure has been retroactively restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Legacy Rigetti shareholders and Legacy Rigetti convertible preferred shareholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Rigetti redeemable convertible preferred stock and Legacy Rigetti common stock prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination.

The accompanying unaudited condensed consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) regarding interim financial reporting. All intercompany transactions and balances have been eliminated in consolidation. All dollar amounts, except share and per share amounts, in the notes are presented in thousands, unless otherwise specified. The condensed consolidated balance sheet as of December 31, 2021, included herein, was derived from the audited consolidated financial statements as of that date, but does not include all disclosures including certain notes required by U.S. GAAP on an annual reporting basis. Certain information and note disclosures normally included in the consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. The interim results are not necessarily indicative of the results for any future interim period or for the entire year. Therefore, these unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes included as Exhibit 99.1 to the Company’s Current Report on Form 8-K, dated March 7, 2022. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments of a normal recurring nature considered necessary to present fairly the Company’s financial position as of June 30, 2022 and results of operations for the three and six months ended June 30, 2022 and 2021.

Risks and Uncertainties — The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.

COVID-19 — As of June 30, 2022 and December 31, 2021, the Company’s financial position was not significantly impacted due to the effects of COVID-19. However, the duration and intensity of the COVID-19 pandemic and any resulting disruption to the Company’s operations remains somewhat uncertain, and the Company will continue to assess the impact of the COVID-19 pandemic on its financial position.

Change in Fiscal Year — In October 2021, the board of directors of Rigetti approved a change to Rigetti’s fiscal year-end from January 31 to December 31, effective December 31, 2021. The Company believes the year-end change is important and useful to its financial statement users to allow for increased comparability with its industry peers. As a result of this change, the Company’s fiscal year now begins on January 1 and ends on December 31 of each year, starting on January 1, 2022. Year-over-year quarterly financial data has been and will continue to be recast to be comparative with the new fiscal quarter ends in the new fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Emerging Growth Company — Following the Business Combination, the Company qualifies as an emerging growth company (‘‘EGC’’) as defined in the Jumpstart our Business Startups (‘‘JOBS’’) Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. The Company intends to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date the Company (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the consolidated financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

The Company anticipates that it will remain an EGC under the JOBS Act until the earliest of (a) the last day of Rigetti’s first fiscal year following the fifth anniversary of the completion of SNII’s initial public offering, (b) the last date of Rigetti’s fiscal year in which Rigetti has total annual gross revenue of at least $1.07 billion, (c) the date on which Rigetti is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Rigetti has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Use of Estimates — The preparation of the unaudited condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Such management estimates include, but are not limited to, the fair value of share-based awards, the fair value of the convertible preferred stock warrants, fair value of the forward contract agreement, the fair value of derivative warrant liabilities, the fair value of earnouts issued in connection with the business combination (See Note 3), goodwill and intangible assets, accrued liabilities and contingencies, depreciation and amortization periods, revenue recognition and accounting for income taxes. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the unaudited condensed consolidated financial statements; therefore, actual results could differ from those estimates.

Reclassifications — Certain amounts reported previously have been reclassified to conform to the current quarter presentation, with no effect on stockholders’ equity or net loss as previously presented.

Deferred Offering Costs —The Company capitalizes certain legal, accounting and other third-party fees that are directly associated with the Business Combination or issuance of shares under a registration statement filed with the SEC. After consummation of the Business Combination or issuance of shares, costs allocated to equity-classified instruments are recorded as a reduction to additional paid-in capital. Costs allocated to liability-classified instruments are expensed.

The Company incurred $0.8 million and $0 of offering costs for both the three and six months ended June 30, 2022 and 2021, respectively, which related to filing new registration statements with the SEC after the close of the Business Combination. These costs are incremental to those disclosed in Note 3. As the shares for which the registrations statements were filed were issued as of June 30, 2022, the Company recorded the costs as a reduction to additional paid-in capital.

Deferred Financing Costs — The incremental cost, including the fair value of warrants, directly associated with obtaining debt financing is capitalized as deferred financing costs upon the issuance of the debt and amortized over the term of the related debt agreement using the effective-interest method with such amortized amounts included as a component of interest expense in the consolidated statement of operations. Unamortized deferred financing costs are presented on the consolidated balance sheets as a direct deduction from the carrying amount of the related debt obligation.

Segments — Operating segments are defined as components of an entity for which discrete financial information is available and that information is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s Chief Executive Officer is its CODM, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment.

Foreign Currency — The Company’s reporting currency is the US dollar. The functional currencies of the Company’s foreign subsidiaries are the local currencies (UK pounds sterling and Australian dollars), as it is the monetary unit of account of the principal economic environment in which the Company’s foreign subsidiaries operate. All assets and liabilities of the foreign subsidiaries are translated at the current exchange rate as of the end of the period, and revenue and expenses are translated at average exchange rates in effect during the period. The gain or loss resulting from the process of translating foreign currency financial statements into US dollars is reflected as a foreign currency cumulative translation adjustment and reported as a component of accumulated other comprehensive gain (loss). Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the functional currency are recognized in other income (expense), net in the consolidated statements of operations.

Comprehensive Loss — Comprehensive loss consists of net loss and changes in equity during a period from transactions and other equity and circumstances generated from non-owner sources. Comprehensive loss consists of two components including, net loss and other comprehensive loss. The Company’s other comprehensive gain/(loss) consists of foreign currency translation adjustments that result from consolidation of its foreign entities.

Cash and Restricted Cash — The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2022 and December 31, 2021, cash consists primarily of checking and savings deposits. The Company’s restricted cash balance classifies all cash whose use is limited by contractual provisions. As of June 30, 2022, restricted cash consists of cash secured as collateral for letters of credit in favor of the Company’s landlord. The Company may not access these funds until it vacates this office space (leases expire in 2029).

As of December 31, 2021, restricted cash consists of cash secured as collateral for letters of credit in favor of the Company’s landlord and its corporate credit card program.

The following table provides a reconciliation of cash and restricted cash in the consolidated balance sheets to the total amount shown in the consolidated statements of cash flows for the six months ended June 30, 2022: (In thousands)

	June 30, 2022	December 31, 2021
Cash	$184,020	$11,729
Restricted cash	117	317

Total cash and restricted cash	$184,137	$12,046

Accounts Receivable — Accounts receivable are recorded at invoice value, net of allowance for doubtful accounts. Unbilled receivables are included in accounts receivable and include amounts that were invoiced subsequent to the period end for which revenue was recognized in advance of the right to invoice. On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on a past history of write-offs, collections, and current credit conditions. A receivable is considered past due if the Company has not received payments based on agreed-upon terms. As of June 30, 2022 and December 31, 2021, the Company does not have any allowances for doubtful accounts.

Public and Private Warrants — Prior to the Business Combination, SNII issued 4,450,000 private placement warrants (“Private Warrants”) and 8,625,000 public warrants (“Public Warrants” and collectively, “Warrants”). Each whole warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share, subject to adjustments and will expire five years after the Business Combination or earlier upon redemption or liquidation.

The Private Warrants do not meet the derivative scope exception and are accounted for as derivative liabilities. Specifically, the Private Warrants contain provisions that cause the settlement amounts to be dependent upon the characteristics of the holder of the warrant which is not an input into the pricing of a fixed-for-fixed option on equity shares. Therefore, the Private Warrants are not considered indexed to the Company’s stock and should be classified as a liability. Since the Private Warrants meet the definition of a derivative, the Company recorded the Private Warrants as liabilities on the condensed consolidated balance sheet at fair value upon the Closing, with subsequent changes in the fair value recognized in the condensed consolidated statements of operations at each reporting date. The fair value of the Private Warrants was measured using the Black-Scholes option-pricing model at each measurement date. The Public Warrants also fail to meet the indexation guidance in ASC 815 and are accounted for as liabilities as the Public Warrants include a provision whereby in a scenario on which there is not an effective registration statement, the warrant holders have a cap, 0.361 common stock per warrant (subject to adjustment), on the issuable number of shares in a cashless exercise.

Subsequent to the separate listing and trading of the Public Warrants the fair value of the Public Warrants has been measured based on the observable listed prices for such warrants and the fair value of the Private Warrants are measured using an option pricing model.

On the consummation of the Business Combination, the Company recorded a liability related to the Private Warrants of $9.2 million, with an offsetting entry to additional paid-in capital. On June 30, 2022, the fair value of the Private Warrants decreased to $3.3 million, with the gain on fair value change recorded in the condensed consolidated statement of operations for the three and six months ended June 30, 2022. See Note 9 and 11, for further information on fair value.

Similarly, on consummation of the Business Combination, the Company recorded a liability related to the Public Warrants of $16.3 million, with an offsetting entry to additional paid-in capital. On June 30, 2022, the fair value of the Public Warrants decreased to $5.6 million with the gain on fair value change recorded in the condensed consolidated statement of operations for the three and six months ended June 30, 2022. See Note 9 and 11, for further information on fair value.

Derivative Warrant Liabilities — The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 815, “Derivatives and Hedging” (“ASC 815”) at the initial recognition.

Other than the Public and Private Warrants noted above, the company also has other warrants issued and outstanding which are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period until exercised. The fair value of the warrant liabilities issued were initially measured using the Black- Scholes model and will be subsequently remeasured at each reporting period with changes recorded as a component of other income in the Company’s consolidated statements of operations. Derivative warrant liabilities are classified as non-current as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Earn-Out Liability — At the closing of the Business Combination, Supernova Partners II LLC (the “Sponsor”) subjected certain shares (“Sponsor Earn-Out Shares”) of Common Stock held by the Sponsor to forfeiture and vesting as of the Closing Date if thresholds related to the weighted average price of Common Stock are not met for the duration of various specified consecutive day trading periods during the five-year period following the Closing (the “Earn-Out Triggering Events”). Any such shares held by the Sponsor that remain unvested after the fifth anniversary of the Closing will be forfeited.

These Sponsor Earn-Out Shares are accounted for as liability classified instruments because the Earn-Out Triggering Events that determine the number of Sponsor Earn-Out Shares to be earned back by the Sponsor include outcomes that are not solely indexed to the common stock of the Company. The aggregate fair value of the Sponsor Earn-Out Shares on the Closing date was estimated using a Monte Carlo simulation model and was determined to be $26.6 million at the Closing Date. As of June 30, 2022, the Earn-Out Triggering Events were not achieved for any of the tranches, and as such, the Company adjusted the carrying amount of the liability to its estimated fair value of $8.9 million. The change in the fair value of $$8.0 million and 17.7 million are included in gain on fair value change, net in the condensed consolidated statements of operations for the three and six months ended June 30, 2022.

Significant inputs into the respective models at the March 2, 2022 (the initial recognition) and June 30, 2022 are as follows:

Valuation Assumptions	Initial Recognition on March 2, 2022	June 30, 2022
Stock Price	$9.43	$3.67
Simulated trading days	1,198.00	1,177.00
Volatility (annual)	77.00%	95.00%
Risk-free rate	1.74%	2.98%
Estimated time to expiration (years)	5	4.67

Revenue Recognition — The Company generates revenue through its Quantum Cloud Services (“QCaaS”) and development contracts and other services. Access to Rigetti quantum computing systems can be purchased as a quantum computing subscription, or on a usage basis for a specified quantity of hours. Revenue related to subscription-based access to Rigetti quantum computing systems (“QCaaS”) is recognized over time as access to the systems is provided on a ratable basis over the subscription term, which can range from six months to two years. This time-based input measure of progress provides a faithful depiction of the transfer of the services because the customer obtains generally equal benefit from its access to the systems throughout the subscription term. Revenue related to usage-based access to Rigetti quantum computing systems is recognized over time as the systems are accessed using an output method based on compute credit hours expended. This output method provides a faithful depiction of the transfer of the services because the customer has purchased a specified quantity of hours of usage that diminishes each time an hour is expended and therefore each hour of access to the systems is considered a discrete delivery of underlying services in these arrangements.

Development contracts are generally multi-year, non-recurring arrangements in which the Company provides professional services regarding practical applications of quantum computing to technology and business problems within the customer’s industry or organization and assists the customer in developing quantum algorithms and applications that will provide commercial value to the customer in areas of business interest. Development contracts are typically fixed fee arrangements invoiced on a milestone basis but may also be invoiced on a time and materials or cost reimbursement basis in certain cases. Revenue related to development contracts and other services is recognized over time as the services are provided using an input measure based on actual labor hours incurred to date relative to total estimated labor hours needed to complete the program or total contracted hours over the program period. This input measure of progress provides a faithful depiction of the transfer of the services because it closely depicts the Company’s efforts or inputs to the satisfaction of the performance obligation. Revenue related to the sale of custom quantum computing components is recognized at a point in time upon acceptance by the customer.

When the Company’s contracts with customers contain multiple performance obligations, the transaction price is allocated on a relative standalone selling price basis to each performance obligation. The Company typically determines standalone selling price based on observable selling prices of our products and services. In instances where standalone selling price is not directly observable, standalone selling price is determined using information that may include market conditions and other observable inputs. Standalone selling price is typically established as a range. In situations in which the stated contract price for a performance obligation is outside of the applicable standalone selling price range and has a different pattern of transfer to the customer than the other performance obligations in the contract, the Company will reallocate the total transaction price to each performance obligation based on the relative standalone selling price of each.

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods and services to the customer. Revenue is recorded based on the transaction price, which includes fixed consideration and estimates of variable consideration. The amount of variable consideration included in the transaction price is constrained and is included only to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

Net income (loss) per share — Basic net loss per common share is computed by dividing the net loss available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Diluted net loss per common share is computed by dividing the net loss available to common stockholders adjusted by any preferred stock dividends declared during the period by the weighted average number of common shares and potential common shares outstanding when the impact is not antidilutive. Potential common shares from stock options, unvested restricted stock units and common stock warrants are computed using the treasury stock method, while those from convertible Series C and C-1 Preferred Stock are computed using the if-converted method. Contingently issuable shares are included in basic EPS only when there is no circumstance under which those shares would not be issued. Shares issuable for little or no cash consideration shall be considered outstanding common shares and included in the computation of basic EPS.

Stock-Based Compensation — The Company accounts for share-based compensation in accordance with ASC 718, Compensation – Stock Compensation. The Company’s share-based compensation awards are all equity-classified and consist of stock options, restricted stock units (“RSU”) and restricted stock awards (“RSA”). Stock options have service vesting conditions ranging from 1 to 5 years. RSAs are fully vested on grant date. RSUs granted under the Rigetti & Co, Inc. 2013 Equity Incentive Plan (the “2013 Plan”) have a 4-year service vesting condition and a performance condition linked to the occurrence of a liquidity event defined as a change-in-control event, successful initial public offering or successful merger with a special purpose acquisition company, which was satisfied at the Closing. RSUs granted under the Rigetti Computing, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) have service vesting condition only.

Compensation expenses are based on the grant-date fair value of the awards and recognized over the requisite service period using a straight-line method for stock options and RSUs granted under the 2022 Plan. Compensation expense for RSUs granted under the 2013 Plan are recognized using a graded vesting method. Compensation expense for RSAs are recognized fully on grant date. The Company has elected to account for forfeitures of employee stock awards as they occur.

Concentrations of Credit Risk— Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company’s cash is placed with high-credit-quality financial institutions, and at times exceeds federally insured limits. To date, the Company has not experienced any credit loss relating to its cash.

Significant customers that represent 10% or more of revenue are set forth in the following tables:

	For the Six Months Ended June 30,
Customer	2022	2021
Customer A	33%	*
Customer B	28%	25%
Customer C	16%	30%
Customer D	10%	*
Customer E	*	36%

	For the Three Months Ended June 30,
Customer	2022	2021
Customer A	32%	30%
Customer B	22%	64%
Customer C	19%	*
Customer D	19%	*

*	Customer accounted for less than 10% of revenue in the respective period

Significant customers that represent 10% or more of accounts receivable are set forth in the following tables:

	June 30,	December 31,
Customer	2022	2021
Customer A	25%	35%
Customer B	24%	34%
Customer C	16%	29%
Customer D	16%	*
Customer E	11%	*

*	Customer accounted for less than 10% of accounts receivable in the respective period

For the three and six months ended June 30, 2022, sales to government entities comprised 67.8% and 72.0% of the Company’s total revenue, respectively. For the three and six months ended June 30, 2021, sales to government entities comprised 69.7% and 74.9% of the Company’s total revenue, respectively.

Recently Issued Accounting Pronouncements — In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The FASB issued this update (1) to clarify the guidance in Topic 820, Fair Value Measurement, when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of an equity security, (2) to amend a related illustrative example, and (3) to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value in accordance with Topic 820. The ASU is effective for the Company after December 15, 2024, and interim periods within those fiscal years, with early adoption permitted. The Company is still evaluating the impact of this pronouncement on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 is amended by ASU 2018-01, ASU2018-10, ASU 2018-11, ASU 2018-20 and ASU 2019-01, which FASB issued in January 2018, July 2018, July 2018, December 2018 and March 2019, respectively (collectively, the amended ASU 2016-02). The amended ASU 2016-02 requires lessees to recognize on the balance sheet a right-of-use asset, representing its right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from current GAAP. The amended ASU 2016-02 retains a distinction between finance leases (i.e., capital leases under current GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current GAAP. The amended ASU 2016-02 also requires qualitative and quantitative disclosures designed to assess the amount, timing, and uncertainty of cash flows arising from leases. A modified retrospective transition approach is permitted to be used when an entity adopts the amended ASU 2016-02, which includes a number of optional practical expedients that entities may elect to apply. The Company plans to adopt the ASC Topic 842 on December 31, 2022 with an effective date of January 1, 2022. The Company is still in the process of evaluating the impact of the adoption of ASC Topic 842 on the consolidated financial statements.

No other new accounting pronouncement recently issued or newly effective had or is expected to have a material impact on the condensed consolidated financial statements.

3. BUSINESS COMBINATION

As discussed in Note 1, on March 2, 2022, the Business Combination was completed. Pursuant to the Company’s certificate of incorporation, as amended on March 2, 2022, the Company is authorized to issue 1,000,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.0001, of the Company (the “Preferred Stock”). The holders of shares of Common Stock are entitled to one vote for each share of common stock held. The Preferred Stock is non-voting. No shares of Preferred Stock were issued and outstanding as of June 30, 2022.

On March 1, 2022, prior to the Closing, as contemplated by the Merger Agreement and following approval by SNII’s shareholders at an extraordinary general meeting of shareholders held on February 28, 2022 (the “Extraordinary General Meeting”), SNII filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation (the “Certificate of Incorporation”) and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which SNII was domesticated and continues as a Delaware corporation, changing its name to “Rigetti Computing, Inc.”

As a result of and upon the effective time of the Domestication (which occurred on March 1, 2022), among other things:(1) each then issued and outstanding Class A ordinary share, par value $0.0001 per share, of SNII (“SNII Class A ordinary share”) converted automatically, on a one-for-one basis, into a share of Common Stock; (2) each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of SNII (“SNII Class B ordinary share”) converted automatically, on a one-for-one basis, into a share of Common Stock; (3) each then issued and outstanding whole warrant of SNII to purchase one SNII Class A ordinary shares converted automatically into a warrant to acquire one share of Common Stock at an exercise price of $11.50 per share (the “Warrants”) pursuant to the Warrant Agreement, dated March 1, 2021, between SNII and American Stock Transfer & Trust Company, as warrant agent; (4) and each then issued and outstanding unit of SNII (the “SNII Units”) was separated and converted automatically into one share of Common Stock and one-fourth of one Warrant.

Immediately prior to the effective time of the Business Combination, each share of Legacy Rigetti’s Series C preferred stock and Series C-1 preferred stock (collectively, the “Legacy Rigetti Preferred Stock”) with Par Value of $0.000001 converted into shares of common stock of Legacy Rigetti (“Legacy Rigetti Common Stock”) in accordance with the Amended and Restated Certificate of Incorporation of Legacy Rigetti (such conversion, the “Legacy Rigetti Preferred Conversion”).

As a result of the Business Combination, among other things (1) all outstanding shares of Legacy Rigetti Common Stock as of immediately prior to the Closing (including Legacy Rigetti Common Stock resulting from the Legacy Rigetti Preferred Stock Conversion), were exchanged at an exchange ratio of 0.7870 (the “Exchange Ratio”) for an aggregate of 78,959,579 shares of Common Stock; (2) each warrant to purchase Legacy Rigetti Common Stock converted into a warrant to purchase shares of Common Stock (“Assumed Warrant”), with each Assumed Warrant subject to the same terms and conditions as were applicable to the original Legacy Rigetti warrant and having an exercise price and number of shares of Common Stock purchasable based on the Exchange Ratio and other terms contained in the Merger Agreement; (3) each option to purchase Legacy Rigetti Common Stock converted into an option to purchase shares of Common Stock (“Assumed Option”), with each Assumed Option subject to the same terms and conditions as were applicable to the original Legacy Rigetti option and with an exercise price and number of shares of Common Stock purchasable based on the Exchange Ratio and other terms contained in the Merger Agreement, and; (4) each Legacy Rigetti restricted stock unit award converted into a restricted stock unit award to receive shares of Common Stock (“Assumed RSU Award”), with each Assumed RSU Award subject to the same terms and conditions as were applicable to the Legacy Rigetti restricted stock unit award, and with the number of shares of Common Stock to which the Assumed RSU Award converted based on the Exchange Ratio and other terms contained in the Merger Agreement.

In connection with the execution of the Merger Agreement, SNII entered into a sponsor support agreement (the “Sponsor Support Agreement”) with the Sponsor, Legacy Rigetti and SNII’s directors and officers. Pursuant to the Sponsor Support Agreement, the Sponsor and SNII’s directors and officers (“Sponsor Holders”), among other things, agreed to vote all of their shares of SNII capital stock in favor of the approval of the Business Combination. In addition, pursuant to the Sponsor Support Agreement, (i) 2,479,000 shares of Common Stock held by the Sponsor Holders became unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, the volume weighted average price of Common Stock equals or exceeds $12.50 for any twenty trading days within a period of thirty consecutive trading days, and (ii) 580,273 shares of Common Stock held by the Sponsor Holders became unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, the volume weighted average price of Common Stock equals or exceeds $15.00 for any twenty trading days within a period of thirty consecutive trading days. Any such shares held by the Sponsor Holders that remain unvested after the fifth anniversary of the Closing will be forfeited. (Refer to Note 2 for related significant accounting policy for Sponsor Earn-Out Liability)

Concurrently with the execution of the Merger Agreement, SNII entered into Subscription Agreements (the “Initial Subscription Agreements”) with certain investors (together, the “Initial PIPE Investors”), pursuant to which the Initial PIPE Investors agreed to subscribe for and purchase, and SNII agreed to issue and sell to the Initial PIPE Investors, an aggregate of 10,251,000 shares of Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $102.5 Million (the “Initial PIPE Financing”). On December 23, 2021, SNII entered into Subscription Agreements (the “Subsequent Subscription Agreements”, and together with the Initial Subscription Agreements, the “Subscription Agreements”) with two “accredited investors” (as such term is defined in Rule 501 of Regulation D) (the “Subsequent PIPE Investors”, and together with the Initial PIPE Investors, the “PIPE Investors”) pursuant to which the Subsequent PIPE Investors agreed to subscribe for and purchase, and SNII agreed to issue and sell to the Subsequent PIPE Investors, an aggregate of 4,390,244 shares of Common Stock at a price of $10.25 per share, for aggregate gross proceeds of $45.0 Million (the “Subsequent PIPE Financing”, and together with the Initial PIPE Financing, the “PIPE Financing”). Pursuant to the Subscription Agreements, Rigetti agreed to provide the PIPE Investors with certain registration rights with respect to the shares purchased as part of the PIPE Financing. The PIPE Financing was consummated immediately prior to the Merger.

The Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SNII was treated as the “acquired” company for financial reporting purposes.

In accounting for the Business Combination and after redemptions, net proceeds received by the Company totaled $225.6 million. The table below shows the net proceeds from business combination and PIPE financing (in thousands):

Amount (In Thousands)
Cash—SNII trust and cash (net of redemption)	$115,879
Cash—PIPE	147,510
Cash—SNII operating account	325
Less: SNII transaction cost	(38,110)

Net Proceeds from Business Combination and PIPE	$225,604

Transaction costs consist of direct legal, accounting and other fees relating to the consummation of the Merger. Legacy Rigetti transaction costs specific and directly attributable to the business combination totaled $20.65 million. These costs were initially capitalized as incurred in deferred offering assets on the consolidated balance sheets. Upon the Closing, transaction costs related to the issuance of shares were recognized in stockholders’ equity (deficit) while costs associated with the Public Warrants, Private Warrants and Sponsor Earnout Warrants liabilities were expensed in the consolidated statements of operations. Of the total transaction cost of $20.65 million, $19.75 million was recorded to additional paid-in capital as a reduction of proceeds and the remaining $0.9 million was recognized in the condensed consolidated statements of operations during the six months ended June 30, 2022. Transaction cost paid through cash during the six months ended June 30, 2022 equals $16.7 million with no amounts paid during the three months ended June 30, 2022. For the six months ended June 30, 2022, the Company also paid a one-time bonus to certain employees related to the business combination of $2.1 million with no amounts paid during the three months ended June 30, 2022.

The amount recorded to additional paid-in-capital was $153.8 million, comprised of $225.6 million net proceeds less $19.75 million transaction costs, $16.3 million recognized for the Public Warrant liabilities, $9.2 million recognized for the Private Warrant liabilities, and $26.6 million recognized for the earnout liabilities.

The number of shares of common stock issued immediately following the consummation of the Business Combination was as follows:

Common Stock—SNII Class A, outstanding prior to Business Combination	34,500,000
Less: redemption of SNII Class A ordinary shares	(22,915,538)

Common Stock—SNII Class A ordinary shares	11,584,462
Common Stock—SNII Class B ordinary shares*	8,625,000
Shares issued in PIPE	14,641,244

Business Combination and PIPE shares	34,850,706
Common stock—Legacy Rigetti**	18,221,069
Common stock—exercise of Legacy Rigetti stock options immediately prior to the closing**	1,123,539
Common stock—exercise of Legacy Rigetti warrants immediately prior to the closing**	2,234,408
Common stock—upon conversion of Legacy Rigetti Series C preferred stock**	54,478,261
Common stock—upon conversion of Legacy Rigetti Series C-1 preferred stock**	2,902,302

Total shares of common stock immediately after Business Combination	113,810,285

*

Includes (i) 2,479,000 shares of Common Stock held by the Sponsor (the “Promote Sponsor Vesting Shares”) and (ii) 580,273 shares of Common Stock held by the Sponsor (“Sponsor Redemption-Based Vesting Shares”).

**

(i)all outstanding shares of Legacy Rigetti Common Stock as of immediately prior to the Closing (including Legacy Rigetti Common Stock resulting from the Legacy Rigetti Preferred Stock Conversion), were exchanged at an exchange ratio of 0.7870 (the “Exchange Ratio”). (ii) the conversion ratio to Legacy Rigetti Common Stock for the Legacy Series C Preferred Stock was one-for-one and for Legacy Series C-1 Preferred Stock was eight-for-one.

4. REVENUE RECOGNITION

The following tables depict the disaggregation of revenue according to the type of good or service and timing of transfer of goods or services for the three and six months ended June 30, 2022 and June 30, 2021:

	Three Months Ended June 30,	Three Months Ended June 30,
	2022	2021
Type of Goods or Service	(In Thousands)
Collaborative research and other professional services	$1,477	$944
Access to quantum computing systems	657	596

	$2,134	$1,540

Timing of Revenue Recognition
Revenue recognized at a point in time	$—	$—
Revenue recognized over time	2,134	1,540

	$2,134	$1,540

	Six Months Ended June 30,	Six Months Ended June 30,
	2022	2021
Type of Goods or Service	(In Thousands)
Collaborative research and other professional services	$2,992	$2,547
Access to quantum computing systems	1,246	1,353

	$4,238	$3,900

Timing of Revenue Recognition
Revenue recognized at a point in time	$—	$—
Revenue recognized over time	4,238	3,900

	$4,238	$3,900

Selected condensed consolidated balance sheet line items that reflect accounts receivable, contract assets and liabilities as of June 30, 2022 and December 31, 2021 were as follows:

	June 30, December 31,
	2022	2021
	(In Thousands)
Trade receivables	$2,350	$961
Unbilled receivables	$222	$582
Deferred revenue	$(1,108)	$(985)

Changes in deferred revenue from contracts with customers were as follows:

June 30,
2022
(In Thousands)
Balance at beginning of period	$(985)
Deferral of revenue	(673)
Recognition of deferred revenue	550

Balance at end of period	$(1,108)

Remaining performance obligations represent the portion of the transaction price that has not yet been satisfied or achieved. As of June 30, 2022, the aggregate amount of the transaction price allocated to remaining performance obligations was approximately $9.5 million. The Company expects to recognize estimated revenues related to performance obligations that are unsatisfied (or partially satisfied) in the amounts of approximately $3.8 million during the remainder of year ended December 31, 2022, and $5.7 million during the years ended December 31, 2023 and December 31, 2024.

Deferred Contract Acquisition and Fulfillment Costs—The Company has not identified any costs that are incremental to the acquisition of customer contracts that would be capitalized as deferred costs on the balance sheet in accordance with ASC 340-40. Incremental costs incurred to fulfill the Company’s contracts that meet the capitalization criteria in ASC 340-40 have historically been immaterial. Accordingly, the Company has not capitalized any contract fulfillment costs as of June 30, 2022 and December 31, 2021.

5. COMMITMENTS AND CONTINGENCIES

Leases — The Company leases office spaces under noncancelable operating lease agreements, which expire through 2029. The Company is required to pay property taxes, insurance, and normal maintenance costs for certain of these facilities and will be required to pay any increases over the base year of these expenses on the remainder of the Company’s facilities. The Company recognizes rent expense on a straight-line basis over the lease term. Rent expense for operating leases for the three months ended June 30, 2022 and 2021 was $0.5 million and $0.4 million, respectively. Rent expense for operating leases for the six months ended June 30, 2022 and 2021 was $1.0 million and $0.8 million, respectively. The Company has accrued $0.4 million in deferred rent as of June 30, 2022 and December 31, 2021, respectively, primarily relating to one of its office spaces. Deferred rent that will be recognized within the 12 months after the balance sheet date is included within accrued expenses and other current liabilities, the remaining balance is recorded within other liabilities on the Company’s consolidated balance sheets.

Future minimum lease payments under non-cancelable operating leases as of June 30, 2022 are as follows (in thousands):

Remainder of 2022	$879
2023	1,262
2024	1,299
2025	1,338
2026	1,379
Thereafter	4,006

Total minimum future lease payments	$10,163

Litigation — The Company is periodically involved in legal proceedings, legal actions and claims arising in the normal course of business. Management believes that the outcome of such legal proceedings, legal actions and claims will not have a significant adverse effect on the Company’s financial position, results of operations or cash flows.

6. FINANCING ARRANGEMENTS

Loan and Security Agreement

In March 2021, the Company entered into an agreement (the “Loan Agreement”) with Trinity Capital Inc. (“Trinity”) to secure a debt commitment of $12.0 million (the “Tranche A”) which was drawn at the closing. The term loan is collateralized by a first-priority, senior secured interest in substantially all of the Company’s assets. In conjunction with the Loan Agreement, the Company issued Trinity a warrant to purchase shares of common stock (the “Trinity Warrants”) which is recorded at fair value using the Black-Scholes model, see Note 9 for the fair value assumptions.

The Loan Agreement contains customary representations, warranties and covenants; however, the debt agreement does not include any financial covenants. In May 2021, the debt agreement was modified to increase the overall debt commitment by $15.0 million (the “Tranche B” or the “Amendment”) and $8.0 million of the additional commitment was drawn at the closing and the remaining commitment of $7.0 million was available at the Company’s option at any time through March 10, 2022 subject to certain conditions. The Company drew the $7.0 million in November 2021. In conjunction with the Amendment, the Company cancelled the Initial Warrants and issued 995,099 (783,129 shares post conversion upon the closing of the Business Combination) warrant shares to purchase the common stock which was an incremental cost allocated between Tranche A and Tranche B, see Note 9 for further information on these warrants. The Amendment to the debt agreement was considered a modification for accounting purposes. The Company capitalized $2.8 million of debt issuance costs which consist of incremental costs incurred for the lenders and third-party legal firms as well as the fair value of the warrant issued in conjunction with the term loan.

Under the Amendment, the maturity date was modified to be the date equal to 48 months from the first payment date of each specific cash advance. Subject to an interest only period of 19 months following each specific cash advance date, the term loan incurs interest at a rate of the of greater of 11% and the US Prime Rate plus 7.50%

per annum, payable monthly. The Term Loan includes certain negative covenants, primarily consisting of restrictions on the Company’s ability to incur indebtedness, pay dividends, execute fundamental change transactions, and other specified actions.

In addition, the Company is required to pay a final payment fee equal to 2.75% of the aggregate amount of all term loan advances. The final payment fee is being accreted and amortized into interest expense using the effective interest rate method over the term of the loan. The effective interest was between 17.83 – 23.70% for all tranches of the debt as of June 30, 2022.

In January 2022, the debt agreement was modified to increase the overall debt commitment by $5.0 million (the “Tranche C” or the “Third Amendment”) which was drawn on January 27, 2022. Subject to an interest only period of 19 months, Tranche C incurs interest at a rate of the greater of 11% and the US Prime Rate plus 7.50% per annum, payable monthly, until the maturity date, February 1, 2026. Other modifications per the amendment included an extension of the requirement to raise an additional $75 million of equity and a defined exit fee for the additional $5.0 million to be at 20% of the advanced funds under the amendment. The Company paid an exit fee of $1.0 million which is 20% of the Tranche C amount upon the consummation of a merger. The exit fee is not applicable to Tranche A and Tranche B. In conjunction with the amendment, the Company also guaranteed payment of all monetary amounts owed and performance of all covenants, obligations and liabilities.

The book value of debt approximates its fair value given its maturity and variable interest rate. Long term debt and the unamortized discount balances are as follows (in thousands):

	June 30, 2022	December 31, 2021
	(In Thousands)
Outstanding principal amount	$32,000	$27,000
Add: accreted liability of final payment fee	256	125
Less: unamortized debt discount, long term	(2,117)	(1,618)
Less: current portion of long term debt-principal	(4,938)	(1,291)

Debt—net of current portion	$25,201	$24,216

Current portion of long term debt—principal	$4,938	$1,291
Less: current portion of unamortized debt discount	(712)	(716)

Debt—current portion	$4,226	$575

For the three and six months ended June 30, 2022, the Company has recorded interest expense of $1.2 million and $2.4 million, which includes the accretion of the end of term liability of $88.9 thousand and $134.8 thousand, the amortization of commitment fee asset of $68 thousand and $116.3 thousand and the amortization of debt issuance cost of $179.7 thousand and $415.6 thousand, respectively. The unamortized issuance cost of $2.8 million at June 30, 2022 is offset against the carrying value of the term loan in the accompanying condensed consolidated balance sheet. See Deferred Financing Cost policy at Note 2.

Scheduled principal payments on total outstanding debt, as of June 30, 2022, are as follows (in thousands):

	June 30, 2022	December 31, 2021
	(In Thousands)
2022	$702	$702
2023	9,273	8,682
2024	12,914	11,008
2025	8,734	6,608
2026	377	—

	$32,000	$27,000

7. REDEEMABLE CONVERTIBLE PREFERRED STOCK

Legacy Rigetti was authorized to issue 73,389,000 shares of Series C preferred stock and 62,537,577 shares of Series C-1 Preferred Stock with a par value of $0.000001 per share for each class of preferred Stock. Legacy Rigetti’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, option or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Immediately prior to the effective time of the Business Combination (Note 3), all Legacy Rigetti preferred stock outstanding converted into shares of common stock of Legacy Rigetti (the shares in this Note do not factor in the exchange ratio).

8. COMMON STOCK

As discussed in Note 3, on March 2, 2022, the Company consummated a Business Combination which has been accounted for as a reverse capitalization. Pursuant to the certificate of incorporation as amended on March 2, 2022, the Company is authorized to issue 1,000,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. The holders of shares of Common Stock are entitled to one vote for each share of common stock held. The Preferred Stock is non-voting. No shares of Preferred Stock were issued and outstanding as of June 30, 2022.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and after payment to the holders of shares of Preferred Stock of their liquidation preferences, the holders of the common stock are entitled to the entire remaining assets of the Company on a pro rata basis.

As a result of the Business Combination (see Note 3), the Company has retroactively adjusted the warrants and stock-based awards outstanding prior to March 2, 2022 to give effect to the Exchange Ratio used to determine the number of shares of common stock into which they were converted.

As of June 30, 2022, the Company has reserved the following shares of common stock for issuance upon the conversion, exercise or vesting of the underlying instruments:

Common Stock
Common Stock Warrants	18,126,014
Stock-Based Awards—RSUs Outstanding	11,850,526
Stock-Based Awards—Options Outstanding	9,482,711

Total	39,459,251

9. WARRANTS

As a result of the Business Combination (see Note 3), the Company has retroactively adjusted the Rigetti warrants outstanding and corresponding strike price prior to March 2, 2022 to give effect to the Exchange Ratio used to determine the number of shares of common stock into which they were converted.

Liability Classified Warrants

Public Warrants

Each Public Warrant entitles the holder to the right to purchase one share of common stock at an exercise price of $11.50 per share. No fractional shares will be issued upon exercise of the Public Warrants. The Company may elect to redeem the Public Warrants subject to certain conditions, in whole and not in part, at a price of $0.01 per Public Warrant if (i) 30 days’ prior written notice of redemption is provided to the holders, and (ii) the last reported sale price of the Company’s common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders. Upon issuance of a redemption notice by the Company, the warrant holders have a period of 30 days to exercise for cash, or on a cashless basis. As of June 30, 2022, there were 8,625,000 Public Warrants issued and outstanding (Refer to Note 11 for fair value measurement).

Private Warrants

The Private Warrants may not be redeemed by the Company so long as the Private Warrants are held by the initial purchasers, or such purchasers’ permitted transferees. The Private Warrants have terms and provisions identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period, except if the Private Warrants are held by someone other than the initial purchasers’ permitted transferees, then the Private Warrants are redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. As of June 30, 2022, there were 4,450,000 Private Warrants issued and outstanding.

The fair value of the Private Warrant was measured using the Black Scholes model approach. Significant inputs into the respective models at March 2, 2022 (the initial recognition) and June 30, 2022 are as follows:

Valuation Assumptions	Initial Recognition on March 2, 2022	June 30, 2022
Stock Price	$9.43	$3.67
Strike Price	$11.50	$11.50
Volatility (annual)	29.50%	56.00%
Risk-free rate	1.74%	3.01%
Estimated time to expiration (years)	5	4.672
Dividend yield	—%	—%

Trinity Warrants

The Trinity Warrants were issued in March of 2021, for warrants to purchase 313,252 shares of common stock, and additional warrants to purchase 469,877 shares of common stock were issued in connection with the Tranche B Amendment, see Note 6. Therefore, there were total of 783,129 common stock warrants issued in conjunction with the Loan and Security Agreement in 2021. The Company utilized Black-Scholes model to determine grant fair value of the warrants which was approximately $2.7 million which was recorded as part of the Debt Issuance Cost. The outstanding common stock warrants were recognized as liabilities on the consolidated balance sheet and were measured at their inception date fair value using the Black-Scholes model and were subsequently remeasured at each reporting period with change recorded as a component of other income in the Company’s consolidated statement of operations.

During the second quarter of 2022, the Company identified and corrected an immaterial error related to the valuation of the warrant liability that affected the previously issued consolidated financial statements as of and for the period ended March 31, 2022. The error resulted in an overstatement to Derivative Warrant Liabilities of $1.3 million in the consolidated balance sheet as of March 31, 2022 and a corresponding understatement in the Change in Fair Value of Derivative Warrant Liabilities in the consolidated statement of operations for the three months ended March 31, 2022. The Company assessed the materiality of the error, both quantitatively and qualitatively, in accordance with the SEC’s Staff Accounting Bulletin No. 99, and concluded that the error was not material to any of its previously reported financial statements based upon both quantitative and qualitative aspects of the error. The Company recorded the following adjustments to correct the prior interim period error in the financial statements as of and for the period ended June 30, 2022 such that the consolidated balance sheet and the year-to-date consolidated statement of operations appropriately reflect the accounting impacts of the related transactions. The impact of correcting the error was not material to the June 30, 2022 financial statements.

•	Reduced Derivative Warrant Liabilities by $1.3 million and increased the Change in Fair Value of Derivative Warrant Liabilities by $1.3 million

The warrant liability balance taking into account the above adjustment was $6.4 million as of June 2, 2022, at which time all outstanding Trinity Warrants of 783,129 were exercised into shares of the Company’s Common Stock. The fair value of the warrant liability of $6.4 million was reclassified to equity upon such exercise. The Company recorded a total loss of $167 thousand and $2.0 million to Change in Fair Value of Warrant Liability as a component of other income in the condensed consolidated statement of operations for the three and six months ended June 30, 2022, respectively, after the correction of the error.

The warrant issued in conjunction with the Loan and Security Agreement is classified as liability under ASC 480, “Distinguishing Liabilities from Equity”. See Deferred Financing Cost disclosure at Note 2 Summary of Significant Accounting Policies.

The fair value of the Trinity Warrant liabilities presented above were measured using the Black Scholes model approach. Significant inputs into the respective models at June 2, 2022 ,the exercise date of the Trinity Warrants, are as follows:

Valuation Assumption— Common Stock Warrants	June 2, 2022
Stock price	$8.23
Strike price	$0.27
Volatility (annual)	105.10%
Risk-free rate	2.94%
Estimated time to expiration (years)	9
Dividend yield	—%

Equity Classified Warrants

Series C Preferred Stock Financing Warrants

In conjunction with the Series C Preferred Stock Financing (see Note 7), the Company issued a total of 5,248,183 Warrants to purchase Class A Common Stock to the Series C investors. The Warrants have a $0.01 exercise price per share and have a 10-year term to expiration. The Warrants can be exercised for cash or on a cashless basis. The Company determined that the Warrants met the requirements for equity classification under ASC 480 and ASC 815. The Company estimated the fair value of the Warrants using the Black-Scholes model and allocated approximately $1.2 million in proceeds from the Series C Preferred Stock to the value of the Warrants on a relative fair value basis, which was recorded to additional paid in capital.

Customer Warrants

In February 2020, the Company issued a Warrant to purchase 2,680,607 shares of Class A Common Stock to a customer in conjunction with a revenue arrangement (the “Customer Warrant”). The Customer Warrants have a $1.152 exercise price per share and have a 10-year term to expiration. The Warrants vest upon the achievement of certain performance conditions (i.e., sales milestones) defined in the agreement, and upon a change of control, either 50% or 100% of the then unvested Customer Warrants will become fully vested, dependent on the acquiring party in the change of control transaction. The Warrants can be exercised for cash or on a cashless basis.

The Company followed the guidance in ASC 718 and ASC 606 for the accounting of non-cash consideration payable to a customer. The Company determined that the Customer Warrants met the requirements for equity classification under ASC 718 and measured the Customer Warrants based on their grant date fair value, estimated to be $0.2 million. The Company recorded this amount as a deferred asset and additional paid in capital as of the issuance date, as the Company believes it is probable that all performance conditions (i.e., sales milestones) in the Customer Warrants will be met. During the three and six months ended June 30, 2022, the Company recorded a reduction of revenue related to the arrangement with the customer totaling $2.4 thousand and $3.9 thousand, respectively, as of June 30, 2022, the deferred asset balance outstanding is $91.2 thousand, which will be recognized as a reduction in revenue in future periods.

The vesting status of the Customer Warrant is as follows at June 30, 2022 and December 31, 2021:

	June 30,	December 31,
	2022	2021
Vested Customer warrants	1,072,237	1,072,237
Unvested Customer warrants	1,608,370	1,608,359

	2,680,607	2,680,596

10. FORWARD WARRANT AGREEMENT

In connection with the execution of the Merger Agreement in October 2021 (See Note 1), Rigetti entered into a warrant subscription agreement (“Forward Warrant Agreement”) with a strategic partner, Ampere Computing LLC (“Ampere”) for the purchase of a warrant for an aggregate purchase price (including amounts from exercise) of $10.0 million. The Forward Warrant Agreement provides for the issuance of a warrant for the purchase of an aggregate of 1,000,000 shares of Common Stock at an exercise price of $0.0001. The purchase of the warrant was conditioned upon, among other things, the consummation of the Business Combination and the entry into a collaboration agreement between Rigetti and Ampere. The parties entered into the collaboration agreement in January 2022. Ampere was required to pay $5.0 million to Rigetti no later than the later of (i) the Closing and (ii) June 30, 2022.

On June 30, 2022, pursuant to the Warrant Subscription Agreement, the Company issued the warrant to Ampere upon receipt of an aggregate of $5.0 million (including the exercise price), and upon such payment and issuance, 500,000 shares of the Company’s common stock vested under the warrant and were immediately exercised by Ampere pursuant to the terms of the warrant. Ampere is required to pay an additional $5.0 million to Rigetti no later than the closing date of the listing of Ampere’s capital stock, provided that if the listing has not occurred by the second anniversary of the warrant subscription agreement, Ampere is not obligated to make the additional payment and the Company is not obligated to issue the warrants. The Warrant Subscription Agreement further provides that the Company will use commercially reasonable efforts to file a registration statement to register the resale of the shares issued or issuable pursuant to the warrant and upon such payment the warrant will vest and be exercisable by Ampere with respect to 500,000 shares of Common Stock pursuant to the terms of the warrant.

The Company evaluated the Forward Purchase Agreement as a derivative in conjunction with the guidance of ASC 480, “Distinguishing Liabilities from Equity”. The Company calculated fair value of the Forward Purchase Agreement by using the Forward Contract Pricing methodology at inception and at the end of June 30, 2022. The fair value of the Forward Warrant Agreement was estimated based on the following key inputs and assumptions 1) Assumed holding period 2) Related risk-free rate and 3) Likelihood of the outcome of the various contingencies outlined below. Based on these inputs and assumption, the Company calculated the fair value of the forward contract to be a $1.5 million derivative asset and a ($0.2 million) derivative liability at June 30, 2022 and December 31, 2021, respectively. The Company has included the derivative asset as a forward contract asset and the derivative liability separately in other liabilities (current) on the balance sheet in the accompanying consolidated balance sheets as of June 30, 2022 and December 31, 2021, respectively. The change in fair value is recorded as part of the general and administrative operating activities in the Company’s condensed consolidated statements of operations. The following table represents key valuation assumptions as of the quarter ended June 30, 2022.

Key Valuation Assumptions
Holding period (in years)	0.000 - 0.628
Risk free rate	0.00% - 2.57%
Probability of occurring the contingency	50% - 100%
Underlying value per share	$3.39 - $3.67

The fair value of the Forward Purchase Agreement was determined prior to vesting and exercise of the 500,000 warrants into shares of Company Common Stock upon Ampere’s payment of $5.0 million on June 30, 2022 using the share value at opening market price on June 30, 2022. The fair value of the unexercised Forward Award Agreement was determined using the market close value on June 30, 2022.

11. FAIR VALUE MEASUREMENTS

The Company reports all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3—Inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

The fair value measurements of financial assets and liabilities that are measured at fair value at June 30, 2022 and December 31, 2021 are as follows:

	June 30, 2022
	Level 1	Level 2	Level 3
	(In Thousands)
Assets:
Forward Warrant Agreement	$—	$—	$1,543

Total Assets	$—	$—	$1,543

Liabilities:
Derivative warrant liability-Private Warrants	—	—	3,338
Derivative warrant liability-Public Warrants	5,606	—	—
Earn-out Liability	—	—	8,925

Total Liabilities	$5,606	$—	$12,263

	December 31, 2021
	Level 1	Level 2	Level 3
	(In Thousands)
Liabilities:
Derivative warrant liability—Trinity Warrants		—	4,355
Forward warrant agreement	—	—	230

Total Liabilities	—	—	4,585

As of June 30, 2022, the Company has recorded the following financial instruments subject to fair value measurements: 1) Derivate warrant liabilities—Public Warrants liability and Private Warrants, 2) Forward Warrant Agreement, and 3) Earnout liability.

The fair value of the Public Warrants has been measured based on the observable listed prices for such warrants, a Level 1 measurement. All other financial instruments are classified as Level 3 liabilities as they all include unobservable inputs.

The Private Warrants were initially measured at fair value using a Black Scholes model. The Company estimated the fair value of the Forward Warrant Agreement using a forward analysis with unobservable inputs which included selected risk-free rate and probability outcomes. The Company has further discussed the key aspects of the fair value measurements described above in Notes 9 and 10 to the financial statements.

The aggregate fair value of the Sponsor Earn-Out Shares on the Closing date was estimated using a Monte Carlo simulation model. The Company has further discussed the key aspect of the valuation inputs in Note 2 significant accounting policy for Sponsor Earn-Out Liability.

As of December 31, 2021, the Company recorded a derivative warrant liability – Trinity Warrants which was fair valued based on a Black-Scholes option model with unobservable inputs which included volatility. The Company estimates the volatility of its ordinary share warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants. On June 2, 2022, all outstanding Trinity Warrants were exercised into shares of the Company’s common stock.

There have been no changes in fair value measurement techniques during the three and six months ended June 30, 2022. There were no transfers between Level 1 or Level 2, or transfers in or out of Level 3 of the fair value hierarchy during the three and six months ended June 30, 2022.

A summary of the changes in the fair value of the Company’s Level 3 financial instruments as of June 30, 2022 and December 31, 2021 are as follows:

	Derivative warrant liability—Trinity Warrants	Derivative warrant liability-Private Warrants	Forward Warrant Agreement Liability (Asset)	Earn-out Liability
	(in thousands)
Balance—December 31, 2021	$4,355	$—	$230	$—

Initial measurement on March 2, 2022 upon Business Combination (Note 3)		9,167		26,583
Change in fair values	2,015	(5,829)	(5,078)	(17,658)
Extinguishment due to exercise of the warrants	(6,370)	—	3,305	—

Balance—June 30, 2022	$—	$3,338	$(1,543)	$8,925

12. EQUITY PLANS

2013 Equity Incentive Plan

In 2013, the Company adopted the 2013 Plan which provides for the grant of qualified incentive stock options (“ISO”) and nonqualified stock options (“NSO”), restricted stock, restricted stock units (“RSU”) or other awards to the Company’s employees, officers, directors, advisors, and outside consultants. After the Closing Date and consummation of the Business Combination effective March 2, 2022, no additional awards were issued under the 2013 Plan. Awards outstanding under the 2013 Plan will continue to be governed by such plan; however, the Company will not grant any further awards under the 2013 Plan.

2022 Equity Incentive Plan

In connection with the Business Combination (Note 3), the shareholders approved the Rigetti Computing, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) in February, 2022, which became effective immediately upon the Closing Date. The 2022 Plan provides for the grant of ISOs, NSOs, stock appreciation rights, restricted stock awards (“RSA”), restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of Company’s affiliates. The aggregate number of shares of common stock reserved for future issuance under the 2022 Plan is 18,332,215 shares as of June 30, 2022. The number of shares reserved for issuance under the 2022 Plan will automatically increase on January 1st of each year for a period of nine years commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to 5% of the common stock of all classes outstanding on December 31 of the preceding year; provided, however, that the board of directors of the Company may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

Stock Options

A summary of activity related to stock option is summarized as below (in thousands, except for share and per share data):

	Number of Options	Weighted-Average Exercise Price	Weighted-average contractual life (in years)	Aggregate Intrinsic value
Outstanding—December 31, 2021	11,468,275	$0.36	8.1	$46,839
Granted	—
Exercised	(1,353,145)	$0.27		7,104
Forfeited and expired	(632,419)	$0.27

Outstanding—June 30, 2022	9,482,711	$0.35	7.7	$31,454

Exercisable—June 30, 2022	5,874,426	$0.39	7.7	$19,258

The weighted-average grant date fair value of options granted during the six months ended June 30, 2021 was $0.09 per share. No new option grants were issued during the six months ended June 30, 2022. The total intrinsic value of options exercised during the six months ended June 30, 2022 and June 30, 2021 is $7.1 million and $0.5 million, respectively.

As of June 30, 2022, there was $1.9 million of unrecognized compensation cost related to non-vested stock options granted under the Plan, which is expected to be recognized over a weighted-average period of approximately 1.7 years.

Restricted Stock Units

A summary of activity related to RSUs is summarized as below:

	RSUs	Weighted Average Fair Value Per Share
Balance at December 31, 2021	5,388,455
Granted	9,885,413	$4.89
Vested	(2,630,699)
Forfeited	(792,643)

Balance at June 30, 2022	11,850,526

On March 2, 2022, the performance condition of all outstanding RSUs was met due to the closing of the Business Combination. As a result, the Company recorded a cumulative catch-up compensation expense for the vesting period that has been satisfied as of March 2, 2022 and continues amortizing compensation expenses for unvested RSUs over their remaining vesting period.

Total fair value of the RSUs vested during the six months ending June 30, 2022 and 2021 was $12.9 million and $0 respectively.

Stock-based compensation expense related to RSUs granted to employees was $10.7 million and $21.9 million for the three and six months ended June 30, 2022, respectively. Stock-based compensation expense was $0 for the three and six months ended June 30, 2021. As of June 30, 2022, the unrecognized compensation expense related to unvested RSUs was approximately $49.1 million which is expected to be recognized over a weighted-average period of approximately 2.24 years.

Restricted Stock Awards

During the first six months ended June 30, 2022, 120,000 shares were issued and vested immediately on the grant date as part of transaction bonuses in recognition of efforts in connection with the Business Combination. The total compensation expense related to RSAs was $623 thousand for the three and six months ended June 30, 2022, respectively. The compensation expense was $0 for the three and six months ended June 30, 2021.

The table below summarizes the total stock compensation expenses for the three and six months ended June 30, 2022 and 2021 (in thousands):

	3 Months Ended June 30,	6 Months Ended June 30,
	2022	2022
Research and development	$2,209	$4,598
Sales and marketing expenses	256	697
General and administrative expenses	8,576	17,227

Total Stock Compensation Expenses	$11,041	$22,522

	3 Months Ended June 30,	6 Months Ended June 30,
	2021	2021
Research and development	$299	$638
Sales and marketing expenses	29	61
General and administrative expenses	193	419

Total Stock Compensation Expenses	$521	$1,118

Fair Value of Common Stock and Options

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the table below. Expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer group of similar public companies. The expected term of options granted was calculated using the simplified method, which represents the average of the contractual term of the option and the weighted-average vesting period of the option. The Company uses the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate is based upon the U.S. Treasury yield curve in effect at the time of grant for the period equivalent to the expected life of the option.

In determining the exercise prices for options granted, the Company’s board of directors has considered the fair value of the common stock as of the grant date. The fair value of the common stock has been determined by the board of directors at each award grant date based upon a variety of factors, including the results obtained from an independent third-party valuation, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the current engineering and management team, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the common stock, arm’s-length sales of the Company’s capital stock (including redeemable convertible preferred stock), the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event, among others.

The Company did not grant any stock option awards during the six months ended June 30, 2022. The range of assumptions used in the Black-Scholes option-pricing model for options issued to employees during the six months ended June 30, 2021, are as follows:

June 30,
2021
Expected volatility	46.8%
Weighted-average risk-free interest rate	1.07%
Expected dividend yield	0%
Expected term (in years)	6.1 years
Exercise price	$0.21

13. NET LOSS PER SHARE

As a result of the Business Combination (see Note 3), the Company has retroactively adjusted the weighted average shares outstanding prior to March 2, 2022 to give effect to the Exchange Ratio used to determine the number of shares of common stock into which they were converted.

The following table sets forth the computation of basic and diluted net loss per share of common stock for the three and six months ended June 30, 2022, and 2021 (in thousands, except for share and per share data):

	Three Months Ended June 30,
	2022	2021
Net Loss	$(9,974)	$(10,074)
Basic and diluted shares
Weighted-average Class A Common Stock outstanding	114,096,390	21,977,123
Loss per share for Class A Common Stock
— Basic	$(0.09)	$(0.46)
— Diluted	$(0.09)	$(0.46)

	Six Months Ended June 30,
	2022	2021
Net Loss	$(20,444)	$(17,861)
Basic and diluted shares
Weighted-average Class A Common Stock outstanding	84,060,966	21,912,665
Loss per share for Class A Common Stock
— Basic	$(0.24)	$(0.82)
— Diluted	$(0.24)	$(0.82)

There are 3,059,273 shares of contingently issuable common stock pursuant to the earnout arrangement that were not included in the computation of basic net loss per share since the contingencies for the issuance of these shares have not been met as of June 30, 2022. The weighted-average common shares outstanding for the three and six months ended June 30, 2022 and 2021 include 2,683,830 and 3,326,508 warrants with an exercise price of $0.01 for the three and six months ended June 30, 2022, respectively, and 5,237,367 and 5,245,876 warrants with an exercise price of $0.01 for the three and six months ended June 30, 2021, respectively.

The Company’s potential dilutive securities, which include stock options, restricted stock units, convertible preferred stock and warrants have been excluded from the computation of diluted net loss per share as the effect would be anti-dilutive. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same.

The Company excluded the following weighted average potential common shares from the computation of diluted net loss per share as of June 30, 2022 and June 30, 2021:

	June 30,
	2022	2021
Convertible Series C-1 Preferred Stock (1)	—	23,218,418
Convertible Series C Preferred Stock (1)	—	54,478,261
Common Stock Warrants (1)(2)	14,176,066	1,890,514
Stock Options (1)	9,482,711	12,795,605
Restricted Stock Units	11,850,526	—

	35,509,303	92,382,798

(1)	The number of outstanding shares as of June 30, 2021 have been retrospectively adjusted to reflect the Exchange Ratio.
(2)	The number of outstanding shares as of June 30, 2022 and June 30, 2021 does not include 1,608,370 shares of Unvested Customer Warrants.

14. INCOME TAXES

The Company did not record income tax expense for the three and six months ended June 30, 2022 or the three and six months ended June 30, 2021 due to the Company’s loss position and full valuation allowance.

The effective tax rate differs from the statutory rate, primarily due to the Company’s history of incurring losses, which have not been benefited, the foreign rate differential related to subsidiary earnings, and other permanent differences. Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain.

15. SEGMENTS

The following table presents a summary of revenue by geography for the three and six months ended June 30, 2022 and 2021 (in thousands):

	Three Months Ended June 30,
	2022		2021
	Amount	%	Amount	%
	(In Thousands)		(In Thousands)
United States	$1,649	77.3%	$593	38.5%
United Kingdom	485	22.7%	947	61.5%

	$2,134	100.0%	$1,540	100.0%

	Six Months Ended June 30,
	2022		2021
	Amount	%	Amount	%
	(In Thousands)		(In Thousands)
United States	$3,550	83.8%	$2,783	71.4%
United Kingdom	688	16.2%	1,117	28.6%

	$4,238	100.0%	$3,900	100.0%

Revenues from external customers are attributed to individual countries based on the physical location in which the services are provided or the particular customer location with whom the Company has contracted.

16. SUBSEQUENT EVENTS

The Company entered into a Common Stock Purchase Agreement with B. Riley Principal Capital II, LLC (“B. Riley”) on August 11, 2022 pursuant to which the Company may issue and sell to B. Riley the lesser of i) $75.0 million in aggregate gross purchase price of newly issued shares of the Company’s common stock or ii) an amount not to exceed 23,648,889 shares of Common Stock (such number of shares equal to approximately 19.99% of the aggregate number of shares of Common Stock issued and outstanding immediately prior to the execution of the agreement and inclusive of 171,008 shares of common stock issued to B. Riley as consideration for entering into the Committed Stock Purchase Agreement). In consideration of the parties entering into the foregoing agreement, the parties also entered into a Registration Rights Agreement on August 11, 2022 pursuant to which the Company provides B.Riley with registration rights with respect to such Common Stock and pursuant to which the Company will file a registration statement covering the resale of such Common Stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Rigetti Holdings, Inc.

Berkeley, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Rigetti Holdings, Inc. (the “Company”) as of December 31, 2021 and January 31, 2021, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the eleven months ended December 31, 2021 and year ended January 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and January 31, 2021, and the results of its operations and its cash flows for each of the eleven months ended December 31, 2021 and year ended January 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2021.

Spokane, Washington

March 7, 2022, except for the effects of the recapitalization described in Note 1, as to which the date is May 24, 2022

RIGETTI HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	January 31,
	2021	2021
Assets
Current assets:
Cash	$11,728,516	$22,202,388
Accounts receivable	1,542,540	479,374
Prepaid expenses and other current assets	1,350,690	1,035,703
Deferred offering costs	3,448,470	—

Total current assets	18,070,216	23,717,465
Property and equipment, net	22,497,484	20,140,872
Restricted cash	317,134	317,134
Other assets	164,341	129,363
Goodwill	5,377,255	5,377,255

Total assets	$46,426,430	$49,682,089

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,970,998	$1,107,924
Accrued expenses and other current liabilities	4,035,615	1,603,299
Deferred revenue	984,976	491,827
Debt - current portion	1,290,538	—

Total current liabilities	8,282,127	3,203,050
Debt - net of current portion	23,500,494	—
Derivative warrant liabilities	4,354,707	—
Other liabilities	294,632	381,300

Total liabilities	36,431,960	3,584,350
Commitments and contingencies (Note 6)
Redeemable convertible preferred stock*, par value $0.0001 per share. 80,974,757 shares authorized at December 31, 2021 and January 31, 2021; and 77,696,679 shares issued and outstanding at December 31, 2021 and January 31, 2021, respectively	81,523,141	81,523,141
Stockholders’ deficit:
Common stock*, par value $0.000001 per share. 134,050,472 shares authorized at December 31, 2021 and January 31, 2021, respectively; 18,221,069 and 16,582,713 of shares issued and outstanding at December 31, 2021 and January 31, 2021, respectively	23	21
Additional paid-in capital	135,550,822	133,407,584
Accumulated other comprehensive gain	51,815	56,825
Accumulated deficit	(207,131,331)	(168,889,832)

Total stockholders’ deficit	(71,528,671)	(35,425,402)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$46,426,430	$49,682,089

*	Shares of preferred stock and common stock have been retroactively restated to give effect to the Business Combination.

The accompanying notes are an integral part of these consolidated financial statements.

RIGETTI HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	11 Months Ended December 31,	Year Ended January 31,
	2021	2021
Revenue	$8,196,306	$5,542,598
Cost of revenue	1,623,336	1,491,610

Total gross profit	6,572,970	4,050,988
Operating expenses:
Research and development	26,927,599	24,099,335
General and administrative	11,299,068	13,157,735
Sales and marketing	2,474,968	1,885,565

Total operating expenses	40,701,635	39,142,635

Loss from operations	(34,128,665)	(35,091,647)

Other (expense) income , net:
Gain on extinguishment of debt	—	8,913,532
Change in fair value of warrant liability	(1,664,133)	—
Interest expense	(2,465,135)	(51,666)
Interest income	9,852	60,154
Other income	6,582	42,131

Total other (expense) income, net	(4,112,834)	8,964,151
Net loss before provision for income taxes	(38,241,499)	(26,127,496)

Net loss	$(38,241,499)	$(26,127,496)

Net loss per share attribute to common stockholders - basic and diluted*	$(2.23)	$(1.61)
Weighted average shares used in computing net loss per share attributable to common stockholders – basic and diluted*	17,146,853	16,230,951

*	Weighted-average shares and net loss per share have been retroactively restated to give effect to the Business Combination.

The accompanying notes are an integral part of these consolidated financial statements.

RIGETTI HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	11 Months Ended December 31,	Year Ended January 31,
	2021	2021
Net loss	$(38,241,499)	$(26,127,496)
Other comprehensive loss:
Foreign currency translation (loss) gain	(5,010)	72,136

Comprehensive loss	$(38,246,509)	$(26,055,360)

The accompanying notes are an integral part of these consolidated financial statements.

RIGETTI HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Gain (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, January 31, 2020	14,154,064	$120,793,893	8,165,828	$8	$14,364,973	$(15,311)	$(142,762,336)	$(128,412,666)

Retroactive application of Business Combination (Note 1)	(3,014,971)	—	(1,739,599)	—	—	—	—	—

Adjusted balance, beginning of period*	11,139,093	120,793,893	6,426,229	8	14,364,973	(15,311)	(142,762,336)	(128,412,666)
Conversion of Series B/A preferred stock to common stock upon equity restructuring	(11,139,093)	(120,793,893)	2,784,748	4	120,793,889	—	—	120,793,893
Issuance of common stock upon modification of convertible notes	—	—	5,410,006	7	1,443,598	—	—	1,443,605
Issuance of Series C preferred stock, net	46,885,511	52,786,276	—	—	—	—	—	—
Issuance of common stock warrants to investors	—	—	—	—	1,236,600	—	—	1,236,600
Issuance of Series C-1 preferred stock to participating Series B/A preferred stock holders	8,983,968	7,734,083	—	—	(7,734,083)	—	—	(7,734,083)
Issuance of Series C, C-1, common stock and warrants upon conversion of notes	20,565,496	19,812,252	1,602,795	2	489,875	—	—	489,877
Issuance of Series C and C-1 upon conversion of SAFE	1,261,704	1,190,530	—	—	—	—	—	—
Issuance of common stock warrants to customer	—	—	—	—	154,330	—	—	154,330
Issuance of common stock upon exercise of common stock warrants	—	—	55,089	—	14,980	—	—	14,980
Issuance of common stock upon exercise of stock options	—	—	187,757	—	51,384	—	—	51,384
Issuance of common stock upon release of acquisition escrow	—	—	115,901	—	—	—	—	—
Stock-based compensation	—	—	—	—	2,592,038	—	—	2,592,038
Foreign currency translation gain	—	—	—	—	—	72,136		72,136
Net loss	—	—	—	—	—	—	(26,127,496)	(26,127,496)

Balance, January 31, 2021	77,696,679	$81,523,141	16,582,525	$21	$133,407,584	$56,825	$(168,889,832)	$(35,425,402)

Issuance of common stock upon exercise of stock options			1,404,966	2	374,900			374,901
Issuance of common stock upon exercise of common stock warrants			233,578	—	2,967			2,968
Stock-based compensation	—	—	—	—	1,765,371	—	—	1,765,371
Foreign currency translation loss	—	—	—	—	—	(5,010)		(5,010)
Net loss	—	—	—	—	—	—	(38,241,499)	(38,241,499)

Balance, December 31, 2021	77,696,679	$81,523,141	18,221,069	$23	$135,550,822	$51,815	$(207,131,331)	$(71,528,671)

*

Shares of legacy Redeemable Convertible Series C Preferred Stock, Redeemable Convertible Series C-1 Preferred Stock, legacy Class A common stock, and legacy Class B common stock have been retroactively restated to give effect to the Business Combination.

The accompanying notes are an integral part of these consolidated financial statements.

RIGETTI HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	11 Months Ended	Year Ended
	December 31,	January 31,
	2021	2021
Cash flows from operating activities
Net loss	$(38,241,499)	$(26,127,496)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,651,129	4,299,263
Stock-based compensation	1,765,371	2,592,038
Gain on extinguishment of debt	—	(8,913,532)
Change in fair value of derivative warrant liabilities	1,664,133	—
Change in fair value of forward contract agreement liabilities	230,000	—
Amortization of debt issuance costs	512,755	—
Amortization of debt commitment fee asset	94,405	—
Accretion of debt end of term liabilities	121,585	—
Changes in operating assets and liabilities:
Accounts receivable	(1,063,166)	(290,399)
Prepaid expenses and other current assets	(314,988)	244,932
Other assets	(34,978)	(2,248)
Deferred revenue	493,149	(1,659,856)
Accounts payable	(388,574)	(1,995,037)
Accrued expenses and other current liabilities	1,553,984	1,403,772
Other liabilities	(86,666)	381,300

Net cash used in operating activities	(29,043,360)	(30,067,263)

Cash flows from investing activities
Purchases of property and equipment	(7,007,742)	(4,400,432)

Net cash used in investing activities	(7,007,742)	(4,400,432)

Cash flows from financing activities
Proceeds from issuance of convertible notes	—	2,200,000
Proceeds from issuance of debt and warrants	27,000,000	—
Payments on debt issuance costs	(247,140)	—
Payments on deferred offering costs	(1,548,489)	—
Proceeds from issuance of preferred stock and warrants, net of issuance costs	—	54,022,876
Proceeds from issuance of common stock upon exercise of stock options	374,901	51,384
Proceeds from issuance of common stock upon exercise of common stock warrants	2,968	14,980

Net cash provided by financing activities	25,582,240	56,289,240

Effect of changes in exchange rate on cash and restricted cash	(5,010)	72,136
Net (decrease) increase in cash and restricted cash	(10,473,872)	21,893,681
Cash and restricted cash at beginning of period	22,519,522	625,841

Cash and restricted cash at end of period	$12,045,650	$22,519,522

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,488,890	$51,666
Supplemental disclosure of non-cash financing activity:
Deferred offering costs in accounts payable and accrued expenses	$1,899,981	$—
Fair value of loan and security agreement warrant liability	$2,690,574	$—
Conversion of redeemable convertible preferred stock to common stock upon equity recapitalization	$—	$120,793,893
Conversion of convertible notes to redeemable convertible preferred stock and warrants	$—	$19,874,439
Issuance of redeemable convertible preferred stock upon equity recapitalization	$—	$7,734,083
Issuance of common stock upon modification of convertible notes	$—	$1,443,605
Conversion of SAFE to redeemable convertible preferred stock	$—	$1,190,530
Conversion of convertible notes to common stock	$—	$427,690
Issuance of common stock warrants to customer	$—	$154,330

The accompanying notes are an integral part of these consolidated financial statements.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

1.	ORGANIZATION AND BUSINESS

Rigetti Holdings, Inc. and its subsidiaries (collectively, the “Company”) build quantum computers and the superconducting quantum processors that power them. Through the Company’s Quantum Cloud Services (“QCaaS”) platform, the Company’s machines can be integrated into any public, private or hybrid cloud. The Company offers product types of Platform, Research and Software Tools usage in application areas of benchmarking, chemical simulation, education/entertainment, machine learning, and optimization. Rigetti Holdings, Inc. was incorporated in the State of Delaware in 2013.

The Company is located and headquartered in Berkeley, CA. Other offices operated by the Company are in Fremont, California, London, United Kingdom and Adelaide, Australia. The Company’s revenue is derived primarily from operations in the United States and United Kingdom.

Basis of Presentation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US “GAAP”). All intercompany transactions and balances have been eliminated upon consolidation.

On March 2, 2022 (the “Closing Date”), a merger transaction between Rigetti Holdings, Inc. (“Legacy Rigetti”) and Supernova Partners Acquisition Company II, Ltd. (“SNII”) was completed (the “Business Combination”). In connection with the closing of the Business Combination (the “Closing”), SNII changed its name to Rigetti Computing, Inc.

The Company determined that Legacy Rigetti was the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification 805. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy Rigetti issuing stock for the net assets of SNII, accompanied by a recapitalization.

While SNII was the legal acquirer in the Business Combination, because Legacy Rigetti was deemed the accounting acquirer, the historical financial statements of Legacy Rigetti became the historical financial statements of the combined company, upon the consummation of the Business Combination. In accordance with guidance applicable to these circumstances, the equity structure has been retroactively restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Legacy Rigetti securityholders in connection with the Business Combination.

In accordance with guidance applicable to these circumstances, the shares and corresponding capital amounts and earnings per share related to Legacy Rigetti redeemable convertible preferred stock, common stock, warrants, options and restricted stock units prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio of 0.7870 (the “Exchange Ratio”) established in the Business Combination. All exercise prices for Legacy Rigetti options and warrants have similarly been retroactively restated to reflect the Exchange Ratio.

Risks and Uncertainties—The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses (see below), competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.

COVID-19—In March 2020, the COVID-19 outbreak was declared a pandemic by the World Health Organization. There are many uncertainties regarding the pandemic, and the Company is closely monitoring

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

the impact of the pandemic on its business, including impacts on its employees, suppliers, vendors business partners, operations and industry.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may continue to remain in place for a significant period of time and have, and may continue to, adversely impact the Company’s employees and operations, including its development and sales and marketing activities, and the operations of its suppliers and business partners. For example, various aspects of the Company’s business cannot currently be conducted remotely, which resulted in a temporary work stoppage in operations from March to May 2020. In addition, in response to the pandemic, the Company initiated a number of costs saving measures, including headcount reduction, temporary reduction in compensation for employees at certain levels, subleasing of corporate offices, facility cost reduction, reduction in external consultant costs and elimination of certain employee benefits.

The evolution of the pandemic is unpredictable and any resurgence may slow down the Company’s ability to develop its quantum computing products and related services. The pandemic could limit the ability of suppliers and business partners to perform, including third-party suppliers’ ability to provide components, services and materials. The Company may also experience an increase in the cost of raw materials.

As of December 31, 2021 and January 31, 2021, the Company’s financial position was not significantly impacted due to the effects of COVID-19. However, the full impact of the COVID-19 pandemic continues to evolve. As such, the full magnitude of the pandemic’s effect on the Company’s business, financial condition, liquidity and results of operations is uncertain.

Liquidity and Going Concern—The Company has incurred net losses since inception, experienced negative cash flows from operations, and has an accumulated deficit of $207,131,331 as of December 31, 2021. The Company has historically financed its operations primarily through the issuance of preferred stock, warrants and convertible notes. The Company expects operating losses and negative cash flows from operations to continue for the foreseeable future.

The Company believes that existing cash, together with the proceeds received from the completion of the merger with Supernova and related transactions on March 2, 2022, will be sufficient to fund the Company’s operations for at least twelve months from the issuance of these financial statements. The Company may raise additional capital through the issuance of equity securities, debt financings or other sources in order to further implement its business plan. However, if such financing is not available when needed and at adequate levels, the Company may need to reevaluate its business plans.

Rigetti’s Change in Fiscal Year—In October 2021, the board of directors of Rigetti approved a change to Rigetti’s fiscal year-end from January 31 to December 31, effective December 31, 2021. The Company believes the year-end change is important and useful to its financial statement users to allow for increased comparability with its industry peers. As a result of this change, Rigetti’s fiscal year 2021 will cover a period of 11 months starting from February 1, 2021 and ending on December 31, 2021. Financial statements for the prior fiscal year ended January 31, 2021 continues to be presented on the basis of the previous fiscal year end.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Emerging Growth Company—Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard.

Use of Estimates—The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Such management estimates include, but are not limited to, the fair value of share-based awards, fair value of convertible notes, fair value of the convertible preferred stock warrants, fair value of derivative warrant liabilities and forward warrant agreement, goodwill and intangible assets, accrued liabilities and contingencies, depreciation and amortization periods, and accounting for income taxes. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could materially differ from those estimates.

Principals of Consolidation—The consolidated financial statements include the accounts of Rigetti and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Reclassifications—Certain amounts reported previously have been reclassified to conform to the current year presentation, with no effect on stockholders’ equity or net loss as previously presented.

Deferred Offering Costs—The Company capitalizes certain legal, accounting and other third-party fees that are directly associated with in-process probable equity financings as other assets until such financings are consummated. After consummation of an in-process probable equity financing, these costs are recorded in stockholders’ equity as a reduction of additional paid-in capital generated as a result of the offering. As of December 31, 2021, the Company recorded deferred financing costs of $3,448,470 in the accompanying balance sheet in contemplation of a probable equity financing.

Deferred Financing Costs—The incremental cost, including the fair value of warrants, directly associated with obtaining debt financing is capitalized as deferred financing costs upon the issuance of the debt and amortized over the term of the related debt agreement using the effective-interest method with such amortized amounts included as a component of interest expense in the consolidated statement of operations. Unamortized deferred financing costs are presented on the consolidated balance sheets as a direct deduction from the carrying amount of the related debt obligation.

Segments—Operating segments are defined as components of an entity for which discrete financial information is available and that information is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s Chief Executive Officer is its CODM, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

financial performance. As such, the Company has determined that it operates in one operating and one reportable segment.

Foreign Currency—The Company’s reporting currency is the US dollar. The functional currencies of the Company’s foreign subsidiaries are the local currencies (UK pounds sterling and Australian dollars), as it is the monetary unit of account of the principal economic environment in which the Company’s foreign subsidiaries operate. All assets and liabilities of the foreign subsidiaries are translated at the current exchange rate as of the end of the period, and revenue and expenses are translated at average exchange rates in effect during the period. The gain or loss resulting from the process of translating foreign currency financial statements into US dollars is reflected as a foreign currency cumulative translation adjustment and reported as a component of accumulated other comprehensive gain (loss). Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the functional currency are recognized in other income (expense), net in the consolidated statements of operations.

Comprehensive Loss—Comprehensive loss consists of net loss and changes in equity during a period from transactions and other equity and circumstances generated from non-owner sources. Comprehensive loss consists of two components including, net loss and other comprehensive loss. The Company’s other comprehensive loss consists of foreign currency translation adjustments that result from consolidation of its foreign entities.

Cash and Restricted Cash—The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash. As of December 31, 2021 and January 31, 2021, cash consists primarily of checking and savings deposits. The Company’s restricted cash balance classifies all cash whose use is limited by contractual provisions. As of December 31, 2021 and January 31, 2021, restricted cash consists of cash secured as collateral for letters of credit in favor of the Company’s landlord and its corporate credit card program. The Company may not access these funds until it vacates this office space (leases expire in 2026).

The following table provides a reconciliation of cash and restricted cash in the consolidated balance sheets to the total amount shown in the consolidated statements of cash flows:

	December 31,	January 31,
	2021	2021
Cash	$11,728,516	$22,202,388
Restricted cash	317,134	317,134

Total cash and restricted cash	$12,045,650	$22,519,522

Prepaid expenses and other current assets—Prepaid expenses and other current assets include prepaid software, prepaid insurance, other prepaid expenses, all of which are expected to be recognized or realized within the next 12 months.

Accounts Receivable—Accounts receivable are recorded at invoice value, net of allowance for doubtful accounts. Unbilled receivables are included in accounts receivable and include amounts that were invoiced subsequent to year-end for which revenue was recognized in advance of the right to invoice. On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on a past history of write-offs, collections, and current credit conditions. A receivable is considered past due if the Company has not received payments based on agreed-upon terms. As

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

of December 31, 2021 and January 31, 2021, the Company does not have any allowances for doubtful accounts.

Property and Equipment, Net—Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. The Company uses an estimated useful life of three years for furniture and other assets and information technology hardware (“IT hardware”), seven years for process equipment, and three to ten years for quantum computing fridges. Leasehold improvements are amortized over the shorter of the lease-term or the estimated useful life of the related asset. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in other income (loss) in the consolidated statements of operations.

Goodwill—Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed in a business combination. Goodwill is not amortized, but is reviewed for impairment at least annually, or more frequently when events or changes in circumstances indicate that the carrying value may not be recoverable. Judgments regarding indicators of potential impairment are based on market conditions and operational performance of the business. The Company has one reporting unit. Annually, on November 1, management performs an analysis of the carrying value of goodwill of its reporting unit for potential impairment. In accordance with US GAAP, the Company may assess its goodwill for impairment initially using a qualitative approach to determine whether conditions exist to indicate that it is more likely than not that the fair value of its reporting unit is less than its carrying value. If management concludes, based on its assessment of relevant events, facts and circumstances, that it is more likely than not that its reporting unit’s carrying value is greater than its fair value, then a quantitative analysis will be performed to determine whether there is any impairment. The Company may also elect to initially perform a quantitative analysis instead of starting with a qualitative analysis. The quantitative analysis for goodwill requires comparing the carrying value of a reporting unit, including goodwill, to its fair value. The Company determines the fair value of its reporting unit using the income approach. The income approach uses a discounted cash flow model, which involves significant estimates and assumptions, including preparation of revenues and profitability growth forecasts, selection of a discount rate, and selection of a terminal year multiple, to estimate fair value. Management’s assessment of facts and circumstances at each analysis date could cause these assumptions to change. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and no further testing is required. If the carrying amount of the reporting unit exceeds its fair value, an impairment charge is recorded to write down goodwill to its fair value and is recorded in the Company’s consolidated statements of operations. The Company performed a qualitative analysis of goodwill for the 11 months ended December 31, 2021 and year ended January 31, 2021 and determined that it was more likely than not that the fair value of the Company’s reporting unit was greater than its carrying value, and thus concluded that the carrying value of goodwill was not impaired. Accordingly, no further analysis was required or performed.

Derivative Warrant Liabilities—The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 815, “Derivatives and Hedging” (“ASC 815”) at the initial recognition.

Certain of the warrants issued and outstanding are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period until exercised. The fair value of the warrant

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

liabilities issued were initially measured using the Black-Scholes model and will be subsequently remeasured at each reporting period with changes recorded as a component of other income in the Company’s consolidated statement of operations. Derivative warrant liabilities are classified as non-current as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Revenue Recognition—The Company recognizes revenue in accordance with Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) and accounts for certain contract costs in accordance with FASB’s Accounting Standards Codification (“ASC”) 340-40, Other Assets and Deferred Costs—Contracts with Customers.

The Company recognizes revenue from contracts with customers by applying the following five-step model:

•	Identify the contract with a customer

•	Identify the performance obligations in the contract

•	Determine the transaction price

•	Allocate the transaction price to the performance obligations in the contract

•	Recognize revenue when (or as) performance obligations are satisfied

The Company generates revenue through its Quantum Cloud Services (QCaaS) and development contracts and other services. Access to Rigetti quantum computing systems can be purchased as a quantum computing subscription, or on a usage basis for a specified quantity of hours. Revenue related to subscription-based access to Rigetti quantum computing systems (QCaaS) is recognized over time as access to the systems is provided on a ratable basis over the subscription term, which can range from six months to two years. This time-based input measure of progress provides a faithful depiction of the transfer of the services because the customer obtains generally equal benefit from its access to the systems throughout the subscription term. Revenue related to usage-based access to Rigetti quantum computing systems is recognized over time as the systems are accessed using an output method based on compute credit hours expended. This output method provides a faithful depiction of the transfer of the services because the customer has purchased a specified quantity of hours of usage that diminishes each time an hour is expended and therefore each hour of access to the systems is considered a discrete delivery of underlying services in these arrangements.

Development contracts are generally multi-year, non-recurring arrangements in which the Company provides professional services regarding practical applications of quantum computing to technology and business problems within the customer’s industry or organization and assists the customer in developing quantum algorithms and applications that will provide commercial value to the customer in areas of business interest. Development contracts are typically fixed fee arrangements invoiced on a milestone basis, but may also be invoiced on a time and materials or cost reimbursement basis in certain cases. Revenue related to development contracts and other services is recognized over time as the services are provided using an input measure based on actual labor hours incurred to date relative to total estimated labor hours needed to complete the program or total contracted hours over the program period. This input measure of progress provides a faithful depiction of the transfer of the services because it closely depicts the Company’s efforts or inputs to the satisfaction of the performance obligation. Revenue related to the sale of custom quantum computing components is recognized at a point in time upon acceptance by the customer. The Company has elected to treat shipping and handling activities related to contracts with customers as fulfillment costs, and not as separate performance obligations, and accrues the related costs when the related revenue is recognized.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

When the Company’s contracts with customers contain multiple performance obligations, the transaction price is allocated on a relative standalone selling price basis to each performance obligation. The Company typically determines standalone selling price based on observable selling prices of its products and services. In instances where standalone selling price is not directly observable, standalone selling price is determined using information that may include market conditions and other observable inputs. Standalone selling price is typically established as a range. In situations in which the stated contract price for a performance obligation is outside of the applicable standalone selling price range and has a different pattern of transfer to the customer than the other performance obligations in the contract, the Company will reallocate the total transaction price to each performance obligation based on the relative standalone selling price of each.

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods and services to the customer. Revenue is recorded based on the transaction price, which includes fixed consideration and estimates of variable consideration. The amount of variable consideration included in the transaction price is constrained and is included only to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

The Company’s contracts with customers may include renewal or other options at fixed prices. Determining whether such options are considered distinct performance obligations that provide the customer with a material right and therefore should be accounted for separately requires significant judgment. Judgment is required to determine the standalone selling price for each renewal option to determine whether the renewal pricing is reflective of standalone selling price or is reflective of a discount that would provide the customer with a material right. Based on the Company’s assessment of standalone selling prices, the Company determined that there were no significant material rights provided to its customers requiring separate recognition.

The timing of revenue recognition may not align with the right to invoice the customer. The Company records accounts receivable when it has the unconditional right to issue an invoice and receive payment, regardless of whether revenue has been recognized. If revenue has not yet been recognized, a contract liability (deferred revenue) is also recorded. If revenue is recognized in advance of the right to invoice, a contract asset or unbilled receivable is recorded, depending on whether the Company’s right to consideration is considered conditional or unconditional. Unbilled receivables are included within accounts receivable in the consolidated balance sheets.

In instances where the timing of revenue recognition differs from the timing of the right to invoice, the Company has determined that a significant financing component generally does not exist. The primary purpose of the Company’s invoicing terms is to provide customers with simplified and predictable ways of purchasing the products and services and not to receive financing from or provide financing to the customer. Additionally, the Company has elected the practical expedient that permits an entity not to recognize a significant financing component if the time between the transfer of a good or service and payment is one year or less.

Payment terms on invoiced amounts are typically net 30 days. The Company does not offer rights of return for its products and services in the normal course of business, and contracts generally do not include service-type warranties that provide any incremental service to the customer beyond providing assurance that the goods and services conform to applicable specifications or customer-specific or subjective acceptance provisions. The Company also excludes from revenue government-assessed and imposed taxes on revenue-generating activities that are invoiced to customers.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

Costs of Obtaining and Fulfilling Contracts—The Company has elected to apply the practical expedient to expense contract acquisition costs as incurred when the expected amortization period is one year or less. The Company capitalizes incremental costs incurred to fulfill its contracts that (i) relate directly to the contract, (ii) are expected to generate resources that will be used to satisfy the Company’s performance obligation(s) under the contract, and (iii) are expected to be recovered through revenue generated under the contract.

Cost of Revenue—Cost of revenue consists primarily of all direct and indirect cost associated with providing QCaaS offerings and development contracts and other services, including employee salaries and employee related costs, including compensation, bonuses, employee taxes and benefit costs of program management and personnel associated with the delivery of goods and services to customers. Cost of revenue also includes an allocation of facility costs, depreciation and amortization directly related to providing the QCaaS offerings and development contracts and other services.

Research and Development—Research and development costs are expensed as incurred. Research and development expenses include compensation, employee benefits, stock-based compensation, outside consultant fees, allocation of facility costs, depreciation and amortization, materials and components purchased for research and development.

General and Administrative—General and administrative expenses include compensation, employee benefits, stock-based compensation, legal, insurance, finance administration and human resources, an allocation of facility costs (including leases), bad debt costs, professional service fees, and an allocation of other general overhead costs including depreciation and amortization to support Rigetti’s operations, which consists of operations other than associated with providing QCaaS offerings and development contracts and other services.

Sales and Marketing—Sales and marketing expenses consist primarily of compensation including stock-based compensation, employee benefits of sales and marketing employees, outside consultants fees, travel and marketing and promotion costs.

Capitalized Software—The Company capitalizes the costs to develop its internal-use software when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software will be used as intended. Such costs are included in property and equipment in the consolidated balance sheets and are amortized on a straight-line basis over the estimated useful life of the related asset. These capitalized costs are primarily related to the software infrastructure supporting the quantum computing services purchased by customers. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional features and functionality. Maintenance costs are expensed as incurred. During the 11 months ended December 31, 2021 and year ended January 31, 2021, no capitalized software has been recorded.

Impairment of Long-Lived Assets—Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset (asset group) may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of the long-lived asset (asset group) by determining whether the carrying value of such asset (asset group) will be recovered through their undiscounted expected future cash flow. If the future undiscounted cash flow is less than the carrying amounts of the asset (asset group), the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the asset (asset group). During the 11 months ended December 31, 2021 and year ended January 31, 2021, no impairment charge has been recorded.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

Income Taxes—Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2021 and January 31, 2021, the Company has recorded a full valuation allowance against its deferred tax assets.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records interest related to unrecognized tax benefits in interest expense and penalties in income tax expense.

Net income (loss) per share: The Company has Class A Common Stock outstanding and no shares of Class B Common Stock outstanding. However, the Company’s Convertible Series C-1 Preferred Stock are convertible into Class B Common Stock. Basic net income (loss) per share of common shareholders is calculated by dividing net income (loss) attributable to the common shareholders (the numerator) by the weighted average number of common shares outstanding for the period (the denominator).

The Company uses the two-class method to calculate the diluted net income (loss) per share for each class of Common Stock. The two-class method determines net income (loss) per share for each class of Common Stock according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires all undistributed earnings for the period to be allocated among multiple classes of potential Common Stock as if all earnings for the period were distributed. Diluted net income (loss) is computed separately for each class of the potential Common Stock. Potential dilutive shares for Class A Common Stock include shares of convertible Series C Preferred Stock, common stock warrants, restricted stock units, and stock options. Potential dilutive shares for Class B Common Stock include shares of convertible Series C-1 Preferred Stock. Potential dilutive common shares are excluded from the computation of diluted net income (loss) per share, if the effect of including such potential dilutive shares would be anti-dilutive.

Stock-Based Compensation—The Company’s stock-based compensation program grants awards that may include stock options, restricted and unrestricted stock awards and restricted stock units. For equity-classified stock option grants, the fair value of the option grants are estimated as of the date of grant using a Black-Scholes option valuation model, which requires extensive use of accounting judgment and financial estimates, including estimates of the expected term participants will retain their vested stock options before exercising them, the estimated volatility of its common stock price over the expected term, the risk-free rate, and expected dividend yield. For equity-classified restricted stock awards, the fair value of the restricted stock awards are based on the fair value of the Company’s common stock on the date of grant. The estimated fair values of the employee stock awards are then expensed over the requisite service period, which is generally the awards’ vesting period, and recognized using the straight-line method to recognize stock-based compensation for service-based awards.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

The accounting for equity-classified awards granted to consultants and nonemployees is largely consistent with the accounting for such awards granted to employees, with the exception that the fair value of the awards may be measured based on the expected term or the contractual term of the award and the fair value is recognized in the same period and in the same manner the Company would if it had paid cash for the related services.

The Company has elected to account for forfeitures of employee stock awards as they occur. Upon any exercise of stock option awards, the Company issues new shares of common stock, unless there are treasury shares available for reissuance at that time.

Fair Value Measurements—Fair value accounting is applied for all assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company follows the established framework for measuring fair value and expanded disclosure requirements about fair value measurements. The carrying amounts reported in the consolidated financial statements approximate the fair value for cash, accounts receivable, accounts payable, and accrued liabilities, due to their short-term nature. The carrying amount of the Company’s long-term debt approximates fair value as the stated interest rate approximates the market rate currently available to the Company (and which is considered a Level II measurement).

Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company’s cash is placed with high-credit-quality financial institutions, and at times exceeds federally insured limits. To date, the Company has not experienced any credit loss relating to its cash.

Significant customers are those which represent 10% or more of the Company’s revenue or accounts receivable balance at each balance sheet date. During the 11 months ended December 31, 2021, five customers accounted for approximately 97% of the Company’s revenue and three customers accounted for approximately 99% of the Company’s accounts receivable. During the year ended January 31, 2021, three customers accounted for approximately 78% of the Company’s revenue and one customer accounted for approximately 87% of the Company’s accounts receivable, respectively.

Customers accounting for 10% or more of the Company’s revenue during the 11 months ended December 31, 2021 and year ended January 31, 2021 were:

	December 31,	January 31,
Customer	2021	2021
Customer A	29%	*
Customer B	20%	32%
Customer C	17%	15%
Customer D	16%	*
Customer E	15%	31%

*	Customer accounted for less than 10% of revenue in the respective year

All revenues derived from major customers noted above are included in the United States region in Note 15.

Employee Benefit Plan—The Company sponsors a qualified 401(k) defined contribution plan covering eligible employees. Participants may contribute a portion of their annual compensation limited to a maximum annual amount set by Internal Revenue Service. There were no employer contributions under this plan during the 11 months ended December 31, 2021 and year ended January 31, 2021.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

2021 Transition Period Comparative Data

The following table presents certain financial information for the 11 months ended December 31, 2021 and 2020, for comparability purposes.

	11 Months Ended December 31,
	2021	2020
		(Unaudited)
Revenue	$8,196,306	$5,105,824
Cost of revenue	1,623,336	1,344,916

Total gross profit	6,572,970	3,760,908
Operating expenses:
Research and development	26,927,599	22,843,637
General and administrative	11,299,068	10,613,190
Sales and marketing	2,474,968	1,947,447

Total operating expenses	40,701,635	35,404,274

Loss from operations	(34,128,665)	(31,643,366)

Other income (expense), net:
Gain on extinguishment of debt	—	8,913,532
Change in fair value of warrant liability	(1,664,133)	—
Interest expense	(2,465,135)	(51,666)
Interest Income	9,852	58,644
Other income	6,582	71,737

Total other income (expense), net	(4,112,834)	8,992,247
Net loss before provision for income taxes
Provision for income taxes

Net loss	$(38,241,499)	$(22,651,119)

Net loss per share attribute to common stockholders—basic and diluted	$(2.23)	$(1.40)
Weighted average shares used in computing net loss per share attributable to common stockholders – basic and diluted*	17,146,853	16,212,027

*	Weighted-average shares have been retroactively restated to give effect to the Business Combination.

Recently Issued Accounting Pronouncements—In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. ASU No. 2019-04 was issued as part of the FASB’s ongoing project to improve upon its Accounting Standards Codification (ASC), and to clarify and improve areas of guidance related to recently issued standards on credit losses, hedging, and recognition and measurement. For entities that have not yet adopted the guidance in Update 2016-13, the effective dates and the transition requirements for these amendments are the same as the effective date and transition requirements in Update 2016-13. The amendments related to ASC 326 are effective for the Company as of February 1, 2023. The adoption of the ASU is not expected to have a material impact on its consolidated financial statements.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires recognition of a lease asset and lease liability for all leases with a term of greater than 12 months regardless of their classification. In May 2020, the FASB issued ASU 2020-05 which defers the effective date of ASU 2016-02 one year making it effective for annual reporting periods beginning after December 15, 2021. The ASU is effective for the Company beginning on January 1, 2022. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The FASB subsequently issued amendments to ASU 2016-13, which have the same effective date and transition date of January 1, 2023. These standards require that credit losses be reported using an expected losses model rather than the incurred losses model that is currently used, and establishes additional disclosures related to credit risks. For available-for-sale debt securities with unrealized losses, these standards now require allowances to be recorded instead of reducing the amortized cost of the investment. These standards limit the amount of credit losses to be recognized for available-for-sale debt securities to the amount by which carrying value exceeds fair value and requires the reversal of previously recognized credit losses if fair value increases.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This ASU is effective for the Company beginning on January 1, 2022. The adoption of ASU 2019-12 is not expected to have a significant impact on the Entity’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which addresses the complexity of its guidance for certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 removes the accounting models that require beneficial conversion features or cash conversion features associated with convertible instruments to be recognized as a separate component of equity, adds certain disclosure requirements for convertible instruments, amends the guidance for the derivatives scope exception for contracts in an entity’s own equity and simplifies the diluted earnings per share calculation for certain situations. This guidance is effective for SEC filers, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, and for interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, ‘Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. This ASU provides guidance for a modification or an exchange of a freestanding equity-classified written call option that is not within the scope of another Topic. It specifically addresses: (1) How an entity should treat a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange; (2) How an entity should measure the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange; and (3) How an entity should recognize the effect of a

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange. ASU 2021-04 is effective for annual reporting periods beginning after December 15, 2021, with early adoption permitted. This ASU is effective for the Company beginning on January 1, 2022. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements.

3.	REVENUE RECOGNITION

The following tables depict the disaggregation of revenue according to the type of good or service and timing of transfer of goods or services:

	11 Months Ended	Year Ended
	December 31,	January 31,
	2021	2021
Type of Goods or Service
Collaborative research and other professional services	$5,849,267	$2,919,507
Access to quantum computing systems	2,347,039	2,380,091
Quantum computing components	—	243,000

	$8,196,306	$5,542,598

Timing of Revenue Recognition
Revenue recognized at a point in time	$—	$243,000
Revenue recognized over time	8,196,306	5,299,598

	$8,196,306	$5,542,598

Selected consolidated balance sheet line items that reflect accounts receivable, contract assets and liabilities as of December 31, 2021 and January 31, 2021 were as follows:

	December 31,	January 31,
	2021	2021
Trade receivables, net	$961,370	$327,301
Unbilled receivables	$581,170	$152,073
Deferred revenue - current	$(984,976)	$(491,827)

Changes in deferred revenue from contracts with customers were as follows:

	11 Months Ended	Year Ended
	December 31,	January 31,
	2021	2021
Balance at beginning of period	$(491,827)	$(2,151,683)
Deferral of revenue	(904,502)	(364,545)
Recognition of deferred revenue	411,353	2,024,401

Balance at end of period	$(984,976)	$(491,827)

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

The Company expects to recognize estimated revenues related to performance obligations that are unsatisfied (or partially satisfied) in the amounts of approximately $4,107,806 during the year ended December 31, 2022, and $473,379 during the year ended December 31, 2023.

Deferred Contract Acquisition and Fulfillment Costs—The Company has not identified any costs that are incremental to the acquisition of customer contracts that would be capitalized as deferred costs on the balance sheet in accordance with ASC 340-40. Incremental costs incurred to fulfill the Company’s contracts that meet the capitalization criteria in ASC 340-40 have historically been immaterial. Accordingly, the Company has not capitalized any contract fulfillment costs as of December 31, 2021 and January 31, 2021.

4.	FAIR VALUE MEASUREMENTS

The Company reports all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3—Inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

At January 31, 2021, there were no financial assets or liabilities measured at fair value.

The fair value measurements of financial assets and liabilities that are measured at fair value at December 31, 2021 are as follows:

	Fair Value Hierarchy
	Level 1	Level 2	Level 3
At December 31, 2021
Liabilities:
Derivative warrant liabilities	$—	$—	$4,354,707
Forward warrant agreement	—	—	230,000

Total Liabilities	$—	$—	$4,584,707

As of December 31, 2021, the Company has recorded two financial liabilities subject to fair value measurements: 1) Derivative warrant liabilities and 2) Forward Warrant Agreement which both are

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

classified as Level III liabilities as they both include unobservable inputs. Derivative warrant liabilities were fair valued based on a Black-Scholes option model with unobservable inputs which included stock price of Rigetti common stock, volatility and selected risk free rate. The Company estimated the fair value of the Forward Warrant Agreement using a forward analysis with unobservable inputs which included selected risk-free rate and probability outcomes. The Company has further discussed the key aspects of the fair value measurements described above in Note 10 and Note 11 to the financial statements.

There have been no changes in fair value measurement techniques during the 11 months ended December 31, 2021. There were no transfers between Level 1 or Level 2, or transfers in or out of Level 3 of the fair value hierarchy during the 11 months ended December 31, 2021.

A summary of the changes in the fair value of the Company’s Level 3 financial instruments as of December 31, 2021 and January 31, 2021 are as follows:

	Convertible Notes	Simple agreement for future equity	Derivative Warrant Liabilities	Forward Warrant Agreement
Balance - January 31, 2020	$26,892,459	$1,882,397	$—	$—
Issuances	—	—	—	—
Settlement	(26,892,459)	(1,882,397)	—	—
Loss on change in fair value	—	—	—	—

Balance - January 31, 2021	$—	$—	$—	$—

Issuances	$—	$—	$2,690,574	$400,000
Settlement	—	—	—	—
Loss (gain) on change in fair value	—	—	1,664,133	(170,000)

Balance - December 31, 2021	$—	$—	$4,354,707	$230,000

5.	SUPPLEMENTAL FINANCIAL STATEMENTS INFORMATION

Property and Equipment, Net

Property and equipment as of December 31, 2021 and January 31, 2021 are composed of the following:

	December 31,	January 31,
	2021	2021
Quantum computing fridges	$17,189,904	$14,251,579
Process equipment	16,169,598	12,747,756
Leasehold improvements	4,296,620	4,077,646
IT Hardware	2,427,681	1,999,082
Furniture and other assets	1,246,068	1,246,067

Total property and equipment	$41,329,871	$34,322,130
Less: Accumulated depreciation and amortization	(18,832,387)	(14,181,258)

Property and equipment - net	$22,497,484	$20,140,872

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

As of December 31, 2021, 98% of the total gross property and equipment was located in the United States, and 2% of the total gross property and equipment was located in the United Kingdom. As of January 31, 2021, 100% of the total gross property and equipment was located in the United States. Total depreciation and amortization expense for the 11 months ended December 31, 2021 and year ended January 31, 2021 was $4,651,129 and $4,299,263, respectively.

Accrued Expenses and Other Current Liabilities

	December 31,	January 31,
	2021	2021
Interest - notes payable	$247,500	$—
Other current liability - forward warrant agreement	230,000	—
Payroll and other payroll costs	962,399	739,893
Property and other taxes	570,852	451,545
Subscription Fee	555,832	—
Professional fees and other	820,699	411,861
Deferred offering costs	648,333	—

	$4,035,615	$1,603,299

6.	COMMITMENTS AND CONTINGENCIES

Leases—The Company leases office spaces under noncancelable operating lease agreements, which expire in 2026. The Company is required to pay property taxes, insurance, and normal maintenance costs for certain of these facilities and will be required to pay any increases over the base year of these expenses on the remainder of the Company’s facilities.

The Company recognizes rent expense on a straight-line basis over the lease term. Rent expense for operating leases for the 11 months ended December 31, 2021 and year ended January 31, 2021, was $1,500,147 and $1,722,040, respectively. The Company has accrued $349,629 and $381,300 in deferred rent as of December 31, 2021 and January 31, 2021, respectively, primarily relating to one of its office spaces. Deferred rent that will be paid within the 12 months after the balance sheet date is included within accrued expenses and other current liabilities, the remaining balance is recorded within other liabilities on the Company’s consolidated balance sheets.

Future minimum lease payments under non-cancelable operating leases as of December 31, 2021 are as follows:

Years Ending December 31,
2022	$1,807,759
2023	901,316
2024	928,355
2025	956,206
2026	81,262

Total minimum future lease payments	$4,674,898

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

Litigation—The Company is periodically involved in legal proceedings, legal actions and claims arising in the normal course of business, including proceedings relating to product liability, intellectual property, safety and health, employment and other matters. Management believes that the outcome of such legal proceedings, legal actions and claims will not have a significant adverse effect on the Company’s financial position, results of operations or cash flows.

7.	FINANCING ARRANGEMENTS

Loan and Security Agreement

In March 2021, the Company entered into an agreement (the “Loan and Security Agreement”) with a Venture Capital institution (“Venture Capital”) to secure a debt commitment of $12,000,000 (the “Tranche A”) which was drawn at the closing. The term loan is collateralized by a first-priority, senior secured interest in substantially all of the Company’s assets. In conjunction with the Loan Agreement, the Company issued Venture Capital a warrant to purchase shares of common stock (the “Initial Warrants”) which is recorded at fair value using Black-Scholes model, see Note 10 for the fair value assumptions.

The Loan Agreement contains customary representations, warranties and covenants, however the debt agreement does not include any financial covenants. In May 2021, the debt agreement was modified to increase the overall debt commitment by $15,000,000 (the “Tranche B” or the “Amendment”) and $8,000,000 of the additional commitment was drawn at the closing and the remaining commitment of $7,000,000 was available at the Company’s option at any time through March 10, 2022 subject to certain conditions. The Company drew the $7,000,000 in November 2021. In conjunction with the Amendment, the Company cancelled the Initial Warrants and issued 783,129 warrant shares to purchase the common stock which was an incremental cost allocated between Tranche A and Tranche B, see Note 10 for further information on these warrants. The Amendment to the debt agreement was considered a modification for accounting purposes. The Company capitalized $2,843,308 of debt issuance costs which consist of incremental cost incurred for the lenders and 3rd party legal firms as well as the fair value of the warrant issued in conjunction with the origination of the term loan.

Under the Amendment, the maturity date was modified to be the date equal to 48 months from the first payment date of each specific cash advance. Subject to an interest only period of 19 months following each specific cash advance date, the term loan incurs interest at a rate of 11% per annum, payable monthly. The Term Loan includes certain negative covenants, primarily consisting of restrictions on the Company’s ability to incur indebtedness, pay dividends, execute fundamental change transactions, and other specified actions.

In addition, the Company is required to pay a final payment fee equal to 2.75% of the aggregate amount of all term loan advances. The final payment fee is being accreted and amortized into interest expense using the effective interest rate method over the term of the loan. The effective interest was between 16.49 – 17.31% for all tranches of the debt.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

The book value of debt approximates its fair value given its short-term maturity and variable interest rate. Long term debt and the unamortized discount balances are as follows:

December 31, 2021
Outstanding principal amount - stated value	$27,000,000
Add: Accrued final payment fee	121,585
Less: Unamortized deferred financing costs	(170,058)
Less: Unamortized debt discount	(2,160,495)

Total debt	$24,791,032

Debt - current portion	$1,290,538
Debt - net of current portion	23,500,494

Total debt	$24,791,032

For the 11 months ended December 31, 2021, the Company has recorded interest expense of $1,736,390, the accretion of the end of term liability of $121,585, the amortization of commitment fee asset of $94,405 and the amortization of debt issuance cost of $512,755. The unamortized issuance cost of $2,330,553 at December 31, 2021 is offset against the carrying value of the term loan in the accompanying condensed consolidated balance sheet. See Deferred Financing Cost policy at Note 2.

Scheduled principal payments on total outstanding debt, as of December 31, 2021, are as follows:

Total
2022	$1,290,538
2023	8,750,354
2024	11,084,382
2025	5,874,726

27,000,000

Initial Convertible Notes

In November 2018, the Company entered into convertible promissory note arrangements pursuant to which the Company borrowed $1,500,000 (the “2018 Convertible Notes”). In June 2019 and August 2019, the Company entered into convertible promissory note arrangements pursuant to which the Company borrowed $19,700,000 and $250,000, respectively (collectively, the “2019 Convertible Notes”). The 2018 Convertible Notes and 2019 Convertible Notes are collectively referred to as the “Initial Convertible Notes.”

In February 2020, in conjunction with the Recapitalization transactions described in Note 9 the Company and the holders of the Initial Convertible Notes agreed to amend the terms of the Initial Convertible Notes. The primary impact of the amendment was to change the conversion terms previously described, such that upon the closing of the Series C Preferred Stock Financing and Recapitalization, the Initial Convertible Notes (principal and accrued interest) would convert into 5,325,251 shares of Series C Preferred Stock and 13,330,920 shares of Series C-1 Preferred Stock.

The Company determined that the modification of the Initial Convertible Notes represented an extinguishment for accounting purposes. The Company estimated the fair value of the Series C and

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

Series C-1 Preferred Stock to be issued upon conversion to be $17,612,235. In addition, the Company issued 5,410,006 shares of Class A Common Stock to the majority holder of the Initial Convertible Notes as consideration for their agreement to the amendment terms. The Company included the fair value of these Class A Common Shares (estimated as $1,443,605) as part of the reacquisition price of the Initial Convertible Notes in the extinguishment calculation. Based on the carrying value of the Initial Convertible Notes (under the fair value option) of $27,767,399 at the date of the amendment, the Company recorded a gain on extinguishment associated with the amendment of $8,711,559, which is included as a component of other income (expense) in the consolidated statements of operations during the year ended January 31, 2021.

Simple Agreement for Future Equity

In October 2019, the Company entered into a simple agreement for future equity (“SAFE”) agreement with an investor in exchange for $1,500,000 in cash proceeds. The SAFE accrues dividends at a rate of 6.0% per annum while outstanding.

The SAFE principal and accrued interest are automatically convertible upon an equity financing event at a conversion price per share equal to the lesser of (i) an amount equal to 80% of the lowest price per share paid by other investors for the preferred stock sold in the equity financing and (ii) the price obtained by dividing $300,000,000 by the number of fully diluted shares outstanding immediately prior to the equity financing. In addition, the SAFE is optionally convertible upon a non-equity financing event under the same conversion terms as described above. The SAFE holder can also elect to receive a cash payment upon a change of control or initial public offering event and would be paid out its initial investment plus accrued dividends in the event of a liquidation of the Company.

The Company has elected the fair value option to account for the Convertible Notes and SAFE, with changes in fair value recorded through the Company’s consolidated statements of operations as other income (expense), net in each report period.

The Company utilized an income approach valuation model to estimate the fair value of the SAFE as of its issuance date and as of January 31, 2020. The valuation model captures the expected settlement value of the SAFE based on the Company’s assumption that an equity financing event occurring in February 2020 is the most likely settlement event. The estimated settlement value of the SAFE has been discounted back to present value as of each measurement date utilizing a discount rate of 10.0%.

As of January 31, 2020, the fair value and principal value of the SAFE was $1,882,397 and $1,500,000, respectively. The Company recorded a loss from the change in fair value of the SAFE of $382,397 during the year ended January 31, 2020. Based on the carrying value of the SAFE (under the fair value option) of $1,822,397 at the date of the amendment in connection with the Recapitalization transactions described in Note 9, the Company recorded a gain on extinguishment associated with the amendment of $691,867, which is included as a component of other income (expense) in the consolidated statements of operations during the year ended January 31, 2021.

February 2020 Convertible Notes

In February 2020, just prior to the Recapitalization and Series C Preferred Stock Financing (see Note 8), the Company entered into convertible promissory note arrangements pursuant to which the Company borrowed $2,200,000 (the “2020 Convertible Notes”).

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

The 2020 Convertible Notes accrued interest at 6.0% per annum on the outstanding principal balance, payable at maturity. The 2020 Convertible Notes were due and payable on the earlier of (i) when requested by a majority of the lenders on or after December 11, 2020, (ii) when, upon the occurrence of an event of default, such amounts are declared due and payable by the lenders or become automatically due and payable, or (iii) if not converted, upon a change of control. The 2020 Convertible Notes were not prepayable by the Company without the consent of a majority of the lenders.

The 2020 Convertible Notes principal and accrued interest were automatically convertible upon a qualified financing event into a number of shares issued in the qualified financing event, at the per share price paid by the other investors in the financing. In addition, the holders of the 2020 Convertible Notes would receive a number of shares of Class A Common Stock (as specified in each respective agreement), and the same warrant coverage, as applicable, as the other investors in the qualified financing.

The 2020 Convertible Notes principal and accrued interest were optionally convertible upon a change of control at a conversion price per share equal to 80% of the per share consideration to be received by the holders of the Company’s common stock upon such change of control. The lenders may have also elected to redeem the Initial Convertible Notes principal and accrued interest without premium or penalty upon the occurrence of a change of control.

Upon the occurrence of certain events of default as defined in the 2020 Convertible Notes, the 2020 Convertible Notes principal and accrued interest would automatically become due and payable or would become due and payable at the election of the lenders, without premium or penalty.

In February 2020, upon the consummation of the Series C Preferred Stock Financing (a qualified financing event), the 2020 Convertible Notes were automatically converted into 1,909,324 shares of Series C Preferred Stock, 1,602,795 shares of Class A Common Stock and 244,704 warrants to purchase Class A Common Stock. The Company accounted for the conversion of the 2020 Convertible notes as an extinguishment of the debt instruments. The Company estimated the fair value of the Series C Preferred Stock issued upon conversion to be $2,200,017, the fair value of the Class A Common Stock issued upon conversion to be $427,690, and the fair value of the warrants to purchase Class A Common Stock to be $62,187. Based on the carrying value of the 2020 Convertible Notes of $2,200,000 at the date of the extinguishment, the Company recorded a loss on extinguishment of $489,894, which is included as a component of other income (expense) in the consolidated statements of operations during the year ended January 31, 2021.

8.	REDEEMABLE CONVERTIBLE PREFERRED STOCK

Recapitalization and Series C Preferred Stock Financing

In February 2020, the Company completed a recapitalization of its previously outstanding Preferred Stock (the “Recapitalization”). In accordance with the terms detailed in the Series C Stock Purchase Agreement, all outstanding shares of Series A-1, A-2, A-3, A-4, A-5, B, and B-2 Preferred Stock converted into shares of Class A Common Stock, at a ratio of one share of Class A Common Stock for every four shares of previously outstanding Preferred Stock. In total, 2,784,748 shares of Class A Common Stock were issued upon the conversion of the previously outstanding Preferred Stock.

Additionally, in February 2020, the Company completed the initial closing of the Series C Preferred Stock Financing round, with subsequent closings occurring in March, April and May 2020. In total, the Company issued 46,885,511 shares of Series C Preferred Stock in exchange for $54,022,876 in gross cash proceeds, as well as 7,592,750 shares of Series C Preferred Stock upon the conversion of the Convertible Notes and

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

SAFE. The cash investors, in addition to the February 2020 Convertible Note holders, received warrants to purchase Class A Common Stock based on the number of shares of Series C Preferred Stock acquired. The Company also allocated approximately $1,236,600 in proceeds from the Series C Preferred Stock to the value of the warrants on a relative fair value basis (see Note 10).

In accordance with the terms of the recapitalization and Stock Purchase Agreement, the holders of the previously outstanding Preferred Stock that participated in the Series C Preferred Stock Financing were eligible to receive additional shares of Series C-1 Preferred Stock, based on their total historical investments. In total, the holders of the previously outstanding Preferred Stock received 8,983,968 shares of Series C-1 Preferred Stock based on their participation in the Series C Preferred Stock Financing, which was also considered as part of the recapitalization described above. In addition, 14,234,450 shares of Series C-1 Preferred Stock were issued upon the conversion of the Convertible Notes and SAFE.

The Company accounted for the conversion of the previously outstanding Preferred Stock in exchange for the Class A Common Shares (and Series C-1 Preferred Stock to the extent the investors participated in the Series C Preferred Stock Financing) as an extinguishment of the previously outstanding Preferred Stock. The carrying value of the previously outstanding Preferred Stock, less the fair value of the Series C-1 Preferred Stock issued, was reclassified to additional paid in capital.

The holders of the redeemable convertible preferred stock (“Preferred Stock”) have various rights and preferences as described below:

Voting Rights—Each share of Preferred Stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible. As it is convertible into non-voting Class B Common Stock, the Series C-1 Preferred Stock does not have any voting rights. The holders of the voting Preferred Stock votes together as one class with the Class A Common Stock, except as below:

The holders of the Series C Preferred Stock are entitled to elect, voting as a separate class, three members to the Company’s board of directors. The holders of the Class A Common Stock are entitled to elect, voting as a separate class, two members to the Company’s board of directors. The holders of the Series C Preferred Stock and Class A Common Stock are entitled to elect, voting together as a separate class on an as-converted basis, any remaining directors.

Dividends—In any calendar year, the holders of the outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration of payment of any distribution of common stock in such calendar year. The holders of the outstanding shares of Series C Preferred Stock will have preference over the holders of Series C-1 Preferred Stock in relation to any such dividend payments. The Dividend Rates for each class of Preferred Stock are $0.069134 per share for Series C Preferred Stock and $0.069134 per share for Series C-1 Preferred Stock.

No distributions shall be made with respect to the common stock unless dividends on the Preferred Stock have been declared and paid or set aside for payment. The Preferred Stock dividend rights are not cumulative and do not accrue unless declared or paid.

As of December 31, 2021, no dividends have been declared or paid on the Company’s Preferred Stock.

Liquidation Preference—In the event of any liquidation, dissolution, or winding-up of the Company, either voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

preference to any distribution of the assets or funds of the Company to the holders of the Series C-1 Preferred Stock and common stock, an amount equal to the greater of (i) the sum of (x) the liquidation preference per share for the Series C Preferred Stock and (y) all declared but unpaid dividends and (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into shares of Class A Common Stock immediately prior to such liquidation event. The holders of the Series C-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the assets or funds of the Company to the holders of the common stock, an amount equal to the greater of (i) the sum of (x) the liquidation preference per share for the Series C-1 Preferred Stock and (y) all declared but unpaid dividends and (ii) such amount per share as would have been payable had all shares of Series C-1 Preferred Stock been converted into shares of Class B Common Stock immediately prior to such liquidation event.

The liquidation preferences for each class of Preferred Stock are $1.15 per share for Series C Preferred Stock, $1.15 per share for Series C-1 Preferred Stock, as adjusted for stock splits, stock dividends, business combinations, recapitalizations, and similar transactions.

If the Company has insufficient assets to permit payment of the liquidation preference in full to all holders of the Preferred Stock, then the assets of the Company shall be distributed ratably to the holders of Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive. After payment of the liquidation preference in full to the holders of Preferred Stock, the remaining assets of the Company shall be distributed ratably to the holders of the common stock.

Redemption—The Preferred Stock is not mandatorily redeemable. The Preferred Stock may be redeemable upon the occurrence of certain deemed liquidation events, including (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including any stock acquisition, reorganization, merger, or consolidation, but excluding any sale of stock for capital raising purposes) other than a transaction where the holders of the voting securities of the Company retain a controlling interest after such transaction, or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company, unless waived by a majority of the holders of the Preferred Stock. The Preferred Stock redemption price would be equivalent to the liquidation preference described above.

Conversion—Each share of Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance of such share, into shares of either Class A Common Stock (for the Series C Preferred Stock) or Class B Common Stock (for the Series C-1 Preferred Stock) as is determined by dividing the original issue price of the Preferred Stock by the conversion price in effect at the time of conversion for each such series of Preferred Stock. The original issue price and the conversion price per share for each class of Preferred Stock are $1.15 per share for Series C Preferred Stock and $9.22 per share for Series C-1 Preferred Stock. As of December 31, 2021, the conversion ratio for the Series C Preferred Stock was one-for-one and for Series C-1 Preferred Stock was eight-for-one.

Each share of Preferred Stock will automatically be converted into shares of either Class A Common Stock (for the Series C Preferred Stock) or Class B Common Stock (for the Series C-1 Preferred Stock) at the then-effective conversion rate of such shares upon the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock of the Company to the public with aggregate gross proceeds to the Company in excess of $50,000,000 or (ii) the consent of holders of at least a majority of the then-outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

9.	COMMON STOCK

The Company’s certificate of incorporation, as amended in June 2020, authorized the Company to issue up to 110,832,055 shares of Class A Common Stock and 23,218,418 shares of Class B Common Stock.

The holders of shares of Class A Common Stock are entitled to one vote for each share of common stock held. The Class B Common Stock is non-voting. No shares of Class B Common Stock were issued and outstanding as of December 31, 2021 and January 31, 2021.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and after payment to the holders of shares of Preferred Stock of their liquidation preferences, the holders of the common stock are entitled to the entire remaining assets of the Company on a pro rata basis.

As of December 31, 2021, the Company has reserved the following shares of common stock for issuance upon the conversion, exercise or vesting of the underlying instruments:

	Class A Common Stock	Class B Common Stock
Series C Preferred Stock	54,478,261	—
Series C-1 Preferred Stock	—	2,902,287
Common Stock Warrants	8,513,515	—
Stock-Based Awards - Options Outstanding	11,468,275	—
Stock-Based Awards - RSUs Outstanding	5,388,455	—
Stock-Based Awards - Options Available for Future Grant	3,898,855	—

Total	83,747,361	2,902,287

10.	Warrants

As a result of the Business Combination, the Company has retroactively adjusted the Rigetti warrants outstanding and corresponding strike price prior to March 2, 2022 to give effect to the Exchange Ratio used to determine the number of shares of common stock into which they were converted.

Derivative Warrant Liabilities

The Initial Warrants (See Note 7) of 313,252 common stock warrants were issued in March of 2021. An incremental 469,877 common stock warrants were issued as part of the Amendment in May of 2021, thus there were total of 783,129 common stock warrants issued in conjunction with Loan and Security Agreement in 2021. The Company utilized Black-Scholes model to determine grant fair value of the warrants which was approximately $2,690,574 which was recorded as part of the Debt Issuance Cost. The change in fair value of the warrants from issuance date through December 31, 2021 of $1,664,133 was driven primarily by an increase in the fair value of the Company’s stock that occurred as a result of the Merger Agreement discussed in Note 1. The outstanding common stock warrants were recognized as liabilities on the consolidated balance sheet and were measured at their inception date fair value using the Black-Scholes model and will be subsequently remeasured at each reporting period with changes recorded as a component of other income in the Company’s consolidated statement of operations. The Company did

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

not have any Common stock warrants classified as liabilities as of January 31, 2021. See below for the December 31, 2021 balance summary:

Warrant Class	Shares	Issuance Date	Strike Price per Share	Expiration Date
Common Stock Warrants	783,129	May 18, 2021	$0.270	May 18, 2031

The warrant issued in conjunction with the Loan and Security Agreement is classified as liability under ASC 480, “Distinguishing Liabilities from Equity”. The fair value of the warrant which is an incremental cost incurred to obtain the loan is allocated between drawn and undrawn commitment. See Deferred Financing Cost disclosure at Note 2 Summary of Significant Accounting Policies.

The fair value of the common stock warrant liabilities presented above were measured using the Black Scholes model approach. Significant inputs into the respective models at the initial recognition of the liability and December 31, 2021, respectively are as follows:

Valuation Assumption - Common Stock Warrants	Initial Recognition	December 31, 2021
Stock price	$3.65	$5.64
Strike price	$0.27	$0.27
Volatility (annual)	51.90%	105.10%
Risk-free rate	1.65%	1.51%
Estimated time to expiration (years)	10	9
Dividend yield	0.00%	0.00%

The Company recorded a total loss of $1,664,133 to Change in Fair Value of Warrant Liability as a component of other income in the consolidated statement of operations for the 11 months ended December 31, 2021.

Series C Preferred Stock Financing Warrants

In conjunction with the Series C Preferred Stock Financing (see Note 8), the Company issued a total of 5,248,183 Warrants to purchase Class A Common Stock to the Series C investors. The Warrants have a $0.01 exercise price per share and have a 10-year term to expiration. The Warrants can be exercised for cash or on a cashless basis. The Company determined that the Warrants met the requirements for equity classification under ASC 480 and ASC 815. The Company estimated the fair value of the Warrants using the Black-Scholes model (see below for key inputs) and allocated approximately $1,236,600 in proceeds from the Series C Preferred Stock to the value of the Warrants on a relative fair value basis, which was recorded to additional paid in capital.

Valuation Assumption -	Initial Recognition
Stock price	$0.27
Strike price	$0.01
Volatility (annual)	51.50%
Risk-free rate	1.55%
Estimated time to expiration (years)	10
Dividend yield	0.00%

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

Customer Warrants

In February 2020, the Company issued a Warrant to purchase 2,680,596 shares of Class A Common Stock to a customer in conjunction with a revenue arrangement (the “Customer Warrant”). The Customer Warrants have a $1.15 exercise price per share and have a 10 year term to expiration. The Warrants vest upon the achievement of certain performance conditions (i.e. sales milestones) defined in the agreement, and upon a change of control, either 50% or 100% of the then unvested Customer Warrants will become fully vested, dependent on the acquiring party in the change of control transaction. The Warrants can be exercised for cash or on a cashless basis.

The Company followed the guidance in ASC 718 and ASC 606 for the accounting of non-cash consideration payable to a customer. The Company determined that the Customer Warrants met the requirements for equity classification under ASC 718, and measured the Customer Warrants based on their grant date fair value, estimated to be $154,330. The Company recorded this amount as a deferred asset and additional paid in capital as of the issuance date, as the Company believes it is probable that all performance conditions (i.e. sales milestones) in the Customer Warrants will be met. During the 11 months ended December 31, 2021, the Company recorded a reduction of revenue related to the arrangement with the customer totaling $5,774 As of December 31, 2021, the deferred asset balance outstanding is $95,120, which will be recognized as a reduction in revenue in future periods.

Valuation Assumption	Initial Recognition
Stock price	$0.27
Strike price	$1.15
Volatility (annual)	45.00%
Risk-free rate	1.29%
Estimated time to expiration (years)	10
Dividend yield	0.00%

The vesting status of the Customer Warrant is as follows at December 31, 2021 and January 31, 2021:

	December 31, 2021	January 31, 2021
Vested Customer warrants	1,072,237	804,176
Unvested Customer warrants	1,608,359	1,876,420

	2,680,596	2,680,596

11.	FORWARD WARRANT AGREEMENT

In connection with the execution of the Merger Agreement in October 2021 (Note 1), Rigetti entered into a warrant subscription agreement (“Forward Warrant Agreement”) with a strategic partner for the purchase of a warrant for an aggregate purchase price (including amounts from exercise) of $10,000,000. The Forward Warrant Agreement provides for the issuance of a warrant for the purchase of an aggregate of 1,000,000 shares of Rigetti common stock at an exercise price of $0.0001. The purchase of the warrant is conditioned upon, among other things, the consummation of the Business Combination and the entry into a collaboration agreement between Rigetti and the strategic partner. The parties entered into the collaboration agreement in January 2022. (Note 16). The strategic partner is required to pay $5,000,000 to Rigetti no later than (i) the Closing and (ii) June 30, 2022, and upon such payment the warrant will vest and be exercisable by the strategic

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

partner with respect to 500,000 shares of New Rigetti Common Stock pursuant to the terms of the warrant. The strategic partner is required to pay an additional $5,000,000 to Rigetti no later than the second anniversary of the date of the warrant subscription agreement, and upon such payment, the warrant will vest and be exercisable by the strategic partner with respect to the remaining 500,000 shares of New Rigetti Common Stock pursuant to the terms of the warrant.

The Company evaluated the Forward Purchase Agreement as a derivative liability in conjunction with the guidance of ASC 480, “Distinguishing Liabilities from Equity”. The Company calculated fair value of the Forward Purchase Agreement by using the Forward Contract Pricing methodology at inception and at the end of December 31, 2021. The fair value of the Forward Warrant Agreement was estimated based on the following key inputs and assumptions 1) Assumed holding period 2) Related risk free rate and 3) Likelihood of the outcome of the various contingencies outlined below. Based on these inputs and assumption, the Company calculated the fair value of the derivative liability to be $400,000 at inception and $230,000 at December 31, 2021, respectively. The Company has included the derivative liability in other liabilities (current) in the accompanying consolidated balance sheet.

Key Valuation Assumptions
Holding period (in years)	0.50 - 1.13
Risk free rate	0.19% - 0.43%
Probability of occurring the contingency	50% - 100%
Underlying value per share	$10.29

12.	EQUITY PLANS

Equity Incentive Plan—In 2013, the Board of Directors adopted the Rigetti & Co., Inc. 2013 Equity Incentive Plan (the “Plan”), which provides for the grant of qualified incentive stock options and nonqualified stock options, restricted stock, restricted stock units or other awards to the Company’s employees, officers, directors, advisors, and outside consultants. The Plan currently allows for the issuance of up to 29,011,572 shares of the Company’s common stock. At December 31, 2021, there were 4,954,141 shares available for future grant under the Plan. The stock options awarded by the Company generally vest over a four-year period (unless such awards are immediately vested upon issuance); and expire 10 years from the date of grant.

In May 2020, the Board of Directors approved a reduction in the exercise price of eligible current employees’ outstanding options to purchase shares of the Company’s Common Stock (the “2020 Option Repricing”). The new exercise price per share for each repriced option was $0.272. All other terms set forth in original option agreements, including vesting schedules contained therein, remained unchanged. The Company determined that the 2020 Option Repricing resulted in $234,479 in incremental stock-based compensation expense, of which approximately $90,000 was immediately recognized related to options that had previously vested. The remainder of the incremental stock-based compensation expense will be recognized over the remaining requisite service period of the respective stock options.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

A summary of activity related stock option grants to employees under the Plan as of December 31, 2021 and January 31, 2021, and changes during the years then ended is as follows:

	Number of Options	Weighted-Average Exercise Price	Average Remaining Contractual Term (In Years)
Outstanding - January 31, 2021	13,385,716	$0.34	9.0
Granted	49,187	$0.27
Exercised	(1,404,966)	$0.27
Forfeited	(561,662)	$0.27

Outstanding - December 31, 2021	11,468,275	$0.36	8.1

Exercisable - December 31, 2021	6,136,458	$0.39	7.9

The weighted-average grant date fair value of options granted during the 11 months ended December 31, 2021 and year ended January 31, 2021 was $3.43 and $0.11, respectively.

The intrinsic value of options outstanding and exercisable as of December 31, 2021 is $60,676,901 and $32,073,020, respectively. The intrinsic value of the options exercised during the 11 months ended December 31, 2021 is $5,775,751.

Stock-based compensation expense of $1,765,371 and $2,592,038 was recognized during the 11 months ended December 31, 2021 and year ended January 31, 2021, respectively, all of which relates to stock option awards. The Company recognized no income tax benefit in the consolidated statements of operations for stock-based compensation arrangements during the 11 months ended December 31, 2021 and year ended January 31, 2021.

Stock-Based Compensation Expense—Stock-based compensation for the eleven months ended December 31, 2021 and year ended January 31, 2021, was as follows:

	11 Months Ended December 31,	Year Ended January 31,
	2021	2021
Research and development	$975,136	$894,141
Selling, general, and administrative expenses	790,235	1,697,897

Total Stock-Based Compensation Expense	$1,765,371	$2,592,038

As of December 31, 2021, there was $3,107,559 of unrecognized compensation cost related to non-vested stock options granted under the Plan, which is expected to be recognized over a weighted-average period of approximately 2.1 years.

During the 11 months ended December 31, 2021, the Company granted 5,398,321 restricted stock units. Prior to the 11 months ended December 31, 2021, the Company did not historically grant restricted stock units under the terms of the Plan. The fair value of the RSU’s granted for the 11 months period ended December 31, 2021 has been determined by the board of directors at each award grant date based upon the most recently completed third party valuation to be $3.65 for April 21, 2021 and for August 18, 2021 grants, and $5.64 for October 28, 2021 and November 4, 2021 grants, respectively.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

The RSU’s have a dual vesting condition whereby vesting monthly over four-year term so long as the employee retains their status with the Company. There is an additional liquidity-event vesting requirement that is defined as a change in control, a successful IPO or a successful merger with a SPAC. As no unit vest until such time a liquidity event occurs, no compensation expense has been recognized during the 11 months ended December 31, 2021. The expected unrecognized compensation expense related to the RSU’s totaled $21,228,628 as of December 31, 2021. The Company will record a cumulative catch-up upon consummation of the liquidity-event for the fair value of restricted stock vested and recognize the remaining amount over the remaining vesting term.

Fair Value of Common Stock and Options—The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the table below. Expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer group of similar public companies. The expected term of options granted was calculated using the simplified method, which represents the average of the contractual term of the option and the weighted-average vesting period of the option. The Company uses the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate is based upon the U.S. Treasury yield curve in effect at the time of grant for the period equivalent to the expected life of the option.

In determining the exercise prices for options granted, the Company’s board of directors has considered the fair value of the common stock as of the grant date. The fair value of the common stock has been determined by the board of directors at each award grant date based upon a variety of factors, including the results obtained from an independent third-party valuation, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the current engineering and management team, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the common stock, arm’s-length sales of the Company’s capital stock (including redeemable convertible preferred stock), the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event, among others.

The range of assumptions used in the Black-Scholes option-pricing model for options issued to employees during the 11 months ended December 31, 2021 and year ended January 31, 2021, are as follows:

	December 31,	January 31,
	2021	2021
Expected volatility	46.8%	41.2% - 43.1%
Weighted-average risk-free interest rate	1.07%	0.3% - 0.6%
Expected dividend yield	0%	0%
Expected term (in years)	6.1 years	5.0 - 6.3 years
Exercise price	$0.27	$0.27

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

13.	NET LOSS PER SHARE

The following table sets forth the computation of the basic and diluted net loss per share in relation to the Class A Common Stock:

	December 31,	January 31,
	2021	2021
Net Loss	$(38,241,499)	$(26,127,496)
Basic and diluted shares
Weighted-average Class A Common Stock outstanding	17,146,853	16,230,951
Loss per share for Class A Common Stock
— Basic	$(2.23)	$(1.61)
— Diluted	$(2.23)	$(1.61)

The number of shares outstanding underlying the potential dilutive Class A Common Stock at December 31, 2021 and January 31, 2021 were summarized as below:

	December 31,	January 31,
	2021	2021
Convertible Series C Preferred Stock	54,478,261	5,478,261
Common Stock Warrants	8,513,515	2,680,607
Stock Options	11,468,275	13,385,716
Restricted Stock Units	5,388,455	—

	79,848,506	70,544,584

The number of shares outstanding underlying the potential dilutive Class B Common Stock at December 31, 2021 and January 31, 2021 are as follows:

	December 31,	January 31,
	2021	2021
Convertible Series C-1 Preferred Stock	23,218,418	23,218,418

	23,218,418	23,218,418

As of December 31, 2021, no Class B Common Stock has been issued, however the Series C-1 Preferred Stock shares are convertible into the Class B Common Stock in an eight-for-one ratio. The Series C-1 Preferred Stock were issued in February, 2020. As of December 31, 2021, 23,218,418 shares of Series C-1 Preferred Stock were outstanding and have been excluded from the dilutive net loss per share calculation since the effect would be anti-dilutive.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

14.	INCOME TAXES

The following table presents domestic and foreign components of loss before income taxes for the 11 months ended December 31, 2021 and year ended January 31, 2021:

	December 31,	January 31,
	2021	2021
Domestic	$(36,787,312)	$(25,222,388)
Foreign	(1,454,187)	(905,108)

	$(38,241,499)	$(26,127,496)

The Company did not pay any income taxes for the 11 months ended December 31, 2021 and year ended January 31, 2021.

Significant components of the Company’s deferred income tax assets and liabilities as of December 31, 2021 and January 31, 2021, are as follows:

	December 31,	January 31,
	2021	2021
Deferred Tax Assets:
Net operating loss carryforwards	$46,552,853	$38,650,103
Accruals and reserves	146,603	96,320
Stock-based compensation	744,300	278,581
Research and development credits	10,986	10,986
Intangible assets	32,324	35,516

Gross deferred assets	47,487,066	39,071,506
Valuation allowance	(46,066,606)	(38,051,098)

Net Deferred Tax Assets	1,420,460	1,020,408
Deferred Tax Liabilities:
Property and equipment	$(1,420,460)	$(1,020,408)

Total Deferred Tax Liabilities	(1,420,460)	(1,020,408)

Total Net Deferred Tax Assets	$—	$—

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

The effective tax rate differs from the statutory rate, primarily due to the Company’s history of incurring losses, which have not been benefited, the foreign rate differential related to subsidiary earnings, and other permanent differences.

	11 Months Ended December 31, 2021	Year Ended January 31, 2021
Component	Rate Impact	Rate Impact
Total pre-tax book income	21%	22%
State and local income taxes	0%	0%
Permanent differences	-1%	-2%
Rate differential	0%	0%
Return to provision true up	1%	-11%
Change in valuation allowance	-21%	-9%

Total:	0%	0%

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net U.S. federal and state deferred tax assets have been fully offset by a valuation allowance. The net change in the total valuation allowance was an increase of approximately $8,015,508 and $2,339,894 for the 11 months ended December 31, 2021 and year ended January 31, 2021.

As of December 31, 2021, the Company had net operating loss carryforwards for federal income tax purposes of $190,992,096, which expire beginning in the year 2033, and federal research and development tax credits of $2,328,063, which expire beginning in the year 2035. There are $149,489,810 of indefinite-lived federal net operating loss carryforwards, which are included in the total federal net operating loss carryforwards as of December 31, 2021.

As of December 31, 2021, the Company had net operating loss carryforwards for state income tax purposes of $85,770,366, which expire beginning in the year 2033, and state research and development tax credits of $2,344,146, which do not expire.

Utilization of the net operating losses and credits may be subject to substantial annual limitation due to federal and state ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such annual limitations could result in the expiration of the net operating losses and credits before their utilization. The Company has not performed a Section 382 analysis to determine if a change occurred and whether the use of net operating loss carryforwards and credits carryforwards will be limited to offset future taxable income. For financial statement purposes, the Company has included the federal and state net operating losses and credits in the deferred tax assets with a full valuation allowance.

As of December 31, 2021, the Company had unrecognized tax benefits of $4,672,209 related to U.S. federal and state research and development credits. No amount of unrecognized tax benefits would affect the effective tax rate because any tax benefits that, if recognized, would result in adjustments to a related deferred tax asset that are offset by a valuation allowance.

Beginning balance at February 1, 2021	$4,672,209
Current year increase(decrease)	—
Prior year adjustment - increase(decrease)	—

Ending balance at December 31, 2021	$4,672,209

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

The Company files U.S. federal income tax returns as well as income tax returns in California, Australia, Canada, and the United Kingdom. As of December 31, 2021, the tax years 2013 through the current period remain open to examination by the major jurisdictions in which the Company is subject to tax. Fiscal years outside the normal statute of limitation remain open to audit by tax authorities due to tax attributes generated in those early years, which have been carried forward and may be audited in subsequent years when utilized. The Company is not currently subject to U.S. federal, state, or non-U.S. income tax examinations by any tax authorities.

15.	SEGMENTS

The following table presents a summary of revenue by geography for the 11 months ended December 31, 2021 and year ended January 31, 2021:

	11 Months Ended December 31,	Year Ended January 31,
	2021	2021
United States	$5,826,004	$5,108,847
United Kingdom	2,370,302	412,747
Australia	—	21,004

	$8,196,306	$5,542,598

Revenues from external customers are attributed to individual countries based on the physical location in which the services are provided or the particular customer location with whom the Company has contracted.

During the 11 months ended December 31, 2021, 71% of revenues were derived from customers in the United States and 29% of revenues were derived from customers in United Kingdom. During the year ended January 31, 2021, 92% of revenues were derived from customers in the United States, 7% of revenues were derived from customers in United Kingdom, and less than 1% of revenues were derived from customers in Australia.

16.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events occurring between the most recent balance sheet date and March 7, 2022, the date through which these financial statements were available to be issued.

Debt Financing—In January 2022, the Company entered into the third amendment of the Loan Agreement to increase the debt commitment to $32.0 million. The amendment allows the Company to draw an additional $5.0 million immediately with an additional $8.0 million to be drawn at the sole discretion of the note holder. The Company drew the additional $5.0 million upon signing the amendment.

Other modifications per the amendment included: 1) Extension of Equity Milestone to raise capital of at least $75.0 million from February 1 to April 1, 2022; and 2) Defined Exit Fee percentage for the additional $5.0 million commitment be 20% of any amount advanced under the amendment. In conjunction with the amendment, Rigetti Holdings, Inc. also guaranteed Rigetti & Co, LLC’s payment of all monetary amounts owed and performance of all covenants, obligations and liabilities.

Equity Plan—On January 25, 2022, Rigetti granted 3,905,878 RSUs to officers and executives of the company, half of which vest over a period of 12 months and the other half vest over a period of 48 months from the date of grant.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

Collaboration Agreement—In connection with the Forward Warrant Agreement (Note 11), the Company entered into a collaboration agreement (“Collaboration Agreement”) effective as of January 13, 2022 with its strategic partner. Under the Collaboration Agreement, both parties will (i)collaborate to identify appropriate use cases and applications of interest to large cloud computing customers; (ii) develop an initial proof of concept (“PoC”) to allow internal and select joint customers to evaluate workloads under the defined use cases using the collaborative products; (iii) using the data gathered from the PoC, develop a joint go-to-market strategy and collaterals to showcase the benchmarks and value proposition of using the PoC to solve real-world problems in a novel manner;(iv) develop a commercially viable Quantum Simulator offering addressing use cases and applications to enable demonstrations thereof for such customers in calendar year 2022; and (v) take all such other efforts reasonably necessary to promote, market and monetize such Quantum Simulator offering for the benefit of both Parties.

Merger Closing—On March 2, 2022, as contemplated by the Merger Agreement described in Note 1, Rigetti, Supernova and Supernova Partners Acquisition Company II consummated the Merger Agreement.

The related events that occurred in connection with the merger are summarized below:

•

On March 1, 2022, pursuant to the Merger Agreement, Supernova filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Supernova was domesticated and continues as a Delaware corporation, changing its name to “Rigetti Computing, Inc.”

•

As a result of and upon the effective time of the Domestication, among other things, (1) each then issued and outstanding Supernova Class A ordinary share converted automatically, on a one-for-one basis, into a share of New Rigetti Common Stock; (2) each then issued and outstanding Supernova Class B ordinary share converted automatically, on a one-for-one basis, into a share of New Rigetti Common Stock; (3) each then issued and outstanding warrant of Supernova converted automatically into a warrant to acquire one share of New Rigetti Common Stock (the “New Rigetti Warrants”) pursuant to the Warrant Agreement, dated March 1, 2021, between Supernova and American Stock Transfer & Trust Company, as warrant agent; and (4) each then issued and outstanding unit of Supernova (the “Supernova Units”) was separated and converted automatically into one share of New Rigetti Common Stock and one-fourth of one New Rigetti Warrant. No fractional shares were issued upon exercise of the New Rigetti.

•

On the Closing Date, pursuant to the Merger Agreement, New Rigetti consummated the merger transaction contemplated by the Merger Agreement, following approval at the Extraordinary General Meeting on February 28, 2022, whereby (i) the First Merger occurred and (ii) immediately following the consummation of the First Merger, the Second Merger occurred.

•

Immediately prior to the effective time of the First Merger, all shares of Legacy Rigetti Preferred Stock converted into shares of Legacy Rigetti Common Stock in accordance with the Amended and Restated Certificate of Incorporation of Legacy Rigetti (the “Legacy Rigetti Preferred Stock Conversion”).

•

Each share of Legacy Rigetti Common Stock (including Legacy Rigetti Common Stock resulting from the Legacy Rigetti Preferred Stock Conversion) that was issued and outstanding immediately prior to the First Merger was cancelled and converted into 78,959,579 shares of New Rigetti Common Stock.

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

•

Each warrant to purchase Legacy Rigetti Common Stock converted into a warrant to purchase shares of New Rigetti Common Stock subject to the same terms and conditions as were applicable to the original Legacy Rigetti warrants, and with an exercise price and number of shares of New Rigetti Common Stock purchasable based on the Exchange Ratio and other terms contained in the Merger Agreement.

•

Each option to purchase Legacy Rigetti Common Stock converted into an option to purchase shares of New Rigetti Common Stock subject to the same terms and conditions as were applicable to the original Legacy Rigetti options, and with an exercise price and number of shares of New Rigetti Common Stock purchasable based on the Exchange Ratio and other terms contained in the Merger Agreement.

•

Each restricted share of Legacy Rigetti Common Stock was exchanged for restricted shares of New Rigetti Common Stock subject to the same terms and conditions as were applicable to the original Legacy restricted shares, and with the number of shares of New Rigetti Common Stock based on the Exchange Ratio and other terms contained in the Merger Agreement.

•

Each Legacy Rigetti restricted stock unit award converted into a restricted stock unit award to receive shares of New Rigetti Common Stock subject to the same terms and conditions as were applicable to the original Legacy restricted stock unit awards, and with the number of shares of New Rigetti Common Stock to which the restricted stock unit award relates based on the Exchange Ratio and other terms contained in the Merger Agreement.

Other related events that occurred in connection with the Business Combination are summarized below:

•

The issuance and sale of (i) 10,251,000 shares of New Rigetti Common Stock for a purchase price of $10.00 per share and (ii) 4,390,244 shares of New Rigetti Common Stock for a purchase price of $10.25 per share, generated aggregate gross proceeds of $147.5 million in PIPE Financing pursuant to the Subscription Agreements.

•

Pursuant to the Sponsor Support Agreement, at the Closing (i) 2,479,000 shares of New Rigetti Common Stock held by the Sponsor (the “Promote Sponsor Vesting Shares”) became subject to vesting and are considered unvested and will only vest if, during the five year period following the Closing, the volume weighted average price of New Rigetti Common Stock equals or exceeds $12.50 for any twenty trading days within a period of thirty consecutive trading days, and (ii) 580,997 shares of New Rigetti Common Stock held by the Sponsor (“Sponsor Redemption-Based Vesting Shares”) became subject to vesting and considered unvested and will only vest if, during the five year period following the Closing, the volume weighted average price of New Rigetti Common Stock equals or exceeds $15.00 for any twenty trading days within a period of thirty consecutive trading days (collectively, the Promote Sponsor Vesting Shares and Sponsor Redemption-Based Vesting Shares, “Sponsor Earn Out Shares”). Any Sponsor Earn Out Shares that remain unvested after the fifth anniversary of the Closing will be forfeited.

•

In connection with the execution of the Merger Agreement, Legacy Rigetti entered into a warrant subscription agreement with a strategic partner, Ampere, for the purchase of a warrant for an aggregate purchase price (including amounts from exercise) of $10,000,000. At the Closing, the warrant agreement was assumed by New Rigetti as a result of the Mergers. The warrant provides for the purchase of an aggregate of 1,000,000 shares of New Rigetti Common Stock at an exercise price of $0.0001. Ampere is required to pay $5.0 million no later than (i) the Closing or

RIGETTI HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 2021 AND YEAR ENDED JANUARY 31, 2021

(ii) June 30, 2022, and upon such payment the warrant will vest and be exercisable by Ampere with respect to 500,000 shares of New Rigetti Common Stock pursuant to the terms of the warrant. No such purchase or payment has been made as of the Closing Date regarding this first $5.0 million. Ampere is required to pay an additional $5.0 million no later than the second anniversary of the date of the warrant subscription agreement, and upon such payment, the warrant will vest and be exercisable by Ampere with respect to the remaining 500,000 shares of New Rigetti Common Stock pursuant to the terms of the warrant.